  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 1998
                                                    REGISTRATION NO. 333-37671


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                               AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933


                     ADVANCED COMMUNICATIONS GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              Delaware                             4813                      76-0549396
  (State or other jurisdiction of      (Primary Standard Industrial       (I.R.S. Employer
   incorporation or organization)       Classification Code Number)     Identification No.)

                                                                                       Richard P. Anthony
               390 South Woods Mill Road, Suite 150                           390 South Woods Mill Road, Suite 150
                    St. Louis, Missouri 63017                                       St. Louis, Missouri 63017
                          (314) 469-9488                                                 (314) 469-9488
                    Facsimile: (314) 530-9432                                       Facsimile: (314) 530-9432
  (Address, including zip code, and telephone number, including     (Name, address, including zip code, and telephone number,
     area code, of Registrant's principal executive offices)               including area code, of agent for service)

                                  Copies to:

         Edgar J. Marston III                  Stephen P. Farrell
    Bracewell & Patterson, L.L.P.         Morgan, Lewis & Bockius LLP
  711 Louisianna Street, Suite 2900             101 Park Avenue
       Houston, Texas 77002-2781         New York, New York 10178-0060
            (713) 223-2900                       (212) 309-6000
       Facsimile: (713) 221-1212           Facsimile: (212) 309-6273

                               8,000,000 SHARES


                                  [ACG  Advanced
                                        Communications
                                        Group LOGO]
                                 COMMON STOCK

       All of the shares of Common Stock offered hereby are being sold by Advanced Communications Group, Inc. ("ACG" or the "Company").


       Prior to this offering (the "Offering"), there has been no public market for the Common Stock. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "ADG."


   SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.


-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
                                                 UNDERWRITING
                                   PRICE TO      DISCOUNTS AND    PROCEEDS TO
                                    PUBLIC      COMMISSIONS (1)   COMPANY (2)
-----------------------------------------------------------------------------
Per Share......................  $      14.00     $     0.98     $      13.02
-----------------------------------------------------------------------------
Total..........................  $112,000,000     $7,840,000     $104,160,000
-----------------------------------------------------------------------------
Total Assuming Full Exercise
 of
 Over-Allotment Option (3)  ...  $128,800,000     $9,016,000     $119,784,000
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------


(1)     See "Underwriting."
(2) Before deducting expenses estimated at $4,075,000, which are payable by the Company.
(3) Assuming exercise in full of the 30-day option granted by the Company to the Underwriters to purchase up to 1,200,000 additional shares, on the same terms, solely to cover over-allotments. See "Underwriting."


       The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made in New York City on or about February 18, 1998.

PAINEWEBBER INCORPORATED                                      CIBC OPPENHEIMER

              THE DATE OF THIS PROSPECTUS IS FEBRUARY 12, 1998.

INSIDE COVER GATEFOLD GRAPHIC:

[Map of United States delineating ACG's current and planned service area along with corporate headquarters, operating companies' headquarters, home sales offices, telecom sales offices and switch locations. Further blowout of map details KINNET's fiber optic network (existing and future fiber routes owned and the location of Tandem switches).]

                                  [ACG  Advanced
                                        Communications
                                        Group LOGO]






   CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVERALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS. FOR DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY


   Concurrently with the closing of the Offering made hereby (the "Offering"), ACG plans to acquire, in related transactions, six telecommunications service providers, one yellow page publisher, two telephone equipment sales and maintenance companies, a predecessor organized in 1996 under the same name, and a 49% interest in a company owning a fiber optic network (collectively, the "Acquisitions"). See "The Company." Unless otherwise indicated by the context, references herein to (i) "ACG" refer collectively to Advanced Communications Group, Inc. and its predecessor, and
(ii) the "Company" refer collectively to the entities acquired in the Acquisitions other than the interest in the fiber optic network company (collectively, the "Acquired Companies"), ACG and its predecessor company.

   The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, which appear elsewhere in this Prospectus. Prospective investors should carefully consider the factors set forth herein under the caption "Risk Factors" and are urged to read this Prospectus in its entirety. This Prospectus contains certain forward-looking statements with respect to the Company's expectations regarding its business after it has consummated the Acquisitions. These forward-looking statements are subject to certain risks and uncertainties which may cause actual results to differ significantly from such forward-looking statements. See "Risk Factors." Unless otherwise indicated, the information and share and per share data in this Prospectus (i) give effect to the Acquisitions, (ii) assume the Underwriters' over-allotment option is not exercised and (iii) give effect to a reverse stock split of approximately one-for-2.645 of the outstanding capital stock of ACG's predecessor prior to the closing of the Offering.


                                 THE COMPANY


   The Company was founded to create a regional competitive local exchange carrier ("CLEC") that provides an integrated portfolio of telecommunications services principally to business customers in selected service areas of Southwestern Bell Telephone Company and U S WEST Communications, Inc. (the "Region"). The Company offers long distance, local, Internet access and cellular service primarily in Kansas, Minnesota, Nebraska, North Dakota, Oklahoma, South Dakota and Texas and publishes yellow page directories covering certain markets in Oklahoma and Texas. The Company seeks to offer a bundle of "one stop" integrated telecommunications services tailored to its customers' specific requirements and billed on a single monthly invoice. As of November 30, 1997, the Company provided telecommunications services to almost 35,000 business customers and over 10,000 residential customers in small to mid-sized markets. The Company has recently experienced substantial growth in its base of local customers. The Company's local customer access lines in service grew from approximately 1,000 at June 30, 1997 to approximately 11,000 at September 30, 1997, and approximately 17,500 at November 30, 1997. In the fiscal year ended December 31, 1996, the Company had pro forma combined revenues of $85.4 million and EBITDA of $11.5 million. For the nine months ended September 30, 1997, the Company had pro forma combined revenues of $69.1 million and EBITDA of $8.5 million.


   The Company owns and operates six digital tandem switches in Kansas, Oklahoma, South Dakota and Texas. It also owns a 49% interest in KIN Network Inc. ("KINNET"), the owner or operator of an approximately 880-route mile fiber optic network and a Northern Telecom DMS 500 switch in Kansas. KINNET currently has one of the largest fiber optic networks in the state of Kansas. As part of the KINNET transaction, the Company made a $10.0 million direct cash investment in KINNET, $5.0 million of which KINNET has agreed to apply to the buildout in 1998 and 1999 of a 537-mile, $21.5 million network extension from Wichita, Kansas to the greater Kansas City metropolitan area, with a leg to Tulsa, Oklahoma, that will provide self-healing redundancy to its fiber optic network. KINNET has advised the Company that it expects to finance the balance of the expansion with loan proceeds from the Rural Telephone Finance Cooperative.

   The Company is also an independent publisher of yellow page directories, and in the twelve months ended November 30, 1997 published approximately 3.1 million copies of its yellow page directories covering 20 markets in Oklahoma and Texas. These directories contained advertisements for approximately 46,000 business customers. The Company anticipates expanding its yellow page operations into additional markets in the Region. The Company believes that the advertisers in its yellow page directories provide a significant opportunity to cross-sell its bundle of telecommunications services through the Company's direct sales force of approximately 255 persons, including approximately 40 telemarketers, as of November 30, 1997. Through a strategic relationship with Feist Publications, Inc., an affiliate of one of the Acquired Companies, the Company also has the opportunity to cross-sell its telecommunications services to an additional 29,000 yellow page advertising customers.

   ACG is pursuing a growth strategy that it believes will enable it to minimize its initial capital expenditures relative to many other CLECs that constructed facilities-based networks at a very early stage in their development. The Company currently utilizes its own network facilities combined with the leased network facilities of several long distance providers and incumbent local exchange carriers ("ILECs") within the Region, including Southwestern Bell Telephone Company ("Southwestern Bell") and U S WEST Communications, Inc. ("U S WEST"). By reselling the local service of Southwestern Bell and U S WEST, the Company has achieved a rapid penetration of the local telephone markets in Wichita, Kansas and Sioux Falls, South Dakota, although the Company's local service revenues to date have not been material. Ultimately, the Company will only construct significant local network infrastructure in those markets where a critical mass of customers makes it economically justifiable to do so.

   The Company has executed comprehensive local exchange resale agreements with Southwestern Bell, U S WEST and affiliates of Sprint Corporation ("Sprint") and GTE Corporation ("GTE") covering eight states within the Region. Additionally, the Company has entered into agreements with several interexchange carriers to provide "off-net" switching and network transmission services for its long distance traffic. The Company has also entered into agreements to resell cellular service in selected areas in the Region. These agreements allow the Company initially to offer a bundle of telecommunications services without the necessity of substantial expenditures for the construction of network facilities.

   The Telecommunications Act of 1996 has created significant opportunities for telecommunications service providers, particularly regional CLECs. According to publicly available estimates, in 1996 total revenues from local and long distance telecommunications services in the United States were approximately $192.0 billion, of which approximately $107.0 billion were derived from local exchange services and approximately $85.0 billion from long distance services. In recent years, these telecommunications service revenues have grown approximately 6% per year. Although the U.S. long distance and local exchange industries are dominated by a few companies, including AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI") (which has entered into a merger agreement to be acquired by WorldCom, Inc.), Sprint, WorldCom, Inc. ("WorldCom") and the Regional Bell Operating Companies ("RBOCs"), there are over 5,000 additional providers of long distance, local and other telecommunications-related services. In many of the small to mid-sized cities that are the Company's primary target markets, there are independent telecommunications companies which have significant market penetration, many of which the Company believes represent attractive acquisition candidates.

   The Company believes that it has significant opportunities to increase its revenues and reduce elements of its cost structure that were not available to the Acquired Companies prior to the Acquisitions and the Offering. The Company's new senior management team brings extensive prior CLEC, ILEC and public company experience, and its members have held senior operational, strategic planning, financial and sales positions with their prior employers. The Company intends to leverage this extensive management experience in the centralizing of selected areas of operations where it can benefit from its larger size such as the purchasing of minutes over its leased network and consolidating its management information, selling and other administrative functions. The Company also intends to permit the strong management teams of the Acquired Companies to conduct the customer sensitive aspects of their operations on a decentralized basis. In order to increase the revenues provided by its existing customer base, the Company plans to train its sales force to cross-sell all of the Company's services, with an increased emphasis on selling local services. The Company believes that a personalized approach to sales and customer service will enhance its ability to attract and retain customers who desire the convenience of a fully integrated product offering. To further enhance its marketing efforts, the Company intends to establish the "ACG" brand name through co-branding with the established names of the Acquired Companies.

                              BUSINESS STRATEGY

   The Company's objective is to become a leading provider of integrated telecommunications services primarily to businesses in Kansas, Minnesota, Nebraska, North Dakota, Oklahoma, South Dakota and Texas and a significant provider of such services in Arkansas, Colorado and Montana. The Company believes that it can achieve its goal of becoming a leading telecommunications service provider in its target markets by adhering to the following five-fold strategy:

o Plan Smart -- Focus on small and medium-sized businesses and residential customers and select vertical market segments in small to mid-sized cities in the Region. The Company believes that competition from other CLECs and ILECs is less intense in these areas because, in many cases, the ILECs have reduced their efforts to serve and defend these territories in response to the competitive threat in their major market cities. In addition, by focusing its sales efforts in territories served by ILEC central offices where collocation is a viable economic alternative, the Company can build a loyal customer base through the resale of local services prior to committing to build the infrastructure necessary to support facilities-based local service.

o  Sell Smart --

   - Sell into established customer relationships by marketing local telephone services to the Company's existing yellow page and long distance customers. Because the Company only recently began to offer additional telecommunications services to its long distance customers, only a small portion of these customers has been targeted to subscribe to the Company's local, Internet access or cellular services. In addition, the Company has not yet offered its bundle of telecommunications services to the approximately 75,000 yellow page customers to which it has access. The Company therefore believes that it has a substantial reservoir of prospective business customers that is already familiar with some aspects of the Company's services.

   - Bundle services to bring value to the Company's customers, increase total revenue per customer, reduce selling costs and minimize customer churn. The Company currently bundles and bills local, long distance, and cellular services and believes it can enhance its overall margins by combining its yellow page and Internet services with these traditional telecommunications services.

   - Offer enhanced services that have less competition and higher margin potential, such as high speed data transport, Internet access, Web Page design and support, and integrated voice, data and video communications services.

o Build Smart -- Predicate growth strategies on the recognition that network capacity is increasingly becoming a commodity. By first focusing on acquiring customers through resale of local, long distance, cellular and Internet services, the Company believes that it can secure customer relationships, produce a consistent revenue stream, and evolve an economic strategy for serving customers. The Company's serving strategy includes not only developing network facilities to directly serve customers, but also enhancing its operational support system ("OSS") to provide network monitoring and control, flow through provisioning, customer care, and enhanced billing functionality. During 1998, the Company will resell the network facilities of ILECs to provide local service to its customers. During 1999 and thereafter, the Company will continue to focus on reselling local service, while at the same time implementing a substantial effort to acquire unbundled loops and local fiber. By interconnecting with the ILEC in the central office and acquiring unbundled loops, the Company should be able to reduce its cost of providing service and capture the additional revenue paid by interexchange carriers ("IXCs") for local access. The Company should also be able to further reduce its local and long distance costs by acquiring rights to local and intercity fiber and other high bandwidth capacity within the Region. By adding its own circuit and packet switches to this bandwidth, the Company can add value, offer new products, and better control the quality of service. Finally, where economically advantageous, the Company intends to construct fiber and other network facilities.

o  Grow Smart --

   - Increase the Company's sales force to rapidly market the Company's services in all targeted service areas and thereafter to expand into other areas within the Region. The Company recognizes it has an opportunity to expand its yellow page base into other market areas as well as to expand its service offering with World Pages, a specialized Web site development and hosting service to which ACG has the exclusive marketing rights in its service area.

   - Evaluate attractive acquisition candidates in the Region. The Company initially intends to target leading local companies whose customers can be added to the Company's existing network without significant expenditures for infrastructure additions. By aggregating the traffic of several companies onto its existing network, the Company expects to increase the utilization of equipment, consolidate its buying power and increase its ability to negotiate more attractive contracts with third-party suppliers of network services.


   - Pursue the formation of additional strategic alliances with other yellow page publishers, utility companies, cooperatives and others in order to create marketing alliances that give the Company access to large, stable customer bases in its market areas to which it can sell its bundle of telecommunications services. The Company currently has a five-year strategic relationship with Feist Publications, Inc. ("FPI"), a 20-year publisher of yellow page directories in 15 markets in the Region. The Company's telecommunications sales force will have access to FPI's 29,000 yellow page advertisers in the Region. Through one of the Acquired Companies' purchase of PAM COMM, a division of PAM Oil, Inc., the Company has another strategic relationship that will allow it to solicit PAM Oil, Inc.'s approximately 15,000 business customers primarily in Idaho, Minnesota, Montana, North Dakota and South Dakota. Finally, the Company and Northwestern Public Service Company ("Northwestern") have entered into an agreement regarding the possible creation of a strategic alliance that would permit ACG to market its telecommunications services to that utility's approximately 100,000 electric and natural gas business and residential customers in South Dakota and Nebraska. Under the terms of this agreement, which will be consummated contemporaneously with the closing of the Offering, ACG will issue 142,857 shares of its Series A Redeemable Convertible Preferred Stock with an aggregate liquidation preference of $2 million to a subsidiary of Northwestern in exchange for, among other things, Northwestern's commitment to negotiate in good faith a strategic alliance upon commercially reasonable terms. See "The Company -- Strategic Relationships" and "Description of Capital Stock."


o Serve Smart -- Provide not only the highest quality customer service but also become an industry leader in the deployment of innovative technology and services. The Company believes that by prudently using new technology and by offering new services, especially enhanced data applications, it can become a low cost provider, maintain high value for its customers and differentiate itself from other commodity providers. These services will include data transport services such as frame relay, transparent LAN, Internet content, and other packet-based integrated multimedia services. Certain members of the Company's senior management team have considerable experience in developing and deploying these services.

   See the "Glossary" elsewhere in this Prospectus for the definition of certain technical and other terms generally associated with the telecommunications industry or the Offering.

                                 THE OFFERING

Common Stock Offered by the
 Company ......................  8,000,000

Common Stock to be Outstanding
 after the Offering(1) ........  19,624,920

Use of Proceeds ...............  To pay the cash portion of the purchase price for the Acquired Companies ($73.3
                                 million), to make a direct cash investment in KINNET, a fiber optic network company ($10.0 million), to repay indebtedness of ACG and the Acquired Companies ($5.5 million), to make a one-time payment to the founder of ACG for entering into a five-year non-competition agreement ($1.75 million), and for general corporate purposes, including capital expenditures, infrastructure buildout and acquisitions. Shareholders of the Acquired Companies who will become executive officers or directors of the Company upon consummation of the Acquisitions will receive approximately $35.6 million of the cash purchase price paid in the Acquisitions. See "Use of Proceeds."


New York Stock Exchange Symbol   ADG

------------
(1) The number of shares to be outstanding on completion of the Offering consists of (i) 8,232,276 shares issued to the founders and consultants of the Company, (ii) 3,392,644 shares to be issued in the Acquisitions and (iii) the 8,000,000 shares being offered hereby. Such share number does not include an aggregate of 4,185,775 shares subject to warrants or options having exercise prices ranging from $2.50 to the initial public offering price granted or to be granted under the Company's 1997 Stock Awards Plan ("Plan"), the Company's 1997 Nonqualified Stock Option Plan for Non-Employee Directors (the "Directors' Plan") or otherwise issued prior to or contemporaneously with the consummation of the Offering and the Acquisitions or issuable upon the conversion of convertible notes and preferred stock. See "Certain Transactions -- Organization of the Company" and "--The Acquisitions" and "Management -- Option Grants."


                                 RISK FACTORS


   An investment in the Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning immediately after this Prospectus Summary for information that should be considered by prospective investors. Such risk factors include an absence of combined operating history of ACG and the Acquired Companies; risks of integrating numerous separate companies; ability to manage growth; capital requirements; recent results and anticipated future quarterly losses; dependence on successful cross-selling of existing and new customer bases; risks related to local service strategy; dependence on development of billing, customer service and management information systems; technology risks; limited technical staff; competition; implications of the Telecommunications Act and other regulation; recently initiated litigation against an Acquired Company; dependence on third-party long distance carriers; dependence on incumbent local exchange carriers; dependence on key personnel; new management team; control by existing management and stockholders; terms of the Acquisitions; certain interests of management in the Acquisitions and other transactions; risks of expansion into additional yellow page markets; risks related to acquisitions; potential effect of shares eligible for future sale on price of Common Stock; no prior market and possible volatility of stock price; immediate and substantial dilution; anti-takeover effects of certain charter provisions, Delaware law and a standstill agreement; and no dividends.

                       SUMMARY PRO FORMA FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

   ACG will acquire the Acquired Companies, its predecessor and its interest in KINNET, a fiber optic network company, concurrently with and as a condition to the consummation of the Offering. The following summary of unaudited pro forma combined financial data presents certain data for the Company, which gives effect to the Acquisitions on an historical basis and certain pro forma adjustments to the historical financial statements, as adjusted to give effect to the Offering and the application of the proceeds therefrom. See "Selected Financial Data" and the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.


                                                           PRO FORMA COMBINED(1)
                                                   -------------------------------------
                                                       YEAR ENDED     NINE MONTHS ENDED
                                                   DECEMBER 31, 1996  SEPTEMBER 30, 1997
                                                   ----------------- ------------------
STATEMENT OF OPERATIONS DATA:
    Revenues
     Telecommunications services..................    $    41,090        $    33,455
     Yellow page publishing.......................         44,324             35,624
                                                   ----------------- ------------------
       Total revenues.............................         85,414             69,079
    Gross profit..................................         32,216             27,103
    Operating income..............................          5,250              3,931
    Other income and expense, net(2)..............          4,605               (985)
    Net income(3).................................          3,703                168
    Accretion of preferred stock(4)...............            112                 16
                                                   ----------------- ------------------
    Net income available to common stockholders...    $     3,591        $       152
                                                   ================= ==================
    Net income per share available to common
     stockholders.................................    $      0.18        $      0.01
                                                   ================= ==================
    Shares used in computing pro forma net income
    per  share(5).................................     20,190,864         20,190,864
                                                   ================= ==================
OTHER DATA:
    Cash provided by operating activities ........    $     9,037        $     5,893
    Cash used in investing activities ............           (711)              (579)
    Cash used in financing activities ............         (7,482)            (4,470)
    EBITDA(6).....................................    $    11,527        $     8,523
                                                         As of September 30, 1997
                                                   -------------------------------------
                                                          Pro
                                                         Forma
                                                      Combined(1)       As Adjusted(7)
                                                   ----------------- ------------------
BALANCE SHEET DATA:
    Cash and cash equivalents.....................    $       554        $    11,862
    Working capital (deficit) ....................        (73,532)            25,275
    Total assets..................................        153,393            166,954
    Total debt, including current portion.........         21,507             17,350
    Stockholders' equity..........................    $    36,535        $   138,911
                                                                            As of
                                                                        September 30,
                                                                            1997
                                                                     ------------------
OPERATING DATA:
  Telecommunications services
   Number of customers ..............................................       40,749
   Markets  .........................................................         54
   Local access lines ...............................................       11,248
   Route miles (of fiber)(8) ........................................        880
   Direct sales force, including 23 telemarketers ...................         76
   Total employees  .................................................        250
  Yellow page publishing
   Number of advertising customers(9) ...............................       50,000
   Markets(9) .......................................................         23
   Direct sales force, including 19 telemarketers ...................        169
   Total employees  .................................................        311


                                                 (Footnotes on following page)

------------
(1) The pro forma statements of operations data and the pro forma balance sheet data assume that the Acquisitions were closed on January 1, 1996 and September 30, 1997, respectively, and are not necessarily indicative of the results the Company would have achieved had these events actually then occurred or of the Company's future results. The pro forma combined financial information (i) is based on preliminary estimates, available information and certain assumptions that management deems appropriate and (ii) should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. The pro forma combined revenues are all attributable to the Acquired Companies.
(2) Other income for the year ended December 31, 1996, includes a $6.3 million litigation settlement received by Great Western Directories, Inc.
(3) Assumes that all income is subject to a corporate tax rate of 40% and that all goodwill amortization is non-deductible for income tax purposes.
(4) Represents accretion of the excess of the liquidation preference over the carrying value of the Preferred Stock. See Note 3 of Notes to Pro Forma Combined Financial Statements.
(5) Includes (i) the 8,232,276 shares outstanding immediately prior to the Offering, (ii) 3,392,644 shares issued in the Acquisitions, (iii) 7,230,601 shares sold in the Offering necessary to generate all net proceeds other than those that are unallocated and available for general corporate purposes (see "Use of Proceeds") and (iv) 1,335,343 shares representing the incremental effect of options and warrants on shares outstanding.
(6) EBITDA as used in this Prospectus consists of earnings (loss) before interest, income taxes, depreciation and amortization and less equity in earnings (loss) of a minority owned affiliate and less the portion of other income and expense (net) attributable to the $6.3 million litigation settlement received by Great Western Directories, Inc. in 1996. The Company has included EBITDA data because it is a measure commonly used in the telecommunications industry. EBITDA is not a measure of financial performance determined under generally accepted accounting principles, should not be considered as an alternative to net income as a measure of performance or to cash flows as a measure of liquidity, and is not necessarily comparable to similarly titled measures of other companies.
(7) As adjusted to reflect the closing of the Offering and the application of the proceeds of the Offering to pay the consideration for the Acquisitions and to retire $4.2 million of indebtedness. The balance of the net proceeds of the Offering have been recorded as cash.
(8)    Owned or operated by KINNET, of which the Company owns 49%.
(9) For the 12 months ended September 30, 1997, including approximately 4,000 customers in three markets in California.

                  Summary Individual Company Financial Data

   The following table presents historical summary income statement data and EBITDA (as previously defined) for the Acquired Companies and KINNET (see "The Company") for the three most recent fiscal years as well as the most recent interim period and comparative period of the prior year, as applicable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Certain Acquired Companies."

                                                                                    NINE MONTHS ENDED
                                                      FISCAL YEAR ENDED,(1)          SEPTEMBER 30,(1)
                                                  -------------------------------  --------------------
                                                     1994      1995        1996      1996       1997
                                                  --------- ---------   --------- ---------  ---------
                                                    (IN THOUSANDS OF
                                                        DOLLARS)
Great Western Directories, Inc.
    Revenues.....................................  $29,407    $36,469   $44,324    $33,463   $35,624
    Gross profit.................................   11,402     16,673    22,707     18,181    18,766
    EBITDA.......................................      969      4,308     8,037      6,814     6,345
Valu-Line of Longview, Inc. and Related
Companies
    Revenues.....................................   13,417     13,330    11,181      8,623     9,058
    Gross profit.................................    6,243      5,121     4,326      3,414     3,589
    EBITDA.......................................    2,947      2,034     1,646      1,431     1,177
FirsTel, Inc.
    Revenues.....................................    4,079      7,838    10,355      7,659     9,488
    Gross profit.................................      914      2,298     3,041      2,308     2,422
    EBITDA.......................................      (81)       820     1,177        960       690
Feist Long Distance Service, Inc.
    Revenues.....................................    5,712      7,923    10,028      7,416     8,965
    Gross profit.................................    1,834      2,176     2,937      2,189     2,779
    EBITDA.......................................      162        174       702        654       518
Other Acquired Companies(2)
    Revenues.....................................    3,940      6,997     7,798      5,950     5,944
    Gross profit.................................    1,395      2,798     3,021      2,548     2,891
    EBITDA.......................................      350        648       591        733     1,255
KIN Network, Inc.(3)
    Revenues.....................................    3,550      6,497     8,553      6,031     8,796
    Gross profit(4)..............................     (600)     1,578     3,783      2,655     4,203
    EBITDA.......................................   (1,407)       514     2,353      1,566     2,408
    Net loss.....................................   (2,883)    (2,055)     (792)      (712)     (297)

------------
(1) The historical summary income statement data for (i) all fiscal years for Great Western Directories, Inc., Valu-Line of Longview, Inc., and KIN Network, Inc., (ii) for fiscal years 1995 and 1996 for FirsTel, Inc., and (iii) for fiscal year 1996 for Feist Long Distance, Inc., are derived from the audited financial statements of such companies included elsewhere herein. The historical summary income statement data for the other fiscal years and nine month periods for such Acquired Companies, all information regarding EBITDA and all information for the Other Acquired Companies, is unaudited. The fiscal years of Long Distance Management II, Inc. ended on June 30, 1995, 1996 and 1997, and the fiscal years of Long Distance Management of Kansas, Inc. ended on March 31, 1995, 1996 and 1997. Rather than information for their fiscal years, financial information for these two Other Acquired Companies is included for the twelve months ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997. The fiscal years of Great Western Directories, Inc. ended on January 31, 1995 and 1996 and December 31, 1996. Consequently the data for Great Western for the fiscal years ended January 31, 1996 and December 31, 1996 both include the month of January 1996. Except for those three Acquired Companies, all of the Acquired Companies, KINNET and ACG have fiscal years ending on December 31.
(2) Includes Long Distance Management II, Inc., Long Distance Management of Kansas, Inc., The Switchboard of Oklahoma City, Inc., Tele-Systems, Inc. and National Telecom, a proprietorship.
(3) The Company will own 49% of the outstanding voting stock of KINNET, and hence KINNET's net income or loss will be included in the Company's financial statements using the equity method of accounting. Such amounts included in the Company's pro forma combined financial statements for the fiscal year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997 were $(388,000), $(349,000)
       and $(146,000), respectively.
(4) KIN Network, Inc. has historically included depreciation and amortization not in gross profit, but as a separate item in the calculation of income (loss) from operations. The Acquired Companies have presented depreciation and amortization expenses as an element of gross profit, and for consistency of presentation, in the text of this Prospectus and the pro forma financial statements, KINNET's depreciation and amortization expense is included in the calculation of gross profit. As presented in its historical financial statements included herein, the gross profit of KINNET for fiscal 1994, 1995 and 1996, and for the nine months ended September 30, 1996 and 1997, was (in thousands) $1,100, $3,402, $5,689, $3,976, and $5,800, respectively.

                                 RISK FACTORS

   Prospective investors should carefully consider the factors set forth herein and are urged to read this Prospectus in its entirety. This Prospectus contains certain forward-looking statements with respect to the Company's expectations regarding its business after it has consummated the Acquisitions. These forward-looking statements are subject to certain risks and uncertainties which may cause actual results to differ significantly from such forward-looking statements.

ABSENCE OF COMBINED OPERATING HISTORY OF ACG AND THE ACQUIRED COMPANIES;
 RISKS OF INTEGRATING NUMEROUS SEPARATE COMPANIES


   ACG was incorporated in Delaware in September 1997 as a subsidiary of its predecessor, which had been incorporated in June 1996. ACG has conducted no operations other than in connection with the Offering and the Acquisitions. See "The Company." The Acquired Companies have continued to operate subsequent to September 30, 1997, and prior to the consummation of the Offering as separate, independent businesses. Consequently, the combined and pro forma combined financial information herein may not be indicative of what the Company's operating results and financial condition would have been for the periods presented had the Acquisitions taken place on the dates indicated. Until the Company establishes centralized accounting, management information and other administrative systems, it will rely on the separate systems of the Acquired Companies. The success of the Company will depend, in part, on the extent to which it is able to centralize these functions, eliminate the unnecessary duplication of other functions and otherwise integrate the Acquired Companies and any additional businesses the Company may acquire into a cohesive, efficient enterprise. Some or all of the Acquired Companies' systems, hardware and software may be incompatible with those of other Acquired Companies. The Company's senior management has been assembled only recently, and there can be no assurance that it will be able to manage successfully the combined entity or implement effectively the Company's operating, internal growth or acquisition strategies (including acquisitions that may occur after the Offering). In addition, the yellow pages business is different from the Company's telecommunication businesses, and the Company is not aware of any significant telecommunications company, other than the RBOCs and other local exchange carriers and competitive local exchange carriers, that has integrated a yellow pages business with a telecommunications business. Furthermore, telecommunications providers generally experience higher customer and employee turnover during and after an acquisition. The integration of the systems of the Acquired Companies will entail significant costs and delays can be expected. The failure of the Company to integrate the Acquired Companies successfully would have a material adverse effect on the Company's business, financial condition, results of operations and cash flows and the value of the Common Stock.


ABILITY TO MANAGE GROWTH

   The Company's strategy is to expand primarily by internal growth as well as by acquisition. Therefore the expansion and development of the Company's business will depend not only on the Company's ability to, among other things, successfully implement its sales and marketing strategy, evaluate markets, install facilities, obtain any required government authorizations, initially negotiate arrangements for the resale of local services with incumbent local exchange carriers, implement interconnection to, and co-location with, facilities owned by incumbent local exchange carriers and obtain appropriately priced unbundled network elements and wholesale services from the incumbent local exchange carriers, but also on its ability to identify, evaluate, negotiate and consummate acquisitions successfully, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. Future growth may place a significant strain on the Company's administrative, operational and financial resources. The Company's ability to manage its growth successfully will require the Company to centralize and enhance its operational, management, financial and information systems and controls and to hire and retain qualified sales, marketing, administrative, operating and technical personnel. There can be no assurance that the Company will be able to do so. In addition, as the Company expands into its targeted markets, there will be additional demands on the customer support, sales, marketing and administrative resources and the network infrastructures of the Acquired Companies, which have not been integrated. The Company's inability to implement its growth strategy successfully or to manage its growth effectively could have a material adverse effect on the Company's business, results of operations and financial condition and the value of the Common Stock.

CAPITAL REQUIREMENTS


   The Company anticipates the expenditure of approximately $22.0 million during calendar year 1998 for the acquisition of additional circuit and packet switches, the leasing of bulk fiber optic capacity from others and the purchase of other capital assets. In order to fund these expenditures, the Company intends to utilize internally generated funds and borrowings under the Company's proposed credit facility and may use a portion of the net proceeds of the Offering allocated to general corporate purposes. With respect to the Company's proposed credit facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Certain Acquired Companies -- Pro Forma Combined Results of Operations -- Pro Forma Combined Liquidity and Capital Resources." If the Company is successful in growing its local telecommunications services business or effecting acquisitions, it will have materially increased capital requirements in calendar year 1999 and beyond. In order to fund these capital requirements, the Company will be required to raise substantial funds from external sources through public or private debt and equity financings. However, in the event that the Company's plans or assumptions change or prove to be inaccurate, the Company may be required to seek additional capital sooner than currently anticipated. There can be no assurance that financing will be available or that if financing is available, that it will be available on terms and conditions acceptable to the Company.


RECENT RESULTS AND ANTICIPATED FUTURE QUARTERLY LOSSES

   The following table sets forth certain pro forma combined results of operations data of the Company for the three months ended September 30, 1996 and 1997:

                                              THREE MONTHS ENDED
                                                 SEPTEMBER 30,
                                              -------------------
                                                1996      1997
                                              -------- ---------
                                            (DOLLARS IN THOUSANDS)
Revenue
  Telecommunications services................  $ 9,015   $11,918
  Yellow page publishing.....................    8,060     8,258
                                              -------- ---------
    Total....................................   17,075    20,176
  Cost of services...........................    9,393    12,202
  Depreciation and amortization..............    1,465     1,460
                                              -------- ---------
  Gross profit...............................    6,217     6,514
  Selling, general and administrative
   expenses..................................    5,321     7,418
                                              -------- ---------
  Income (loss) from operations..............  $   896   $  (904)
                                              ======== =========


   The Company's results of operations for the three months ended September 30, 1997 reflect operating expenses for ACG that were not present in the third quarter of 1996 because ACG commenced operations in June 1996. The results of operations for the third quarter of 1997 also reflect the additional expenses associated with repositioning the Company to implement its CLEC strategy, including an expanded marketing staff and the lower margins associated with the resale of local service. Preliminary indications are that the Company's pro forma combined results of operations for the three months ended December 31, 1997 will reflect a loss from operations in excess of that incurred in the three months ended September 30, 1997. The Company expects that while pro forma telecommunications revenue for the three months ended December 31, 1997 will be greater than in the three months ended September 30, 1997, yellow page publishing revenue will be down slightly. The subsequent year's edition of a directory which had been published and distributed in the fourth quarter of 1996 was published but not distributed until January 1998. Accordingly, the anticipated revenue of approximately $2.7 million and related expense of approximately $1.5 million from that directory will be recognized in the first quarter of 1998 rather than the fourth quarter of 1997. The Company expects that it will incur losses from operations over at least the next several quarters as it continues to implement its CLEC strategy.


   In addition, the Company expects that in the fourth quarter of 1997, it will incur a compensation charge of approximately $1.0 million related to the employment of the Company's new senior management team.

DEPENDENCE ON SUCCESSFUL CROSS-SELLING OF EXISTING AND NEW CUSTOMER BASES


   The Company intends to expand its revenue base through the marketing of its bundled telecommunication services to, among others, the aggregate of approximately 75,000 advertisers in its yellow page directories and the yellow page directories published by FPI, the approximately 15,000 business customers of PAM Oil, Inc. and, if a mutually acceptable strategic alliance can be negotiated, the approximately 100,000 electric and natural gas customers of Northwestern. This cross-selling strategy presents risks that, singularly or in any combination, could adversely affect the Company's business, financial condition, results of operations and cash flows and the value of the Common Stock. These risks include the possible adverse effects of a failure to coordinate and integrate the sales programs of the Acquired Companies, a failure to train its sales force effectively to market its bundled products, a failure to develop compensation and incentive programs needed to appropriately motivate its sales force, a failure to develop and implement a sales program and organize a sales force to market the Company's bundled telecommunications services to yellow page and other customers who do not at present purchase the Company's telecommunications services, a failure to develop integrated accounting and management information systems for ACG and the Acquired Companies and any companies that are acquired in the future, a failure to convert long distance customers into local service customers and other unanticipated problems that might arise in connection with the implementation of any new marketing strategy. Any of the foregoing problems could have a material adverse effect on the Company's business, results of operations and financial condition and the value of the Common Stock.


RISKS RELATED TO LOCAL SERVICES STRATEGY

   The local dial tone services market has only recently been opened to competition through the passage of the Telecommunications Act of 1996 (the "Telecommunications Act") and subsequent state and Federal regulatory actions designed to implement the Telecommunications Act. Regulatory bodies have not completed all actions expected to be needed to implement local service competition, and there is little experience under those decisions that have been made to date. The Company has begun to act as a CLEC only recently and on a small scale, through the resale of the ILEC's networks, and has limited experience in this market. The revenues generated to date from local services have not been material. At the time the Company determines to cease simple resale of local services in some of its markets and provide those services with its own switches and either leased unbundled loops or its own fiber optic facilities, the Company will be required to make significant operating and capital investments in order to implement that phase of its local service strategy and will have to acquire rights-of-way, easements, conduits, other equipment and facilities and permits. There are numerous operating complexities associated with providing local services. The Company will be required to develop new services and systems and will need to develop new marketing initiatives and train its sales force in connection with selling these services. The Company will face significant competition from ILECs, including the RBOCs, whose core business is providing local dial tone service. The RBOCs, who currently are the dominant providers of local services in their markets, are expected to mount a significant competitive response to new entrants such as the Company in their markets. Further, each of the RBOCs may expand outside of its historical markets into the market areas of other RBOCs. The Company also will face significant competitive product and pricing pressures from other ILECs and from other firms seeking to compete in the local services market. Many of these competitors, including all of the RBOCs and many CLECs, have far greater experience and operational, administrative and financial resources than the Company. A recent Eighth Circuit Court of

Appeals decision, which invalidated the pricing discounts for such services which had been prescribed by the FCC under the Telecommunications Act, adds uncertainty to the marketplace and could also have an adverse effect on the Company's business, financial condition, results of operations and cash flows and the value of the Common Stock.

   The Company also expects that the addition of resold local service to its bundle of telecommunications services will have an adverse impact on its gross margin because the gross margin on the resale of local services through an ILEC's facilities is lower than the gross margin on most of the Company's existing business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Certain Acquired Companies--Overview of the Acquired Companies' Sources of Revenue and Expenses."

DEPENDENCE ON DEVELOPMENT OF BILLING, CUSTOMER SERVICE AND MANAGEMENT
 INFORMATION SYSTEMS; TECHNOLOGY RISKS

   Sophisticated information and processing systems are vital to the Company's operations and growth and its ability to monitor costs, render single monthly invoices for bundled services, process customer orders, provide customer service and achieve operating efficiencies. As the Company commences providing dial tone and switched local access services in future years, the need for further enhanced billing and information systems will increase significantly and the Company will have significant additional requirements for data interface with RBOCs. Additionally, any subsequent acquisitions will place additional burdens on the Company's accounting, information and other systems.

   While the Company believes that its software applications are year 2000 compliant, there can be no assurance until the year 2000 occurs that all systems will then actually function adequately. Further, if the software applications of local exchange carriers, long distance carriers or others on whose services the Company depends are not year 2000 compliant resulting in any loss of such services, it could have a material adverse effect on the Company's business, financial condition, results of operations and cash flows and the value of the Common Stock.

   Unanticipated problems in any of the above areas, or the Company's inability to implement solutions in a timely manner or to upgrade existing systems as necessary, could have a material adverse impact on the ability of the Company to reach its objectives and on its financial condition, results of operations and cash flows and the value of the Common Stock.

   In addition to its accounting and information systems, the telecommunications industry generally is subject to rapid and significant changes in technology. While the Company believes that for the foreseeable future these changes will not materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the business of the Company cannot be predicted. There can be no assurance that technological developments in telecommunications will not have a material adverse effect on the Company's business, financial condition, results of operations and cash flows and the value of the Common Stock.

LIMITED TECHNICAL STAFF

   The telecommunications industry is highly technical and the Company's success in designing and operating local and long distance networks and their components, such as switches, is dependent upon the quality of the Company's technical support capabilities. While the Acquired Companies have technical personnel on staff and the Company intends to expand its in-house technical capabilities following the Offering, the Company also intends to engage outside technical consultants and vendors rather than rely solely upon its in-house expertise. The Company's technical personnel will coordinate and supervise outside consultants and vendors, which may include KINI, L.C., the entity that provides management services to KINNET. See "Management." While the Company will attempt to select consultants and vendors that have the technical expertise to provide in a timely manner the services required to design, construct and maintain the Company's network and all additions thereto, a failure by any consultant or vendor to perform in the anticipated manner could have a material adverse effect upon the Company's business, financial condition, results of operations and cash flows and the value of the Common Stock because the Company could experience customer dissatisfaction and possible defection and could be forced to contract with other consultants and vendors and thereby incur time delays or additional costs.

COMPETITION

   The telecommunications industry is highly competitive. The Company competes with long distance carriers in the provision of long distance services. The United States long distance market includes approximately 1,000 service providers, but is dominated by four major competitors: AT&T, MCI, Sprint and WorldCom (the "Dominant Long Distance Carriers"). The Company also faces intense competition from ILECs, including Southwestern Bell and U S WEST, two of the RBOCs which currently dominate their local telecommunications markets in the Region, and independently owned telecommunications companies. Other ILECs and CLECs with which the Company does not now compete may initiate service or make acquisitions in the Region. Other competitors of the Company may include cable television companies, competitive access providers, microwave and satellite carriers and private networks owned by large end users. In addition, the Company competes with RBOCs and other ILECs, numerous direct marketers and telemarketers, equipment vendors and installers and telecommunications management companies with respect to certain portions of its business. Many of the Company's existing and potential competitors have financial and other resources far greater than those of the Company. Many of the Company's competitors may have lower overhead and because of their ownership of fiber optic transmission networks have substantially lower cost of service than the Company. Consequently, these competitors may be able to provide their services at lower rates than the Company.

   The long distance telecommunications industry has relatively insignificant barriers to entry, numerous entities competing for the same customers and a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. As procompetitive regulatory initiatives are implemented, the RBOCs will become competitors in the long distance telecommunications industry and various other participants in the long distance telecommunications industry, including one or more of the Dominant Long Distance Carriers, also will seek to compete in the local switched services market. The Company believes that the principal competitive factors affecting its telecommunications market share are pricing, accurate billing of a bundle of services on a single invoice, quality of service and customer dissatisfaction with the services provided by the existing carrier. The ability of the Company to compete effectively will depend upon its ability to maintain high quality, market-driven services at prices generally equal to or below those charged by its competitors. While customers may be willing to pay to some extent for superior service, the Company believes that to maintain its competitive posture, it must be in a position to reduce its prices in order to meet reductions in rates, if any, by others. Any such reductions could adversely affect the Company's business, financial condition, results of operations and cash flows and the value of the Common Stock, and the Company's numerous competitors with greater financial resources may be better postured to withstand the effects of such reductions. See "Business -- Competition." The Company generally prices its services at a discount to the primary carrier or carriers in each of its target markets. The Company has experienced, and expects to continue to experience, declining revenue per minute in all of its markets as a result of increased competition, although due to technological innovation and substantial available transmission capacity, transmission costs in the telecommunications industry often have declined at a more rapid rate than prices. There can be no assurance that this relationship will continue. Industry observers predict that, early in the next decade, telephone charges will no longer be based on the distance a call is carried. As a consequence, the Company could experience a substantial reduction in its margins on long distance calls which, absent a significant increase in billable minutes carried or charges for additional services, would have a material adverse effect on the Company's business, financial condition, results of operations and cash flows and the value of the Common Stock.

   Local access telephone services offered by the Company compete principally with the services offered by the local ILEC. ILECs have long-standing relationships with their customers and have the potential to subsidize competitive services with revenues from services they offer in which competition is less intense. In addition, if ILECs expand their toll free calling areas, traffic which might otherwise have been carried by the Company as long distance traffic may be carried by the Company as local traffic, or carried by the other carrier rather than by the Company.

   The Company faces competition in the markets in which it operates from one or more CLECs that own and operate fiber optic networks, in many cases in conjunction with the local cable television operator. Each of the Dominant Long Distance Carriers has indicated its intention to offer local telecommunications services, either directly or in conjunction with other competitive access providers or cable television operators. There can be no assurance that these firms, and others, will not enter the small and mid-sized markets where the Company currently focuses its sales efforts.

   The Company believes that the market for wireless telecommunications services is likely to expand significantly as equipment costs and service rates continue to decline, equipment becomes more convenient and functional, and wireless services become more diverse. The Company has only a very small participation in the wireless services market, and as that market expands the Company will face increasing competition. The Company also believes that providers of wireless services increasingly will offer, in addition to products that supplement customers' landline communications (similar to cellular telephone services in use today), wireline replacement products that may result in wireless services becoming customers' primary mode of communication. The Company anticipates that in the future there could potentially be several wireless competitors in each of its current or target markets, including cellular and personal communication services providers.

   The Company primarily competes in the markets in which it currently distributes yellow pages with Southwestern Bell. In expanding its yellow page business into other service areas in the Region, the Company will face competition from Southwestern Bell, U S WEST and other publishers of existing directories in the Region. Many of these competitors, including all of the RBOCs and many other ILECs, have greater financial, operational and administrative resources than the Company.

IMPLICATIONS OF TELECOMMUNICATIONS ACT AND OTHER REGULATION

   The Company's telecommunications services are subject to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all telecommunications service providers to the extent such services involve the provision, origination and termination of jurisdictionally interstate or international telecommunications, including the resale of long distance services and the provision of local access services necessary to connect callers to long distance carriers. The state regulatory commissions retain jurisdiction over services to the extent such services involve the provision, origination and termination of jurisdictionally intrastate telecommunications. The Company, as a provider of resale and switch-based local and long distance telecommunications services, files tariffs with the FCC and relevant state authorities for local, interstate and international service on an ongoing basis. Challenges to these tariffs by third parties could cause the Company to incur substantial legal and administrative expenses. Additionally, the Company expects that, as its business expands and as more procompetitive regulatory initiatives pertaining to the local telecommunications services industry are implemented, it will offer increased intrastate services which will be subject to state regulation. In its provision of local telecommunications services, the Company currently is not subject to price-cap or rate-of-return regulation, nor is it currently required to obtain FCC authorization for installation or operation of the facilities used by the Company in providing its domestic interstate services.

   The Company believes that the Telecommunications Act and state legislative and regulatory initiatives have substantially reduced the barriers to local exchange competition. These initiatives include requirements that the RBOCs negotiate with entities such as the Company to provide interconnection to the existing local telephone network, to allow the purchase, at cost-based rates, of access to unbundled network elements, to establish dialing parity, to obtain access to rights-of-way and to resell services offered by the ILECs. See "Business -- Regulation." The Company's plans to provide local switched services are dependent, among other things, upon obtaining favorable interconnection agreements with local exchange carriers. In August 1996, the FCC adopted the Interconnection Decision to implement the interconnection, resale and number portability provisions of the Telecommunications Act. In October 1996, the U.S. Eighth Circuit Court of Appeals stayed the effectiveness of certain portions of the Interconnection Decision, including provisions establishing a pricing methodology and a procedure permitting new entrants to "pick and choose" among various provisions of existing interconnection agreements. Although the judicial stay of the Interconnection Decision did not prevent the Company from attempting to negotiate interconnection agreements with local exchange carriers, it did create uncertainty about the rules governing pricing, terms and conditions of interconnection agreements, and could make negotiating such agreements more difficult and protracted. Although the FCC applied unsuccessfully to the U.S. Supreme Court to vacate the judicial stay, on July 18, 1997, the U.S. Eighth Circuit Court of Appeals issued an opinion which, among other things, held that the stay had expired. The decision also invalidated key elements of the Interconnection Decision and stated that the law grants the state commissions, not the FCC, the authority to determine rates involved in the implementation of the local competition provisions of the Telecommunications Act. More specifically, the court overturned the FCC's pricing guidelines, the "pick and choose" rule, and some portions of the FCC unbundling rules, including the requirement that ILECs recombine network elements that are purchased by CLECs on an unbundled basis. The court upheld, however, the FCC's view of the network elements that ILECs must unbundle, found that nothing in the Telecommunications Act requires a CLEC to own or control a telecommunications network before being able to purchase unbundled elements, and affirmed certain other aspects of the Interconnection Decision. Several interexchange carriers (including AT&T, MCI and Sprint) filed petitions for rehearing with the Eighth Circuit requesting the court to reinstate certain of the FCC rules found unlawful, while various ILECs filed petitions of their own regarding aspects of the court's decision that they found objectionable. On October 14, 1997, the court denied the petitions of the interexchange carriers, granted those of the ILECs, and vacated an additional FCC rule established in the Interconnection Decision that, it held, would have the effect of permitting a CLEC access to an ILEC's network elements on a bundled as well as an unbundled basis. The court's decision thereby prevented CLECs from acquiring bundled network elements at cost-based rates and made only unbundled elements available at those rates. In a separate decision on August 22, 1997, the Eighth Circuit held that the FCC exceeded the scope of its jurisdiction by issuing rules concerning dialing parity that affect essentially intrastate services and local, interstate calls within a single local access and transport area ("LATA"). The FCC, AT&T, MCI, Sprint, WorldCom and a large number of CLECs and others filed petitions for certiorari requesting the United States Supreme Court to overturn both of the Eighth Circuit's decisions. The petitions asserted, among other things, that the Eighth Circuit erred in finding the FCC lacked jurisdiction to promulgate rules implementing the local competition pricing provisions of the Telecommunications Act of 1996 and in rejecting the "pick and choose" provisions of the FCC's rules. On January 26, 1998, the United States Supreme Court granted the petitions for certiorari filed by the FCC, various IXCs, CLECs and others challenging the Eighth Circuit's decision. In addition, the Supreme Court granted conditional petitions for certiorari filed by the ILECs that, among other things, challenged the Eighth Circuit's decisions to uphold FCC rules that would give new competitors cost-based access to ILECs' unbundled network elements. These petitions have been consolidated, and one hour of oral argument has been allotted during the Supreme Court's next term. There can be no assurance that the Company will be able to obtain and maintain resale and interconnection agreements on terms acceptable to the Company.

   In early July 1997, the parent company of Southwestern Bell ("SBC") initiated litigation in the United States District Court, Northern District of Texas (Wichita Falls) (the "Court") challenging the constitutionality of Sections 271 through 275 of the Telecommunications Act on four grounds, including a denial of First Amendment free speech rights. On December 31, 1997, the Court granted SBC's motion. The Court found that Sections 271-275 of the Telecommunications Act of 1996 (the "Special Provisions") constitute a "bill of attainder" and are therefore unconstitutional. The Court's decision is considered to be controversial by many, and the United States Department of Justice has joined AT&T, MCI and Sprint in asking the Court for a stay of the decision's effectiveness pending the filing of an appeal to the United States Court of Appeals for the Fifth Circuit. MCI has since filed a notice of appeal with the Fifth Circuit urging that it overturn the Court's decision. In the meantime, the Court has approved a December 30, 1997 request by Bell Atlantic Corporation ("Bell Atlantic") that it be covered by the effect of the December 31 ruling. The Court has also rejected the request of Ameritech Corporation ("Ameritech") to join the case, on grounds that it was filed after the ruling. On February 11, 1998, the Court stayed its order, pending the appeal. See "Business -- Regulation -- Federal Regulations."


   The Telecommunications Act provides the ILECs with new competitive opportunities. That Act removes previous restrictions concerning the provision of long distance service by the RBOCs and also provides them with increased pricing flexibility. Under the Telecommunications Act, the RBOCs will, upon the satisfaction of certain conditions, be able to offer long distance services that would enable them to duplicate the "one-stop" integrated telecommunications approach that the Company intends to use. There can be no assurance that the anticipated increased competition will not have a material adverse effect on the Company's business, results of operation and financial condition and the value of the Common Stock. The Telecommunications Act provides that rates charged by ILECs for interconnection to their network are to be nondiscriminatory and based upon the cost of providing such interconnection, and may include a "reasonable profit," which terms are subject to interpretation by regulatory authorities. If the ILECs, particularly the RBOCs, charge alternative providers such as the Company unreasonably high fees for interconnection to their networks or significantly lower their rates for access and private line services or offer significant volume and term discount pricing options to their customers, the Company could be at a significant competitive disadvantage.

   Effective January 1, 1998 ILECs became entitled to charge subscriber interexchange carrier charges ("PICC") upon switching a customer's service from one provider to another. At the present time, the Company expects to pay a blended rate of approximately $5.00 per business and residential customer as a PICC charge. Unless all interexchange carriers elect to pass these charges along to their customers, those carriers that elect to absorb the PICC charge will enjoy a competitive advantage over those that attempt to pass the charge along to their customers. The Company believes that larger carriers will be better able to absorb the PICC charges over the short term, and hence will enjoy a competitive advantage until market conditions drive the cost of the PICC charge to lower levels. The Company will determine whether to absorb or pass along the PICC charge once it assesses the action taken by its competitors.

Absorption of the PICC charge would increase the Company's cost of providing telecommunication services and consequently would adversely impact the Company's results of operations and cash flows and could adversely affect the value of the Common Stock.


   The Company believes that, with two exceptions in Arkansas and Missouri, it is in substantial compliance with all material laws, rules and regulations governing its operations and has obtained, or is in the process of obtaining, all licenses and approvals necessary or appropriate to conduct its operations following the Offering; however changes in existing laws and regulations, or any failure or significant delay in obtaining necessary regulatory approvals, could have a material adverse effect on the Company's business, results of operations, financial condition and cash flows and the value of the Common Stock. Statutes and regulations which may become applicable to the Company as it expands could require the Company to alter methods of operations at costs which could be substantial, or otherwise limit the types of services offered by the Company. See Notes to Combined Financial Statements of Valu-Line of Longview, Inc. and Related Companies and Notes to Financial Statements of Feist Long Distance Service, Inc. for information relating to two of the Acquired Companies conducting long distance telephone operations in Arkansas and Missouri without a permit.


   The telecommunications industry is undergoing dynamic change and regulatory responses to such change could be sweeping. Larger, more established telecommunications companies may promote legislation or regulations which could adversely affect the Company's ability to offer its services to its targeted customers or to carry out its business plans. There can be no assurance that the Company will be able to comply with additional applicable laws, regulations and licensing requirements or have sufficient resources to take advantage of the opportunities which may arise from this dynamic regulatory environment. See "Business -- Regulation."


RECENTLY INSTITUTED LITIGATION AGAINST AN ACQUIRED COMPANY

   In early February 1998, Valu-Line of Longview, Inc. ("Valu-Line") was served with a petition by four plaintiffs (including the lawyer filing the suit) which alleged, among other things, that Valu-Line billed the plaintiffs for services never provided and intentionally "bumped up" the actual time of services used by plaintiffs in order to increase Valu-Line's charges to them. The plaintiffs purported to bring the suit as a class action and alleged violations of the Texas Deceptive Trade Practices Act, fraud, breach of contract, negligence and gross negligence. They sought damages in an unspecified amount, further damages under the Deceptive Trade Practices Act (which could be as much as triple the actual damages), interest, attorney's fees and such other relief to which they may have been entitled. The petition contained no details with respect to Valu-Line's alleged conduct. While representatives of Valu-Line advised ACG that they believe Valu-Line's billing practices have and do conform generally to industry standards and FCC rate filings and that the plaintiffs' allegations were without merit. Valu-Line, in order to avoid protracted litigation, entered into a settlement, a nominal portion of which will be paid by the Company, and an agreed confidential dismissal with prejudice, with the four named plaintiffs prior to the certification of the suit as a class action. The former stockholders of Valu-Line have agreed, severally, to indemnify the Company for a period of six months after the closing of the Offering against liabilities, costs and expenses, including legal fees, relating to similar claims which others may bring in the future. In order to fund this indemnity obligation, the former stockholders have deposited in escrow an aggregate of 71,428 shares of Common Stock, and their obligation is limited to the value of those shares.


DEPENDENCE ON THIRD-PARTY LONG DISTANCE CARRIERS

   The Company is dependent on certain major long distance carriers to transmit its customers' long distance telephone calls. The Company has agreements with such long distance carriers that provide it with access to such carriers' networks for transmission of its customers' calls. Although the Company believes that it currently has sufficient access to transmission facilities and long distance networks and believes that its relationships with its carriers are generally satisfactory, any increase in the rates charged by carriers or their unwillingness to provide service to the Company would materially adversely affect the Company's business, financial condition, results of operations and cash flows and the value of the Common Stock. Failure to obtain continuing access to such facilities and networks also would have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease its long distance operations. In addition, the Company's long distance service operations require that its switching facilities and its carriers' long distance networks operate on a continuous basis. It is not atypical for long distance carriers and switching facilities to experience periodic service interruptions and equipment failures. It is possible that the Company's switching facilities and its carriers' long distance networks may from time to time experience service interruptions or equipment failures resulting in material delays which would adversely affect consumer confidence as well as the Company's business operations and reputation, which might ultimately affect the value of the Common Stock.

DEPENDENCE ON INCUMBENT LOCAL EXCHANGE CARRIERS

   The Company intends to obtain the local telephone services of ILECs on a wholesale basis and resell that service to end users, particularly in the early stages of its local telephone service business. To the extent that the Company resells the local services of an ILEC, the Company and its customers will be subject to the quality of service, equipment failures and service interruptions of those carriers, all of which could redound to the Company's detriment. Even if the Company ultimately constructs its own local network facilities, it will be dependent on ILEC's for provision of local telephone service through access to local loops, termination service and, in some markets, central office switches.


   The Company is also dependent on ILECs to provide access service for the origination and termination of its toll long distance traffic and interexchange private lines. Historically those access charges have made up a significant percentage of the overall cost of providing long distance service. On May 7, 1997, the FCC adopted changes to its interstate access rules that, among other things, will reduce per-minute access charges and substitute new per-line flat rate monthly charges. The FCC also approved reductions in overall access rates, and established new rules to recover subsidies to support universal service and other public policies. The impact of these changes on the Company or its competitors is not yet clear. The Company could be adversely affected if it does not experience access cost reductions proportionally equivalent to those of its competitors. See "Business --Regulation."


   In addition, the Company's plans to provide local telephone service are heavily dependent upon implementation of provisions of the Telecommunications Act. The Telecommunications Act preempted state and local laws to the extent that those laws prohibited local telephone competition, and imposed a variety of new duties on ILECs intended to advance such competition, including the duty to negotiate in good faith with competitors requesting interconnection to an ILEC's network. However, negotiations with ILECs have sometimes involved considerable delays and the resulting negotiated agreements may not necessarily be obtained on terms and conditions that are acceptable to the Company. In such instances, the Company may petition the proper state regulatory agency to arbitrate disputed issues. There can be no assurance that the Company will be able to negotiate acceptable new interconnection agreements with ILECs or that if state regulatory authorities impose terms and conditions on the parties in arbitration, such terms will be acceptable to the Company.

   Any successful effort by the ILECs to deny or substantially limit the Company's access to their network elements or wholesale services would have a material adverse effect on the Company's ability to provide local telephone services which could ultimately have a material adverse effect on its business, financial condition, results of operations and cash flows and the value of the Common Stock. Although the Telecommunications Act imposes interconnection obligations on ILECs, there can be no assurance that the Company will be able to obtain access to such network elements or services at rates, and on terms and conditions, that permit the Company to offer local services at rates that are both profitable and competitive. In order to provide switched based local service, the Company must negotiate satisfactory interconnect agreements with Southwestern Bell, U S WEST and other ILECs. The forms of such agreements currently in use do not provide for all material terms for the resale of local services or access to the unbundled network elements. Some of such terms may be affected by pending legal proceedings regarding FCC regulatory requirements. Many issues relevant to the terms and conditions by which competitors may use an ILEC's network and wholesale services remain to be resolved. For example, Southwestern Bell, U S WEST and certain other ILECs have taken the position that when a carrier seeking to provide local service obtains all necessary elements (loops and switches) from the ILEC in a combined form, the ILEC retains the right to receive the access revenues associated with service to the customers served on that basis. See "Business -- Regulation."

DEPENDENCE ON KEY PERSONNEL; NEW MANAGEMENT TEAM

   The efforts of a small number of key management and operating personnel will largely determine the Company's success. The Company's operations depend on the continuing efforts of its executive officers and the senior management of the Acquired Companies. Because the Company is a holding company with no previous operating experience and is seeking to consolidate numerous separate businesses, it is particularly vulnerable to the loss of one or more members of management in the near term. In addition, the Company likely will depend on the senior management of any significant business it acquires in the future. The Company's business, financial condition, results of operations and cash flows and the value of the Common Stock could be affected adversely if any of these persons does not continue in his or her management role after joining the Company and the Company is unable to attract and retain qualified replacements. As competition in the telecommunications business has increased, it has become increasingly difficult and expensive to attract and retain management personnel. The success of the Company's growth strategy, as well as the Company's current operations, will depend, in part, on the extent to which the Company is able to retain, recruit and train qualified personnel who meet the Company's standards of conduct and service to its customers. The Company's senior management team has been assembled only recently, and the Company is currently seeking to augment that team with additional personnel. There can be no assurance that the management team can function effectively to implement the Company's business plans. See "Management."

CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS


   On closing of the Acquisitions and the Offering, Consolidation Partners Founding Fund, L.L.C. ("CPFF"), the executive officers and directors of the Company and former owners of the Acquired Companies and KINNET will own in the aggregate approximately 56.7% of the outstanding Common Stock. Promptly after the Offering, CPFF intends to distribute to its owners all shares of Common Stock owned by it. As a result of such distribution, Consolidation Partners, L.L.C. ("Consolidation Partners"), a limited liability company owned by Rod K. Cutsinger, a director of the Company, his wife and two adult children, will own approximately 26.7% of the then outstanding shares of Common Stock.

TERMS OF THE ACQUISITIONS

   For accounting purposes, the aggregate purchase price of the Acquisitions is estimated to be $139.5 million, an excess of $122.8 million (including $0.6 million of deferred acquisition costs incurred by ACG) over the book value of the net assets acquired of $17.3 million. This excess purchase price of $122.8 million can be attributed to several factors, including the customer lists of the Acquired Companies, the benefits to be gained from switching existing and future traffic to KINNET, the ability to cross-sell telecommunications services through established yellow page directories, and the future operating synergies hoped to be realized from consolidating nine entities into one. Of the excess, $105.8 million relates to the Acquired Companies and $17.0 million relates to the assets of KINNET. The excess of the respective purchase prices over the fair value of tangible net assets acquired have been preliminarily classified as intangible assets. The final allocation to identifiable tangible and intangible assets, including customer lists and goodwill, and the useful lives for the amortization of the various asset classifications will be based upon the results of an appraisal by an independent third party which is expected to be completed prior to the release of the Company's audited financial statements for 1997. The portion of the purchase prices not allocated to identifiable tangible and intangible assets will be recorded as goodwill. Until the independent appraisal is completed, the intangible assets will be amortized over a period of 25 years. After receipt of the appraisal, the tangible and intangible assets and the goodwill attributable to the Acquisitions will be amortized over the useful lives determined by the independent appraiser. Accordingly, if the appraiser's composite amortization period is less than 25 years, the Company's annual charge for depreciation and amortization will be increased, perhaps significantly, over the preliminary amount reflected in the Company's pro forma combined financial statements. See "The Company -- Summary of Terms of the Acquisitions" and the Pro Forma Combined Financial Statements.

CERTAIN INTERESTS OF MANAGEMENT IN THE ACQUISITIONS AND OTHER TRANSACTIONS


   Several shareholders of certain of the Acquired Companies will become executive officers or directors of the Company upon the consummation of the Acquisitions. These shareholders will receive a portion of the consideration in the Acquisitions consisting of, in the aggregate, 837,878 shares of Common Stock, $35.6 million in cash, $11.7 million in subordinated promissory notes, $0.6 million in convertible subordinated notes, and 293,513 five-year non-transferrable warrants to purchase Common Stock at the initial public offering price. Certain of these shareholders, in connection with the execution of the agreement pursuant to which their Acquired Company will be acquired, received ten-year non-transferrable warrants to purchase an aggregate of 756,078 shares of Common Stock at $6.61 per share. Certain of these shareholders will also have employment agreements with the Company. See "The Company -- Summary of Terms of the Acquisitions" and "Certain Transactions -- The Acquisitions."

   A corporation in which an executive officer and director of the Company is an officer, director and 50% shareholder has provided high quality yellow page colorizing services and licensed World Pages to Great Western Directories, Inc. In addition, KINI, L.C. (a majority of which is owned by the shareholders of Liberty Cellular, Inc. ("Liberty"), which is the former sole stockholder and current 51% stockholder of KINNET) has provided certain management services to KINNET, and Feist Long Distance Service, Inc. has transported traffic on KINNET's network. These arrangements, which the Company considers reasonable under the circumstances, are expected to continue after the Acquisitions, under the terms described in "Certain Transactions -- Other Transactions," and the Company intends, where practical and economic, to transport additional long distance traffic over the KINNET network. Except as noted herein, any future transactions with directors, officers, employees or affiliates of the Company are expected to be minimal and will, in any case, be approved in advance by a majority of the Board of Directors, including a majority of disinterested members of the Board of Directors.


RISKS OF EXPANSION INTO ADDITIONAL YELLOW PAGE MARKETS


   The Company's strategy to expand into additional yellow page markets carries certain risks in addition to those of its expansion plans generally. To enter a new yellow page market, the Company will typically be required to increase its sales force if it hopes to communicate effectively with its prospective new customers. When the Company first expands into a yellow page market, it often seeks to attract its targeted customers by producing and publishing a full-scale initial directory with minimal or no charges for advertising space. Thus for a first directory in a new market, the Company may have substantial expenses, depending on the size of the directory and the market, with insignificant offsetting revenues. Additionally, when the Company enters a new market it has no prior first-hand credit experience with its advertising customers, and therefore typically has higher bad debt risk for the first directory in which advertising space is sold. Further, many of the Company's yellow page advertisers pay for their advertisements in installments over terms of twelve months. In connection with the acquisition of one of the Acquired Companies, the Company has agreed not to publish a yellow page directory in Oklahoma City or its metropolitan area until after the fifth anniversary date of the acquisition of Feist Long Distance Service, Inc.

RISKS RELATED TO ACQUISITIONS

   A portion of the Company's future growth is expected to come through the acquisition of companies engaged in the various aspects of the telecommunications and yellow page publishing businesses. Other companies, including existing publicly owned telecommunications companies, which have objectives similar to those of the Company, may be actively evaluating the same companies that would otherwise be targeted for acquisition by the Company. A number of these acquiring companies may have greater resources than the Company to finance acquisition opportunities and might be willing to pay higher prices than the Company. Further, as competition for acquisitions increases, the prices for the companies to be acquired are likely to increase as well. Consequently, the Company may encounter significant difficulties in its efforts to achieve growth through acquisitions. Its acquisition strategy presents risks that, singularly or in any combination, could materially adversely affect the Company's business, financial condition, results of operations and cash flows and the value of the Common Stock. These risks include the possibility of an adverse effect on existing operations of the Company from the diversion of management attention and resources to acquisitions, the possible loss of acquired customer bases and key personnel and the contingent and latent risks associated with the past operations of and other unanticipated problems arising in the acquired businesses. Customer dissatisfaction or performance problems of a single acquired company could have an adverse effect on the reputation of the Company generally and render the Company's sales and marketing initiatives ineffective. Whether the Company's acquisition strategy is successful will depend on the extent to which it is able to acquire, successfully integrate and profitably manage additional businesses, and no assurance can be given that the Company's strategy will succeed.

   The Company may use Common Stock, cash, notes or other consideration to effect future acquisitions. The extent to which the Company will be able or willing to use the Common Stock for this purpose will be dependent on its market value from time to time and the willingness of potential sellers to accept the Common Stock as payment. To the extent the Company is unable or unwilling to use its Common Stock to make future acquisitions, its ability to grow may be limited by the extent to which it is able to raise capital for this purpose, as well as to expand existing operations, through debt or additional equity financings. Significant incurrences of debt for acquisitions or other purposes would increase the Company's leverage and could adversely affect its business, financial condition, results of operations and cash flows and the value of the Common Stock. See "Management's Discussion and Analysis of Combined Financial Condition and Results of Operations of Certain Acquired Companies -- Pro Forma Combined Results of Operations -- Pro Forma Liquidity and Capital Resources."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

   On closing of the Acquisitions and the Offering, 19,624,920 shares of Common Stock will be outstanding. The 8,000,000 shares sold in the Offering (other than shares that may be purchased by affiliates of the Company) will be freely tradable. Substantially all of the remaining shares outstanding may be resold publicly only following their effective registration under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an available exemption (such as that provided by Rule 144 following a one or two year holding period from the registration requirements of the Securities
Act). The holders of these shares have certain rights to require the Company to file a registration statement with respect to their shares in the future under the Securities Act (see "Shares Eligible for Future Sale"), but may not exercise such registration rights for a period of one year following the closing of the Acquisitions. Sales made pursuant to Rule 144 must comply with its applicable volume limitations and other requirements.


   On closing of the Offering, the Company also will have outstanding convertible notes, preferred stock and options and warrants to purchase up to a total of 4,185,775 shares of Common Stock.


   The Company has agreed not to offer or sell any shares of Common Stock for a period of 180 days following the date of this Prospectus, subject to certain exceptions, without the prior written consent of PaineWebber Incorporated, provided that the Company may issue shares of Common Stock in acquisitions if such Common Stock is subject to similar lock-up provisions. The Company's directors, its executive officers and substantially all of the stockholders of ACG prior to the Acquisitons, including CPFF, have agreed not to offer or sell any shares for a period of one year following the date of this Prospectus (the "Lock-up Period"), subject to certain exceptions, without the prior written consent of PaineWebber Incorporated. Further, all persons who acquire shares of Common Stock in connection with the Acquisitions (other than the acquisition of ACG's predecessor) have agreed with the Company, subject to certain exceptions, not to offer or sell such shares during the Lock-Up Period, and the Company has agreed not to waive or amend these agreements without the prior written consent of PaineWebber Incorporated. In addition, Rod K. Cutsinger, a director and the largest stockholder of the Company, has agreed not to offer or sell any of his shares during a period ending 18 months after the closing of the Offering, subject to certain exceptions, without the prior written consent of PaineWebber Incorporated. See "Underwriting."

   The effect, if any, of the availability for sale, or sale, of shares of Common Stock will have on the market price of the Common Stock prevailing from time to time is unpredictable, and no assurance can be given that the effect will not be adverse.

NO PRIOR MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE


   Prior to the Offering, no public market for the Common Stock has existed, and the initial public offering price, which has been determined by negotiation between the Company and representatives of the Underwriters, may not be indicative of the price at which the Common Stock will trade after the Offering. See "Underwriting." The Common Stock has been approved for listing on the New York Stock Exchange, Inc., subject to official notice of issuance; however, no assurance can be given that an active trading market for the Common Stock will develop or, if developed, continue after the Offering. The market price of the Common Stock after the Offering may be subject to significant fluctuations from time to time in response to numerous factors, including variations in the reported financial results of the Company, actions and recommendations of securities analysts, and changing conditions in the economy in general or in the Company's industry in particular. In addition, the stock markets experience significant price and volume volatility from time to time which may affect the market price of the Common Stock for reasons unrelated to the Company's performance at that time.


IMMEDIATE AND SUBSTANTIAL DILUTION


   Purchasers of Common Stock in the Offering (i) will experience immediate, substantial dilution in the net tangible book value of their stock of $13.33 per share (see "Dilution") and (ii) may experience further dilution in that value from issuances of Common Stock in connection with future acquisitions.


ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS, DELAWARE LAW AND A STANDSTILL AGREEMENT

   The terms of the Company's Restated Certificate of Incorporation, as well as the concentration of ownership of the Common Stock and the Company's ability to issue up to 20,000,000 "blank check" shares of preferred stock may have the effect of discouraging proposals by third parties to acquire a controlling interest in the Company, which could deprive stockholders of the opportunity to consider an offer to acquire their shares at a premium price to them. These provisions include (i) a classified Board of Directors, (ii) the ability of the Board of Directors to establish a sinking fund for the purchase or redemption of shares, fix the number of directors within a certain range and fill vacancies on the Board of Directors, and (iii) restrictions on the ability of stockholders to call special meetings, act by written consent or amend the foregoing provisions. In addition, under certain conditions Section 203 of the DGCL would impose a three-year moratorium on certain business combinations between the Company and an "interested stockholder" (in general, a stockholder owning 15% or more of a corporation's outstanding voting stock). The existence of such provisions may have a depressive effect on the market price of the Common Stock in certain situations. While the Company has not adopted a stockholders' rights plan, the Company has the power to do so under Delaware law. See "Description of Capital Stock -- Provisions Having Possible Anti-Takeover Effect."

   In addition, Rod K. Cutsinger, a director and the Company's largest stockholder, intends to enter into a three-year standstill agreement with the Company pursuant to which he will agree not to acquire any additional shares of Common Stock except from the Company pursuant to stock dividends or splits or option or benefit plans, solicit proxies in opposition to nominees for directors proposed by the board, vote any of his shares of Common Stock in opposition to the recommendation of the disinterested members of ACG's board of directors regarding the election or removal of directors and matters relating to a possible change in control of the Company or take certain other proscribed actions. See "Description of Capital Stock -- Standstill Agreement."

NO DIVIDENDS

   The Company intends to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. In addition, the Company's proposed credit facility may contain certain significant restrictions on the ability of the Company to pay dividends. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Certain Acquired Companies -- Pro Forma Combined Results of Operations -- Pro Forma Liquidity and Capital Resources."

                                 THE COMPANY

   ACG: ACG was founded to create a regional CLEC that provides an integrated portfolio of telecommunications services principally to business customers. The Company offers long distance, local, Internet access and cellular services, primarily in Kansas, Minnesota, Nebraska, North Dakota, Oklahoma, South Dakota and Texas and to a lesser extent in Arkansas, Colorado and Montana. As of November 30, 1997, the Company provided telecommunications services to almost 35,000 business customers and over 10,000 residential customers, typically located in mid-sized to smaller markets. The Company is also an independent publisher of yellow page directories. As of November 30, 1997, the Company had approximately 255 direct sales personnel, including approximately 40 telemarketing personnel. The Company is entering into these businesses concurrently with the Offering by acquiring the nine Acquired Companies, its predecessor and its interest in KINNET. The Company had pro forma combined revenues of $85.4 million and EBITDA of $11.5 million in the fiscal year ended December 31, 1996. See "Certain Transactions -- Organizational Transactions" and "--The Acquisitions." The following is a description of the operating companies involved in the Acquisitions:

   GREAT WESTERN: Great Western Directories, Inc. ("Great Western"), founded in 1984 and headquartered in Amarillo, Texas, produces and distributes approximately 3.1 million yellow page directories annually covering 20 service areas in Oklahoma and Texas, and also publishes three yellow page directories in California. During the twelve months ended November 30, 1997, Great Western published 20 yellow page directories covering markets in the Region that contained advertisements for approximately 46,000 primarily small to mid-sized business customers. Great Western's revenues and EBITDA for the fiscal year ended December 31, 1996 were $44.3 million and $8.0 million, respectively.

   VALU-LINE: Valu-Line of Longview, Inc. ("Valu-Line"), headquartered in Longview, Texas, was founded in 1983. Valu-Line owns and operates a Harris 2020 LX digital tandem and local switch located in Dallas, Texas, and as of November 30, 1997, provided long distance services to approximately 9,200 customers in Arkansas, Louisiana, Oklahoma and Texas. Valu-Line has recently received authorization to provide local telephone service in Texas, and as of November 30, 1997, provided local service to approximately 2,250 access lines on a resale basis through Southwestern Bell to customers in North and East Texas. Valu-Line's revenues and EBITDA for the fiscal year ended December 31, 1996 were $11.2 million and $1.6 million, respectively.

   FIRSTEL: FirsTel, Inc. ("FirsTel") headquartered in Sioux Falls, South Dakota, was founded in 1993. FirsTel owns and operates a switch center in Sioux Falls that includes three linked Harris 2020 digital tandem switches and, as of November 30, 1997, provided bundled telecommunications service to approximately 9,400 customers in Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, North Dakota, South Dakota and Wyoming. As of November 30, 1997, FirsTel provided local service to approximately 5,800 access lines on a resale basis through U S WEST to customers in North Dakota and South Dakota. FirsTel has recently secured authorization to provide local service in Minnesota, Nebraska and Wyoming and has an application pending to provide local service in Iowa. FirsTel began offering cellular service on a resale basis in South Dakota in February 1997 and had approximately 2,200 cellular subscribers as of November 30, 1997. FirsTel's revenues and EBITDA for the fiscal year ended December 31, 1996 were $10.4 million and $1.2 million, respectively. In early September 1997, FirsTel contracted to acquire two small telecommunications companies in South Dakota whose combined revenues for the fiscal year ended December 31, 1996 were $1.7 million.

   FEIST LONG DISTANCE: Feist Long Distance Service, Inc. ("Feist Long Distance"), headquartered in Wichita, Kansas, was founded in 1992 by the stockholders of Feist Publications, Inc., a yellow page publisher that has been in business for 20 years. Feist Long Distance owns and operates a Northern Telecom DMS 250 digital tandem switch located in Wichita, Kansas, and as of November 30, 1997, provided primarily long distance services to approximately 15,000 customers in Colorado, Kansas, Nebraska, Oklahoma and Texas. Feist Long Distance received authorization in March 1997 to provide local telephone service in Kansas. As of November 30, 1997, Feist Long Distance provided local service to approximately 9,400 access lines on a resale basis through Southwestern Bell to customers primarily in the Wichita, Kansas metropolitan area. Feist Long Distance's revenues and EBITDA for the fiscal year ended December 31, 1996 were $10.0 million and $0.7 million, respectively.

   OTHER ACQUIRED COMPANIES: The Other Acquired Companies (Long Distance Management II, Inc., Long Distance Management of Kansas, Inc., The Switchboard of Oklahoma City, Inc., Tele-Systems, Inc. and National Telecom, a proprietorship) include three other small long distance companies and two telephone equipment sales and service companies. One of the Other Acquired Companies owns and operates a Stromberg Carlson digital tandem switch located in Oklahoma City, Oklahoma. As of November 30, 1997, the Other Acquired Companies provided long distance service to approximately 8,800 customers and also provided telephone equipment and related maintenance services to over 2,800 customers in the Wichita, Kansas market. The Other Acquired Companies' combined revenues and EBITDA for their most recent fiscal years were $7.8 million and $0.6 million, respectively.

   KINNET: KINNET, headquartered in Salina, Kansas, owns or operates an approximately 880-route mile fiber optic network in Kansas that connects 105 Kansas communities. KINNET sells private line services of DS0, DS1 and DS3 capacity to interexchange carriers, cellular carriers, independent local telephone companies, business and governmental accounts and others, including Feist Long Distance. KINNET currently has one of the largest fiber optic networks in the state of Kansas. KINNET also operates a Northern Telecom DMS 500 digital tandem and local switch located near the center of its fiber optic network in Moundridge, Kansas capable of handling both long distance and local services. In 1996, KINNET provided 104 million minutes of equal access time or 1+ dialing service for approximately 18 independent local telephone companies in Kansas. ACG will account for its 49% ownership interest in KINNET by using the equity method of accounting. KINNET's revenues and EBITDA for the fiscal year ended December 31, 1996 were $8.6 million and $2.4 million, respectively.


   As part of the consideration in the KINNET transaction, the Company issued 714,286 shares of Common Stock to the existing stockholder of KINNET, and it also made a $10.0 million direct cash investment in KINNET, $5.0 million of which KINNET has agreed to apply to the buildout in 1998 and 1999 of a 537-mile, $21.5 million network extension from Wichita, Kansas to the greater Kansas City metropolitan area, with a leg to Tulsa, Oklahoma that will provide self-healing redundancy to its fiber optic network. KINNET has advised the Company that it expects to finance the balance of the expansion with proceeds from the Rural Telephone Finance Cooperative ("RTFC").


   STRATEGIC RELATIONSHIPS: The Company has a strategic relationship with Feist Publications, Inc. During the twelve months ended November 30, 1997, FPI sold advertisements in its yellow page directories published during the period to approximately 29,000 business customers in Kansas, Texas and Oklahoma. FPI has agreed, for a period of five years, to provide the Company access to its advertising customers and to provide eight information pages in the front of its directories with instructions on how to subscribe to the Company's services as well as free advertising space in each of FPI's 15 yellow page directories that are currently in publication. FPI has reserved the right to terminate this agreement if the Company commences the publication of a yellow page directory in any market served by FPI.

   One of the Acquired Companies recently purchased PAM COMM, a division of PAM Oil, Inc. ("PAM Oil"). Such company and PAM Oil, a distributor of automobile parts, oil and lubricants primarily in Idaho, Minnesota, Montana, North Dakota and South Dakota, have entered into a strategic arrangement. Under this arrangement, the Company is authorized to solicit the telecommunications business of PAM Oil's approximately 15,000 business customers, comprised of automobile dealers, parts suppliers and others. PAM Oil has agreed to use its telemarketing staff to solicit and refer telecommunications leads to the Company and to permit the Company to include telecommunications inserts in PAM Oil's monthly billing statements to its customers. The Company has agreed to pay PAM Oil a commission of 1% per month on most telecommunications revenues attributable to PAM Oil's customers.

   The Company and Northwestern have entered into an agreement (the "Agreement") regarding the possible creation of a strategic alliance that would permit ACG to market its telecommunications services to that utility's approximately 100,000 electric and natural gas business and residential customers in South Dakota and Nebraska. Under the terms of the Agreement, which will be consummated contemporaneously with the Closing of the Offering, ACG will issue a number of shares of its Series A Redeemable Convertible Preferred Stock ("Preferred Stock") with an aggregate liquidation preference of $2 million to Northwestern Growth Corporation ("NGC"), a wholly-owned subsidiary of Northwestern, in exchange for, among other things, Northwestern's commitment to negotiate in good faith a strategic alliance upon commercially reasonable terms ("Northwestern Alliance"). Pursuant to the proposed Northwestern Alliance, ACG would have the exclusive right to market its telecommunications services to the customers of Northwestern and to have access to Northwestern's rights-of-way for the purpose of laying fiber optic cables. Subject to existing contractual commitments, ACG would also have the right to supply all of Northwestern's telecommunications services on competitive terms. Northwestern would cooperate with ACG in soliciting Northwestern's customers and receive a percentage of the telecommunications revenues generated by ACG sales to such customers. The Agreement contains a three-year standstill agreement by Northwestern and NGC with respect to ACG containing customary terms and conditions, regarding, among other things, mergers and acquisitions, tender offers, proxy contests, joining groups or encouraging others with respect to such matters.

   The Preferred Stock becomes convertible into shares of Common Stock at the initial public offering price eighteen months after the consummation of this Offering, does not pay any dividends and is not entitled to vote in the election of directors. If the Northwestern Alliance has not been signed by the first anniversary date of the closing of the Offering, ACG can redeem the shares of Preferred Stock as an entirety for $1.25 million on or prior to the thirteenth monthly anniversary of the closing.

SUMMARY OF TERMS OF THE ACQUISITIONS


   ACG has entered into definitive acquisition agreements to acquire each of the Acquired Companies, its predecessor and its interest in KINNET. The aggregate consideration to be paid by ACG in the Acquisitions consists of approximately $73.3 million in cash to stockholders of the Acquired Companies, $10.0 million as a direct cash investment in KINNET, a fiber optic network company, promissory notes in the aggregate principal amount of $17.4 million, 3,392,644 shares of Common Stock, warrants issued in June 1997 to purchase 756,078 shares of Common Stock exercisable at $6.61 per share, and options or warrants to be issued at the closing to purchase 598,500 shares of Common Stock exercisable at the initial public offering price and 38,635 shares of Common Stock exercisable at one-third of the initial public offering price. Up to $50,000 in value of additional shares of Common Stock (computed at the initial public offering price) may be issued in connection with the acquisition of FirsTel if a company recently acquired by FirsTel reaches certain customer targets by August 31, 1998. Further, prior to the closing of the Acquisitions, certain of the Acquired Companies that are S Corporations will make cash distributions to their stockholders in amounts generally equal either to the undistributed retained earnings of the S Corporations, or the income tax due on those amounts, subject to certain limitations. Had these distributions been made at September 30, 1997, they would have been approximately $1.9 million, in addition to the approximately $3.1 million that had been distributed prior to that date. To the extent these Acquired Companies have additional earnings after September 30, 1997, the amounts of these distributions will increase. Additionally, ACG will also acquire from the stockholders of Feist Long Distance and FirsTel, together with the stock of those companies, approximately $0.7 million and $1.0 million, respectively, of notes owed by those corporations to certain of their stockholders. See "Certain Transactions -- The Acquisitions."

   The following table sets forth certain summary information relating to the acquisition of the Acquired Companies and the interest in KINNET, including the consideration payable, anticipated debt of the Acquired Companies and estimated cash distributions by S Corporations. See "The Company" and the separate financial statements for certain of the Acquired Companies and KINNET listed below included elsewhere in this Prospectus.



                                   CONSIDERATION
                ---------------------------------------------------
                                                                     ANTICIPATED
    ACQUIRED       NUMBER OF                                           DEBT OF       ESTIMATED
   COMPANIES       SHARES OF                                           ACQUIRED    S CORPORATION
 AND KINNET(1)  COMMON STOCK(2)      CASH         NOTES      OTHER   COMPANIES(3)DISTRIBUTIONS(4)
--------------  --------------- ------------  ------------ -------  ------------- --------------
                                      (DOLLARS IN THOUSANDS)
Great Western .      714,286       $55,000       $15,000(5)    (6)      $   --         $1,318
Valu-Line......      371,429(7)      6,600          --        --         1,506            195
FirsTel........      792,643         5,000         2,000(8)    (9)         147(10)         22
Feist Long
 Distance......      714,286         1,500(11)      --        --            17            343
Other Acquired
 Companies.....       85,714         5,236           350(12)  (13)         437             61
KINNET.........      714,286(14)    10,000(14)      --         --          N/A            N/A
                --------------- ------------  ------------ -------  ------------- --------------
  Total........    3,392,644       $83,336       $17,350                $2,107         $1,939
                =============== ============  ============ =======  ============= ==============



------------
(1) In each case represents the acquisition of all of the stock or substantially all of the assets, except KINNET, where the Company is acquiring 49% of outstanding capital stock.
(2) The definitive agreements with respect to the various Acquisitions provide that the number of shares of Common Stock to be issued in each Acquisition shall be calculated by dividing the initial public offering price into the following dollar amounts: Great Western -- $10.0 million; Valu-Line -- $5.2 million; FirsTel -- $11.1 million; Feist Long Distance -- $10.0 million; Other Acquired Companies -- $1.2 million; and KINNET -- $10.0 million.
(3) Includes long term debt outstanding as of September 30, 1997 and a payable with respect to S Corporation distributions, all of which are anticipated to be paid out of the net proceeds of the Offering. Does not include approximately $1.7 million of notes owed to stockholders of Feist Long Distance and FirsTel which will be acquired by ACG in the Acquisitions.
(4) These S Corporation distributions are estimated as of September 30, 1997, and are shown net of $3.1 million of distributions made by the Acquired Companies during the first nine months of fiscal 1997.
(5) Notes mature on the second anniversary date of the closing of the Acquisitions, bear interest at 5% per annum, payable annually, and are subordinated to the first $50.0 million of outstanding bank debt.
(6) Includes non-transferable ten-year warrants to purchase 756,078 shares of Common Stock exercisable at $6.61 per share granted in June 1997 and 500,000 non-transferrable five-year warrants to purchase Common Stock at the initial public offering price issued at the closing of the Acquisitions. See "Certain Transactions -- Other Organizational Matters" for additional information regarding these warrants.
(7) Includes 20,000 shares of Common Stock placed into escrow for one year, all or a portion of which will be returned to the Company if Valu-Line incurs any liability for providing intrastate long distance services to customers in Arkansas without the requisite permit and 71,428 shares of Common Stock placed into escrow for six months, all or a portion of which may be returned to the Company to indemnify it if certain liabilities described under "Risk Factors -- Recently Instituted Litigation Against an Acquired Company" arise.
(8) Notes are convertible into Common Stock at the initial public offering price, mature on the second anniversary date of the closing of the Acquisitions, bear interest at 10% per annum, payable annually, and are subordinated to the first $50.0 million of outstanding bank debt.
(9) Includes 50,000 non-transferrable five-year warrants to purchase Common Stock at the initial public offering price issued at the closing of the Acquisitions.
(10) Includes obligations of $101,000 incurred by FirsTel in connection with two acquisitions it made in September 1997 which will be paid out of the proceeds of the Offering.
(11) In connection with the extension of the termination date of the acquisition agreement relating to Feist Long Distance from January 31, 1998 to February 20, 1998, the Feist shareholders agreed to reduce the cash component of the consideration payable to them by $3.5 million in exchange for the Company's covenant not to commence publication of a yellow page directory in Oklahoma City or its metropolitan area until after the fifth anniversary of the acquisition.
(12) Note bears interest at 7% per annum, and is payable in three equal installments plus accrued interest, payable on the first three anniversary dates of the closing of the Acquisitions.
(13) Includes 12,500 ten-year options and 36,000 ten-year warrants to purchase Common Stock exercisable at the initial public offering price and 38,635 ten-year options to purchase Common Stock at one-third of the initial public offering price. These 38,635 options vest as an entirety at the end of the 37th month following the closing of the Acquisitions, may be put back to the Company for $155,000 during the 38th month following the closing of the Acquisitions, and are subject to cancellation if the terms of certain employment and non-competition agreements are violated. A stockholder of one of the Other Acquired Companies may receive up to 12,500 additional ten-year options to purchase Common Stock at the initial public offering price if his company meets certain financial tests subsequent to the closing.
(14) The shares are being issued to the stockholder of KINNET, and the $10.0 million cash component is a direct cash investment in KINNET.

   The consideration being paid by ACG in the Acquisitions was determined by arm's length negotiations between representatives of ACG and each of the respective companies. The closing of each Acquisition is subject to customary conditions. These conditions include, among others, the accuracy on the closing date of the Acquisitions of the representations and warranties made by their principal stockholders and ACG; the performance of each of their respective covenants included in the agreements relating to the Acquisitions; and the nonexistence of a material adverse change in the results of operations, financial condition or business of each of the companies being acquired.


   Each agreement relating to an Acquisition may be terminated, under certain circumstances, prior to the closing of the Offering (i) by the mutual consent of the boards of directors of ACG and the relevant company being acquired;
(ii) if this Offering and the acquisition of that company are not closed by February 20, 1998; (iii) by ACG if the schedules to the acquisition agreement are amended to reflect a material adverse change; or (iv) if a material breach or default under the agreement by one party occurs and is not waived. No assurance can be given that the conditions to the closing of all the Acquisitions will be satisfied or waived or that each Acquisition will close. For information regarding the employment agreements to be entered into by certain officers of certain of the Acquired Companies (which include covenants not to compete), see "Management -- Employment Agreements."

                               DIVIDEND POLICY

   It is the Company's current intention to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes and the Company expects that it will not pay any dividends for the foreseeable future. Any future dividends will be at the discretion of the Board of Directors after taking into account various factors, including, among others, the Company's financial condition, results of operations, cash flows from operations, current and anticipated cash needs, general business conditions, the income tax laws then in effect, the requirements of Delaware law, the restrictions that may be imposed by the Company's proposed $25.0 million revolving credit facility to finance the Company's working capital requirements, any restrictions that may be imposed by the Company's future indebtedness and such other factors as the Board of Directors deems relevant. The proposed credit facility may place limitations on the payment of dividends (except for dividends payable in Common Stock and certain preferred stock). See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Certain Acquired Companies -- Pro Forma Results of Operations -- Pro Forma Liquidity and Capital Resources."

                               USE OF PROCEEDS


   The net proceeds to the Company from the sale of the shares of Common Stock offered hereby, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, are estimated to be approximately $100.6 million (approximately $116.3 million if the Underwriters exercise their over-allotment option in full). Of those net proceeds, $73.3 million will be used to pay the aggregate cash portion of the purchase price for the Acquired Companies, $10.0 million will be used to make a direct cash investment in KINNET, a fiber optic network company, and the remaining net proceeds will be used for (i) the repayment of outstanding principal amount of indebtedness and certain other payables of the Acquired Companies (approximately $2.3 million as of September 30, 1997 and the date of this Prospectus), (ii) the repayment of outstanding principal amount of indebtedness of ACG to CPFF (approximately $1.7 million and $3.2 million, respectively, as of September 30, 1997 and the date of this Prospectus);
(iii) a one-time payment to Rod K. Cutsinger, the founder of ACG, as consideration for a five-year non-competition agreement ($1.75 million); and
(iv) general corporate purposes, including capital expenditures, infrastructure buildout and acquisitions. Shareholders of the Acquired Companies who will become executive officers or directors of the Company upon the consummation of the Acquisitions will receive approximately $35.6 million of the cash purchase price paid in the Acquisitions. See "Certain Transactions -- The Acquisitions" and "--Organization of the Company."


   The indebtedness of the Acquired Companies to be repaid from the proceeds of the Offering (some of which has been guaranteed by stockholders of the Acquired Companies) bears interest at rates ranging from 5.75% to 18.6% per annum. Such indebtedness would otherwise mature at various dates through August 2005. The indebtedness of ACG to CPFF bears interest at 8% per annum and is payable on the earlier of the effectuation of an initial public offering by ACG or December 31, 1998.

                                CAPITALIZATION

   The following table sets forth, as of September 30, 1997, the cash, short-term debt and current maturities of long-term obligations and capitalization of (i) ACG and its predecessor on an actual basis, (ii) the Company on a pro forma combined basis to give effect to the Acquisitions and the issuance of shares of Preferred Stock to Northwestern, and (iii) the Company on a pro forma combined basis to give effect to the Acquisitions and the issuance of shares of Preferred Stock to Northwestern, as further adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Unaudited Pro Forma Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.


                                                                         SEPTEMBER 30, 1997
                                                                 ----------------------------------
                                                                                         COMPANY
                                                                             COMPANY    PRO FORMA
                                                                               PRO          AS
                                                                    ACG       FORMA      ADJUSTED
                                                                 --------- ----------  -----------
                                                                           (IN THOUSANDS)
Cash............................................................  $         --$    554   $ 11,862
                                                                 ========= ==========  ===========
Short-term debt and current maturities of long-term
 obligations:
  8% promissory note payable to CPFF (1)........................  $ 1,856    $  1,856    $  --
  Other(2)......................................................     --         1,102         117
Obligation for cash portion of consideration for Acquisitions ..     --        83,336       --
Long-term debt:
  Long-term debt of Acquired Companies, less current
   maturities...................................................     --         1,316       --
  5% Subordinated Promissory Notes(3)...........................     --        15,000      15,000
  10% Convertible Subordinated Notes(4).........................     --         2,000       2,000
  7% Note, less current maturities(5)...........................     --           233         233
Stockholders' equity:
  Preferred Stock: $0.0001 par value, 20,000,000 shares
   authorized: no shares of Series A issued and outstanding,
   ACG and Company pro forma; 142,857 shares issued and
   outstanding, Company pro forma as adjusted(6)................     --         --          1,122
  Common Stock: $0.0001 par value, 180,000,000 shares
   authorized: 8,232,276 shares issued and outstanding, ACG;
   11,624,920 shares issued and outstanding, Company pro forma;
   19,624,920 shares issued and outstanding, Company pro forma
   as adjusted(7)...............................................                                1
  Additional paid-in capital....................................       47      38,798     140,051
  Retained earnings.............................................   (2,263)     (2,263)     (2,263)
                                                                 --------- ----------  -----------
   Total stockholders' equity (deficit) ........................   (2,216)     36,535     138,911
                                                                 --------- ----------  -----------
    Total debt and capitalization...............................  $  (360)   $141,378    $156,261
                                                                 ========= ==========  ===========


------------
(1)    As of January 12, 1998, this amount has increased to $3.2 million.
(2) Includes $985,000 in current portion of long-term debt of the Acquired Companies and $117,000 in current maturities of a 7% Note.
(3) Notes mature on the second anniversary date of the closing of the Acquisitions and are subordinated to the first $50.0 million of outstanding bank debt.
(4) Notes are convertible into Common Stock at the initial public offering price, mature on the second anniversary date of the closing of the Acquisitions and are subordinated to the first $50.0 million of outstanding bank debt.
(5) Note is payable in three annual installments on the first, second and third anniversary dates of the closing of the Acquisitions.
(6) The Preferred Stock has an aggregate liquidation preference of $2.0 million, is convertible into 142,857 shares of Common Stock at the initial public offering price 18 months after the consummation of the initial public offering and is redeemable, at the option of the Company, for $1.25 million in the 13th month after the initial public offering if no strategic alliance has been entered into. The Preferred Stock has been assigned a value of $1,122,000 representing the estimated fair value on the date of grant based on an imputed market interest rate of 10%. See "The Company -- Strategic Relationships."
(7) Excludes an aggregate of 4,185,775 shares of Common Stock issuable upon the exercise of options granted pursuant to the Plan, the Directors' Plan or otherwise issuable upon the exercise of options, warrants or convertible notes and preferred stock issued prior to or contemporaneously with the consummation of the Offering and the Acquisitions at exercise prices ranging from $2.50 to the initial public offering price. See "Management -- 1997 Stock Awards Plan."

                                   DILUTION


   The pro forma net tangible book value deficit of the Company as of September 30, 1997 was approximately $86.4 million, or approximately $7.43 per share, after giving effect to the Acquisitions. The pro forma net tangible book value per share represents the Company's pro forma net tangible assets as of September 30, 1997, divided by the number of shares to be outstanding after giving effect to the Acquisitions. After giving effect to the sale of the 8,000,000 shares offered hereby at the initial public offering price of $14.00 per share and deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value as of September 30, 1997 would have been approximately $13.2 million or approximately $0.67 per share. This represents an immediate increase in pro forma net tangible book value of approximately $8.10 per share to existing stockholders and an immediate dilution of approximately $13.33 per share to new investors purchasing shares in the Offering. The following table illustrates this pro forma dilution:



 Initial public offering price per share.........................            $14.00
 Pro forma net tangible book value per share before the
  Offering......................................................   $(7.43)
 Increase in pro forma net tangible value per share
 attributable
  to new investors .............................................     8.10
                                                                 ---------
Pro forma net tangible book value per share after the Offering .               0.67
                                                                           --------
Dilution per share to new investors.............................             $13.33
                                                                           ========



   The following table sets forth on a pro forma basis as of September 30, 1997 (after giving effect to the Acquisitions), the number of shares of Common Stock purchased from the Company, the total consideration to the Company and the average price per share paid to the Company by existing stockholders and the new investors purchasing shares from the Company in the Offering (before deducting underwriting discounts and commissions and estimated offering expenses):




                            SHARES PURCHASED      TOTAL CONSIDERATION    AVERAGE
                       -------------------------- -------------------     PRICE
                            NUMBER       PERCENT       AMOUNT(2)        PER SHARE
                       --------------- ---------  -------------------   --------
                                                     (IN THOUSANDS)
Existing
 stockholders.........    11,624,920(1)   59.2%         $(85,529)        $(7.36)
New investors.........     8,000,000      40.8           112,000          14.00
                       --------------- ---------  ------------------- -----------
  Total...............    19,624,920       100%         $ 26,471
                       =============== =========  ===================



------------
(1) Shares purchased by existing stockholders include shares outstanding on September 30, 1997 plus 3,392,644 shares issued in the Acquisitions.
(2)    Total consideration paid by existing stockholders represents the sum of
       (i) total common stock value and additional paid in capital of the Acquired Companies and ACG as set forth under the caption "Historical Basis Combined" on ACG's pro forma balance sheet, less (ii) cash paid in the Acquisitions of $83,336,000, less (iii) S Corporation distributions of $1,939,000, plus (iv) notes payable to existing stockholders of the Acquired Companies acquired by ACG of $1,699,000.

                           SELECTED FINANCIAL DATA

   ACG will effect the Acquisitions concurrently with and as a condition to the consummation of the Offering. For financial statement presentation purposes, ACG has been identified as the "accounting acquiror." The following selected financial data for ACG as of December 31, 1996 and for the period from inception to December 31, 1996, has been derived from the audited financial statements of ACG. The selected historical financial data for ACG as of and for the nine months ended September 30, 1997 have been derived from unaudited financial statements of ACG which have been prepared on the same basis as the audited financial statements and, in the opinion of ACG, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The selected unaudited pro forma combined financial data for the Company as of September 30, 1997, and for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, are as adjusted for (i) the effects of the Acquisitions; (ii) the effects of certain pro forma adjustments to the historical financial statements and (iii) the consummation of the Offering and the application of the net proceeds therefrom as set forth under "Use of Proceeds" and recording the balance as cash. See the Unaudited Pro Forma Combined Financial Statements and the notes thereto and the historical financial statements and the notes thereto included elsewhere in this Prospectus.


                                                              PERIOD FROM
                                                               INCEPTION
                                                             (JUNE 6, 1996)
                                                                THROUGH       NINE MONTHS ENDED
                                                           DECEMBER 31, 1996  SEPTEMBER 30, 1997
                                                           ----------------- ------------------
                                                                      (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
 ACG
  Revenues................................................      $    --            $    --
  Selling, general and administrative expenses ...........          649              1,462
  Net loss................................................          659              1,604
  Net loss per share .....................................      $  0.08            $  0.19
                                                               YEAR ENDED     NINE MONTHS ENDED
                                                           DECEMBER 31, 1996  SEPTEMBER 30, 1997
                                                           ----------------- ------------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
 THE COMPANY
 PRO FORMA COMBINED(1)
  Revenues
    Telecommunications services...........................      $41,090            $33,455
    Yellow page publishing................................       44,324             35,624
                                                           ----------------- ------------------
      Total revenues......................................       85,414             69,079
  Cost of services........................................       47,087             37,637
  Depreciation and amortization(2)........................        6,111              4,339
                                                           ----------------- ------------------
  Gross profit............................................       32,216             27,103
  Selling, general and administrative expenses ...........       26,966             23,172
                                                           ----------------- ------------------
  Operating income........................................        5,250              3,931
  Other income and expense, net(3)........................        6,448                253
  Interest expense........................................         (774)              (581)
  Equity in earnings (loss) of KINNET.....................       (1,069)              (657)
                                                           ----------------- ------------------
  Income before tax.......................................        9,855              2,946
                                                           ----------------- ------------------
  Net income(4)...........................................      $ 3,703            $   168
                                                           ================= ==================
  Accretion of preferred stock(5).........................          112                 16
                                                           ----------------- ------------------
  Net income available to common stockholders  ...........      $ 3,591            $   152
                                                           ================= ==================
  Net income per share available to common stockholders  .      $  0.18            $  0.01
                                                           ================= ==================
  Shares used in computing pro forma net income per
   share(6)...............................................   20,190,864          20,190,864
                                                           ================= ==================
  Cash provided by operating activities...................      $ 9,037            $ 5,893
  Cash used in investing activities.......................         (711)              (579)
  Cash used in financing activities.......................       (7,482)            (4,470)
  EBITDA (7) .............................................      $11,527            $ 8,523

                                                                             THE COMPANY
                                                     ACG                 SEPTEMBER 30, 1997
                                       ------------------------------- -----------------------
                                        DECEMBER 31,    SEPTEMBER 30,                   AS
                                            1996            1997        PRO FORMA    ADJUSTED
                                       -------------- ---------------  ----------- ----------
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...........      $  33          $    --       $    554    $ 11,862
  Working capital (deficit) ..........       (689)          (3,407)       (73,532)     25,275
  Total assets........................         92            1,191        153,393     166,954
  Total debt, including current
   portion............................        575            1,856         21,507      17,350
  Stockholders' equity................       (632)          (2,216)        36,535     138,911

------------
(1) The pro forma statements of operations data and the pro forma balance sheet data assume that the Acquisitions were closed on January 1, 1996 and September 30, 1997, respectively, and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. The pro forma combined financial information (i) is based on preliminary estimates, available information and certain assumptions that management deems appropriate and (ii) should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. The pro forma combined revenues are all attributable to the Acquired Companies.

(2) Includes $4.2 million and $3.2 million of amortization for the twelve months ended December 31, 1996 and the nine months ended September 30, 1997, respectively, on the estimated $105.8 million of goodwill to be recorded as a result of the Acquisitions computed on the basis described in Notes to the Unaudited Pro Forma Combined Financial Statements.

(3) Other income for the year ended December 31, 1996 includes a $6.3 million litigation settlement received by Great Western.

(4) Assumes that all income is subject to a corporate tax rate of 40% and that all intangible asset amortization is non-deductible for income tax purposes.
(5) Represents accretion of the excess of the liquidation preference over the carrying value of the Preferred Stock.


(6) Includes (i) the 8,232,276 shares outstanding immediately prior to the Offering, (ii) 3,392,644 shares issued in the Acquisitions, (iii) 7,230,601 of the shares sold in the Offering necessary to generate all net proceeds other than those unallocated and available for general corporate purposes (see "Use of Proceeds") and (iv) 1,335,343 shares representing the incremental effect of options and warrants on shares outstanding.


(7) EBITDA as used in this Prospectus consists of earnings (loss) before interest, income taxes, depreciation and amortization and less equity in earnings (loss) of a minority owned affiliate and less the portion of other income and expense (net) attributable to the $6.3 million litigation settlement received by Great Western in 1996. The Company has included EBITDA data because it is a measure commonly used in the telecommunications industry. EBITDA is not a measure of financial performance determined under generally accepted accounting principles, should not be considered as an alternative to net income as a measure of performance or to cash flows as a measure of liquidity, and is not necessarily comparable to similarly titled measures of other companies.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
           AND RESULTS OF OPERATIONS OF CERTAIN ACQUIRED COMPANIES

   The following discussion should be read in conjunction with the financial statements, the notes thereto and the other financial data included elsewhere in this Prospectus. The following discussion contains certain forward-looking statements with respect to the Company's expectations regarding its business after it has consummated the Acquisitions. These forward-looking statements are subject to certain risks and uncertainties which may cause actual results to differ significantly from such forward-looking statements. See "Risk Factors."

OVERVIEW OF THE ACQUIRED COMPANIES' SOURCES OF REVENUES AND EXPENSES

   The Acquired Companies derive their revenues primarily from the provision of telecommunications services in the Region and the sale of advertising space in yellow page directories serving market areas in two states in the Region and California.

   Telecommunications Services Revenues and Price Declines. The Acquired Companies' telecommunications services principally include long distance and local services, Internet access, cellular service and other enhanced services. Their telecommunications revenues are derived principally from minutes of long distance telecommunications traffic carried. As discussed under " -- Pro Forma Combined Results of Operations," the domestic revenue per minute and domestic cost per minute have declined steadily over the last several years, while the domestic billable minutes of use attributable to the Acquired Companies' combined long distance operations have increased substantially over the same period.

   The Acquired Companies generally price their long distance services at a discount to the primary carrier or carriers in each of their markets. The Acquired Companies have generally experienced and expect to continue to experience declining revenue per minute in all of their markets as a result of increased competition; nevertheless, due to technological innovation and substantial available transmission capacity, transmission costs in the telecommunications industry have often declined at a more rapid rate than prices. There can be no assurance that this relationship will continue. Industry observers predict that, early in the next decade, telephone charges will no longer be based on the distance a call is carried. As a consequence, the Company could experience a substantial reduction in its margins on long distance calls which, absent a significant increase in billable minutes of traffic carried or charges for additional services, would have a material adverse effect on the Company's financial position and results of operations and could have a material adverse effect on the price of the Common Stock.

   Local service revenues, which are currently not material but which the Company expects to increase in future periods, represent the resale at a discount of the local carrier services provided primarily by Southwestern Bell and U S WEST. In most of the Acquired Companies' market areas, local service is sold on a flat monthly fee basis. Certain of the Acquired Companies have recently commenced reselling cellular service in a limited portion of the Region, and the revenues generated to date from these activities have not been material.

   Yellow Page Publishing Revenues. Yellow page publishing revenues are attributable to the sale of advertising space in the directories that serve its 17 market areas in Texas, three market areas in Oklahoma and six market areas in California. Revenues are recognized when each directory is published. Great Western has decided to discontinue three of its directories in California, which produced revenues of $2.3 million in fiscal 1996. Because of the timing of the discontinuation, $1.4 million of these revenues will not recur in 1997, and none of them will recur in 1998. While Great Western's yellow page business is not seasonal, five of its directories which have for the last several years accounted for approximately one-third of its annual revenue are published in the first quarter. The gross margin on these directories is generally significantly higher than that in several directories published in the fourth quarter. Consequently, Great Western's gross margin and gross profit in the first quarter are higher than those in subsequent quarters. Directories are typically published annually in each market area. Increases in revenues have generally been attributable to increases in the number and size of advertisements in the directories.

   When Great Western expands into a new yellow page market, it typically seeks to attract its targeted customers by producing and publishing a full scale initial directory in which it gives away advertising space. Thus on a first directory in a new market (the "prototype year"), Great Western may have substantial expenses, depending on the size of the market, with little or no offsetting revenues. During the last three fiscal years, the expenses associated with the first publication of a directory in a market have ranged from approximately $500,000 to $2.0 million, depending on the size of the market. Great Western sells advertising in the second directory in a market (the "first sold year"), after the advertisers have had an opportunity to experience the reception of the new yellow page directory and their advertisements in the marketplace. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Certain Acquired Companies -- Great Western Directories, Inc." Great Western usually is able to sell advertising space in the directory for the first sold year to approximately 65% of the advertisers who received free space in the prototype directory. In a new market, however, Great Western has no prior first-hand credit experience with its advertising customers, and therefore usually has disproportionate bad debt expense with respect to the directory for the first sold year, and it typically records a provision for bad debts of 20% with respect to that directory, versus its overall allowance of 10% for current receivables. Once in a market, Great Western may seek to increase its geographic coverage by expanding outward from its initial service area.

   Cost of Services -- Telecommunications Services. The Acquired Companies have an extensive network that connects a number of cities in the Region and upon which they can transmit their customers' long distance calls. These "on-net" facilities include the Acquired Companies' switches, a web of leased access trunks that connect those switches to the local exchange carrier's switches, DS1 and DS3 lines that connect certain high volume customers to the Acquired Companies' switches and leased lines from other long-haul carriers. Once a long distance call reaches one of the Acquired Comanies' switches, it can be routed over that Acquired Companies' network or, if the Acquired Company does not have an "on-net" connection, over the network of another long-haul carrier from which the Acquired Company purchases access. The bulk of the Acquired Companies' "off-net" termination services are provided by large long distance companies with long haul transmission capabilities. See "Business -- Network Facilities and Carrier Agreements."

   Because of its ownership interest in KINNET, the Company expects to consolidate some of its traffic in KINNET's area of operations on the KINNET network after the Offering. Further, the Company expects that after the Offering it will obtain pricing reductions from KINNET with respect to the traffic that the Company consolidates on the KINNET network.

   The Acquired Companies' cost of long distance services comprises the costs associated with acquiring switched transmission and leased line capacity. Switched transmission capacity is acquired on a per-minute basis (with volume discounts) and is, therefore, a variable cost. Virtually all calls carried by the Acquired Companies must be originated or terminated over another carrier's facilities and access charges must be paid to utilize those facilities. Termination, origination and access charges on calls are paid by the Acquired Companies to ILECs. Leased transmission capacity is typically acquired on a fixed cost basis, generally involving fixed monthly payments regardless of usage levels. Accordingly, once certain volume levels are reached, leased line capacity is more cost effective than switched transmission capacity. Following the Offering, the Company expects to be able to obtain better pricing because of the substantial number of minutes of traffic generated by the Acquired Companies on a combined basis. Although the Acquired Companies have entered into four take-or-pay agreements with other carriers in order to maximize volume discounts, since their inception the minimum usage levels under these contracts have been met, and the Acquired Companies have not incurred any obligation to make cash payments in lieu of usage under these agreements. See "Business -- Network Facilities and Carrier Agreements."

   At present the Acquired Companies provide local services by reselling the local services of other local exchange carriers at a discount from the prices charged by those carriers to individual customers. The cost of providing such services depends on the rates which the Acquired Companies can negotiate from those carriers.

   Cost of Services -- Yellow Page Publishing. The principal components of cost of service relate to sales commissions, paper and publishing costs, colorizing advertisements and delivery expenses. The introduction of a new directory of significant size in one of the cities in the Region would increase the Company's aggregate yellow page cost of services. Great Western has in the last year lowered its printing costs by switching from a single printing supplier to a competitive bidding process among several suppliers. Great Western contracts with third parties for printing and delivering its directories and routinely purchases its paper requirements from third party suppliers. The colorizing of advertisements in its yellow page directories is provided by a company in which an executive officer and director of the Company is an officer, director and significant stockholder. See "Certain Transactions -- Other Matters."

   Selling, General Administrative Expenses. The Acquired Companies have historically sold their telecommunications services primarily through commissioned sales personnel, advertising, internal and external marketers and agents. Selling expenses have, therefore, primarily consisted of advertising and promotion costs, salaries and commissions of employees, expenses related to the provision of customer service and, to a lesser extent, commissions paid to agents. Great Western has historically sold advertising space in its yellow page directories through commissioned sales personnel. Hence selling expenses for the Great Western's yellow pages business consists primarily of employee salaries and commissions. After the Offering, the Company expects its total selling expenses to increase as it increases its sales staff to expand its marketing efforts. Great Western has historically included its selling expenses in cost of services.

   In anticipation of the commencement of operating activities and of the Offering, the Company has been assembling its senior management team, which it expects to continue to augment, which is resulting in an increase in general and administrative expenses. General and administrative expenses will increase substantially subsequent to the Offering, as the Company publishes additional yellow page directories, expands its customer service and sales staffs, implements billing, financial reporting and other management information systems and network management systems and incurs organizational expenses relating to entering additional markets. Such expenses will be incurred in advance of anticipated related revenues.

GREAT WESTERN DIRECTORIES, INC.

   The following table sets forth for Great Western selected statement of operations data and such data as a percentage of revenues for the periods indicated:

                                                                   YEAR ENDED                NINE MONTHS ENDED
                              YEAR ENDED JANUARY 31,              DECEMBER 31,                 SEPTEMBER 30,
                      --------------------------------------- ------------------- ---------------------------------------
                             1995               1996(1)             1996(1)               1996                1997
                      ------------------- ------------------- ------------------- ------------------- -------------------
                                                             (DOLLARS IN THOUSANDS)
Revenues.............  $29,407    100.0%   $36,469    100.0%   $44,324    100.0%   $33,463    100.0%    $35,624    100.0%
Cost of services ....   17,733     60.3%    19,568     53.7%    21,394     48.3%    15,111     45.2%     16,690     46.8%
Depreciation and
 amortization........      272      0.9%       228      0.6%       223      0.5%       171      0.5%        168      0.5%
                      --------- --------  --------- --------  --------- --------  --------- --------  ---------  --------
Gross profit.........   11,402     38.8%    16,673     45.7%    22,707     51.2%    18,181     54.3%     18,766     52.7%
Selling, general and
 administrative
 expenses............   10,785     36.7%    12,661     34.7%    14,987     33.8%    11,606     34.7%     12,647     35.5%
                      --------- --------  --------- --------  --------- --------  --------- --------  ---------  --------
Income from
 operations..........      617      2.1%     4,012     11.0%     7,720     17.4%     6,575     19.6%      6,119     17.2%

------------
(1) The fiscal years of Great Western Directories, Inc. ended on January 31, 1995 and 1996 and December 31, 1996. Consequently the data for Great Western for the fiscal years ended January 31, 1996 and December 31, 1996 both include the month of January 1996.

Great Western results for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1997.

   Revenues. Revenues increased $2.1 million, or 6.5%, from $33.5 million for the nine months ended September 30, 1996 to $35.6 million for the nine months ended September 30, 1997. This improvement resulted primarily from a $1.2 million increase in sales of advertising space in the Tulsa, Oklahoma directory, due to increased numbers of customers. The Tulsa directory was in its second year of revenue publication after its prototype publication in fiscal 1995. In addition, there were increases in sales of advertising space in directories of $0.2 million in each of the established Texas markets of Amarillo and Humble, $0.1 million in each of the established markets of Lawton, Oklahoma and Temple, Arlington, Clear Lake and Baytown, Texas, and $0.4 million in the established markets of Enid, Oklahoma and Denton, Grand Prairie, Killeen, Northeast Tarrant County, Pasadena and Pearland/Friendswood, Texas. These gains were partially offset by decreases in sales of advertising space of $0.3 million in the established California markets of Santa Cruz, Napa and Vallejo.


   Gross profit. Gross profit increased $0.6 million, or 3.2%, from $18.2 million for the nine months ended September 30, 1996 to $18.8 million for the nine months ended September 30, 1997. Gross margin decreased from 54.3% for the nine months ended September 30, 1996 to 52.7% for the nine months ended September 30, 1997. While certain variable costs of services, such as commissions, increased at a more rapid rate than revenues, due primarily to temporary changes in commission payment methodology, certain other costs of services, such as printing and distribution, which fluctuate with the number of directories published, remained flat due to a competitive bidding process that resulted in the use of alternative printing facilities and delivery services.


   Selling, general and administrative expenses. Selling, general and administrative expenses increased $1.0 million, or 9.0%, from $11.6 million for the nine months ended September 30, 1996 to $12.6 million for the nine months ended September 30, 1997. As a percentage of revenues, selling, general and administrative expenses increased from 34.7% for the nine months ended September 30, 1996 to 35.5% for the nine months ended September 30, 1997 due to an increase in salaries and payroll taxes of $0.9 million, which includes an increase in executive compensation in the amount of approximately $600,000, a substantial portion of which will not recur after the Acquisitions and the Offering. As a percentage of revenues, salaries and payroll taxes increased from 13.9% for the nine months ended September 30, 1996 to 15.6% for the nine months ended September 30, 1997.


Great Western results for the fiscal year ended January 31, 1996 compared to the fiscal year ended December 31, 1996.

   Revenues. Revenues increased $7.8 million, or 21.5%, from $36.5 million for the fiscal year ended January 31, 1996 to $44.3 million for the fiscal year ended December 31, 1996, primarily as a result of the first publication for revenue of the Tulsa, Oklahoma directory in February 1996, which resulted in sales of advertising space of $7.4 million. This increase was partially offset by a $0.5 million charge from the settlement of litigation in Sonoma County, California, and a $0.6 million decrease in sales of advertising space of the combined California markets. An additional $1.6 million in revenue growth was the result of successful marketing efforts in the remaining, more mature markets.

   Gross profit. Gross profit increased $6.0 million, or 36.2%, from $16.7 million for the fiscal year ended January 31, 1996 to $22.7 million for the fiscal year ended December 31, 1996. Gross margin increased from 45.7% for the fiscal year ended January 31, 1996 to 51.2% for the fiscal year ended December 31, 1996 due primarily to the gross profit contribution of the first sold year of the Tulsa, Oklahoma directory, a highly profitable market. Also, certain costs of services did not increase proportionately with revenues due to a competitive bidding process that resulted in the use of alternative printing facilities. In addition, Great Western was able to take advantage of an overall decrease in paper prices.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $2.3 million, or 18.4%, from $12.7 million for the fiscal year ended January 31, 1996 to $15.0 million for the fiscal year ended December 31, 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 34.7% for the fiscal year ended January 31, 1996 to 33.8% for the fiscal year ended December 31, 1996 as a result of the impact of the revenues from the first sold year of the Tulsa, Oklahoma directory. While the sales for the first publication for revenue of the Tulsa directory were included in the fiscal year ended December 31, 1996, the associated general and administrative expenses were included in the fiscal year ended January 31, 1996. General and administrative expenses related to a given directory are generally incurred prior to the generation and recognition of revenues and costs of services. As a percentage of revenues, bad debt expense increased from 8.9% for the fiscal year ended January 31, 1996 to 10.5% for the fiscal year ended December 31, 1996 due to a 20% provision, or $1.3 million, related to the first sold year of the Tulsa, Oklahoma directory, partially offset by lower bad debt provisions for maturing markets.

Great Western results for the fiscal year ended January 31, 1995 compared to the fiscal year ended January 31, 1996.

   Revenues. Revenues increased $7.1 million, or 24.0%, from $29.4 million for fiscal year ended January 31, 1995 to $36.5 million for fiscal year ended January 31, 1996 as a result of the first sold publications of the Irving and Fort Worth, Texas, directories in November 1995 which resulted in combined sales of $3.6 million. In addition, the Lawton, Oklahoma directory was published for 1995 in February 1995 and for 1996 in January 1996; consequently fiscal year ended January 31, 1996 includes $2.7 million revenue for both directories, while fiscal year ended January 31, 1995 includes no revenues related to Lawton, Oklahoma. These increases are partially offset by an $0.8 million decrease in sales of advertising space in the combined California markets. An additional $1.6 million in revenue growth was the result of successful marketing efforts in the remaining, more mature markets.

   Gross profit. Gross profit increased $5.3 million, or 46.2%, from $11.4 million for fiscal year ended January 31, 1995 to $16.7 million for fiscal year ended January 31, 1996. Gross margin increased from 38.8% for fiscal year ended January 31, 1995 to 45.7% for fiscal year ended January 31, 1996 as a result of three prototype directories published in fiscal year ended January 31, 1995 that made significant contributions to gross profit in fiscal year ended January 31, 1996 during their second year of publication but resulted in only minimal revenues in their prototype year of fiscal year ended January 31, 1995 to offset the related cost of services of $4.3 million.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $1.9 million, or 17.4%, from $10.8 million for fiscal year ended January 31, 1995 to $12.7 million for fiscal year ended January 31, 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 36.7% for fiscal year ended January 31, 1995 to 34.7% for fiscal year ended January 31, 1996 as a result of the impact of the revenues from the first sold years of the Irving and Fort Worth, Texas directories. In order to support the anticipated increase in volume, Great Western's infrastructure was enhanced during fiscal year ended January 31, 1995, when the Irving and Fort Worth, Texas directories were prototyped. As a percentage of revenues, bad debt expense decreased from 9.9% for fiscal year ended January 31, 1995 to 8.9% fiscal year ended January 31, 1996 due to lower bad debt provisions for maturing markets, based on improved collection experience in those markets, partially offset by provisions for the first sold directories in Irving and Fort Worth, Texas.

Great Western liquidity and capital resources

   Great Western follows a policy of extending three to twelve month terms to its customers. Accounts receivable consist of current balances that are less than one year (approximately 70% of total receivables) and prior year balances with aging of more than one year but less than two years. This aging is consistent with Great Western's general customer profile which is comprised of small businesses that tend to have a higher failure rate. Using historical collection rates, Great Western records an allowance for doubtful accounts based on 10% of sales for current receivables plus 92.5% of all receivables that are older than one year. The allowance covering prior year balances is adjusted quarterly to reflect write-offs of balances maturing beyond two years, new provisions for balances maturing into the prior year category, and for collections. Great Western believes this method of providing an allowance which is substantially equivalent to the receivable itself results in a reasonable estimate of future cash realization.

   Great Western generated $5.1 million in net cash from operating activities for the nine months ended September 30, 1997. Net cash used in investing activities was approximately $0.3 million, principally for purchases of property and equipment. Net cash used in financing activities was $4.2 million, representing repayments of long term debt, and cash dividends.

   At September 30, 1997, working capital was $13.0 million and there was no debt.

   Great Western generated $5.9 million in net cash from operating activities in the fiscal year ended December 31, 1996. Net cash used in investing activities in the fiscal year ended December 31, 1996 was approximately $0.3 million, principally for the purchase of property and equipment. Net cash used in financing activities in the fiscal year ended December 31, 1996 was $5.0 million, primarily for repayments of long-term debt and notes payable.

   At December 31, 1996, working capital was $11.5 million and total debt was $1.8 million.

   Great Western used $3.0 million in net cash from operating activities for the fiscal year ended January 31, 1996. Net cash used in investing activities was approximately $0.1 million principally for purchases of property and equipment. Net cash provided by financing activities was $2.7 million, primarily from net borrowings under a bank line of credit and advances under long-term debt.


   At January 31, 1996, working capital was $7.1 million and total debt was $7.7 million.


VALU-LINE OF LONGVIEW, INC.

   The following table sets forth for Valu-Line selected statement of operations data and such data as a percentage of revenues for the periods indicated:

                                                                                            NINE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                               SEPTEMBER 30,
                      ----------------------------------------------------------- -------------------------------------
                             1994                1995                 1996               1996               1997
                      ------------------- ------------------- ------------------- ------------------ ------------------
                                                            (DOLLARS IN THOUSANDS)
Revenues.............  $13,417    100.0%   $13,330    100.0%   $11,181    100.0%   $8,623    100.0%    $9,058    100.0%
Cost of services ....    6,775     50.5%     7,491     56.2%     6,036     54.0%    4,593     53.3%     5,070     56.0%
Depreciation and
 amortization........      399      3.0%       718      5.4%       819      7.3%      616      7.1%       399      4.4%
                      --------- --------  --------- --------  --------- --------  -------- --------  --------  --------
Gross profit.........    6,243     46.5%     5,121     38.4%     4,326     38.7%    3,414     39.6%     3,589     39.6%
Selling, general and
 administrative
 expenses............    3,725     27.7%     3,898     29.2%     3,571     32.0%    2,659     30.8%     2,875     31.7%
                      --------- --------  --------- --------  --------- --------  -------- --------  --------  --------
Income from
 operations..........    2,518     18.8%     1,223      9.2%       755      6.7%      755      8.8%       714      7.9%

Valu-Line results for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1997.

   Revenues. Revenues increased $0.4 million, or 5.0%, from $8.6 million for the nine months ended September 30, 1996 to $9.0 million for the nine months ended September 30, 1997. A decrease in domestic long distance revenue was more than offset by the effects of adding international long distance service to the revenue base. Revenues for the first nine months of 1997 include sales of local telephone service and non-contract international traffic, which were not offered by Valu-Line in the first nine months of 1996. For domestic long distance traffic, total billed minutes increased slightly from 59.6 million for the nine months ended September 30, 1996 to 59.9 million for the nine months ended September 30, 1997, while the average revenue per domestic billable minute decreased by 9.8%. During the first nine months of 1997, international long distance service included 3.8 million minutes at an average price per minute of more than twice the domestic long distance rate.

   Gross profit. Gross profit increased $0.2 million, or 5.1%, from $3.4 million for the nine months ended September 30, 1996 to $3.6 million for the nine months ended September 30, 1997. Gross margin remained at 39.6% for each of the nine month periods ended September 30 due to scheduled decreases in depreciation expense of equipment under accelerated depreciation methods, offset by higher cost of service. For domestic long distance traffic, average cost per billable minute decreased 18.1% between the periods. However, the average cost per billable international minute was over four times the cost per billable minute for domestic traffic.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $0.2 million, or 8.1%, from $2.7 million for the nine months ended September 30, 1996 to $2.9 million for the nine months ended September 30, 1997. As a percentage of revenues, selling, general and administrative expenses increased from 30.8% for the nine months ended September 30, 1996 to 31.7% for the nine months ended September 30, 1997 primarily because of salary and administrative costs incurred to rebuild a segment of the sales team. Several employees resigned from Valu-Line in late 1995 and, accordingly, their salaries and related costs are not included in the nine months ended September 30, 1996. Replacements for the sales team were hired during 1996 with the result of a higher level of salaries and related expenses reflected in the nine months ended September 30, 1997.

Valu-Line results for the fiscal year ended December 31, 1995 compared to the fiscal year ended December 31, 1996.

   Revenues. Revenues declined $2.1 million, or 16.1%, from $13.3 million for fiscal 1995 to $11.2 million for fiscal 1996 due to a decrease in the volume of business long distance accounts. This resulted from technical difficulties experienced during a transition from a larger, more technically complex switching system which caused a temporary erosion of Valu-Line's customer base. For domestic long distance traffic, total billed minutes decreased from
99.6 million for fiscal 1995 to 79.5 million for fiscal 1996, while average revenue per billable minute increased 3.2%.

   Gross profit. Gross profit decreased $0.8 million, or 15.5%, from $5.1 million for fiscal 1995 to $4.3 million for fiscal 1996. Gross margin increased from 38.4% for fiscal 1995 to 38.7% for fiscal 1996 as Valu-Line instituted a program to recycle surplus dialer equipment. Subsequent to the transition to the new switching system, new customers were supplied with refurbished dialer equipment recovered from previous subscribers. The cost of refurbishing dialer equipment is significantly less than the cost to purchase new dialers. These savings were partially offset by an increase in the average cost of service per minute resulting from the additional cost associated with carrying Longview area traffic to the new switch in Dallas. For domestic long distance traffic, average cost per billable minute increased 6.1%.

   Selling, general and administrative expenses. Selling, general and administrative expenses decreased $0.3 million, or 8.4%, from $3.9 million for fiscal 1995 to $3.6 million for fiscal 1996. As a percentage of revenues, selling, general and administrative expenses increased from 29.2% for fiscal 1995 to 32.0% for fiscal 1996, primarily as a result of costs incurred to accommodate customers' service needs resulting from technical problems encountered upon the installation of the new switch. For periods generally ranging from one to four months, Valu-Line customers became temporary subscribers to other long distance carriers because of the technical problems associated with the new switch. Valu-Line reimbursed those customers for the difference between the tariffed rates charged by other carriers and Valu-Line's contracted rates as an inducement to return to Valu-Line.

Valu-Line results for the fiscal year ended December 31, 1994 compared to the fiscal year ended December 31, 1995.

   Revenues. Revenues decreased $0.1 million, or 0.6%, from $13.4 million for fiscal 1994 to $13.3 million for fiscal 1995, primarily due to new competition. In order to maintain its existing customers and to attract new business, Valu-Line reduced its rate structures in fiscal 1995. For domestic long distance traffic, total billed minutes increased from 92.8 million for fiscal 1994 to 99.6 million for fiscal 1995, while average revenue per billable minute decreased 6.0%.

   Gross profit. Gross profit decreased $1.1 million, or 18.0%, from $6.2 million for fiscal 1994 to $5.1 million for fiscal 1995. Gross margin decreased from 46.5% for fiscal 1994 to 38.4% for fiscal 1995 as a result of a one-time charge incurred to change the dialing patterns of all its dialers in accordance with industry requirements. For domestic long distance traffic, average cost per billable minute increased 4.9%.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $0.2 million, or 4.6%, from $3.7 million for fiscal 1994 to $3.9 million for fiscal 1995. As a percentage of revenues, selling, general and administrative expenses increased from 27.7% for fiscal 1994 to 29.2% for fiscal 1995 as a result of costs associated with the unsuccessful launch of a new sales office in Houston and costs incurred in preparation for the switch transition.

Valu-Line liquidity and capital resources

   Valu-Line generated $0.7 million in net cash from operating activities for the nine months ended September 30, 1997. Net cash used in financing activities was $0.7 million, representing $0.3 million in net repayments of long term debt and $0.5 million in distributions to shareholders, net of $0.1 million provided by proceeds from long term debt.

   At September 30, 1997, Valu-Line had working capital of $0.3 million and total debt outstanding of $1.5 million. Valu-Line has historically funded its operations with cash from operations and borrowings from lenders.

   Valu-Line generated $1.5 million in net cash from operating activities in fiscal 1996. Net cash used in investing activities was approximately $0.1 million, which was primarily used for capital expenditures. Net cash used in financing activities was $1.4 million, of which $0.8 million was distributed to shareholders and $0.6 million was used to repay long-term debt, capital leases and other notes payable.

   As of December 31, 1996, Valu-Line had a working capital deficit of $0.1 million and total debt outstanding of $1.7 million.

   Valu-Line generated $2.2 million in net cash from operating activities in fiscal 1995. Net cash used in investing activities was approximately $2.4 million, which was primarily used for capital expenditures. Net cash provided by financing activities was $0.3 million, of which $2.1 million was provided by proceeds from long-term debt and other notes payable, net of $1.3 million distributed to shareholders and $0.5 million was used to repay long-term debt, capital leases and other notes payable.

   See "Business-Regulation--State Regulation" for information regarding Valu-Line's conducting intrastate long distance telephone operations in Arkansas without a permit for approximately the last six years.

FIRSTEL, INC.

   The following table sets forth for FirsTel selected operating data and such data as a percentage of revenues for the periods indicated:

                                                                                          NINE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                              SEPTEMBER 30,
                      --------------------------------------------------------- -------------------------------------
                             1994               1995                1996               1996               1997
                      ------------------ ------------------ ------------------- ------------------ ------------------
                                                           (DOLLARS IN THOUSANDS)
Revenues.............  $4,079    100.0%   $7,838    100.0%   $10,355    100.0%   $7,659    100.0%    $9,488    100.0%
Cost of services ....   3,040     74.5%    5,334     68.1%     7,066     68.2%    5,168     67.5%     6,864     72.3%
Depreciation and
 amortization........     125      3.1%      206      2.6%       248      2.4%      183      2.4%       202      2.1%
                      -------- --------  -------- --------  --------- --------  -------- --------  --------  --------
Gross profit.........     914     22.4%    2,298     29.3%     3,041     29.3%    2,308     30.1%     2,422     25.5%
Selling, general and
 administrative
 expenses............   1,155     28.3%    1,726     22.0%     2,147     20.7%    1,558     20.3%     1,969     20.7%
                      -------- --------  -------- --------  --------- --------  -------- --------  --------  --------
Income (loss) from
 operations..........    (241)    (5.9)%     573      7.3%       894      8.6%      750      9.8%       453      4.8%

FirsTel results for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1997.

   Revenues. Revenues increased $1.8 million, or 23.9%, from $7.7 million for the nine months ended September 30, 1996 to $9.5 million for the nine months ended September 30, 1997 primarily due to increased sales of long distance services, partially offset by competitive pricing. For long distance traffic, total billed minutes increased from 49.3 million for the nine months ended September 30, 1996 to 62.9 million for the nine months ended September 30, 1997, while average revenue per billable minute decreased 6.9%.

   Gross profit. Gross profit increased $0.1 million, or 4.9%, from $2.3 million for the nine months ended September 30, 1996 to $2.4 million for the nine months ended September 30, 1997. Gross margin decreased from 30.1% for the nine months ended September 30, 1996 to 25.5% for the nine months ended September 30, 1997 as a result of competitive pricing strategies and low margins on the start up of cellular and local sales. For long distance traffic, average cost per billable minute decreased 14.5%.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $0.4 million, or 26.4%, from $1.6 million for the nine months ended September 30, 1996 to $2.0 million for the nine months ended September 30, 1997. As a percentage of revenues, selling, general and administrative expenses increased slightly from 20.3% for the nine months ended September 30, 1996 to 20.8% for the nine months ended September 30, 1997 as a result of increases in sales support expenses. Most of these increases were due to costs associated with preparing for the provision of cellular and local services prior to revenues being generated from these services.

FirsTel results for the fiscal year ended December 31, 1995 compared to the fiscal year ended December 31, 1996.

   Revenues. Revenues increased $2.6 million, or 32.1%, from $7.8 million for fiscal 1995 to $10.4 million for fiscal 1996, primarily due to expansion into new markets and a larger sales force. For long distance traffic, total billed minutes increased from 48.3 million for fiscal 1995 to 67.9 million for fiscal 1996, while average revenue per billable minute decreased 8.1%.

   Gross profit. Gross profit increased $0.7 million, or 32.3%, from $2.3 million for fiscal 1995 to $3.0 million for fiscal 1996. Gross margin remained stable at 29.4% for fiscal 1995 and fiscal 1996. For long distance traffic, average cost per billable minute decreased 5.6%.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $0.4 million, or 24.4%, from $1.7 million for fiscal 1995 to $2.1 million for fiscal 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 22.0% for fiscal 1995 to 20.7% for fiscal 1996 as a result of reduced selling expenses. In 1995, sales personnel were paid base salaries; whereas, in 1996 sales personnel were compensated on a straight commission basis.

FirsTel results for fiscal year ended December 31, 1994 compared to fiscal year ended December 31, 1995.

   Revenues. Revenues increased $3.7 million, or 92.2%, from $4.1 million for fiscal 1994 to $7.8 million for fiscal 1995. Although FirsTel was founded in 1993, its initial launch of an effective sales force and a comprehensive marketing effort occurred during fiscal 1994. Accordingly, fiscal 1995 was the first year to reflect a full year of benefit from the sales and marketing programs. For long distance traffic, total billed minutes increased from 24.1 million for fiscal 1994 to 48.3 million for fiscal 1995, while average revenue per billable minute decreased 4.1%.

   Gross profit. Gross profit increased $1.4 million, or 151.4%, from $0.9 million for fiscal 1994 to $2.3 million for fiscal 1995. Gross margin increased from 22.4% for fiscal 1994 to 29.3% for fiscal 1995 as a result of a reduction in line costs per minute, and more efficient use of the network and switching facilities. For long distance traffic, average cost per billable minute decreased 3.7%.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $0.5 million, or 49.4%, from $1.2 million for fiscal 1994 to $1.7 million for fiscal 1995. As a percentage of revenues, selling, general and administrative expenses decreased from 28.3% for fiscal 1994 to 22.0% for fiscal 1995 as a result of increased revenues without a corresponding increase in expenses.

FirsTel liquidity and capital resources

   FirsTel generated $0.5 million in net cash from operating activities for the nine months ended September 30, 1997. Net cash used in investing activities was approximately $0.2 million, representing equipment purchases. Net cash used in financing activities was $0.4 million, representing reductions in capitalized leases and distributions to stockholders, offset by the proceeds from a debt offering.

   At September 30, 1997, FirsTel had a working capital deficit of $0.9 million and $1.2 million of total debt outstanding, including $1.0 million of notes payable to stockholders which will be acquired by ACG.

FirsTel has historically funded its operations with cash flow from operations and loans from stockholders. FirsTel maintains a revolving line of credit with a local bank in the amount of $0.8 million for the financing of receivables and unbilled services. As of September 30, 1997 there was an outstanding balance of $0.1 million on the line of credit.

   FirsTel generated $0.9 million in net cash from operating activities in fiscal 1996. Net cash used in investing activities was approximately $0.1 million, of which $0.2 million was used for purchasing equipment. Net cash used in financing activities was $0.8 million, primarily for reduction in long-term debt.

   As of December 31, 1996, FirsTel had a working capital deficit of $1.1 million and total debt outstanding of $1.4 million.

   FirsTel generated $0.4 million in net cash from operating activities in fiscal 1995. Net cash used in investing activities was approximately $0.5 million, of which $0.4 million was used for purchases of property and equipment. Net cash provided by financing activities was $0.1 million, of which $0.5 million represented proceeds from long term borrowings, net of $0.2 million in principal payments on long-term debt and $0.2 million in distributions to stockholders.

FEIST LONG DISTANCE, INC.

   The following table sets forth for Feist Long Distance selected statement of operations data and such data as a percentage of revenues for the periods indicated:

                                                                                          NINE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                              SEPTEMBER 30,
                      --------------------------------------------------------- -------------------------------------
                             1994               1995                1996               1996               1997
                      ------------------ ------------------ ------------------- ------------------ ------------------
                                                           (DOLLARS IN THOUSANDS)
Revenues.............  $5,712    100.0%   $7,923    100.0%   $10,028    100.0%   $7,416    100.0%    $8,965    100.0%
Cost of services ....   3,623     63.4%    5,469     69.0%     6,854     68.3%    5,057     68.2%     6,044     67.4%
Depreciation and
 amortization........     255      4.5%      278      3.5%       237      2.4%      170      2.3%       142      1.6%
                      -------- --------  -------- --------  --------- --------  -------- --------  --------  --------
Gross profit.........   1,834     32.1%    2,176     27.5%     2,937     29.3%    2,189     29.5%     2,779     31.0%
Selling, general and
 administrative
 expenses............   1,553     27.2%    2,201     27.8%     2,469     24.6%    1,706     23.0%     2,404     26.8%
                      -------- --------  -------- --------  --------- --------  -------- --------  --------  --------
Income (loss) from
 operations..........     281      4.9%      (25)    (0.3)%      467      4.7%      482      6.5%       375      4.2%

Feist Long Distance results for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1997.

   Revenues. Revenues increased $1.6 million, or 20.9%, from $7.4 million for the nine months ended September 30, 1996 to $9.0 million for the nine months ended September 30, 1997 primarily due to a larger customer base. However, for the nine months ended September 30, 1997 Feist experienced a slower rate of growth than experienced in prior periods due to a change in advertising strategy. For long distance traffic, total billed minutes increased from 49.8 million for the nine months ended September 30, 1996 to 66.1 million for the nine months ended September 30, 1997, while average revenue per billable minute decreased 6.9%.

   Gross profit. Gross profit increased $0.6 million, or 27.0%, from $2.2 million for the nine months ended September 30, 1996 to $2.8 million for the nine months ended September 30, 1997. Gross margin increased from 29.5% for the nine months ended September 30, 1996 to 31.0% for the nine months ended September 30, 1997 as a result of an increase in lower-cost "on-net" traffic and decrease in higher cost "off-net" resold traffic, as well as declining fiber lease rates and access charges. For long distance traffic, average cost per billable minute decreased 15.3%.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $0.7 million, or 40.9%, from $1.7 million for the nine months ended September 30, 1996 to $2.4 million for the nine months ended September 30, 1997. As a percentage of revenues, selling, general and administrative expenses increased from 23.0% for the nine months ended September 30, 1996 to 26.8% for the nine months ended September 30, 1997 as Feist Long Distance added selling and administrative personnel in anticipation of providing local service.

Feist Long Distance results for the fiscal year ended December 31, 1995 compared to the fiscal year ended December 31, 1996.

   Revenues. Revenues increased $2.1 million, or 26.6%, from $7.9 million for fiscal 1995 to $10.0 million for fiscal 1996, due to successful marketing efforts to obtain new small business customers in the long distance market. For long distance traffic, total billed minutes increased from 50.9 million for fiscal 1995 to 71.3 million for fiscal 1996, while average revenue per billable minute decreased 7.1%.

   Gross profit. Gross profit increased $0.7 million, or 35.0%, from $2.2 million for fiscal 1995 to $2.9 million for fiscal 1996. Gross margin increased from 27.5% for fiscal 1995 to 29.3% for fiscal 1996 as a result of an increase in lower-cost "on-net" traffic as compared to higher cost "off-net" resold traffic, as well as declining fiber lease rates and access charges. For long distance traffic, average cost per billable minute decreased 9.4%.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $0.3 million, or 12.2%, from $2.2 million for fiscal 1995 to $2.5 million for fiscal 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 27.8% for fiscal 1995 to 24.6% for fiscal 1996 as management improved the efficiency of administrative and clerical personnel through higher levels of automation.

Feist Long Distance results for the fiscal year ended December 31, 1994 compared to the fiscal year ended December 31, 1995.

   Revenues. Revenues increased $2.2 million, or 38.7%, from $5.7 million for fiscal 1994 to $7.9 million for fiscal 1995, due to the penetration of new markets in Oklahoma, Nebraska, Missouri and Texas utilizing agents and telemarketing. For long distance traffic, total billed minutes increased from
35.1 million for fiscal 1994 to 50.9 million for fiscal 1995, while average revenue per billable minute decreased 4.8%.

   Gross profit. Gross profit increased $0.4 million, or 18.6%, from $1.8 million for fiscal 1994 to $2.2 million for fiscal 1995. Gross margin decreased from 32.1% for fiscal 1994 to 27.5% for fiscal 1995 as a result of an expansion into areas served by independent telephone companies which impose higher access charges than areas served by RBOCs, and the costs associated with utilizing purchased facilities in those new areas. For long distance traffic, average cost per billable minute increased 3.7%.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $0.6 million, or 41.7%, from $1.6 million for fiscal 1994 to $2.2 million for fiscal 1995. As a percentage of revenues, selling, general and administrative expenses slightly increased from 27.2% for fiscal year 1994 to 27.8% for fiscal year 1995.

Feist Long Distance liquidity and capital resources

   Feist Long Distance generated $0.4 million in net cash from operating activities for the nine months ended September 30, 1997. Net cash used in investing activities was approximately $0.1 million, principally for equipment purchases. Net cash used in financing activities was $0.2 million, representing repayment of long-term debt.

   At September 30, 1997, Feist Long Distance had current assets approximately equal to current liabilities and $0.7 million of total debt outstanding which amount is due to shareholders and will be acquired by ACG.

   Feist Long Distance generated $0.3 million in net cash from operating activities in fiscal 1996. Net cash used in investing activities was approximately $0.1 million, which was primarily used to purchase equipment. Net cash used in financing activities was $0.2 million, which was used to repay long term debt.

   As of December 31, 1996, Feist Long Distance had a working capital deficit of $0.3 million and total debt outstanding of $0.8 million.

   Feist Long Distance used $0.3 million in net cash from operating activities in fiscal 1995. Net cash used in investing activities was approximately $0.1 million, which was primarily used for the purchase of equipment. Net cash generated from financing activities was $0.4 million, which represented net proceeds from the issuance of long term debt.

   As of December 31, 1995, Feist Long Distance had a working capital deficit of $0.8 million and total debt outstanding of $1.1 million.

KIN NETWORK, INC.

   The following table sets forth for KINNET selected statement of operations data and such data as a percentage of revenues for the periods indicated:

                                                                                             NINE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                                SEPTEMBER 30,
                      ------------------------------------------------------------ -------------------------------------
                              1994                 1995                1996               1996               1997
                      -------------------- -------------------- ------------------ ------------------ ------------------
                                                            (DOLLARS IN THOUSANDS)
Revenues.............  $ 3,550     100.0%   $ 6,497     100.0%   $8,553    100.0%   $6,031    100.0%    $8,796    100.0%
Cost of services ....    2,450      69.0%     3,094      47.6%    2,864     33.5%    2,055     34.1%     2,996     34.1%
Depreciation and
 amortization(1).....    1,700      47.9%     1,825      28.1%    1,906     22.3%    1,321     21.9%     1,597     18.2%
                      --------- ---------  --------- ---------  -------- --------  -------- --------  --------  --------
Gross profit(1)......     (600)    (16.9)%    1,578      24.3%    3,783     44.2%    2,655     44.0%     4,203     47.7%
Selling, general and
 administrative
 expenses............    2,533      71.4%     2,930      45.1%    3,417     40.0%    2,479     41.1%     3,466     39.4%
                      --------- ---------  --------- ---------  -------- --------  -------- --------  --------  --------
Income (loss) from
 operations..........   (3,133)    (88.3)%   (1,352)    (20.8)%     366      4.3%      176      2.9%       737      8.4%

------------
(1) KINNET has historically included depreciation and amortization in neither gross profit nor selling, general and administrative expenses, but as a separate item in the calculation of income (loss) from operations. The Acquired Companies have historically recorded depreciation and amortization expense as an element of gross profit, and for consistency of presentation, in the text of this Prospectus and the pro forma financial statements, KINNET's depreciation and amortization expense is included in the calculation of gross profit. As presented in KINNET's historical financial statements included herein, its gross profit for fiscal 1994, 1995 and 1996, and for the nine months ended September 30, 1996 and 1997, was (in thousands) $1,100, $3,402, $5,689, $3,976, and $5,800, respectively.

   The Company is acquiring 49% of the outstanding voting stock of KINNET, and hence KINNET's results of operations are included in the Company's financial statements on the equity method of accounting. Such amounts included in the Company's pro forma combined financial statements for the fiscal year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997 were $(388,000), $(349,000) and $(146,000), respectively.

KINNET results for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1997.

   Revenues. Revenues increased $2.8 million, or 45.8%, from $6.0 million for the nine months ended September 30, 1996 to $8.8 million for the nine months ended September 30, 1997. This increase in revenues occurred primarily because of an increase in the volume of traffic as a result of continued successful marketing efforts. Incremental customers gains included two resellers, two equal access subscribers and 79 new private line customers. For long distance traffic, total billed minutes increased from 11.6 million for the nine months ended September 30, 1996 to 16.9 million for the nine months ended September 30, 1997, while average revenue per billable minute decreased 19.3%.

   Gross profit. Gross profit increased $1.5 million, or 58.3%, from $2.7 million for the nine months ended September 30, 1996 to $4.2 million for the nine months ended September 30, 1997. Gross margin increased from 44.0% for the nine months ended September 30, 1996 to 47.7% for the nine months ended September 30, 1997 as a result of network efficiencies, volume discounts and negotiated lower rates. For long distance traffic, average cost per billable minute decreased 4.7%.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $1.0 million, or 39.8%, from $2.5 million for the nine months ended September 30, 1996 to $3.5 million for the nine months ended September 30, 1997. As a percentage of revenues, selling, general and administrative expenses decreased from 41.1% for the nine months ended September 30, 1996 to 39.4% for the nine months ended September 30, 1997 as KINNET was able to take advantage of economies of scale.

KINNET results for the fiscal year ended December 31, 1995 compared to the fiscal year ended December 31, 1996.

   Revenues. Revenues increased $2.1 million, or 31.6%, from $6.5 million for fiscal 1995 to $8.6 million for fiscal 1996. The largest contribution to the increase came from wholesale long distance services which increased from $0.5 million in fiscal 1995 to $1.4 million in fiscal 1996. KINNET experienced significant revenue gains in its other major product lines with private line revenues and equal access revenues increasing 44% and 31%, respectively. Increases in revenues for all product lines are attributable to increases in volumes resulting from successful marketing efforts. For long distance traffic, total billed minutes increased from 10.2 million for fiscal 1995 to
15.9 million for fiscal 1996, while average revenue per billable minute increased 37.3%.

   Gross profit. Gross profit increased $2.2 million, or 139.7%, from $1.6 million for fiscal 1995 to $3.8 million for fiscal 1996. Gross margin increased from 24.3% for fiscal 1995 to 44.2% for fiscal 1996 as the Company's product mix shifted to a greater proportion of equal access service, which is a higher margin product. For long distance traffic, average cost per billable minute decreased 11.3%.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $0.5 million, or 16.6%, from $2.9 million for fiscal 1995 to $3.4 million for fiscal 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 45.1% for fiscal 1995 to 40.0% for fiscal 1996 as a result of efficiencies achieved on maintenance of the fiber system and economies of scale achieved in administrative operations.

KINNET results for the fiscal year ended December 31, 1994 compared to the fiscal year ended December 31, 1995.

   Revenues. Revenues increased $2.9 million, or 83.0%, from $3.6 million for fiscal 1994 to $6.5 million for fiscal 1995. The largest contribution to the increase came from equal access revenues which more than doubled in fiscal 1995 to a total of $3.0 million. Thirteen independent telephone companies were utilizing KINNET's access tandem switch by the end of fiscal 1995 with three more in the process of conversion. For long distance traffic, total billed minutes increased from 3.0 million for fiscal 1994 to 10.2 million for fiscal 1995, while average revenue per billable minute increased 38.1%.

   Gross profit. Gross profit increased $2.2 million, from a loss of $0.6 million for fiscal 1994 to profit of $1.6 million for fiscal 1995. Gross margin increased from (16.9)% for fiscal 1994 to 24.3% for fiscal 1995 as the company's product mix shifted to a greater proportion of equal access service, which is a higher margin product. For long distance traffic, average cost per billable minute increased 9.3%.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $0.4 million, or 15.7%, from $2.5 million for fiscal 1994 to $2.9 million for fiscal 1995. As a percentage of revenues, selling, general and administrative expenses decreased from 71.4% for fiscal 1994 to 45.1% for fiscal 1995 as KINNET achieved significant economies of scale in customer support and administration.

KINNET liquidity and capital resources

   KINNET generated $4.3 million in net cash from operating activities for the nine months ended September 30, 1997. Net cash used in investing activities was approximately $5.8 million for additions to property, plant and equipment. Net cash generated in financing activities was $2.0 million of which $3.9 million was received from KINNET's parent for utilizing the income tax benefit of an operating loss carryover, and $0.3 million was received from the return of Rural Telephone Finance Cooperative capital certificates, net of $2.0 million in principal payments on long-term debt.

   At September 30, 1997, KINNET had a working capital deficit of $2.2 million and $29.5 million of total debt outstanding. KINNET has historically funded its operations with cash flow from operations and debt from lenders.

   KINNET generated $0.5 million in net cash from operating activities in fiscal 1996. Net cash used in investing activities was approximately $1.5 million, which was primarily used for additions to property, plant and equipment. Net cash provided by financing activities was $1.4 million, of which $3.5 million was received from KINNET's parent for utilizing the income tax benefit of an operating loss carryover and for contributions of capital, and $0.4 million was received from the return of Rural Telephone Finance Cooperative capital certificates, net of $2.5 million principal repayments on long-term debt.

   As of December 31, 1996, KINNET had working capital of $1.2 million and total debt outstanding of $31.7 million.

   KINNET used $1.9 million in net cash from operating activities in fiscal 1995. Net cash used in investing activities was approximately $0.7 million, which was primarily used for additions to property, plant and equipment. Net cash provided by financing activities was $3.7 million, of which $6.0 million represented a capital contribution from Liberty Cellular, Inc., net of $2.3 million principal repayments on long-term debt.

   As of December 31, 1995, KINNET had working capital of $0.6 million and total debt of $34.2 million.

PRO FORMA COMBINED RESULTS OF OPERATIONS

   The following discussion of the Company's pro forma combined results of operations for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 should be read in conjunction with the pro forma financial statements included elsewhere herein.

   The following table sets forth certain pro forma combined results of operations data of the Company and such results as a percentage of pro forma combined revenues:

                                        FISCAL YEARS ENDED(1)              NINE MONTHS ENDED SEPTEMBER 30,
                               --------------------------------------- ---------------------------------------
                                     1995(1)             1996(1)               1996                1997
                               ------------------- ------------------- ------------------- -------------------
                                                            (DOLLARS IN THOUSANDS)
Revenue
 Telecommunications services .  $37,772     50.9%   $41,090     48.1%   $29,648     47.0%   $33,455     48.4%
 Yellow page publishing.......   36,469     49.1%    44,324     51.9%    33,463     53.0%    35,624     51.6%
                               --------- --------  --------- --------  --------- --------  --------- --------
 Total........................   74,241    100.0%    85,414    100.0%    63,111    100.0%    69,079    100.0%
Cost of services..............   43,005     57.9%    47,087     55.1%    33,322     52.8%    37,637     54.5%
Depreciation and
 amortization.................    5,975      8.0%     6,111      7.2%     4,521      7.2%     4,339      6.3%
                               --------- --------  --------- --------  --------- --------  --------- --------
Gross profit..................   25,261     34.0%    32,216     37.7%    25,268     40.0%    27,103     39.2%
Selling, general and
 administrative expenses......   23,243     31.3%    26,966     31.6%    19,323     30.6%    23,172     33.5%
                               --------- --------  --------- --------  --------- --------  --------- --------
Income from operations........    2,018      2.7%     5,250      6.1%     5,945      9.4%     3,931      5.7%

------------
(1) All of the Acquired Companies and ACG, except Great Western Directories (for fiscal 1995), Long Distance Management of Kansas, Inc. ("LDM Kansas") and Long Distance Management II, Inc. ("LDM II") have fiscal years which end on December 31. The combined data above for the fiscal years ended December 31, 1995 and 1996 includes data for LDM Kansas and LDM II for the twelve month periods then ended. The combined data above also includes Great Western's fiscal year ended January 31, 1996 for the combined fiscal year ended 1995. Because of the change in Great Western's fiscal year, revenues for the month of January 1996 are included both in fiscal 1995 and fiscal 1996.

Pro forma combined results for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1997.

   Pro forma revenues. Revenues increased $6.0 million, or 9.5%, from $63.1 million for the nine months ended September 30, 1996 to $69.1 million for the nine months ended September 30, 1997. Telecommunications services revenue increased $3.9 million, or 12.8%, from $29.6 million for the nine months ended September 30, 1996 to $33.5 million for the nine months ended September 30, 1997 as a result of an overall increase in traffic for all of the Acquired Companies except Valu-Line, whose domestic long distance minutes were relatively flat. For long distance traffic, total domestic billed minutes increased 13.7% from 192.2 million for the nine months ended September 30, 1996 to 222.6 million for the nine months ended September 30, 1997, while average revenue per domestic billable minute decreased 7.4% from $0.1422 to $0.1317. Yellow page publishing revenue increased $2.2 million, or 6.5%, from $33.5 million for the nine months ended September 30, 1996 to $35.6 million for the nine months ended September 30, 1997 primarily as a result of increased sales of advertising space in the directory in Tulsa, Oklahoma and in other established markets. See "Risk Factors -- Recent Results and Anticipated Future Quarterly Losses."


   Pro forma gross profit. Gross profit increased $1.8 million, or 7.3%, from $25.3 million for the nine months ended September 30, 1996 to $27.1 million for the nine months ended September 30, 1997. As a percentage of revenue, gross margin decreased from 40.0% to 39.2% for the nine months ended September 30, 1996 and 1997. Telecommunications services gross profit increased $1.2 million, or 13.2%, from $9.1 million for the nine months ended September 30, 1996 to $10.3 million for the nine months ended September 30, 1997. Telecommunications services gross margin increased from 30.5% for the nine months ended September 30, 1996 to 30.8% for the nine months ended September 30, 1997 as a result of a scheduled decrease in depreciation expense on equipment. For domestic long distance traffic, average cost per billable minute decreased 10.7% from $0.0856 for the nine months ended September 30, 1996 to $0.0786 for the nine months ended September 30, 1997. Yellow page publishing gross profit increased $0.6 million, or 3.6%, from $16.2 million for the nine months ended September 30, 1996 to $16.8 million for the nine months ended September 30, 1997. Yellow page publishing gross margin declined from 48.5% for the nine months ended September 30, 1996, to 47.2% for the nine months ended September 30, 1997, due to certain variable costs of services, such as commissions, increasing at a more rapid rate than revenues, resulting from temporary changes in commission payment methodology and certain other costs of services, such as printing and distribution.


Pro forma combined results for fiscal 1995 compared to fiscal 1996.

   Pro forma revenues. Revenues increased $11.2 million, or 15.0%, from $74.2 million for fiscal 1995 to $85.4 million for fiscal 1996. Telecommunications services revenue increased $3.3 million, or 8.8%, from $37.8 million for fiscal 1995 to $41.1 million for fiscal 1996 primarily as a result of successful marketing efforts and expansion into new markets. These gains were partially offset by a decrease in the volume of commercial long distance accounts at Valu-Line resulting from technical difficulties experienced during an equipment change. For long distance traffic, total domestic billed minutes increased 10.9% from 238.3 million for fiscal 1995 to 264.3 million for fiscal 1996, while average revenue per domestic billable minute decreased 3.4% from $0.1458 to $0.1409. Yellow page publishing revenue increased $7.8 million, or 21.5% from $36.5 million for fiscal 1995 to $44.3 million for fiscal 1996 primarily as a result of the first publication for revenue of the Tulsa, Oklahoma directory in February 1996.


   Pro forma gross profit. Gross profit increased $6.9 million, or 27.5%, from $25.3 million for fiscal 1995 to $32.2 million for fiscal 1996. Gross margin increased from 34.0% for fiscal 1995 to 37.7% for fiscal 1996. Telecommunications services gross profit increased $0.9 million, or 8.0%, from $11.2 million for fiscal 1995 to $12.1 million for fiscal 1996. Telecommunications services gross margin decreased from 29.7% for fiscal 1995 to 29.5% for fiscal 1996 as a result of changes in product mix to lower margin, higher cost services and implementation of a program to recycle surplus equipment. For long distance traffic, average cost per domestic billable minute decreased 1.7% from $0.0858 for fiscal 1995 to $0.0843 for fiscal 1996. Yellow page publishing gross profit increased $6.0 million, or 42.6%, from $14.1 million for fiscal 1995 to $20.1 million for fiscal 1996. Yellow page publishing gross margin increased from 38.5% for fiscal 1995 to 45.3% for fiscal 1996 due primarily to the gross profit contribution of the first sold year of the

Tulsa, Oklahoma directory, a highly profitable market. Also, certain costs of services did not increase proportionately with revenues due to a competitive bidding process for printing. In addition, Great Western was able to take advantage of an overall decrease in paper prices.


Pro forma combined liquidity and capital resources

   The Company has obtained a commitment letter from CIBC, Inc. ("Lender"), as lender, and Canadian Royal Bank of Commerce ("Agent"), as agent (each an affiliate of CIBC Oppenheimer, one of the Representatives of the Underwriters in this Offering), for a $25.0 million senior secured revolving credit facility (the "Facility"). The commitment is subject to the preparation, execution and delivery of a definitive Credit Agreement incorporating substantially the terms set forth in the term sheet. The amount actually available to the Company under the Facility will be subject to a borrowing base equal to 85% of the face value of the eligible accounts receivable of the Company and its subsidiaries. The obligations of the Company under the Facility will be guaranteed by each subsidiary of the Company, and will be secured by a first priority lien on or pledge of (a) accounts receivable of the Company and each of the Company's subsidiaries, (b) stock of each of the Company's subsidiaries, and (c) a negative pledge of all other assets of the Company and the Company's subsidiaries.

   All loans advanced under the Facility will mature within one year. Amounts advanced under the Facility will accrue interest at a floating rate based upon, at the Company's option, either LIBOR plus a margin of 1.50% or the Agent's base rate (but not less than the Federal Funds rate plus 0.5% per annum) plus a margin of 0.5%. The Facility will require the payment of an upfront fee equal to 1% of the amount committed, a quarterly unused commitment fee equal to 0.5% of the undrawn balance available under the Facility, and an annual administrative fee. The Company intends to use the proceeds of the Facility for working capital, capital expenditures, and general corporate purposes.

   The Facility will include restrictive covenants that are customary for this type of facility and for comparable companies that have recently completed an initial public offering, including without limitation the maintenance of a minimum interest coverage ratio of 3:00 to 1:00 and restrictions on (a) the incurrence of additional indebtedness, (b) granting liens, (c) making loans, investments, and advances, (d) entering into mergers, consolidations, and sales of assets, (e) making capital expenditures in excess of, in the aggregate, $25 million, and (e) acquiring additional subsidiaries without the prior consent of the Lender. In addition, the Facility will prohibit the declaration or payment by Company of dividends or similar distributions to stockholders.

   The obligation of the Lender to make any advances under the Facility will be subject to the satisfaction of certain conditions precedent that are customary for this type of facility and for comparable companies that have recently completed an initial public offering, including without limitation the successful completion of this Offering and receipt of all required payoff letters and evidence of related lien releases in connection with certain indebtedness of the subsidiaries of the Company.


   The $17.0 million of notes issued to stockholders of Great Western and FirsTel in the Acquisitions will be subordinated to the first $50.0 million of outstanding bank debt.

   The Company expects to expend approximately $25.0 million in 1998 to fund the acquisition of additional circuit and packet switches, the leasing of bulk fiber optic capacity from others and the purchase of other capital assets. See "Risk Factors -- Capital Requirements."

   The Company generated $5.9 million in net cash from operating activities for the nine months ended September 30, 1997. Net cash used in investing activities was approximately $0.6 million, principally for property and equipment purchases. Net cash used in financing activities was $4.5 million, representing $3.8 million in principal payments on long-term debt, capital leases and other notes payable and $1.1 million in dividends and distributions to shareholders, net of $0.4 million of proceeds from long-term debt and other notes payable.


   At September 30, 1997, the Company had working capital, as adjusted, of $25.3 million and total debt outstanding of $17.4 million.

   The Company generated $9.0 million in net cash from operating activities in the fiscal year ended December 31, 1996. Net cash used in investing activities in the fiscal year ended December 31, 1996 was approximately $0.7 million, principally for property and equipment purchases, net of proceeds from the sale of equipment. Net cash used in financing activities was $7.5 million, representing $6.5 million in principal payments on long-term debt, capital leases and other notes payable and $1.2 million in dividends and distributions to shareholders, net of $0.3 million of proceeds from long-term debt and other notes payable and $0.1 million net purchases of treasury stock.


   At December 31, 1996, working capital was $10.7 million and total debt outstanding was $6.3 million.

                       INDUSTRY BACKGROUND AND OVERVIEW

GENERAL

   The present U.S. telecommunications marketplace was shaped principally by the court-directed divestiture (the "Divestiture") of the Bell System in 1984. In connection with the Divestiture, the United States was divided into 194 local regions known as Local Access Transport Areas ("LATAs") and the Bell System was separated into a long distance carrier, AT&T, to provide long distance services, and seven RBOCs, including Southwestern Bell and U S WEST, to provide local telecommunications services. Long distance services involve the carriage of telecommunications traffic between LATAs (interexchange). Local services involve the carriage of telecommunications traffic within LATAs (local exchange) and the provision of local network access to the long distance carriers by the local exchange carriers ("LECs"), including the RBOCs and independent entities, thereby allowing long distance traffic to reach end users in a LATA (local access).

   Both local and long distance telephony are switched services, meaning that a customer's call travels over the public switched telephone network with millions of possible routes and is switched (i.e., routed) to its intended destination by a telecommunications service provider, such as the Company, based on dialing information provided by the caller. A letter of authorization from a customer permits a service provider to instruct the ILEC to tag all calls from that customer with the service provider's identification code. This code enables the service provider to bill such customer directly for its local and long distance services. A second type of telephony service is "dedicated" or non-switched service, which generally involves the provision of service between two fixed points, such as between two branch offices of a corporation or between a long distance carrier's points of presence ("POPs") and the customer's private branch exchange ("PBX").

   The long distance and local telecommunications markets are currently undergoing substantial changes, including fundamental changes resulting from the February 8, 1996 enactment of the Telecommunications Act, and the Company believes that it is well positioned to take advantage of these developments.

LONG DISTANCE SERVICES

   Until 1984, AT&T largely monopolized local and long distance telephone services in the United States. Technological and regulatory developments gradually enabled others to compete with AT&T in the long distance market. Since the Divestiture in 1984, competition in the long distance market has increased, service levels have improved, product offerings have increased and prices for long distance services have generally declined, all of which has resulted in increased consumer demand and significant market growth for long distance services. One component of this growth has been the advent of a number of long distance resellers (including some of the Acquired Companies), which emerged as a result of procompetitive regulatory initiatives fostered by the Divestiture. Typically, a reseller of long distance services enters into interconnect agreements with one or more major long distance carriers that allow the reseller to channel its customers' traffic over the major carriers' networks at rates more favorable than those generally available to individual customers.

   A long distance telephone call between two LATAs consists of three segments. Starting with the originating customer, the call is transmitted along the ILEC's local network to a long distance carrier's POP in the originating customer's LATA. At the POP, the call is sent along the long distance carrier's network to the long distance carrier's POP in the LATA in which the terminating customer is located. The call is then sent from this POP along another local network to the terminating customer. Long distance carriers provide only the connection between the two local networks, and pay access charges for switched calls to both the originating and terminating ILEC for traffic obtained from or terminated on their respective local networks.

LOCAL SERVICES

   While the Divestiture facilitated competition in the long distance segment of the telecommunications market, each ILEC initially enjoyed a monopoly in the provision of local telecommunications services in its respective service area. In the mid-1980s, however, there was a surge of construction activity by entities building their own local networks and providing local access and dedicated services designed to allow users to bypass a portion of a particular ILEC's local network. The competitive access providers ("CAPs") were the first providers of these access services and the first competitors in the local telecommunications services market. The demand for alternative local telecommunications services providers in the past has been driven in large part by the significant charges levied by the ILECs against the long distance carriers for access to such ILECs' local networks (access charges). Access charges typically represent approximately 40% to 45% of long distance carriers' long distance revenue. The CAPs' local networks typically consist of fiber optic-based facilities connecting long distance carriers' POPs within a metropolitan area, connecting end users (primarily large businesses and government agencies) with long distance carriers' POPs and connecting different locations of a particular customer. CAPs take advantage of the substantial capacity and economies of scale inherent in their networks to offer customers service that is generally less expensive and of higher quality than that obtained from the ILECs. As CAPs have grown, regulators in some states and at the federal level have issued rulings which favored competition and allowed CAPs to offer a number of new services. Several CAPs have emerged into full-fledged CLECs capable of providing an entire range of switch-based local and long distance telephony services. The Company believes that the trend toward increased competition and deregulation of the telecommunications industry is continuing and accelerating.

   The market for local exchange services consists of a number of distinct service components. These service components are defined by specific regulatory tariff classifications including: (i) local network services, which generally include basic dial tone, enhanced calling features and data services (dedicated point-to-point and frame relay service); (ii) network access services, which consist of access provided by ILECs to long distance network carriers; (iii) short-haul long distance network services, which include intraLATA long distance calls; and (iv) other varied services, including the publication of white page and yellow page telephone directories. According to publicly available sources, the 1996 aggregate revenues of all ILECs were approximately $107.0 billion. Until recently, there was virtually no competition in the local exchange markets.

   Since the Divestiture in 1984, several factors have served to promote competition in the local exchange market, including: (i) rapidly growing customer demand for an alternative to the ILECs monopoly, spurred partly by the development of competitive activities in the long distance market; (ii) advances in the technology for transmission of data and video, which require significant capacity and reliability levels; (iii) the development of fiber optics and digital electronic technology, which reduced network construction costs while increasing transmission speeds, capacity and reliability as compared to traditional copper-based networks; (iv) the significant access charges interexchange carriers are required to pay to ILECs to access the ILECs' networks; and (v) a willingness on the part of legislators to enact and regulators to enforce legislation and regulations permitting and promoting competition in the local exchange market. In particular, the Telecommunications Act requires all ILECs to "unbundle" their local network offerings and allow other providers of telecommunications services to interconnect with their facilities and equipment. Most significantly, the incumbent local exchange carriers will be required to complete local calls originated by the Company's customers and switched by the Company and to deliver inbound local calls to the Company for termination to its customers, assuring customers of unimpaired local calling ability. The Company expects that it will be able to obtain access to incumbent carrier local "loop" facilities (the transmission lines connecting customers' premises to the public switched telephone network) on an unbundled basis at reasonable rates. In addition, ILECs are obligated to provide local number portability and dialing parity upon request and make their local services available for resale by competitors. ILECs also are required to allow competitors non-discriminatory access to local exchange carrier pole attachments, conduit space and other rights-of-way. Moreover, states may not erect "barriers to entry" of local competition, although they may regulate such competition. The Company believes that, as a result of continued regulatory and technological changes and competitive trends, competitive local telecommunications companies have substantial opportunities for growth.

                                   BUSINESS

THE COMPANY

   The Company was founded to create a regional CLEC that provides an integrated portfolio of telecommunications services principally to business customers in selected service areas of Southwestern Bell Telephone Company and U S WEST Communications, Inc. The Company offers long distance, local, Internet access and cellular service primarily in Kansas, Minnesota, Nebraska, North Dakota, Oklahoma, South Dakota and Texas and publishes yellow page directories covering certain markets in Oklahoma and Texas. The Company seeks to offer a bundle of "one stop" integrated telecommunications services tailored to its customers' specific requirements and billed on a single monthly invoice. As of November 30, 1997, the Company provided telecommunications services to almost 35,000 business customers and over 10,000 residential customers in small to mid-sized markets. The Company has recently experienced substantial growth in its base of local customers. The Company's local customer access lines in service grew from approximately 1,000 at June 30, 1997 to approximately 11,000 at September 30, 1997 and approximately 17,500 at November 30, 1997. In the fiscal year ended December 31, 1996, the Company had pro forma combined revenues of $85.4 million and EBITDA of $11.5 million. For the nine months ended September 30, 1997, the Company had pro forma combined revenues of $69.1 million and EBITDA of $8.5 million.

   The Company owns and operates six digital tandem switches in Kansas, Oklahoma, South Dakota and Texas. It also owns a 49% interest in KINNET, the owner or operator of an approximately 880-route mile fiber optic network and a Northern Telecom DMS 500 switch in Kansas. KINNET currently has one of the largest fiber optic networks in the state of Kansas. As part of the KINNET transaction, the Company made a $10.0 million direct cash investment in KINNET, $5.0 million of which KINNET has agreed to apply to the buildout in 1998 and 1999 of a 537-mile, $21.5 million network extension from Wichita, Kansas to the greater Kansas City metropolitan area, with a leg to Tulsa, Oklahoma, that will provide self-healing redundancy to its fiber optic network. KINNET has advised the Company that it expects to finance the balance of the expansion with loan proceeds from the RTFC.

   The Company is also an independent publisher of yellow page directories, and in the twelve months ended November 30, 1997 published approximately 3.1 million copies of its yellow page directories covering 20 markets in Oklahoma and Texas. These directories contained advertisements for approximately 46,000 business customers. The Company anticipates expanding its yellow page operations into additional markets in the Region. The Company believes that the advertisers in its yellow page directories provide a significant opportunity to cross-sell its bundle of telecommunications services through its direct sales force of approximately 255 persons, including approximately 40 telemarketers, as of November 30, 1997. Through a strategic relationship with Feist Publications, Inc., an affiliate of one of the Acquired Companies, the Company also has the opportunity to cross-sell its telecommunications services to an additional 29,000 yellow page advertising customers.

   The Company is pursuing a growth strategy that it believes will enable it to minimize its initial capital expenditures relative to many other CLECs that constructed facilities-based networks at a very early stage in their development. The Company currently utilizes its own network facilities combined with the leased network facilities of several long distance providers and ILECs within the Region, including Southwestern Bell and U S WEST. By reselling the local service of Southwestern Bell and U S WEST, the Company has achieved a rapid penetration of the local telephone markets in Wichita, Kansas and Sioux Falls, South Dakota. Ultimately, the Company will only construct significant local network infrastructure in those markets where a critical mass of customers makes it economically justifiable to do so.

   The Company has executed comprehensive local exchange resale agreements with Southwestern Bell, U S WEST and affiliates of Sprint and GTE covering eight states within the Region. Additionally, the Company has entered into agreements with several interexchange carriers to provide "off-net" switching and network transmission services for its long distance traffic. The Company has also entered into agreements to resell cellular service in selected areas in the Region. These agreements allow the Company initially to offer a bundle of telecommunications services without the necessity of substantial expenditures for the construction of network facilities.

   The Telecommunications Act of 1996 has created significant opportunities for telecommunications service providers, particularly regional CLECs. According to publicly available estimates, in 1996 total revenues from local and long distance telecommunications services in the United States were approximately $192.0 billion, of which approximately $107.0 billion were derived from local exchange services and approximately $85.0 billion from long distance services. In recent years, these telecommunications service revenues have grown approximately 6% per year. Although the U.S. long distance and local exchange industries are dominated by a few companies, including AT&T, MCI (which has entered into a merger agreement to be acquired by WorldCom), Sprint, WorldCom and the RBOCs, there are over 5,000 additional providers of long distance, local and other telecommunications-related services. In many of the small to mid-sized cities that are the Company's primary target markets, there are independent telecommunications companies which have significant market penetration, many of which the Company believes represent attractive acquisition candidates.

   The Company believes that it has significant opportunities to increase its revenues and reduce elements of its cost structure that were not available to the Acquired Companies prior to the Acquisitions and the Offering. The Company's new senior management team brings extensive prior CLEC, ILEC and public company experience, and its members have held senior operational, strategic planning, financial and sales positions with their prior employers. The Company intends to leverage this extensive management experience in the centralizing of selected areas of operations where it can benefit from its larger size such as the purchasing of minutes over its leased network and consolidating its management information, selling and other administrative functions. The Company also intends to permit the strong management teams of the Acquired Companies to conduct the customer sensitive aspects of their operations on a decentralized basis. In order to increase the revenues provided by its existing customer base, the Company plans to train its sales force to cross-sell all of the Company's services, with an increased emphasis on selling local services. The Company believes that a personalized approach to sales and customer service will enhance its ability to attract and retain customers who desire the convenience of a fully integrated product offering. To further enhance its marketing efforts, the Company intends to establish the "ACG" brand name through co-branding with the established names of the Acquired Companies.

BUSINESS STRATEGY

   The Company's objective is to become a leading provider of integrated telecommunications services primarily to businesses in Kansas, Minnesota, Nebraska, North Dakota, Oklahoma, South Dakota and Texas and a significant provider of such services in Arkansas, Colorado and Montana. The Company believes that it can achieve its goal of becoming a leading telecommunications service provider in its target markets by adhering to the following five-fold strategy:

o Plan Smart -- Focus on small and medium-sized businesses and residential customers and select vertical market segments in small to mid-sized cities in the Region. The Company believes that competition from other CLECs and ILECs is less intense in these areas because, in many cases, the ILECs have reduced their efforts to serve and defend these territories in response to the competitive threat in their major market cities. In addition, by focusing its sales efforts in territories served by ILEC central offices where collocation is a viable economic alternative, the Company can build a loyal customer base through the resale of local services prior to committing to build the infrastructure necessary to support facilities-based local service.

o  Sell Smart --

   - Sell into established customer relationships by marketing local telephone services to the Company's existing yellow page and long distance customers. Because the Company only recently began to offer additional telecommunications services to its long distance customers, only a small portion of these customers has been targeted to subscribe to the Company's local, Internet access or cellular services. In addition, the Company has not yet offered its bundle of telecommunications services to the approximately 75,000 yellow page customers to which it has access. The Company therefore believes that it has a substantial reservoir of prospective business customers that is already familiar with some aspects of the Company's services.

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   - Bundle services to bring value to the Company's customers, increase total revenue per customer, reduce selling costs and minimize customer churn. The Company currently bundles and bills local, long distance, and cellular services and believes it can enhance its overall margins by combining its yellow page and Internet services with these traditional telecommunications services.

   - Offer enhanced services that have less competition and higher margin potential, such as high speed data transport, Internet access, Web Page design and support, and integrated voice, data and video communications services.

o Build Smart -- Predicate growth strategies on the recognition that network capacity is increasingly becoming a commodity. By first focusing on acquiring customers through resale of local, long distance, cellular and Internet services, the Company believes that it can secure customer relationships, produce a consistent revenue stream, and evolve an economic strategy for serving customers. The Company's serving strategy includes not only developing network facilities to directly serve customers, but also enhancing its OSS to provide network monitoring and control, flow through provisioning, customer care, and enhanced billing functionality. During 1998, the Company will resell the network facilities of ILECs to provide local service to its customers. During 1999 and thereafter, the Company will continue to focus on reselling local service, while at the same time implementing a substantial effort to acquire unbundled loops and local fiber. By interconnecting with the ILEC in the central office and acquiring unbundled loops, the Company should be able to reduce its cost of providing service and capture the additional revenue paid by IXCs for local access. The Company should also be able to further reduce its local and long distance costs by acquiring rights to local and intercity fiber and other high bandwidth capacity within the Region. By adding its own circuit and packet switches to this bandwidth, the Company can add value, offer new products, and better control the quality of service. Finally, where economically advantageous, the Company intends to construct fiber and other network facilities.

o  Grow Smart --

   - Increase the Company's sales force to rapidly market the Company's services in all targeted service areas and thereafter to expand into other areas within the Region. The Company recognizes it has an opportunity to expand its yellow page base into other market areas as well as to expand its service offering with World Pages, a specialized Web site development and hosting service to which ACG has the exclusive marketing rights in its service area.

   - Evaluate attractive acquisition candidates in the Region. The Company initially intends to target leading local companies whose customers can be added to the Company's existing network without significant expenditures for infrastructure additions. By aggregating the traffic of several companies onto its existing network, the Company expects to increase the utilization of equipment, consolidate its buying power and increase its ability to negotiate more attractive contracts with third-party suppliers of network services.

   - Pursue the formation of additional strategic alliances with other yellow page publishers, utility companies, cooperatives and others in order to create marketing alliances that give the Company access to large, stable customer bases in its market areas to which it can sell its bundle of telecommunications services. The Company currently has a five-year strategic relationship with FPI, a 20-year publisher of yellow page directories in 15 markets in the Region. The Company's telecommunications sales force will have access to FPI's 29,000 yellow page advertisers in the Region. Because of one of the Acquired Companies' purchase of PAM COMM, a division of PAM Oil, Inc., the Company has another strategic relationship that will allow it to solicit PAM Oil, Inc.'s approximately 15,000 business customers primarily in Idaho, Minnesota, Montana, North Dakota and South Dakota. Finally, the Company and Northwestern have entered into an agreement regarding the possible creation of a strategic alliance that would permit ACG to market its telecommunications services to that utility's approximately 100,000 electric and natural gas business and residential customers in South Dakota and Nebraska. See "The Company -- Strategic Relationships."

o Serve Smart -- Provide not only the highest quality customer service but also become an industry leader in the deployment of innovative technology and services. The Company believes that by prudently

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   using new technology and by offering new services, especially enhanced data applications, it can become a low cost provider, maintain high value for its customers and differentiate itself from other commodity providers. These services will include data transport services such as frame relay, transparent LAN, Internet content, and other packet-based integrated multimedia services. Certain members of the Company's senior management team have considerable experience in developing and deploying these services.

PRODUCTS AND SERVICES

   The Company primarily provides retail telecommunications services principally to business customers in the Region. Currently, the Company offers long distance, local, Internet access, cellular and other enhanced services to customers primarily in Kansas, Minnesota, Nebraska, North Dakota, Oklahoma, South Dakota and Texas and to a lesser extent in Arkansas, Colorado and Montana. The Company currently provides its local services on a resale basis through Southwestern Bell and U S WEST. The Company's other services include private lines, and the sale, installation and service of telephone equipment. The Company also publishes yellow page directories serving 23 market areas in Texas, Oklahoma and California.

   Long Distance. The Company offers a full range of retail long distance services, including traditional switched and private line long distance, toll free (800/888), and operator services, to almost 35,000 business and over 10,000 residential customers. The Company's long distance service is generally accessed from the customer's location using "1+" dialing, and the Company primarily targets business customers because of the greater volume and relatively higher profitability of their business. Residential customers are desirable, however, because they frequently use the Company's network during off-peak hours. High volume customers may lease dedicated access lines in order to reduce their costs of service. Toll-free services are utilized by customers who have a substantial number of incoming long distance calls.

   Local Services. In early 1997, the Company began to resell the local exchange services primarily of Southwestern Bell and U S WEST. At November 30, 1997, the Company was providing approximately 17,500 local access lines to customers in Kansas, North Dakota, South Dakota and Texas and was authorized to resell local service in four other states in the Region. The Company plans to promptly seek authorization to resell such services in the remainder of the Region. Once the Company generates a critical mass of customers in a market area and outstanding regulatory issues are resolved, the Company may expand its facilities to provide local service over its own network, supplemented by other local exchange carriers' unbundled facilities.

   Cellular Services. As of November 30, 1997 the Company provided cellular service on a resale basis to more than 2,200 customers in Iowa, Nebraska, North Dakota and South Dakota.

   Telephone Equipment and Maintenance Services. The Company sells and installs customer premise equipment such as telephones, office switchboard systems and, to a lesser extent, PBXs, manufactured by Toshiba America Information Systems, Panasonic, Inc., Harris Corporation and others. As of November 30, 1997, the Company serviced over 2,800 customers in the Wichita, Kansas market. The Company intends to offer these services in additional markets in the future, with the goals of enhancing and supporting the Company's sale of local and long distance services and facilitating customer retention.

   Wholesale Services. The Company currently resells leased line capacity to other carriers and owns a 49% interest in KINNET, the owner or operator of an approximately 880-route mile fiber optic network in Kansas. The Company's investment in KINNET is accounted for on the equity method of accounting. See "--Network Facilities and Carrier Agreements -- KINNET."

   Yellow Page Publishing. During the twelve months ended November 30, 1997, the Company produced and distributed an aggregate of approximately 3.1 million copies of 20 annual yellow page telephone directories in Oklahoma and Texas, including many of the Company's target telecommunications markets. These locations served include: Alvin/Friendswood/Pearland, Amarillo, Arlington, Baytown, Clear Lake City, Denton, Fort Worth, Grand Prairie, Humble/Kingwood, Irving, Killeen, Lufkin/Nacodoches, Northeast Tarrant County, Pasadena, Temple/Belton, Waco, and Wichita Falls, Texas; Enid, Lawton and Tulsa, Oklahoma. The Company has published six annual yellow page

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
directories in California, including Monterey Peninsula-Salinas, Santa Cruz and Palo Alto, California. The Company will not continue to publish the other three directories in California after 1997. The Company is at present evaluating the publication of additional yellow page directories covering other portions of the Region, but is contractually prohibited from publishing a yellow page directory in Oklahoma City or its metropolitan area until after the fifth anniversary date of the acquisition of Feist Long Distance. The start-up costs associated with the development of a new directory for a typical population center are substantial. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Certain Acquired Companies -- Great Western Directories, Inc." Great Western derives its revenue primarily from the sale of advertising space in its directories. It contracts with third parties for the printing of its directories. The Company believes that the telephone directories provide valuable marketing opportunities for its bundle of telecommunications services. The Company intends to utilize Great Western's sales force of approximately 170 direct sales personnel, including approximately 20 telemarketers, to sell both advertising space in Great Western's telephone directories and the Company's telecommunications services.

   Enhanced Services. The Company believes that it can significantly increase its revenues and margins and reduce customer churn by offering enhanced telecommunications services to its customers. By buying bandwidth in bulk and acquiring rights to fiber, the Company believes that it can use its own switching resources to provide multiple services to each individual customer while at the same time enabling many customers to use the same network resources simultaneously. In addition, these network resources can be monitored and controlled effectively from a central location. This efficiency creates value for the customers and enhanced profitability potential for the Company. The Company intends to further develop and offer the following enhanced services:

 o Transparent LAN Service -using leased and acquired high bandwidth networks the Company will provide business customers seamless native speed point-to-point Ethernet, Token Ring, or other high speed transport service.

 o Fast Packet Service -using its switches and unbundled local loops, tail circuits, and its intercity capacity, the Company will offer customers Frame Relay, ATM and other packet services for local point-to-point connections, intercity connections, or access to national and international packet switched networks.

 o Internet Access -in conjunction with one or more highly qualified Internet service providers ("ISPs"), the Company will offer Internet access as a bundled service to its business and residential customers. The Company may seek to acquire an ISP and thereby provide Internet content as well as access.

 o Web Hosting and Enhanced Internet Business Services -- Great Western is currently marketing World Pages, a specialized Web Page service, to its yellow pages customers in its target markets. World Pages provides an opportunity not only to provide customers with Web page design and support, but also to expand into Web based advertising and electronic commerce. The Company will aggressively enhance and market its Web based product offerings with World Pages as a cornerstone of that service.

 o Integrated Communications Services -by early 1999, the Company intends to market a new type of integrated telecommunications service to small and medium-sized businesses in the Region. The Company intends to use advanced packet switching technology to integrate voice, data, and multimedia onto one network. This service will feature full LAN support using virtual LAN technology, telephone and video over LAN, local calling, long distance calling, Internet access, LAN to LAN access for E-commerce as well as help desk and software upgrade service. Customer assistance will be expedited with "reach through" technology for downloading software and trouble resolution. Through central software management, applications "metering" (paying only for the number of applications in use) and similar arrangements with software vendors, the Company expects to enhance the profitability of its integrated communications services. Full help desk services will be available under various billing plans as will off-line storage, data image retrieval and similar services. The foregoing services may be offered in conjunction with strategic partners.

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 o  Specialize Vertical Market Applications -because the Company's markets include many smaller communities, the Company will use its intercity capabilities to deliver integrated solutions to specially targeted institutions and businesses. The Company will leverage its expertise in telephony, data, and network management by partnering or acquiring companies with specific solutions with high demand in a given market segment. For example, the Company may seek to partner with a company offering tele-medicine and records management software by jointly marketing these services in its serving area. The Company will develop and support these products through a centralized group.

NETWORK FACILITIES AND CARRIER AGREEMENTS

   On-Net. The Company has an extensive communications network within the Region and upon which the Company can transmit its customer's long distance calls. The Company's "on-net" facilities consist of (i) the Company's switches, (ii) leased access trunks that connect the Company's switches to the ILEC central offices, (iii) leased lines that connect the Company's high volume business customers directly to its switches, and (iv) leased lines and access trunks that connect the Company's switches to certain points of presence and central offices in the Region. Once a long distance call reaches one of the Company's switches, it can be routed "on-net" over the Company's network of leased lines to a point of presence in the city of its destination; or, if the Company does not have an "on-net" connection, the call can be routed over the network of another carrier from which the Company purchases access, generally on a usage basis, for the transmission of the calls on that carrier's system. Transmissions on facilities owned by others are referred to as "off-net" transmissions.

   To provide its services, the Company offers various types of dedicated fiber optic lines that operate at different speeds and handle varying amounts of traffic to provide appropriate solutions to its customers' needs.

 o DS-0 -- A dedicated line service that meets the requirements of everyday business communications, with transmission capacity of up to 64 kilobits of bandwidth per second (a voice grade equivalent circuit). This service offers a basic low capacity dedicated digital channel for connecting telephones, fax machines, personal computers and other telecommunications equipment.

 o T-1 or DS-1 -- A high speed channel typically linking high volume customer locations to ILECs or other customer locations. Used for voice transmissions as well as the interconnection of local area networks, T-1 or DS-1 service accommodates transmission speeds of up to 1.544 megabits per second, the equivalent of 24 DS-0 circuits. The Company offers this high-capacity service for customers who need a larger communications pipeline.

 o DS-3 -- This service provides a very high capacity digital channel with transmission capacity of 45 megabits per second, which is equivalent to 28 DS-1 circuits or 672 DS-0 circuits. This is a digital service used by ILECs for central office connections and by some large commercial users to link multiple sites.

   The Company owns and operates six digital switches: one Harris 2020LX digital tandem and local switch located in Dallas, Texas; three Harris 2020 digital tandem switches located in Sioux Falls, South Dakota; one Northern Telecom DMS 250 digital tandem switch located in Wichita, Kansas; and one Stromberg Carlson digital tandem switch located in Oklahoma City, Oklahoma. Furthermore, KINNET owns a Northern Telecom DMS 500 with local and long distance switching capability located in Moundridge, Kansas.

   Following the Offering the Company believes that it can enhance the functionality and reduce the costs of its "on-net" facilities by (i) centralizing network management in a single location, (ii) connecting its various switches with leased high capacity fiber optic cables to increase least cost routing flexibility, (iii) installing digital access cross connects or other types of nodes that permit the Company to access local exchange carriers' switches without installing a switch and (iv) leveraging the higher traffic volume of the Acquired Companies to secure rate reductions on the cost of usage-based leased lines because of materially increased traffic volume available for transmission over such leased lines.

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
   Off-net. MCI and WorldCom provide the majority of the Company's long distance "off-net" transmission services. The Company has two off-net carrier agreements with one of the Dominant Long Distance Carriers that expire in February 1998 and September 1999 and provide for minimum monthly commitments of $225,000 and $200,000, respectively. If the minimum usage level is not met, an additional amount is due, although the aggregate will not exceed the monthly minimum. Since the inception of the agreements, the minimum usage levels under these contracts have been met and the Company has not incurred any cash payments in lieu of minimum usage requirements under these contracts. The Company's contracts with these companies contain terms and conditions that are customary in the industry, do not impose unusual burdens and can be readily replaced upon comparable terms and conditions by arrangements with other carriers.

   FirstTel entered into a long distance resale agreement with Total Network Services in July 1996 with an initial term of 24 months. This agreement provides for a minimum monthly payment obligation of $75,000, rising to $100,000 per month in the last six months of the agreement. The minimum usage levels under this contract prior to October 1, 1997 have been waived and subsequent levels have been reduced to $25,000 per month to the end of the contract. Through an acquisition, FirsTel has also recently assumed a take-or-pay contract with WorldCom with a $25,000 per month minimum through July 1999. The Company has no other take-or-pay contracts.

   The Company believes that the aggregate traffic volume of the Acquired Companies will enable the Company to negotiate more favorable "off-net" carrier agreements than any individual Acquired Company could negotiate based upon its individual traffic volume.

   KINNET. The Company owns 49% of the outstanding capital stock of KINNET, the owner or operator of an approximately 880-route mile fiber optic network in Kansas. KINNET is a carriers' carrier and currently serves 26 counties, 105 communities and over 60,000 end users in Kansas. It also sells private line services of DS-1 and DS-3 capacity to interexchange carriers, cellular telephone carriers, independent local telephone companies, business and government accounts and other long distance telephone service providers such as the Company. KINNET operates a Northern Telecom DMS 500 switch located in Moundridge, Kansas. In 1996, this switch provided approximately 104 million minutes of equal access time or "1+" dialing services for approximately 18 independent local telephone companies in Kansas. KINNET also provides wholesale termination services for other long distance telephone companies. Feist Long Distance, one of the Acquired Companies, intends to transfer its entire customer base of switched long distance minutes to the KINNET switch after the Offering. KINNET has agreed to apply $5.0 million of the $10.0 million direct cash investment by the Company to the buildout in 1998 and 1999 of a 537-mile, $21.5 million network extension from Wichita, Kansas to the greater Kansas City metropolitan area with a leg to Tulsa, Oklahoma that will provide self-healing redundancy to its fiber optic network. KINNET has advised the Company that it expects to finance the balance of the expansion with loan proceeds from the RTFC. In 1996, the KINNET network operated at 99.9% reliability. The network is regularly tested and serviced and is monitored 24 hours per day.

   The remaining 51% of KINNET is owned by Liberty, and the shares owned by Liberty and ACG are subject to a 10-year stockholders' agreement. Under that agreement ACG is entitled to elect four directors and Liberty is entitled to elect five directors. After the Offering, KINI, L.C. will continue to manage KINNET pursuant to a management agreement. KINI, L.C. is owned by, among others, independent Kansas telephone companies that are significant customers of KINNET. E. Clarke Garnett, President of KINNET, KINI, L.C. and Liberty, has agreed to become a director of ACG effective upon the Offering.

SALES AND MARKETING

   The Company intends to focus its sales efforts primarily on business customers in the Region. The Company's marketing strategy is built upon the belief that small to mid-sized business customers prefer one supplier for all of their telecommunications services. The Company believes that it can effectively compete for business customers based upon price, accurate billing of a bundle of services on a single invoice, quality of service, and existing relationships with yellow page advertisers of the Company or one of its strategic partners. The Company's management believes that high quality training is a prerequisite

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for customer focused selling and superior customer service, and as a result the Company intends to initiate an intensive training program for each member of the Company's sales force.

   Sales and marketing of the Company's telecommunications services were conducted, as of November 30, 1997, by approximately 85 direct sales personnel including approximately 20 telemarketers. As of the same date, advertising space in the Company's yellow page directories was sold by Great Western's direct sales force of approximately 170 persons, including approximately 20 telemarketers, which the Company plans to train to cross-sell the Company's telecommunications services in conjunction with the sale of advertising space in its directories. The Company intends in 1998 to increase its direct sales force by approximately 150 new direct sales personnel as well as expand its staff of telemarketers. Additional directory sales personnel will be needed to expand into new markets and also to call on existing customers, since the marketing of telecommunications services will increase the length of time of each sales call. The Company's expanded direct sales force will focus on increasing revenues from existing business customers by offering an integrated bundle of telecommunications services and emphasizing the marketing of competitive local service to customers who have not previously been offered this service.

   The Company believes the addition of Great Western's sales force in selling telecommunications services will greatly enhance the Company's sales and marketing efforts. It will provide the Company with an immediate presence in Great Western's markets where it does not yet provide integrated telecommunications services, but where the Company expects to do so in the future. The Company's sales force will begin marketing telecommunications services to existing directory customers in Great Western's current markets, and as Great Western enters new markets, the sales force will jointly market directory advertising and telecommunications services. The directories will contain detailed descriptions of the Company's services, and instructions on how to order the Company's bundle of services. In effect, the directories will serve as advertising for the Company's telecommunications services. The Company believes that directories are commonly used sources of information that will provide the Company with a long-term marketing presence in the businesses and residences that receive and review the Great Western directories.

   In addition to the field marketing sales force in the Region, the Company plans to develop a small group of highly experienced and technologically proficient major accounts sales persons and sales engineers. This group will market more complex solutions, including enhanced services, to targeted large customers in the Region. The Company believes that in this way it can continue the focus of its local sales forces on the primary target segment of small and mid-sized businesses while at the same time availing itself of the opportunity to serve specific large customers.

COMPETITION

 Telecommunications

   The telecommunications industry is highly competitive. The Company competes primarily on the basis of pricing, accurate billing of a bundle of services on a single invoice, quality of service and customer dissatisfaction with the service provided by existing carriers. The ability of the Company to compete effectively will depend on its ability to maintain high quality services at prices generally equal to or below those charged by its competitors. In particular, price competition in the long distance market has generally been intense and is expected to increase. Many of the Company's competitors (such as the Dominant Long Distance Carriers on an interLATA basis and Southwestern Bell and U S WEST on an intraLATA basis) have substantially greater financial, personnel, technical, marketing and other resources, significantly larger numbers of established customers and more prominent name recognition than the Company and utilize extensive transmission networks. Certain of the Company's competitors may have lower overhead cost structures and, consequently, may be able to provide their services at lower rates than the Company. In addition, the Company will also increasingly face competition in the long distance market from local exchange carriers, switchless resellers and satellite carriers and may eventually compete with public utilities and cable companies. In particular, RBOCs such as Southwestern Bell and U S WEST are now allowed to provide interLATA long distance services outside their home regions, as well as interLATA mobile services within their regions. They will be allowed to provide interLATA long distance

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services within their regions after meeting certain requirements of the
Telecommunications Act intended to foster opportunities for local telephone competition. The RBOCs already have extensive fiber optic cable, switching, and other network facilities in their respective regions that can be used for their long distance services.

   The Company's principal competitor for local exchange services will be the ILEC in each particular market, including either Southwestern Bell or U S WEST in virtually all of the Company's initial market areas. The ILECs will enjoy substantial competitive advantages arising from their historical monopoly position in the local telephone market, including their preexisting customer relationship with all or virtually all end users. Furthermore, the Company will be highly dependent on the competing ILEC for local network facilities and wholesale services required in order for the Company to assemble its own local retail products. The Company will also face competition from CLECs, some of whom have already established local operations in the Company's target markets.

   The Company generally prices its services at a discount to the primary carrier (or carriers) in each of its target markets. The Company has experienced, and expects to continue experiencing, declining revenue per minute in many of its markets as a result of increased competition, although due to technological innovation and substantial available transmission capacity, transmission costs in the industry have historically declined at a more rapid rate than prices. There can be no assurance that this cost trend will continue. Some industry observers have predicted that, early in the next decade, telephone charges will no longer be based on the distance a call is carried and hence the Company's results of operations may be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Certain Acquired Companies -- Overview of the Acquired Companies Sources of Revenues and Expenses."

   Large long distance carriers, such as some of the Dominant Long Distance Carriers, have begun to offer both local and long distance telecommunications services. In addition, ILECs are expected to compete in each other's markets in some cases. For example, in the future RBOCs may provide local services within their respective geographic regions in competition with independent telephone companies, as well as outside their regions. Wireless telecommunications providers may develop into effective substitutes for wireline local telephone service. Certain long distance companies are also considering using this strategy. In addition, if local access carriers expand their toll free calling areas, traffic which might otherwise have been carried by the Company as long distance traffic may be carried by the Company as local traffic, or carried by the other carrier. Utilities companies are also entering into the telecommunications business. The Company also competes with numerous direct marketers and telemarketers and equipment vendors and installers with respect to certain portions of its business.

 Yellow Page Directories

   Great Western competes for advertising dollars to finance the publication of its yellow pages directories with the RBOCs, other ILECs and independent publishers of yellow page directories, many of whom have substantially greater resources than the Company. Based upon independent surveys, Great Western believes that between 40% and 60% of the users of yellow page directories in most of its market areas generally use Great Western's publications when they consult yellow page directories. The Company believes that Great Western is among the four largest publishers of independent yellow page directories in the United States. Southwestern Bell is Great Western's principal competitor in its market areas.

REGULATION

   Overview. The Company's services are subject to federal, state and local regulation. The Company, through its wholly owned subsidiaries, holds various federal and state regulatory authorizations. The FCC exercises jurisdiction over telecommunications common carriers to the extent they provide, originate or terminate interstate or international communications. The FCC also establishes rules and has other authority over certain issues related to local telephone competition. State regulatory commissions retain jurisdiction over telecommunications carriers to the extent they provide, originate or terminate intrastate

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communications. Local governments may require the Company to obtain licenses, permits or franchises in order to use the public rights-of-way necessary to install and operate portions of its networks.

   Federal Regulation. The Company is categorized as a non-dominant carrier by the FCC, and as a result is subject to relatively limited regulation of its interstate and international services. Certain general policies and rules apply (such as a current requirement for the filing of tariffs, which may be eliminated for domestic interstate service), as well as certain reporting requirements, but the Company's rates and practices are not routinely reviewed. Each of ACG and the Acquired Companies engaged in providing long distance telephone services has obtained or is seeking all authority required by the FCC to conduct its international long distance business and expects to have all authority, the lack of which would be material, prior to the consummation of the Offering. As a non-dominant carrier, the Company may install and operate wireline facilities for the transmission of domestic interstate communications without prior FCC authorization.

   The FCC also imposes prior approval requirements on transfers of control of regulated companies and assignments of operating authorizations. The FCC has the authority generally to condition, modify, cancel, terminate or revoke operating authority for failure to comply with federal laws or the rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for such violations. There can be no assurance that the FCC or third parties will not raise issues with regard to the Company's compliance with applicable laws and regulations.

   Under the Communications Act of 1934 as amended, and the rules, regulations and policies of the FCC, the Company is required to provide its services pursuant to just, reasonable and non-discriminatory rates and practices. This includes the requirement that the Company's rates for interexchange service to rural and high cost areas be no higher than those charged to urban areas and that the same rates for the same interstate interexchange services be applied in every state in which the Company offers such communications services. In addition, as a communications common carrier engaged in the provision of interstate communications, the Company is required to pay annual regulatory fees to the FCC (in an amount based on its proportionate share of gross interstate revenues), provide Telecommunications Relay Service ("TRS") for the hearing and speech impaired in its operating areas (either directly, through designees, or in concert with other carriers), and make annual contributions to the TRS Fund (also based upon the Company's share of gross interstate revenues) and, in the near future, the Universal Service Fund.

   The FCC also regulates the interstate access rates charged by ILECs for the origination and termination of interstate long distance traffic. Those access rates make up a significant portion of the cost of providing long distance service. The FCC has recently announced changes to its interstate access rules that will result in restructuring of the access charge system and changes in access charge rate levels. These changes will reduce per-minute access charges and substitute new per-line flat-rate monthly charges. These actions are expected to reduce access rates, and hence the cost of providing long distance service, especially to business customers. However, the full impact of the FCC's new decisions will not be known until those decisions are implemented over the next several years, during which time parties may ask the FCC to reconsider its decision. AT&T has committed to reduce its long distance rates to reflect access cost reductions, and other competitors of the Company are likely to make similar reductions. In such event, the Company may need to reduce its rates in response to competitive pressures. In a related proceeding, the FCC has adopted changes to the methodology by which access has been used in part to subsidize universal telephone service and other public policy goals.

   The Telecommunications Act also gives the FCC a substantial role in establishing rules for the implementation of local telephone competition. The Telecommunications Act imposes a variety of new duties on ILECs in order to promote competition in local exchange and access services, and the FCC has authority to develop rules to implement these duties. Some smaller independent ILECs may seek suspension or modification of these obligations, and some companies serving rural areas are exempt from them.

   In that regard, on August 8, 1996, the FCC adopted the Interconnection Decision to implement the interconnection, resale and number portability provisions of the Telecommunications Act. The Intercon-nection Decision established rules pursuant to which ILECs would interconnect their networks with the networks of CLECs on the basis of reasonable and non-discriminatory rates. The Interconnection Decision also established rules governing the rights of CLECs to obtain and use elements of the ILECs' networks at cost-based rates either to supplement or substitute for alternative local network facilities that the CLECs would otherwise be required to install. In addition, the Interconnection Decision sets rules governing a CLEC's access to wholesale versions of the ILECs' retail local services for resale. The ILECs were required to establish administrative support systems so that these services and functionalities could be made available to other carriers on a nondiscriminatory basis. The Interconnection Decision also created rules to deal with reciprocal compensation for the transport and termination of local telecommunications, non-discriminatory access to rights of way, and related matters. A related FCC order adopted the same day established rules implementing the Telecommunications Act with respect to local and toll dialing parity among competitors; nondiscriminatory access to telephone numbers, operator services, directory assistance and listings, network information; and reform of numbering administration.

   Some of these rules have yet to be implemented, while others have been struck down on appeal. The Telecommunications Act provides that ILECs and other carriers will attempt to negotiate interconnection agreements pursuant to the rules developed by the FCC. Where those negotiations are not successful, state public utility commissions ("PUCs") act as arbitrators, subject to the rights of the parties to seek further appeals. To date a number of interconnection agreements have been negotiated or arbitrated, but nevertheless important pricing and operational issues remain to be resolved in future proceedings.

   In addition, the U.S. Court of Appeals for the Eighth Circuit has responded to appeals from the ILECs by vacating certain portions of the Interconnection Decision, including rules governing the rates that ILECs may charge for use of their network elements and services. The court had initially granted a stay of certain provisions of the Interconnection Decision, including the pricing rules and a rule that would have permitted new entrants to "pick and choose" among various provisions of existing interconnection agreements. All other provisions of the Interconnection Decision and related FCC orders were to remain in effect pending resolution of the appeal on the merits. Although the judicial stay of the Interconnection Decision did not prevent the Company from attempting to negotiate other interconnection agreements with local exchange carriers, it did create uncertainty about the rules governing pricing, terms and conditions of interconnection agreements, and could have made negotiating such agreements more difficult and protracted. The FCC applied unsuccessfully to the U.S. Supreme Court to vacate the judicial stay, but on July 18, 1997, the Eighth Circuit issued an opinion which, among other things, held that the stay had expired. The decision also invalidated key elements of the Interconnection Decision and stated that the law grants the state commissions, not the FCC, the authority to determine rates involved in the implementation of the local competition provisions of the Telecommunications Act. More specifically, the court overturned the FCC's pricing guidelines, the "pick and choose" rule, and some portions of the FCC unbundling rules, including the requirement that ILECs recombine network elements that are purchased by CLECs on an unbundled basis. The court upheld, however, the FCC's view of the network elements that ILECs must unbundle, found that nothing in the Telecommunications Act requires a CLEC to own or control a telecommunications network before being able to purchase unbundled elements, and affirmed certain other aspects of the Interconnection Decision. Several interexchange carriers (including AT&T, MCI and Sprint) filed petitions for rehearing with the Eighth Circuit, requesting the court to reinstate certain of the FCC rules that were found unlawful. Various ILECs filed petitions of their own regarding aspects of the court's decision that they found objectionable. On October 14, 1997, the court denied the petitions of the interexchange carriers, granted those of the ILECs and struck down an additional FCC rule established in the Interconnection Decision that, it held, would have the effect of permitting a CLEC access to an ILEC's network elements on a bundled as well as on an unbundled basis. The court's decision thereby prevented CLECs from acquiring bundled network elements at cost-based rates, and made only unbundled elements available at those rates. In a separate decision on August 22, 1997, the Eighth Circuit held that the FCC exceeded the scope of its jurisdiction by issuing rules concerning dialing parity that affect essentially intrastate services and local, interstate calls within a single LATA.


   The FCC, AT&T, MCI, Sprint, WorldCom and a large number of CLECs and others filed petitions for certiorari requesting the United States Supreme Court to overturn both of the Eight Circuit's decisions. The petitions asserted, among other things, that the Eighth Circuit erred in finding the FCC lacked jurisdiction to promulgate rules implementing the local competition pricing provisions of the Telecommunications Act of 1996 and in rejecting the "pick and choose" provisions of the FCC's Rules. On January 26, 1998, the United States Supreme Court granted the petitions for certiorari filed by the FCC, various IXCs, CLECs and others challenging the Eighth Circuit's decision. In addition, the Supreme Court granted conditional petitions for certiorari filed by the ILECs that, among other things, challenged the Eighth Circuit's decisions to uphold FCC rules that would give new competitors cost-based access to ILECs' unbundled network elements. These petitions have been consolidated, and one hour of oral argument has been allotted during the Supreme Court's next term. There can be no assurance that the stricken portions of the FCC's rules will be reinstated on appeal or on further consideration by the FCC, or that the Company will be able to obtain interconnection agreements on terms acceptable to the Company. There can also be no assurance that the FCC's rules will prove sufficient, as implemented in the negotiation and arbitration process, to permit local telephone competition to develop as a general matter. In this latter regard, on July 2, 1997, SBC Communications Inc. ("SBC"), the parent of Southwestern Bell, filed suit in United States District Court, Northern District of Texas (Wichita Falls) challenging the constitutionality of the Telecommunications Act. SBC alleged that Sections 271 through 275 of the Act, which govern the entry by a regional holding company ("RHC") into long distance markets and certain other lines of business, are unconstitutional in four ways: (i) the sections deny a RHC's First Amendment free speech rights by imposing a four-year separate subsidiary requirement for entry into electronic publishing; (ii) the provisions violate the separation of powers clause by revoking the legally protected monopolies that were established in the Divestiture; (iii) the sections infringe on the equal protection clause of the Fifth Amendment by restricting long distance entry for RBOCs and not their competitors; and (iv) the provisions violate the "Bill of Attainder" clause by employing legislative means to tread on judicial boundaries and bring about a loss of civil rights and business opportunities. SBC filed a motion for summary judgment with the Court on July 30, 1997. SBC's motion alleged that the Act is "causing irreparable harm, including denial of significant business opportunities, the loss of customer goodwill and infringement of First Amendment rights."


   On December 31, 1997, the Court granted SBC's motion. The Court found that the Special Provisions constitute a "bill of attainder" and are therefore unconstitutional because they (i) identify the Bell Operating Companies ("BOCs") as a specific group; (ii) inflict punishment on that group; and
(iii) do so without giving the BOCs the benefit of a judicial trial. The Court devoted the bulk of its analysis to the second of these points, concluding that (a) the Special Provisions are comparable to burdens that the U.S. Supreme Court has historically identified as punitive (observing that they prevent the BOCs from entering lucrative markets that are open to their competitors, and reinstate certain restrictions on BOC activities that were imposed by the consent decree that broke up AT&T but had long since been removed); (b) they cannot reasonably be said to further non-punitive legislative purposes (on grounds that they presume the BOCs' guilt for anticompetitive conduct that has not yet taken place); and (c) the legislative history of the Special Provisions evidences an intent to punish the BOCs (in that the Special Provisions perpetuate constraints on the BOCs that were imposed by the AT&T consent decree, which was crafted in response to alleged anticompetitive conduct by AT&T and not by the BOCs themselves). The Court saw no need to address SBC's equal protection and First Amendment arguments.


   The Court's decision is considered to be controversial by many, and the United States Department of Justice has joined AT&T, MCI and Sprint in asking the Court for a stay of the decision's effectiveness pending the filing of an appeal to the United States Court of Appeals for the Fifth Circuit. MCI has since filed a notice of appeal with the Fifth Circuit urging that it overturn the Court's decision. In the meantime, the court has approved a December 30, 1997 request by Bell Atlantic that it be covered by the effect of the December 31 ruling. The Court has also rejected the request of Ameritech to join the case, on grounds that it was filed after the ruling. On February 11, 1998, the Court temporarily stayed its order, pending appeal.


   The Company has executed comprehensive local exchange resale agreements with Southwestern Bell, U S West, Sprint and GTE covering eight states in the Region. These agreements do not completely resolve all pricing and operational issues for the resale of local services or access to the unbundled network elements. Some of such terms may be affected by legal proceedings regarding FCC regulatory requirements, the outcome of which will apply to the industry as a whole. However, the Company believes that these agreements represent a reasonable initial step in the process of establishing local service on a commercial basis.

   The Company expects to negotiate similar agreements with other ILECs. However, other carriers who have preceded the Company in the negotiation process have expressed dissatisfaction with some of the terms of their agreements, or with the operational support systems by which they obtain the interconnection they require to provide local services to end users. No assurance is possible regarding how quickly or how adequately the Company will be able to take advantage of the opportunities created by the Telecommunications Act. The Company could be adversely affected if the court decision reversing some of the new FCC rules, or problems in the related arbitration and negotiation process, result in increasing the cost of using ILEC network elements or services, or if such actions otherwise resulted in delays in the implementation of the Telecommunications Act.

   In addition, the Company's plans to provide local telephone service are heavily dependent upon implementation of provisions of the Telecommunications Act. The Telecommunications Act preempted state and local laws to the extent that they prohibited local telephone competition, and imposed a variety of new duties on ILECs intended to advance such competition, including the duty to negotiate in good faith with competitors requesting interconnection to an ILEC's network. However, negotiations with ILECs have sometimes involved considerable delays and the resulting negotiated agreements may not necessarily be obtained on terms and conditions that are acceptable to the Company. In such instances, the Company may petition the proper state regulatory agency to arbitrate disputed issues. There can be no assurance that the Company will be able to negotiate acceptable new interconnection agreements with ILECs or that if state regulatory authorities impose terms and conditions on the parties in arbitration, such terms will be acceptable to the Company.

   The Telecommunications Act also imposes certain duties on non-ILECs, such as the Company. These duties include the obligation to complete calls originated by competing carriers under reciprocal arrangements or through mutual exchange of traffic without explicit payment; the obligation to permit resale of their telecommunications services without unreasonable restrictions or conditions; and the duty to provide dialing parity, number portability, and access to rights of way. The Company does not anticipate that these obligations will impose a material burden on its operations. However, given that local telephone competition is still in its infancy and implementation of the Telecommunications Act has just begun, there can be no assurance in this regard.

   The Telecommunications Act also establishes the foundation for substantial additional competition to the Company's long distance operations through elimination or modification of previous prohibitions on the provision of interLATA long distance services by the RBOCs and General Telephone Operating Companies. The RBOCs are now permitted to provide interLATA long distance service outside those states in which they provide local exchange service ("out-of-region long distance service") upon receipt of any necessary state or federal regulatory approvals that are otherwise applicable to the provision of intrastate or interstate long distance service. They also are allowed to provide long distance services for their cellular and other mobile services within the regions in which they also provide local exchange service ("in-region service"). The RBOCs will be allowed to provide wireline in-region service upon specific approval of the FCC and satisfaction of other conditions, including a checklist of interconnection requirements. (Many of these additional conditions to entry will be eliminated if the Court's decision in the SBC case discussed above is affirmed on appeal.) The General Telephone Operating Companies are permitted to enter the long distance market without regard to limitations by region. The General Telephone Operating Companies are also subject to the provisions of the Telecommunications Act that impose interconnection and other requirements on local exchange carriers.

   The FCC has granted ILECs certain flexibility in pricing their interstate special and switched access services. Under this pricing scheme, local exchange carriers may establish pricing zones based on access traffic density and charge different prices for access provided in each zone. The Company anticipates that the FCC will grant ILECs increasing pricing flexibility as the number of interconnection agreements and competitors increases. In a pending rulemaking proceeding scheduled for completion soon, the FCC is expected to announce new and more specific policies regarding the conditions and timing under which ILECs will be eligible for such increased pricing flexibility. There can be no assurance that such pricing flexibility will not place the Company at a competitive disadvantage, either as a purchaser of access for its long distance operations, or as a vendor of access to other carriers or end user customers.

   Effective January 1, 1998, ILECs became entitled to assess PICC charges upon switching a customer's service from one provider to another. At the present time, the Company expects to pay a blended rate of approximately $5.00 per business and residential customer as a PICC charge. Unless all interexchange carriers elect to pass these charges along to their customers, those carriers that elect to absorb the PICC charge will enjoy a competitive advantage over those that attempt to pass the charge along to their customers. The Company believes that larger carriers will be better able to absorb the PICC charges over the short term, and hence will enjoy a competitive advantage until market conditions drive the cost of the PICC charge to lower levels. The Company will determine whether to absorb or pass along the PICC charge once it assesses the action taken by its competitors. Absorption of the PICC charge would increase the Company's cost of providing telecommunication services and consequently would adversely impact the Company's results of operations.

   State Regulation. The Company is also subject to various state laws and regulations. Most PUCs require providers such as the Company to obtain authority from the commission prior to the initiation of service. In most states, including Texas, Kansas, Oklahoma, North Dakota, South Dakota and Nebraska, the Company also is required to file tariffs setting forth the terms, conditions and prices for services that are classified as intrastate. The Company also is required to update or amend its tariffs when it adjusts its rates or adds new products, and is subject to various reporting and record-keeping requirements.

   Many states also require prior approval for transfers of control of certified carriers, corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and incurrence by carriers of significant debt obligations. Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law or the rules, regulations and policies of state regulatory authorities. Fines or other penalties also may be imposed for such violations. There can be no assurance that state utilities commissions or third parties will not raise issues with regard to the Company's compliance with applicable laws or regulations.

   The Company initially will provide CLEC services in the Region through resale of the retail local services of the respective ILECs. Certain of the Acquired Companies have obtained CLEC certification in eight states and are currently reselling local services in portions of Texas, Kansas, North Dakota and South Dakota. ACG has initiated proceedings to secure regulatory approvals for the Acquisitions, and expects to have all approvals the absence of which would be material prior to the consummation of the Offering. The Company intends to seek CLEC certification in other states throughout the Region.

   Many issues remain open regarding how new local telephone carriers will be regulated at the state level. For example, although the Telecommunications Act preempts the ability of states to forbid local service competition, it preserves the ability of states to impose reasonable terms and conditions of service and other regulatory requirements. However, these statutes and related questions arising from the Telecommunications Act will be elaborated further through rules and policy decisions made by PUCs in the process of addressing local service competition issues.

   The Company also will be heavily affected by state PUC decisions related to the ILECs. For example, PUCs have significant responsibility under the Telecommunications Act to oversee relationships between ILECs and their new competitors with respect to such competitors' use of the ILECs' network elements and wholesale local services. PUCs arbitrate interconnection agreements between the ILECs and new competitors such as the Company when necessary. PUCs are considering ILEC pricing issues in major proceedings now underway. PUCs will also determine how competitors can take advantage of the terms and conditions of interconnection agreements that ILECs reach with other carriers. It is too early to evaluate how these matters will be resolved, or their impact on the ability of the Company to pursue its business plan.

   States also regulate the intrastate carrier access services of the ILECs. The Company is required to pay such access charges to such carriers that originate and terminate its intrastate long distance traffic. The Company could be adversely affected by high access charges, particularly to the extent that the ILECs do not incur the same level of costs with respect to their own intrastate long distance services. A related issue is used by certain ILECs, with the approval of PUCs, of extended local area calling that converts otherwise competitive intrastate toll service to local service. States also are or will be addressing various intraLATA dialing parity issues that may affect competition. It is unclear whether state utility commissions will adopt changes in their rules governing intrastate access charges similar to those recently approved by the FCC for interstate access. The Company's business could be adversely affected by such changes.

   The Company also will be affected by how states regulate the retail prices of the ILECs with which it competes. The Company believes that, as the degree of intrastate competition increases, the states will offer the local exchange carriers increasing pricing flexibility. This flexibility may present the local exchange carriers with an opportunity to subsidize services that compete with the Company's services with revenues generated from non-competitive services, thereby allowing ILECs to offer competitive services at lower prices than they otherwise could. The Company cannot predict the extent to which this may occur or its impact on the Company's business.

   Valu-Line has been providing intrastate long distance services to customers in Arkansas since 1992 without the requisite permit from the state utility commission. Valu-Line has initiated steps to secure the requisite permit for such activities and no penalties have been assessed to date. While the Arkansas regulatory authorities have the power to require the forfeiture of the revenues generated by Valu-Line's unlicensed intrastate activities in Arkansas (approximately $270,000 through September 30, 1997), Valu-Line is endeavoring to negotiate a reduced penalty. The Company is negotiating an appropriate escrow arrangement with the stockholders of Valu-Line or a reduction in the purchase price to cover such penalty. See also Notes to Financial Statements of Feist Long Distance for information relating to a potential liability of approximately $250,000 arising from the provision of long distance services in Missouri without the requisite state permits.

   Local Government Authorizations. In the event the Company determines to construct any portion of its network, it will be required to obtain easements, street use and construction permits and licenses or franchises to install its network using municipal rights-of-way. In some municipalities where the Company might elect to construct a network, it might be required to pay license or franchise fees based on a percentage of gross revenues or on a per linear foot basis. In many markets, the ILECs do not pay such franchise fees or pay fees that are substantially less than those that might be required to be paid by the Company, although the Telecommunications Act requires that in the future such fees be applied in a competitively neutral manner. To the extent that, notwithstanding the Telecommunications Act, competitors do not pay the same level of fees as the Company, the Company could be at a competitive disadvantage.

   General. The telecommunications market is in a period of substantial change and uncertainty. As the Telecommunications Act and related FCC and state actions are implemented, new issues are likely to arise that can affect the Company and its business plan. No assurance can be given that future regulatory developments will not have a materially adverse impact on the Company or on the value of the Common Stock.


RECENTLY INSTITUTED LITIGATION AGAINST AN ACQUIRED COMPANY

   In early February 1998, Valu-Line was served with a petition by four plaintiffs (including the lawyer filing the suit) which alleged, among other things, that Valu-Line billed the plaintiffs for services never provided and intentionally "bumped up" the actual time of services used by plaintiffs in order to increase Valu-Line's charges to them. The plaintiffs purported to bring the suit as a class action and alleged violations of the Texas Deceptive Trade Practices Act, fraud, breach of contract, negligence and gross negligence. They sought damages in an unspecified amount, further damages under the Deceptive Trade Practices Act (which could be as much as triple the actual damages), interest, attorney's fees and such other relief to which they may have been entitled. The petition contained no details with respect to

Valu-Line's alleged conduct. While representatives of Valu-Line advised ACG that they believe Valu-Line's billing practices have and do conform generally to industry standards and FCC rate filings and that the plaintiffs' allegations were without merit, Valu-Line, in order to avoid protracted litigation, entered into a settlement, a nominal portion of which will be paid by the Company, and an agreed confidential dismissal with prejudice, with the four named plaintiffs prior to the certification of the suit as a class action. The former stockholders of Valu-Line have agreed, severally, to indemnify the Company for a period of six months after the closing of the Offering against liabilities, costs and expenses, including legal fees, relating to similar claims which others may bring in the future. In order to fund this indemnity obligation, the former stockholders have deposited in escrow an aggregate of 71,428 shares of Common Stock, and their obligation is limited to the value of those shares.


REAL PROPERTY AND LEASES

   The Company leases its corporate headquarters space in St. Louis, Missouri from an unaffiliated third party on a month-to-month basis.

   The Company owns office buildings in Amarillo and Longview, Texas and leases office space and facilities in Dallas, Texas; Oklahoma City, Oklahoma; Wichita, Kansas; Sioux Falls, South Dakota and several other locations. The leases for these offices expire at various times through January 2002.

   The Company may lease or purchase additional office space and switching and other network facilities in connection with an expansion of its business.

EMPLOYEES

   As of November 30, 1997, the Company had over 580 full-time employees, none of whom is represented by a union or covered by a collective bargaining agreement. The Company believes that its relationship with its employees is good.

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
                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth certain information concerning each of ACG's directors and executive officers (ages as of November 30, 1997). The Board of Directors (the "Board") will consist of twelve directors, divided into three classes of directors serving staggered terms. Directors and executive officers of ACG are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Directors of ACG are elected at annual meetings of the stockholders. Executive officers of ACG generally are appointed by the Board shortly after each annual meeting of stockholders.


                                                                                              TERM
                                                                                               AS
                                                                                            DIRECTOR
              NAME              AGE(1)               POSITION(S) WITH COMPANY                EXPIRES
              ----              ------               ------------------------              ----------
Richard P. Anthony ............   49   Chairman of the Board, President and Chief             2000
                                       Executive Officer
James F. Cragg.................   46   Executive Vice President, Sales and Marketing and      1998
                                       Director
William H. Zimmer III .........   44   Executive Vice President, Chief Financial Officer,     1999
                                        Treasurer, Secretary and Director
Richard O'Neal(2) .............   57   President--Directory Services Group and Director       1999
Fred L. Thurman(2) ............   47   President--Telecommunications Services Group  and      2000
                                       Director
Todd J. Feist(2) ..............   33   Vice President--Kansas/Telecommunications              1999
                                        Services Group and Director
Rod K. Cutsinger ..............   54   Director                                               2000
Fentress Bracewell(2)(3)(4)(5).   76   Director                                               1998
E. Clarke Garnett(2)(3)(6)  ...   37   Director                                               1999
Reginald J. Hollinger(2)(3)(4).   34   Director                                               2000
David M. Mitchell(2)(4)(6)  ...   49   Director                                               1998
G. Edward Powell(6) ...........   61   Director                                               1998


------------
(1) No person shall be nominated for election, nor elected, as a director of ACG if such person (i) has attained the age of 80 as of such nomination or election, or (ii) will attain the age of 80 prior to the expiration of the term of office for which he is being nominated or elected.
(2) Election will become effective on the closing of the Offering, and the biographical information set forth herein assumes the consummation of the Offering.
(3)    Member of the Nominating Committee.
(4)    Member of the Compensation Committee.
(5) Member of the Audit Committee. The Company intends to promptly identify and appoint two additional independent directors to the Board and the Audit Committee no later than the 1998 annual meeting of stockholders in order to satisfy the requirements of the NYSE.
(6) Elected pursuant to an agreement with ACG or certain stockholders. See "Certain Transactions -- Voting Arrangements."

   Richard P. Anthony joined ACG in November 1997 and was elected Chairman of the Board, President and Chief Executive Officer of ACG in December 1997. Since 1993, Mr. Anthony had been employed by Brooks Fiber Properties, Inc. ("Brooks Fiber"), a CLEC and a competitive access provider which has recently entered into a merger agreement to be acquired by WorldCom. Mr. Anthony joined Brooks Fiber as its seventh employee, and most recently served as Regional President of one of the two regions of Brooks Fiber. In that capacity he had responsibility for directing sales, construction and operations in 25 cities, including Oklahoma City, Tulsa, Houston, Austin, Dallas, San Antonio, Kansas City and Minneapolis. Mr. Anthony also chaired the Brooks Fiber Service Delivery Committee which was concerned with defining the business practices and recommending changes to the operational support systems supporting order processing, billing, provisioning, as well as network monitoring and asset administration. Earlier, from March 1993 until August 1996, Mr. Anthony was Brooks Fiber's Senior Vice President of Marketing and Strategy. From 1991 until 1993, Mr. Anthony was Senior Vice President of Strategy, Marketing and Network of Intermedia Communications of Florida, Inc. ("ICI"), a competitive access provider that completed its initial public offering in 1992. From 1989 through 1990, Mr. Anthony was Director, Data Communications, of Telcom USA, a large long distance company. From 1987, when ICI began operation, to 1989, Mr. Anthony was Vice President of Strategy, Marketing and Sales of ICI. Mr. Anthony had spent a number of years in the telecommunications industry prior to that time.

   James F. Cragg was elected Executive Vice President, Sales and Marketing and Director in December 1997. Since January 1997 Mr. Cragg had been employed by Brooks Fiber. Mr. Cragg most recently served as Acting Regional President, Eastern Region, and also as General Manager and Regional Vice President, Mid-America Region. In these capacities, he had responsibilities for directing sales, construction and operations in Kansas, Minnesota, Missouri and Tennessee. From 1995 to 1996, Mr. Cragg was Senior Vice President, Business Markets for Snyder Communications Inc., an integrated marketing company. In this capacity, Mr. Cragg was responsible for managing a large outsourced sales channel (staffed by 650 sales representatives speaking 22 foreign languages) representing MCI Business to Business Sales as an agent to MCI. From 1994 to 1995, Mr. Cragg was a Director of Sales and Marketing for Ernst & Young. From 1983 to 1994, Mr. Cragg held various responsibilities at MCI. His last position at MCI was Director of Sales and Service, Mid-America Region.

   William H. Zimmer III was elected Executive Vice President, Chief Financial Officer, Treasurer Secretary and a Director of ACG in December 1997. Since 1991 Mr. Zimmer had been employed as Treasurer and Secretary of Cincinnati Bell Inc., ("CBI"), the holding company of an incumbent local exchange carrier. For more than nine years prior to that time, he served in a variety of finance positions with CBI. As Secretary and Treasurer of CBI, Mr. Zimmer was primarily responsible for that company's corporate financings, risk management, trust asset management, cash management, corporate investments and rating agency and exchange relationships. Mr. Zimmer has agreed to facilitate an orderly transition of his duties at CBI by consulting at mutually convenient times with officials of CBI through the first quarter of 1998.

   Richard O'Neal is President -- Directory Services Group and a Director of ACG. He founded Great Western in 1984 and has served as its President since that time. Mr. O'Neal also has served as an officer and director of several publishing organizations such as the Yellow Page Publishers Association and the Association of Directory Publishers, two of the largest organizations in that industry.

   Fred L. Thurman is President -- Telecommunications Services Group and a Director of ACG. He has been President of FirsTel since April 1994. Prior to that time he served as a consultant to FirstTel for six months. Between 1984 and 1989, Mr. Thurman provided accounting, tax and management advisory services as a certified public accountant to Dial-Net, Inc., a long distance telephone company, which was acquired by LDDS, Inc. in 1993. Since 1979 Mr. Thurman has also been a partner in Thurman, Comes, Foley & Co. LLC, a public accounting firm in Sioux Falls, South Dakota, but in the last several years has not been active in the practice.

   Todd J. Feist is Vice President -- Kansas/Telecommunications Services Group and a Director of ACG. He has been President of Feist Long Distance since February 2, 1996. Prior to that time he had been Network Manager for Feist Long Distance since April 1, 1994 and before that date had been Distribution Manager of Feist Publications, Inc. in Lubbock, Texas since 1987.

   Rod K. Cutsinger has been a Director of ACG and its predecessor since the organization of its predecessor in June 1996 and served as Chairman and Chief Executive Officer from June 1996 until Mr. Anthony assumed those positions in December 1997. Mr. Cutsinger, the founder of ACG, developed the Company's initial acquisition strategy and successfully negotiated the definitive acquisition agreements with the Acquired Companies. In early 1983 Mr. Cutsinger founded Advanced Telecommunications Corporation ("ATC") and by the end of that year ATC had acquired six companies and completed an initial public offering. After selling his interest in ATC, in 1986 Mr. Cutsinger founded American Funeral Services, Inc. ("AFS"), a publicly held death care company headquartered in Houston, Texas. In late 1992 AFS was acquired by Service Corporation International. Thereafter, Mr. Cutsinger founded and served as the principal officer of Vadacom, Inc., a switched based long distance company headquartered in Houston, that sold substantially all its assets in 1995. See "Certain Transactions -- Additional Background Information." Mr. Cutsinger is also an executive officer, director and equity interest owner of CPFF and Consolidation Partners.

   Fentress Bracewell is primarily engaged in managing his personal investments in Houston. Prior to his retirement in 1991, Mr. Bracewell was a Senior Partner in the law firm of Bracewell & Patterson, L.L.P., having been one of the founders of that firm in 1945. Mr. Bracewell remains a Founding Partner and Special Counsel of Bracewell & Patterson, L.L.P., although he has no continuing equity participation in that firm. He also serves as a director of First Investors Financial Services, Inc., an automobile finance company.

   E. Clarke Garnett has served as President of KINNET, KINI and Liberty, (the owner of 51%, after the Offering and prior owner of 100% of the outstanding capital stock of KINNET), since November 1996. Prior to that time, he had served as an Executive Vice President of these three companies since May 1994 and as Executive Director since September 1992. Between 1990 and 1992, Mr. Garnett was the General Manager, Western Region, of CommNet Cellular, Inc.

   Reginald J. Hollinger is a Managing Director and Group Head of the Telecommunications Investment Banking Group at PaineWebber Incorporated, one of the Representatives of the Underwriters. Mr. Hollinger serves as a member of the Investment Banking Division's Management Committee. Prior to joining PaineWebber in 1997, Mr. Hollinger worked at Morgan Stanley & Co. Incorporated for eight years and was most recently a Principal focusing exclusively on the telecommunications industry. Mr. Hollinger has a wide range of corporate finance and mergers and acquisitions experience in the telecommunications industry.

   David M. Mitchell has been engaged primarily as an investor in the telephone business since 1982 when he founded National Telephone Exchange of Temple, Texas. Mr. Mitchell sold this and two other telephone companies in 1991 to U.S. Long Distance. Mr. Mitchell owned a 50% interest in Valu-Line at the time Valu-Line was acquired by the Company.

   G. Edward Powell served as Executive Vice President, Chief Financial Officer and Director of ACG and its predecessor between July and December 1997, after having acted as a consultant to and a director of ACG's predecessor since September 1996. Mr. Powell joined the accounting firm of Price Waterhouse LLP in 1959 and served as managing partner of that firm's Houston office between 1982 and his retirement in 1994. Since his retirement, Mr. Powell has served as a director of and consultant to five emerging high technology companies in addition to his involvement with the Company.

OTHER VICE PRESIDENTS

   The following table sets forth certain information regarding other Vice Presidents of Services Groups of ACG who are not considered executive officers:

        NAME        AGE                  VICE PRESIDENT (1)
        ----        ---                  ------------------
Brad Van Leur ..... 41    Marketing/Telecommunications Services Group
Donald R. Sarchet   48    Networks/Telecommunications Services Group
Bill Rhodes ....... 49    Texas/Telecommunications Services Group
Earle Brown ....... 40    Interconnect/Telecommunications Services Group
Larry Baldwin ..... 52    Operations/Directory Services Group
Mark Fields ....... 33    Finance/Directory Services Group
Max Andrews ....... 39    Marketing/Directory Services Group

------------
(1) Election will become effective upon the closing of the Offering, and the biographical information set forth below assumes the consummation of the Offering.

   Brad Van Leur is Vice President -- Marketing/Telecommunications Services Group of ACG. Mr. Van Leur has been Vice President Sales & Marketing for FirsTel since 1995, and between 1993 and 1995 served as FirsTel's consultant for long distance. From 1989 to 1993, he served as regional sales manager for North Dakota, South Dakota, Minnesota, Iowa and Nebraska for Dial Net, and in 1993 he also served as Director of Operations in South Dakota for LDDS/WorldCom. From 1987 to 1989 he was Sales Manager for South Dakota for Computel, a long distance and interconnect company, which was acquired by Dial Net in 1989. From 1985 to 1987 he served in various positions for Long Line/Teletech, a long distance company.

   Donald R. Sarchet is Vice President -- Networks/Telecommunications Services Group of ACG. Since 1992, Mr. Sarchet has been Vice President, Network Operations of Valu-Line. Between 1989 and 1992, he served as Area Manager -- Field Operations -- North of ATC. From 1984 to 1989, Mr. Sarchet served in various positions with Clay Desta Digital Corporation. Clay Desta was acquired by ATC in 1989. Prior to that time, from 1966 to 1982, Mr. Sarchet served in various positions with Southwestern Bell, including as Network Service Supervisor in several locations.

   Bill Rhodes is Vice President -- Texas/Telecommunications Services Group. He has been President of Valu-Line since April 1996. Prior to that time, Mr. Rhodes was employed by Rockwell International, Inc. for more than 20 years in various engineering, program management, marketing and business development executive capacities.

   Earle Brown is Vice President -- Interconnect/Telecommunications Services Group. He has served as President of Tele-Systems since January 1995 and prior to that time had served as Vice President-Operations of Tele-Systems since November 1989.

   Larry Baldwin is Vice President -- Operations/Directory Services Group. Mr. Baldwin has served as Great Western's Executive Vice President, Secretary and Treasurer since its inception in 1984. Prior to that time he was involved in instant printing operations in Amarillo, Texas.

   Mark Fields is Vice President -- Finance/Directory Services Group. Mr. Fields has been Controller of Great Western since December 1994. From August 1990 until December 1994, he was a Manager with KPMG Peat Marwick LLP. Between August 1987 and August 1990, he was a Senior Auditor for Deloitte & Touche.

   Max Andrews is Vice President -- Marketing/Directory Services Group. Mr. Andrews, whose sales experience dates back to 1982, has been a sales manager with Great Western since January 1994; most recently having served as the General Sales Manager for Texas and Oklahoma. From January 1989 to December 1993, he was a district sales manager for Dun & Bradstreet/Donnelley Information Publishing in San Diego, California.

DIRECTOR COMPENSATION

   Directors of ACG who are also employees of the Company receive no directors' fees but are eligible to receive, and have received, grants of stock options under the Company's 1997 Stock Awards Plan. Non-employee directors receive fees of $1,000 for each board meeting in which they participate, are reimbursed for reasonable out-of-pocket travel expenditures incurred and receive options to purchase shares of Common Stock pursuant to the Directors' Plan upon election to the Board.

   In October 1997 ACG adopted the Directors' Plan. The Directors' Plan provides for the grant of stock options to non-employee directors of the Company. The Directors' Plan is administered by the Board of Directors and authorizes the grant of options to purchase up to 300,000 shares of Common Stock for issuance as nonqualified options. Each director of the Company who is not an employee of the Company or any of the Company's subsidiaries (an "Eligible Director"), is granted options to acquire 15,000 shares of Common Stock on the first to occur of the date of consummation of the Offering or the date of such director's first election to the Board. Additional options to acquire 5,000 shares of Common Stock will thereafter be awarded to each Eligible Director on the date of the annual meeting of stockholders at which he or she is reelected to serve an additional three-year term as a Director of the Company. As of the date of the consummation of the Offering, each of Messrs. Fentress Bracewell, Rod K. Cutsinger, E. Clarke Garnett, Reginald J. Hollinger, G. Edward Powell and David M. Mitchell will be granted options to purchase 15,000 shares of Common Stock pursuant to the Directors' Plan at the initial public offering price. The option will vest in equal annual installments on the first, second and third anniversaries of the consummation of the Offering.

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
EXECUTIVE COMPENSATION

   Neither ACG nor its predecessor has conducted any operations other than related to the Acquisitions and the Offering, and ACG's predecessor did not pay any compensation prior to June 1996. The Company anticipates that during 1997 its most highly compensated executive officer and his annualized base salary will be Mr. Rod K. Cutsinger (who served as Chairman and Chief Executive Officer until Mr. Richard P. Anthony assumed those positions in December 1997) -- $300,000. Mr. Cutsinger is no longer an officer or employee of ACG. In lieu of cash compensation from the Company, Mr. G. Edward Powell (who served as Executive Vice President and Chief Financial Officer of the Company until Mr. William H. Zimmer III assumed the position of Executive Vice President, Chief Financial Officer, Treasurer and Secretary in December
1997) was afforded the opportunity to purchase an aggregate of 100,000 shares of common stock of the Company's predecessor in October 1996 and January 1997 for an aggregate cash consideration of $5,000. In addition to Messrs. Anthony, Cragg and Zimmer, who served in their positions for a brief period in 1997, the only other person to serve as an officer of the Company during 1997 was Brad K. Cutsinger, the son of Rod K. Cutsinger, who is no longer employed by ACG. No executive officer of ACG's predecessor received perquisites in 1997, the value of which exceeded the lesser of $50,000 or 10% of the salary and bonus of such executive.

   The persons expected to be the five most highly compensated executive officers of ACG in 1998 and their expected base salaries are:

                                                                      EXPECTED
          NAME                             TITLE                     BASE SALARY
          ----                             -----                     -----------
Richard P. Anthony  ... Chairman of the Board, President and Chief    $250,000
                         Executive Officer
James F. Cragg ........ Executive Vice President, Sales and            175,000
                         Marketing
William H. Zimmer III   Executive Vice President, Chief Financial      185,000
                         Officer, Secretary and Treasurer
Richard O'Neal ........ President--Directory Services Group            300,000
Fred L. Thurman ....... President--Telecommunications Services         175,000
                         Group

EMPLOYMENT AGREEMENTS

   Mr. Richard P. Anthony has entered into a six-year employment agreement with the Company providing for his employment as Chairman of the Board, President and Chief Executive Officer of the Company at an annual base salary of $200,000, increasing to $250,000 after February 1, 1998, with a bonus potential equal to 50% of base salary. The agreement provides for a one time $50,000 cash bonus that was paid in December 1997, ten-year options to purchase 150,000 shares of Common Stock at $2.50 per share which vest three months after the date of grant, and ten-year options to purchase 350,000 shares of Common Stock at the initial public offering price which vest in three equal increments on the first three anniversaries of the date of grant. The agreement also provides for the grant of options to purchase up to 75,000 shares of Common Stock each year at the current market price on the date of grant, if certain targets set by the Compensation Committee are met. Mr. Anthony's options vest upon (i) his death or disability, (ii) his resignation following a change of control, or (iii) the termination of his employment other than "with cause," as defined in his employment agreement. In the event Mr. Anthony resigns after a change in ownership or management of the Company which significantly alters his job responsibilities or compensation, he will be entitled to his base salary for a period of two years. Unless either Mr. Anthony so resigns or the Company terminates his employment "with cause," as defined in the employment agreement, Mr. Anthony will be entitled to his base salary for a one year period upon his termination. The employment agreement also provides for a one year post-termination noncompetition obligation that is extended to three years upon his voluntary resignation under circumstances that do not involve a change in control.

   Mr. James F. Cragg has entered into a six-year employment agreement with the Company providing for his employment as Executive Vice President, Marketing and Sales at an annual base salary of $175,000 with a bonus potential equal to 100% of base salary. The agreement provides for a one-time $100,000 cash bonus that was paid in December 1997, ten-year options to purchase 150,000 shares of Common Stock at $2.50 per share which vest three months after the date of grant, and ten-year options to purchase 275,000 shares of Common Stock at the initial public offering price which vest in three equal increments on the first three anniversaries of the date of grant. The agreement also provides for the grant of options to purchase up to 50,000 shares of Common Stock each year at the current market price on the date of grant, if certain targets set by the Compensation Committee are met. Mr. Cragg's options vest upon (i) his death or disability, (ii) his resignation following a change of control, or (iii) the termination of his employment other than "with cause," as defined in his employment agreement. In the event Mr. Cragg resigns after a change in ownership or management of the Company which significantly alters his job responsibilities or compensation, he will be entitled to his base salary for a period of two years. Unless either Mr. Cragg so resigns or the Company terminates his employment "with cause," as defined in the employment agreement, Mr. Cragg will be entitled to his base salary for a one year period upon his termination. The employment agreement also provides for a one year post-termination noncompetition obligation that is extended to three years upon his voluntary resignation under circumstances that do not involve a change in control.

   Mr. William H. Zimmer III has entered into a six-year employment agreement with the Company providing for his employment as Executive Vice President, Chief Financial Officer, Secretary and Treasurer at an annual base salary of $185,000, with a bonus potential equal to 50% of base salary. The agreement provides for a one time $50,000 cash bonus that was paid in December 1997, ten-year options to purchase 350,000 shares of Common Stock at the initial public offering price which vest in three equal increments on the first three anniversaries of the date of grant. The agreement also provides for the grant of options to purchase up to 50,000 shares of Common Stock each year at the current market price on the date of grant, if certain targets set by the Compensation Committee are met. Mr. Zimmer's options vest upon (i) his death or disability, (ii) his resignation following a change of control, or (iii) the termination of his employment other than "with cause," as defined in his employment agreement. In the event Mr. Zimmer resigns after a change in ownership or management of the Company which significantly alters his job responsibilities or compensation, he will be entitled to his base salary for a period of two years. Unless either Mr. Zimmer so resigns or the Company terminates his employment "with cause," as defined in the employment agreement, Mr. Zimmer will be entitled to his base salary for a one year period upon his termination. The employment agreement also provides for a one year post-termination noncompetition obligation that is extended to three years upon his voluntary resignation under circumstances that do not involve a change in control.

   In addition, Messrs. O'Neal, Feist and Thurman have entered into three, five and five-year employment agreements with the respective Acquired Companies of which they are president that provide for base salaries of $300,000, $110,000 and $175,000, respectively, and a bonus potential ranging from 50% to 63% of base salary. In the event that the Company terminates Mr. O'Neal's employment other than for cause (as defined in his agreement) or in the event that Mr. O'Neal resigns under circumstances that he reasonably believes were contrived by Great Western to force his resignation, or after a change in control of the Company, Mr. O'Neal shall be entitled to continue to receive his base salary until the scheduled expiration date of his employment agreement. Mr. Thurman shall be entitled to receive one year's salary in the event his employer terminates him for a reason other than with cause (as defined in his agreement) and two years' salary in the event that he resigns following a change in control of his employer. Mr. Feist is entitled to receive six months salary in the event his employer terminates him for a reason other than with cause (as defined in his agreement) and one year's salary in the event that he resigns following a change in control of his employer. These agreements contain three-year noncompetition covenants. Mr. Feist is also entitled to receive a bonus of $50,000 upon consummation of the Offering.

   See "Option Grants" for information relating to stock options awarded to Messrs. O'Neal, Feist and Thurman.

1997 STOCK AWARDS PLAN

   In October 1997, the Board adopted and the stockholders subsequently approved the Plan in substitution of a substantially identical plan which its predecessor had adopted earlier in the year. The Plan is intended to provide key employees with an opportunity to acquire a proprietary interest in the Company and additional incentive and reward opportunities based on the profitable growth of the

Company and to aid the Company in attracting and retaining outstanding personnel. The Plan provides for the granting of options (either incentive stock options within the meaning of Section 422(b) of the Code, or options that do not constitute incentive stock options ("nonqualified stock options")), restricted stock awards, stock appreciation rights, performance awards, and phantom stock awards, or any combination thereof. The Plan covers an aggregate of 3,500,000 shares of Common Stock (subject to certain adjustments in the event of stock dividends, stock splits and certain other events).

   Administration. The Plan was administered by the entire Board prior to the closing of the Offering and will be administered by the Compensation Committee of the Board thereafter. The Compensation Committee has the power to determine which employees will receive an award, the time or times when such award will be made, the type of the award and the number of shares of Common Stock to be issued under the award or the value of the award. Only persons who at the time of the award are key employees of the Company or of any subsidiary of the Company are eligible to receive an award under the Plan.

   Options. The Plan provides for two types of options: incentive stock options and nonqualified stock options. The Compensation Committee will designate the key employees to receive the options, the number of shares subject to the options, and the terms and conditions of each option granted under the Plan. The term of any option granted under the Plan shall be determined by the Compensation Committee; provided, however, that the term of any incentive stock option cannot exceed ten years from the date of the grant and any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of stock of the Company or of its subsidiary within the meaning of Section 422(b)(6) of the Code must not be exercisable after the expiration of five years from the date of grant. No option may be exercised earlier than six months from the date of grant. The exercise price per share of Common Stock of options granted under the Plan will be determined by the Compensation Committee; provided, however, that an incentive stock option exercise price cannot be less than the fair market value of a share of Common Stock on the date such option is granted (subject to adjustments). Further, the exercise price of any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of stock of the Company or of its subsidiaries within the meaning of Section 422(b)(6) of the Code must be at least 110% of the fair market value of the share at the time such option is granted. The exercise price of options granted under the Plan will be paid in full in a manner prescribed by the Compensation Committee.

   Restricted Stock Awards. Pursuant to a restricted stock award, shares of Common Stock may be issued to employees without any cash payment to the Company, except to the extent otherwise provided by the Compensation Committee or required by law; provided, however, that such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit such shares to the Company as may be determined in the discretion of the Compensation Committee. The restrictions on disposition may lapse based upon (a) the Company's attainment of specific performance targets established by the Compensation Committee that are based on (i) the price of a share of Common Stock, (ii) the Company's earnings per share, (iii) the Company's revenue, (iv) the revenue of a business unit of the Company designated by the Committee, (v) the return on stockholders' equity achieved by the Company, or (vi) the Company's pre-tax cash flow from operations, (b) the grantee's tenure with the Company, or (c) a combination of both factors. The Company retains custody of the shares of Common Stock issued pursuant to a restricted stock award until the disposition restrictions lapse. An employee may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of such shares until the expiration of the restriction period. However, upon the issuance to the employee of shares of Common Stock pursuant to a restricted stock award, except for the foregoing restrictions, such employee will have all the rights of a stockholder of the Company with respect to such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares.

   Stock Appreciation Rights. A stock appreciation right permits the holder thereof to receive an amount (in cash, Common Stock, or a combination thereof) equal to the number of stock appreciation rights exercised by the holder multiplied by the excess of the fair market value of Common Stock on the exercise date over the stock appreciation rights' exercise price (generally the fair market value of the Common Stock on the date of grant). Stock appreciation rights may or may not be granted in connection with the grant of an option and no stock appreciation right may be exercised earlier than six months from the date of grant. A stock appreciation right may be exercised in whole or in such installments and at such time as determined by the Compensation Committee.

   Performance and Phantom Stock Awards. The Plan permits grants of performance awards and phantom stock awards, which may be paid in cash, Common Stock, or a combination thereof as determined by the Compensation Committee. Performance awards granted under the Plan will have a maximum value established by the Compensation Committee at the time of the grant. A grantee's receipt of such amount will be contingent upon satisfaction by the Company, or any subsidiary, division or department thereof, of future performance conditions established by the Compensation Committee prior to the beginning of the performance period. Such performance awards, however, are subject to later revisions as the Compensation Committee deems appropriate to reflect significant unforeseen events or changes. A performance award will terminate if the grantee's employment with the Company terminates during the applicable performance period except as otherwise provided by the Compensation Committee at the time of grant. Phantom stock awards granted under the Plan are awards of Common Stock or rights to receive amounts equal to share appreciation over a specific period of time. Such awards vest over a period of time or upon the occurrence of a specific event(s) (including, without limitation, a change of control ) established by the Compensation Committee, without payment of any amounts by the holder thereof (except to the extent required by law) or satisfaction of any performance criteria or objectives. A phantom stock award will terminate if the grantee's employment with the Company terminates during the applicable vesting period or, if applicable, the occurrence of a specific event(s), except as otherwise provided by the Compensation Committee at the time of grant. In determining the value of performance awards or phantom stock awards, the Compensation Committee must take into account the employee's responsibility level, performance, potential, other awards under the Plan, and other such consideration as it deems appropriate. Such payment may be made in a lump sum or in installments as prescribed by the Compensation Committee. Any payment made in Common Stock will be based upon the fair market value of the Common Stock on the payment date.


   Option Grants. In mid-1997, the Board of Directors of the Company's predecessor granted ten-year options to purchase 350,000 shares and 175,000 shares of its common stock to Messrs. G. Edward Powell and Brad K. Cutsinger, respectively, at an exercise price of $2.50 per share. One-third of these options vested immediately and the balance vested in equal increments on the first and second anniversaries of the date of grant and would have been accelerated in the event of a change in control of the Company. In mid-1997, the Board of the Company's predecessor granted a similar option to Todd J. Feist covering 250,000 shares of its common stock upon his employment by an acquisition subsidiary of the Company. Prior to the consummation of the Offering, Mr. Feist exchanged this option for a substantially identical option to purchase 250,000 shares of Common Stock issued under the Plan. Prior to the consummation of the Offering, Messrs. Powell and Brad Cutsinger also exchanged their options for ten-year, fully vested warrants to purchase a like number of shares of Common Stock at the same exercise price. In late 1997, the Company granted options to purchase an aggregate of 1,275,000 shares of Common Stock to Messrs. Richard P. Anthony, James F. Cragg and William H. Zimmer III as described under "--Employment Agreements." Contemporaneously with the closing of the Offering, the Board intends to grant (i) five year options to purchase 150,000 shares, and 150,000 shares, respectively, to Richard O'Neal and Fred L. Thurman, and (ii) an aggregate of approximately 500,000, shares of Common Stock to the other officers and employees of various Acquired Companies at an exercise equal to the initial public offering price per share. These options will vest in equal increments over three to five year periods from the date of grant.


COMPREHENSIVE REVIEW OF BENEFITS PLAN

   Following the Offering, the Compensation Committee will engage a qualified executive compensation consulting firm to evaluate the Company's overall compensation program for officers and directors and assist that committee in developing and implementing a program that properly motivates and rewards the program participants in a manner that is consistent with prevailing industry standards.

                             CERTAIN TRANSACTIONS

THE ACQUISITIONS


   Simultaneously with the consummation of the Offering, ACG will acquire by merger, stock purchase or asset acquisition a 49% interest in KINNET and all of the issued and outstanding stock (or in four cases, substantially all of the assets) of the Acquired Companies and its predecessor, at which time each Acquired Company and ACG's predecessor will become a wholly-owned subsidiary of the Company. The aggregate consideration to be paid by ACG in the Acquisitions includes approximately $83.3 million in cash, 3,392,644 shares of Common Stock, $17.4 million in promissory notes and 1,393,213 warrants or options to purchase Common Stock. Of the aggregate consideration, $30.8 million, $0.2 million, $3.3 million and $1.4 million in cash, will be paid to Messrs. O'Neal, Feist, Mitchell and Thurman, respectively, 400,000, 71,429, 175,714 and 190,735 shares of Common Stock will be issued to Messrs. O'Neal, Feist, Mitchell and Thurman, respectively; $8.4 million in subordinated notes will be issued to Mr. O'Neal; $552,983 in convertible subordinated notes will be issued to Mr. Thurman; and 280,000 and 13,513 five-year non-transferable warrants to purchase Common Stock at the initial public offering price will be issued to Mr. O'Neal and Mr. Thurman, respectively.

   On June 16, 1997, ACG's predecessor issued to the five stockholders of Great Western, as consideration for their execution of a definitive acquisition agreement, three series of non-transferable, ten-year warrants to purchase an aggregate of 756,078 shares of Common Stock at an exercise price of $6.61 per share, subject to adjustment to protect against dilution. The warrants of each series become exercisable upon the first, second and third anniversary dates of the consummation of the Offering. Of these, Mr. O'Neal received warrants to purchase an aggregate of 567,059 million shares of Common Stock.


   For a description of the terms of the Acquisitions, the consideration payable and certain other matters, see "The Company -- Summary of Terms of the Acquisitions."

OTHER ORGANIZATIONAL MATTERS

   CPFF was organized in June 1996 with a five-year term for the purpose of financing consolidating transactions identified by Rod K. Cutsinger, including a possible transaction in the telecommunications industry. CPFF has two classes of equity interests: Class A interests and Class B interests. The holders of the Class A interests have no right to vote for the election and management of CPFF, such rights having been vested in the holders of the Class B Interests. CPFF was capitalized in September 1996 upon (i) the sale of an aggregate of $1,520,000 in Class A interests for cash to a limited number of investors, including $50,000 in Class A interests to G. Edward Powell, (ii) the issuance of $350,000 in Class A interests to Rod K. Cutsinger in exchange for his contribution of certain intangible personal property, including business plans, confidentiality agreements, organizational documents and economic projections relating to several consolidating company opportunities, (iii) the issuance of $250,000 in Class A interests to Rod K. Cutsinger in exchange for $5,000 in cash and a promissory note in the principal amount of $245,000, (iv) the issuance of $100,000 in Class A interests to Brad K. Cutsinger in exchange for $5,000 in cash and a promissory note in the principal amount of $95,000 and (v) the sale of 100% of the Class B interests to Consolidation Partners for $22,200 in cash. The promissory notes issued by Messrs. Rod and Brad Cutsinger bear interest at 8% per annum, are payable upon the first to occur of the consummation of the Offering or December 31, 1998 and are secured by a pledge of the acquired interests. At November 30, 1997, the promissory note of Rod Cutsinger had been paid in full and the balance of the promissory note of Brad Cutsinger had declined to $22,500 as a result of the application of salaries from CPFF to which they were otherwise entitled to the reduction of the principal balances of these notes. CPFF used a portion of the proceeds of its initial capitalization to make loans to ACG in the amount of $1.2 millon.

   In September 1997, November 1997 and January 1998, CPFF issued an aggregate of $1,880,000 of additional Class A Interests. At the same time, the holders of the Class B Interests contributed an additional $18,990 to the capital of CPFF. In consideration for the agreements of four Class A Interest owners to subscribe and oversubscribe for certain of these Class A Interests, Rod K. Cutsinger has agreed to transfer to such persons for nominal consideration an aggregate of 230,418 shares of his Common Stock. Additionally, in consideration for the subscription of three other existing Class A Interest owners for an aggregate of $200,000 of Class A Interests, Rod K. Cutsinger transferred to such persons for nominal consideration an aggregate of $44,400 of his Class A Interests. CPFF used the proceeds of the issuance of these additional Class A Interests to increase its loan to ACG to approximately $3.2 million.

   Under the terms of the corporate regulations of CPFF, CPFF is obligated to distribute shares in a consolidating company such as ACG as soon as practicable after the consummation of that company's initial public offering. Shares of Common Stock in ACG will be distributed to the holders of the Class A and Class B Interests on a fifty-fifty basis until the holders of the Class A Interests have received shares of Common Stock of ACG (valued at the initial public offering price) equal to three times their aggregate investment in CPFF, or $12.3 million. Thereafter, the balance of the shares of Common Stock held by ACG will be distributed 25% to the holders of the Class A Interests and 75% to the holders of the Class B Interests. Accordingly, promptly following the Offering, CPFF will distribute shares of Common Stock to the holders of the Class A Interests (including shares to Messrs. Rod K. Cutsinger and G. Edward Powell) and shares of Common Stock to Consolidation Partners in respect of its Class B Interests. Rod K. Cutsinger and his wife own 80% of the beneficial interests of Consolidation Partners, and the remaining interests are owned by trusts for the benefit of their adult children, including Brad K. Cutsinger. See "Principal Stockholders." The shares of Common Stock distributed by CPFF will be entitled to certain registration rights and subject to certain lock-up arrangements with the Underwriters. See "Shares Eligible for Future Sale" and "Underwriting."


   Prior to the pricing of this Offering, Richard O'Neal, the principal shareholder of Great Western expressed disagreement with the effect of the reverse stock split on certain warrants that had been issued to the stockholders of Great Western at the time of the execution of the initial acquisition agreement between ACG and Great Western (the "Warrants"). CPFF and Mr. O'Neal agreed to engage in good faith negotiations to determine the type and amount of any consideration appropriately payable by CPFF to the holders of the Warrants following the consummation of the Offering. If a negotiated settlement cannot be reached within 45 days after the closing of the Offering, the matter will be referred to binding arbitration and the cost of such arbitration shall be borne by CPFF. CPFF agrees not to effect any distribution of ACG common stock to its interest owners prior to the resolution of these matters. The resolution of this matter is solely between CPFF and the principal shareholder of Great Western. ACG shall have no liability with respect to the resolution of this matter and no additional ACG common shares or equivalents will be issued in connection herewith. In no event shall any assets of ACG be used to satisfy any negotiated settlement or arbitration award.


INITIAL CAPITALIZATION


   In connection with its initial capitalization on September 17, 1996, ACG's predecessor issued and sold an aggregate of 8,227,736 (net of subsequent repurchases) shares of its common stock, of which 7,560,780 shares, 378,039 shares, 47,255 shares, 94,510 shares, 7,561 shares and 1,890 shares were acquired by CPFF, Rod K. Cutsinger, Brad K. Cutsinger, Frank Bango (a former director of ACG), G. Edward Powell and Fentress Bracewell for $1,000, $10,000, $1,250, $2,500, $200 and $50, respectively. At the same time CPFF agreed to loan the Company $1.2 million (increased to $3.2 million through January 12, 1998) pursuant to an 8% promissory note payable upon the earlier of the effectuation of an initial public offering by ACG or December 31, 1998. This promissory note, together with accrued interest thereon, will be repaid from the net proceeds of the Offering.

   Between October 14, 1996 and January 3, 1997, ACG's predecessor issued and sold 39,694 shares of common stock at $0.05 per share, of which 37,804 shares were sold to G. Edward Powell for an aggregate of $5,000. During the same period, ACG's predecessor agreed to issue to eight persons for services rendered five year warrants to purchase an aggregate of 16,256 shares of Common Stock at the initial public offering price per share, subject to adjustments to protect against dilution. Additionally, on May 2, 1997 ACG's predecessor issued a ten-year non-transferrable warrant to purchase 7,560 shares of its common stock at $2.65 per share, subject to adjustment to protect against dilution, to a consultant in consideration for services rendered to the Company. In July 1997, the Company agreed to issue a similar warrant to purchase 7,560 shares of Common Stock at $6.61 to another consultant. Pursuant to agreements entered into in May and July 1997, the Company has agreed to issue an aggregate of 4,540 shares of Common Stock, valued at $6.61 per share, to two consultants in lieu of compensation. With respect to certain other option and warrant grants, see "Management --1997 Stock Awards Plan --

Option Grants." In December 1997 Rod K. Cutsinger privately placed an aggregate of 70,882 shares of his Common Stock with Richard P. Anthony and another investor at a price of $5.29 per share and agreed to privately place an additional 47,256 shares of Common Stock with James F. Cragg at the same price.


VOTING ARRANGEMENTS

   In the acquisition agreement relating to the investment in KINNET, Liberty (the former owner of 100%, and the present owner of the remaining 51%, of the stock of KINNET) agreed, until the tenth anniversary date of the consummation of the Offering, to be present in person or by proxy at all meetings of stockholders of ACG for quorum purposes. Additionally, Liberty has agreed, among other things, not to initiate or solicit stockholders to become participants in any proxy solicitation or induce or attempt to induce others to initiate a tender offer, exchange offer or other change in control of ACG. ACG's Board has also agreed, subject to its fiduciary obligations, to nominate as a director an individual designated by Liberty that is reasonably qualified to serve on the board of directors of a publicly held corporation. This obligation expires on the first to occur of the tenth anniversary of the closing of the consummation of the Offering or the reduction of Liberty's ownership of Common Stock below 100,000 shares. Mr. Rod K. Cutsinger has agreed to vote his shares of Common Stock in favor of Liberty's designee nominated by the Board. Mr. Garnett has been designated by Liberty as its initial director nominee.

   In the acquisition agreement relating to Valu-Line, ACG's Board, subject to its fiduciary obligations, agreed to place David M. Mitchell on its Board and renominate Mr. Mitchell as a director from time to time as long as he owns at least 100,000 shares of Common Stock at the time of such renomination.

OTHER TRANSACTIONS

   Richard O'Neal is an officer, director and owner of 50% of the outstanding voting securities of Big Stuff, Inc. ("BSI"), a corporation that markets Internet home page development services to business customers and provides high quality yellow page colorizing services to Great Western and other yellow page publishers. During the two fiscal years ended January 31, 1995 and 1996 and the year ended December 31, 1996, Great Western paid BSI approximately $94,000, $578,000 and $1.1 million, respectively, for yellow page colorizing services. Great Western and BSI have entered into a Sales Agreement pursuant to which BSI expects to continue to render the foregoing services to Great Western after the Offering upon terms and conditions that the Company considers reasonable under the circumstances. BSI has also agreed to give Great Western the exclusive right to market World Pages in its service areas.

   KINI renders management services to KINNET pursuant to an evergreen Management Agreement dated January 1, 1997 ("Management Agreement") which is terminable at any time upon six months advance notice of termination. Under the Management Agreement, KINI receives a monthly payment equal to 100% of employee, equipment and other direct costs associated with its management of KINNET for the period plus 15% of such amount. During the three years in the period ended December 31, 1996, KINNET paid KINI, L.C. approximately $1.6 million, $1.9 million and $2.4 million, respectively, pursuant to the Management Agreement. ACG does not own any outstanding voting securities of KINI, L.C. KINI, L.C. also renders management services to Liberty under a similar arrangement. E. Clarke Garnett is the President of KINI, KINNET and Liberty.

   Pursuant to a network services agreement, Feist Long Distance transports traffic on KINNET's network. During the three years in the period ended December 31, 1996, Feist Long Distance paid KINNET approximately $46,300, $120,000 and $136,300, respectively, for such services. The Company expects that Feist Long Distance's payments to KINNET will increase after the Offering because Feist Long Distance intends to transfer additional traffic to the KINNET network. The Company also intends when practicable and economic to transport the long distance traffic of its other telecommunications subsidiaries over the KINNET network.

ADDITIONAL BACKGROUND INFORMATION


   In mid-1992, Rod K. Cutsinger formed Vadacom, Inc. ("Vadacom") as a switch-based long distance telephone company headquartered in Houston, Texas. In early 1995, Vadacom transferred its switch, computer and related billing software and customer base to Nationwide Long Distance, Inc. ("Nationwide"), a switchless long distance reseller with a substantial customer base, in exchange for cash, a subordinated promissory note and an opportunity to convert the note into a substantial equity position in Nationwide, with the expectation that an affiliate of Nationwide would promptly conclude an initial public offering. Although Mr. Cutsinger served as an officer and director of this affiliate for a brief period of time, he never served as an officer or director of Nationwide. The affiliate's anticipated public offering did not occur and the terms of the asset sale were restructured.


   In late 1995 Nationwide and its three stockholders (collectively the "Plaintiffs") filed suit against Vadacom and Mr. Cutsinger (collectively, the "Defendants"), alleging, that the Defendants committed fraud in connection with the sale of Vadacom's assets to Nationwide and the anticipated initial public offering and that Vadacom breached its representations and warranties in its agreements with Nationwide (Nationwide Long Distance, Inc., Kim Wilhelm, Ellen Wilhelm and Chester M. Ranger v. Vadacom, Inc. and Rod K. Cutsinger, No. 95-051059, Dist. Ct. of Harris County, 215th Judicial District of Texas). The Plaintiffs seek in excess of $10 million in actual damages, punitive damages in an unspecified amount, and injunctive relief. The Defendants believe that the claims against them are without merit. The Defendants have filed counterclaims alleging that the Plaintiffs willfully violated the rules and regulations of the FCC by illegally switching customers' long distance service without their authorization, that the Plaintiffs breached their fiduciary duties to Defendants, and that the Plaintiffs defrauded Defendants in materially diminishing the value of the assets sold to Nationwide by Vadacom and frustrating the consummation of a public offering that potentially could have been substantially remunerative to Vadacom's shareholders. The Defendants have asked the court to impose a constructive trust over the shares of Nationwide stock owned by its three shareholders. All activity in the case has now been stayed by reason of Nationwide's Chapter 11 bankruptcy proceedings initiated in 1997. Mr. Cutsinger's efforts to settle the case earlier this year were not successful. On February 10, 1998, Nationwide filed a motion for expedited consideration of Nationwide's application to substitute counsel in order to facilitate the pursuit of claims against Mr. Cutsinger essentially similar to those asserted in the Lyle Cox litigation described below.


   In addition, as a result of Mr. Cutsinger's substantial ownership position in Vadacom and Nationwide's operation of Vadacom's assets following the acquisition, both Mr. Cutsinger and Vadacom have been sued or threatened with suit for breach of contract claims by long distance carriers, customers and others, for failure to pay outstanding commercial accounts, ad valorem taxes and promissory notes and for other causes of action. Some of these claims relate directly to the operation of Vadacom's assets following their acquisition by Nationwide. Mr. Cutsinger believes that the claims against him personally are without merit, and he intends to contest them vigorously. While in the past Mr. Cutsinger has expended substantial sums of his own money financing Vadacom's defense of these claims, he reserves the right to cease doing so. In such event, Vadacom may seek protection from such litigants and its creditors under applicable bankruptcy law.


   In early January 1998, legal counsel for the assignee of a defaulted promissory note issued by Vadacom in the original principal amount of approximately $80,000 which is the subject of a pending lawsuit (Lyle Cox v. Vadacom Inc., No. 97-25464, Dist. Ct. of Harris County, 152nd Judicial District of Texas) wrote Mr. Cutsinger's legal counsel a letter and alleged that Mr. Cutsinger "has transferred assets that constitute fraudulent transfers with respect to the creditors of Vadacom, Inc. These transfers have been to companies owned by Mr. Cutsinger and his family. One of these companies is [ACG]". Counsel for the plaintiff states that his client intends to either (i) place Vadacom in involuntary bankruptcy, (ii) sue Mr. Cutsinger, his family, ACG and Consolidation Partners, or (iii) seek a temporary injunction. Mr. Cutsinger categorically denies that any Vadacom assets were fraudulently transferred and believes that the foregoing allegations are wholly without merit.


SUBSEQUENT MANAGEMENT CHANGES

   In September 1997, the Company initiated a search for a President and Chief Executive Officer and a Chief Financial Officer, each with extensive experience in the local and long distance telephone business, to succeed Messrs. Rod K. Cutsinger, and G. Edward Powell. Accordingly, upon the Company's hiring of Richard P. Anthony and William H. Zimmer III, Mr. Cutsinger relinquished his position as

Chairman and Chief Executive Officer of ACG and G. Edward Powell resigned as Executive Vice President and Chief Financial Officer of ACG. Messrs. Cutsinger and Powell are no longer officers or employees of ACG.

   At the request of the Representatives of the Underwriters and in consideration of the Company's payment of $1.75 million from the proceeds of the Offering, Mr. Cutsinger intends to enter into a five-year non-competition agreement with the Company. Under this agreement, Mr. Cutsinger will agree not to engage in any business activity conducted by the Company as of the date of this Prospectus in those portions of the Region in which the Company operates at that date. See "Description of Capital Stock -- Standstill Agreement" for information regarding a three-year standstill agreement that Mr. Cutsinger has also entered into with the Company.

COMPANY POLICY

   Except as noted herein, any future transactions with directors, officers, employees or affiliates of the Company are anticipated to be minimal and will, in any case, be approved in advance by a majority of the Board of Directors, including a majority of disinterested members of the Board of Directors.

                            PRINCIPAL STOCKHOLDERS


   The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of February 11, 1998 and as adjusted to reflect the shares of Common Stock, options and warrants to be issued in the Acquisitions and the distribution of the 7,560,781 shares of Common Stock owned by CPFF to the beneficial owners of CPFF's outstanding equity interests and the sale of the shares of Common Stock in the Offering, by (a) each of the executive officers of the Company, (b) each of the Company's directors (including persons who will become directors upon consummation of the Offering), (c) all executive officers and directors of the Company as a group, and (d) each other person (or group of affiliated persons) who is known by the Company to own beneficially 5% or more of the Company's Common Stock. See "Certain Transactions."



                                        SHARES BENEFICIALLY OWNED    SHARES BENEFICIALLY OWNED
                                            PRIOR TO OFFERING       AFTER OFFERING, AS ADJUSTED
                                       ---------------------------- ----------------------------
       NAME(1)                            NUMBER(2)   PERCENT(2)(3)    NUMBER(2)   PERCENT(2)(3)
       -------                         --------------- -----------  --------------- -----------
Richard P. Anthony ...................      197,255(4)      2.4%         197,255(4)      1.0%
James F. Cragg .......................      197,255(5)      2.4          197,255(5)      1.0
William H. Zimmer III.................           --          --               --          --
Richard O'Neal .......................           --          --          680,000(6)      3.4
Fred L. Thurman ......................           --          --          204,248(7)      1.0
Todd J. Feist ........................           --          --           71,429          *
Rod K. Cutsinger .....................    7,637,520(5)(8)  92.8        5,623,713(9)     28.7
Fentress Bracewell ...................        1,890          *             1,890          *
E. Clarke Garnett ....................           --          --          714,286(10)     3.6
Reginald J. Hollinger ................           --          --               --         --
David M. Mitchell ....................           --          --          175,714          *
G. Edward Powell .....................      238,984(11)     2.9          238,984(11)     1.2
CPFF .................................    7,560,781        91.8               --          --
Consolidation Partners ...............    7,560,781(12)    91.8        5,231,300        26.7
Executive officers and directors as a
 group (6 persons and 12 persons,
 respectively)........................    8,164,344(13)    94.2        8,044,006(13)    39.5


------------
 *       Percentage of shares beneficially owned is less than 1.0%.
 (1) The address of all executive officers and directors (other than Messrs. Cutsinger and Powell) is 390 South Woods Mill Road, Suite 150, St. Louis, Missouri 63005; the address of Messrs. Cutsinger and Powell, CPFF and Consolidation Partners is 3355 West Alabama, Suite 580, Houston, Texas 77098.
 (2) Beneficial ownership includes shares of Common Stock subject to options, warrants, rights, conversion privileges or similar obligations exercisable within 60 days for purposes of computing the ownership percentage of the person or group holding such options, warrants, rights, privileges or other obligations. Except as noted, each stockholder has sole voting and dispositive power with respect to all shares beneficially owned by such stockholder.
                                       (Footnotes continued on following page)

 (3) The number of shares of Common Stock deemed outstanding after the Offering consists of 19,624,920 shares outstanding as of February 11, 1998 (as adjusted for the shares of Common Stock issuable in the Acquisitions and the shares of Common Stock being offered for sale by the Company in the Offering (excluding 1,200,000 shares issuable upon the exercise of the over-allotment option granted by the Company to the Underwriters)).
 (4) Includes 150,000 shares of Common Stock subject to stock options issued by the Company that are exercisable within 60 days after consummation of the Offering.
 (5) Includes 47,255 shares of Common Stock that Mr. Cragg is entitled to purchase from Mr. Cutsinger for $5.29 per share within 30 days after the consummation of the Offering and, in the case of Mr. Cragg, 150,000 shares of Common Stock subject to stock options issued by the Company that are exercisable within 60 days after consummation of the Offering.
 (6) A trustee for Mr. O'Neal's children owns non-transferable, ten-year warrants to purchase 567,059 shares of Common Stock, one-third of which warrants become exercisable on the first, second and third anniversaries of the consummation of the Offering. Includes warrants to purchase 280,000 shares of Common Stock at the initial public offering price.
 (7) Includes warrants to purchase 13,513 shares of Common Stock at the initial public offering price.
 (8) Includes 7,560,781 shares of Common Stock owned by CPFF. Because all of such shares will be distributed by CPFF to the holders of its Class A and Class B Interests after the Offering, Mr. Cutsinger disclaims beneficial ownership of all such shares except those which he will receive by reason of his ownership of approximately 13.6% of the Class A Interests in CPFF and those which will be received by Consolidation Partners by reason of its ownership of all of the Class B Interests. Also gives effect to an agreement to transfer an aggregate of 230,418 shares of Common Stock to four unrelated owners of interests in CPFF.
 (9) Includes 5,231,300 shares of Common Stock owned by Consolidation Partners, a limited liability company in which Rod K. Cutsinger and his wife beneficially own of record 80% of the interests. The remaining interests are beneficially owned by trusts for the benefit of the Cutsingers' two adult children, including Brad K. Cutsinger, over which Rod K. Cutsinger has sole voting and dispositive power.
(10) Includes 714,286 shares of Common Stock owned by Liberty, the owner of 51% of KINNET, after the Offering, as to which E. Clarke Garnett disclaims any beneficial interest.
(11) Includes 132,314 shares of Common Stock which Mr. Powell has the right to acquire upon the exercise of warrants which are fully exercisable.
(12) Includes 7,560,781 shares of Common Stock owned by CPFF. Because all of such shares will be distributed by CPFF to the holders of its Class A and Class B Interests after the Offering, Consolidation Partners disclaims beneficial ownership of all such shares except those which it will receive by reason of its ownership of all of the Class B Interests.
(13) Includes 725,827 shares of Common Stock which such persons will have the right to acquire upon the exercise of options and warrants which are exercisable within 60 days after consummation of the Offering.

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

   At the date of this Prospectus, the authorized capital stock of the Company is 200,000,000 shares, consisting of 180,000,000 shares of Common Stock, par value $0.0001 per share, and 20,000,000 shares of Preferred Stock, par value $0.0001 per share ("Preferred Stock"). The following summary is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation (the "Charter"), a copy of which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

   Common Stock. The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Holders of the Common Stock are entitled to one vote per share for the election of directors and other corporate matters. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock would be entitled to share ratably in all assets of the Company available for distribution to the holders of Common Stock. The Common Stock carries no preemptive rights. All outstanding shares of Common Stock are, and the shares of Common Stock to be sold by the Company in the Offering when issued will be, duly authorized, validly issued, fully paid and nonassessable.


   Preferred Stock. The Board is authorized to issue from time to time, without stockholder authorization, in one or more designated series, 20,000,000 shares of Preferred Stock with such dividend, redemption, conversion and exchange provisions as are provided in the particular series. Except as by law expressly provided, or except as may be provided by resolution of the Board, the Preferred Stock shall have no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders of the Company. The issuance of Preferred Stock, or the perception that such an issuance might occur, could have the effect of delaying or preventing a change in control of the Company. No shares of preferred stock are issued or outstanding and the Board of Directors has no present plans to issue any of the Preferred Stock other than the Series A Redeemable Convertible Preferred Stock (the "Series A Preferred") to be issued to NGC. See "The Company -- Strategic Relationships." The Company will issue to NGC 142,857 shares of Series A Preferred having an aggregate liquidation preference of $2.0 million. The Series A Preferred (i) will be senior to the Common Stock as to liquidation,
(ii) will not be entitled to receive dividends, (iii) will become convertible into Common Stock at the initial public offering price (subject to customary adjustments to protect against dilution) 18 months after the consummation of the Offering, (iv) if the Northwestern Alliance has not been signed by the first anniversary date of the closing of the Offering, is redeemable in whole, but not in part, at an aggregate redemption price of $1.25 million on or prior to the thirteenth monthly anniversary of the closing of the Offering, (v) is not entitled to vote in the election of directors or otherwise except as required by law and (vi) may not be transferred until the earlier of the date occurring thirteen months after the closing of the Offering or the date of the execution and delivery of the Northwestern Alliance.


POSSIBLE ANTI-TAKEOVER EFFECTS

   General. Certain provisions of the Company's charter, as well as the concentration of ownership of the Common Stock, and the Company's ability to issue up to 20 million shares of "blank check" Preferred Stock and the anticipated terms of Proposed Credit Facility, may have the effect of discouraging a change in control of the Company, including transactions in which stockholders might receive a premium price for their Common Stock. See also "--Standstill Agreement."

   Statutory Provisions. Section 203 ("Section 203") of the DGCL restricts certain transactions between a corporation organized under Delaware law (or its majority-owned subsidiaries) and any person holding 15% or more of the corporation's outstanding voting stock, together with the affiliates or associates of such person (an "Interested Stockholder"). Section 203 generally prohibits a publicly held Delaware corporation from engaging in the following transactions with an Interested Stockholder, for a period of three years from the date the stockholder becomes an Interested Stockholder (unless certain conditions, described below, are met): (i) all mergers or consolidations, (ii) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation, (iii) issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the Interested

Stockholder's proportionate share of the stock of any class or series of the corporation, (iv) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the Interested Stockholder, and (v) receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

   The three-year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder became an Interested Stockholder is approved by the board of directors of the corporation prior to the date such stockholder becomes an Interested Stockholder. Additionally, an Interested Stockholder may avoid the statutory restriction if, upon the consummation of the transaction whereby such stockholder becomes an Interested Stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors or certain employee stock plans. Business combinations are also permitted within the three-year period if approved by the board of directors and authorized at an annual or special meeting of stockholders, by the holders of at least 66 2/3% of the outstanding voting stock not owned by the Interested Stockholder. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party which is not an Interested Stockholder of the corporation (or who becomes such with board approval) if the proposed transaction involves (i) certain mergers or consolidations involving the corporation, (ii) a sale or other transfer of over 50% of the aggregate assets of the corporation, or
(iii) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation.

   Prior to the effective date of Section 203, a corporation, by action of its board of directors, had the option of electing to exclude itself from the coverage of Section 203. Since the effective date of such section, a corporation may, at its option, exclude itself from the coverage of Section 203 by amending its certificate of incorporation or bylaws by action of its stockholders to exempt itself from coverage, provided that such charter or bylaw amendment shall not become effective until 12 months after the date it is adopted. The Company has not adopted such a charter or bylaw amendment.

   Charter Provisions. The Board is divided into three classes. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board. The Charter provides that, subject to the rights of the holders of any series of Preferred Stock, the number of directors may be fixed from time to time by resolution of the Board, but will consist of not less than three nor more than 14 members. The term for directors in the first class expires at the annual meeting of stockholders to be held in 1998; the initial term for directors in the second class expires at the annual meeting of stockholders to be held in 1999; and the initial term for directors in the third class expires at the annual meeting of stockholders to be held in 2000. A director of the Company may be removed only for cause and only upon the affirmative vote of the holders of a majority of the outstanding capital stock entitled to vote at an election of directors.

   The Charter provides that the Company may, by action of its Board, provide for a sinking fund for the purchase or redemption of shares of any series of Preferred Stock and specify the terms and conditions governing the operations of any such fund. The Company does not currently have any such fund.

   The Charter provides that the Board shall fix the number of directors within the range specified by the Charter, and number of directors has been currently fixed at 12. A stockholder may nominate directors only if written notice is delivered to the Company by such stockholder not less than 30 days nor more than 60 days prior to the meeting or no later than ten days after the date of notice by the Company of such meeting if such notice is given less than 90 days in advance of the meeting. The Charter also provides that any newly created directorship resulting from an increase in the number of directors or a vacancy on the Board shall be filled by vote of a majority of the remaining directors then in office, even though less than a quorum. The Charter also provides that special meetings of the stockholders may only be called by the Chairman of the Board or the Board, subject to the rights of the holders of any series of Preferred Stock, and that the stockholders may not act by written consent. The Charter provides that certain of these provisions of the Charter may not be amended without the approval of at least 80% of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class.

   The foregoing provisions of the Charter and of Section 203, together with the ability of the Board to issue Preferred Stock without further stockholder action, could delay or frustrate the removal of incumbent directors or the assumption of control by the holder of a large block of Common Stock even if such removal or assumption would be beneficial, in the short term, to stockholders of the Company. The provisions could also discourage or make more difficult a merger, tender offer or proxy contest even if such event would be favorable to the interests of stockholders.

LIMITATION ON DIRECTORS AND OFFICERS LIABILITY

   The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although the DGCL does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Charter limits the liability of the Company's directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by the DGCL. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

   The inclusion of this provision in the Charter may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

STANDSTILL AGREEMENT

   The Company and Rod K. Cutsinger intend to enter into an agreement pursuant to which Mr. Cutsinger, among other things, will agree that, for three years after the completion of the Offering, he will not (i) acquire any voting securities of the Company other than the shares of Common Stock issuable as stock dividends or splits or upon exercise of his options under the Company's Directors' Plan, (ii) sponsor or participate in any proxy solicitations, (iii) enter into or form voting trusts, pooling agreements or "groups", (iv) vote any of his shares of Common Stock in opposition to the recommendation of the disinterested members of ACG's board of directors regarding the election or removal of directors and matters relating to a possible change in control of the Company, or (v) directly or indirectly assist, encourage or induce any person to bid or acquire any class of securities that is entitled to vote for the election of directors. Mr. Cutsinger's obligations under the standstill agreement will terminate if he is removed from the Board or not renominated for election as a director in 2000.

TRANSFER AGENT

   The Transfer Agent for the Common Stock is Continental Stock Transfer & Trust Company.

                       SHARES ELIGIBLE FOR FUTURE SALE


   Upon completion of the Offering, there will be 19,624,920 shares of Common Stock outstanding. All of the 8,000,000 shares purchased in the Offering (9,200,000 shares if the Underwriters' over-allotment option is exercised in full), as well as 98,006 other outstanding shares, will be freely tradeable without registration or other restriction under the Securities Act, except for any shares purchased by an affiliate of the Company. All of the remaining shares of Common Stock outstanding are either subject to the resale restrictions referred to in "Underwriting" or may be sold only pursuant to an effective registration statement filed by the Company or pursuant to an applicable exemption, including an exemption under Rule 144 under the Securities Act (the "Restricted Shares"). In this regard, the remaining 11,526,914 shares of the shares of Common Stock currently outstanding or issued in the Acquisitions will be eligible for resale pursuant to Rule 144 no later than one year following the consummation of this offering.


   In general, Rule 144 provides that if a person (including an affiliate) holds Restricted Shares (regardless of whether such person is the initial holder or a subsequent holder of such shares), and if at least one year has elapsed since the later of the date on which the Restricted Shares were issued or the date that they were acquired from an affiliate, then such person is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding the sale. After Restricted Shares are held for two years, a person who is not deemed an "affiliate" of the Company would be entitled to sell such shares under Rule 144 without regard to the volume limitations described above.

   The holders of substantially all the shares of Common Stock and Warrants issuable in the Acquisitions and the reverse triangular merger of the Company's predecessor have certain rights to require the Company (but may not exercise such registration rights for a period of one year following the closing of the Offering) to register sales of such shares, or shares acquired pursuant to such warrants, under the Securities Act. If, subsequent to the consummation of the Offering, the Company proposes to register any of its securities under the Securities Act, such holders are entitled to notice of such registration and to include their shares in such registration with their expenses borne by the Company, subject to the right of an underwriter participating in the offering to limit the number of shares included in such registration. In addition, the holders of a majority of such shares of Common Stock have the right to demand after one year from the closing of the Acquisitions, subject to certain limitations, that the Company file one registration statement covering sales of their respective shares, and the Company is obligated to pay the expenses of such registration.

   The Company's directors, its executive officers, and substantially all of the stockholders of ACG prior to the Acquisitions, including CPFF, have agreed that, subject to certain exceptions, during the one-year Lock-up Period they will not, and the Company has agreed that for a period of 180 days following the date of this Prospectus it will not, without the prior written consent of PaineWebber Incorporated, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into, or exercisable or exchangeable for, Common Stock, except that the Company may grant options under the Company's stock option and purchase plans, and may issue shares of Common Stock (i) in connection with acquisitions, (ii) pursuant to the exercise of options granted under the Company's stock option and purchase plans or (iii) pursuant to the exercise of options and warrants outstanding as of the closing of the Offering. Further, all persons who acquire shares of Common Stock in connection with the Acquisitions (other than the acquisition of ACG's predecessor) have agreed with the Company, subject to certain exceptions, not to offer or sell such shares during the Lock-Up Period, and the Company has agreed not to waive or amend these agreements without the prior written consent of PaineWebber Incorporated. In addition, Rod K. Cutsinger has agreed not to offer or sell any of his shares of Common Stock for a period ending 18 months after the closing of the Offering, subject to certain exceptions, in each case without the prior written consent of PaineWebber Incorporated.

   The effect, if any, that future market sales of shares or the availability of shares for sale will have on the prevailing market prices for the Common Stock cannot be predicted. Nevertheless, sales of a substantial number of shares in the public market could adversely affect prevailing market prices for the Common Stock.

                                 UNDERWRITING


   The Underwriters named below, acting through PaineWebber Incorporated and CIBC Oppenheimer (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement by and among the Company and the Representatives (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the number of shares of Common Stock set forth opposite the name of such Underwriters below:



                                                       NUMBER OF
                     UNDERWRITERS                        SHARES
                     ------------                     -----------
PaineWebber Incorporated ............................  3,500,000
CIBC Oppenheimer ....................................  2,340,000
ABN AMRO Chicago Corporation ........................    150,000
Credit Lyonnaise Securities (USA) Inc. ..............    150,000
Donaldson, Lufkin & Jenrette Securities Corporation      150,000
Furman Selz LLC .....................................    150,000
Goldman, Sachs & Co. ................................    150,000
Morgan Stanley & Co. Incorporated ...................    150,000
SBC Warburg Dillon Read Inc. ........................    150,000
Salomon Smith Barney Inc. ...........................    150,000
George K. Baum & Company ............................     80,000
Fahnestock & Co. Inc. ...............................     80,000
Gerard Klauer Mattison & Co., LLC ...................     80,000
Kaufman Bros., L.P. .................................     80,000
Ladenburg Thalmann & Co. Inc. .......................     80,000
Brad Peery Inc. .....................................     80,000
Ragen MacKenzie Incorporated ........................     80,000
Sanders Morris Mundy Inc. ...........................     80,000
Sands Brothers & Co., Ltd. ..........................     80,000
Soundview Financial Group ...........................     80,000
C.E. UNTERBURG, TOWBIN ..............................     80,000
Wit Capital Corporation .............................     80,000
                                                      -----------
  Total .............................................  8,000,000
                                                      ===========


   The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Shares listed above are subject to certain conditions. The Underwriting Agreement also provides that the Underwriters are committed to purchase, and the Company is obligated to sell, all of the Shares offered by this Prospectus, if any of the Shares being sold pursuant to the Underwriting Agreement are purchased (without consideration of any shares that may be purchased through the exercise of the Underwriters' over-allotment option).


   The Representatives have advised the Company that the Underwriters propose to offer the Shares to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $0.55 per share. The Underwriters may allow, and such dealers may reallow, a concession to other dealers not in excess of $0.10 per share. After the initial public offering of the Shares, the public offering price, the concessions to selected dealers and the reallowance to other dealers may be changed by the Representatives.


   The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an additional 1,200,000 shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. The Underwriters may exercise such option only to cover over-allotments, if any, incurred in the sale of Shares. To the extent the Underwriters exercise such option, each of the Underwriters will become obligated, subject to certain conditions, to purchase such percentage of such additional shares of Common Stock as is approximately equal to the percentage of Shares that it is obligated to purchase as shown in the table set forth above.

   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

   The Representatives have informed the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

   CIBC Oppenheimer or one of its affiliates will be the lender under the Company's proposed credit facility, and will receive certain fees with respect thereto. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Certain Acquired Companies -- Pro Forma Results of Operations -- Pro Forma Liquidity and Capital Resources." Reginald J. Hollinger, a Managing Director and Group Head of the Telecommunications Investment Banking Group at Paine Webber Incorporated, will become a director of the Company upon the consummation of the Offering. See "Management."

   In the past six months, Howard Kra and Edward Sorkin, who are employees of PaineWebber Incorporated, and Ronald Ormand, who is a Managing Director of CIBC Oppenheimer, acquired, respectively, 152,176, 28,408 and 11,363 Class A Interests in CPFF for total consideration of $196,700, $50,000 and $20,000. The resulting differences between the purchase price they will have effectively paid for the shares of Common Stock they will receive from CPFF and the value of such shares based upon the Price to Public shown on the cover page of this prospectus are, respectively, $2,138,024, $397,712 and $159,082, which amounts are treated by the National Association of Securities Dealers, Inc. ("NASD") as underwriters' compensation. The shares of Common Stock they receive will be subject to a one year restriction on sale or disposition pursuant to the NASD's rules and regulations.


   The Company's executive officers and directors and substantially all of the stockholders of ACG prior to the Acquisitions, including CPFF, have agreed that, subject to certain exceptions, during the one-year Lock-up Period they will not, and the Company has agreed that for a period of 180 days following the date of this Prospectus, it will not, without the prior written consent of PaineWebber Incorporated, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into, or exerciseable or exchangeable for, Common Stock, except that the Company may grant options under the Company's stock option and purchase plans, and may issue shares of Common Stock (i) in connection with acquisitions, (ii) pursuant to the exercise of options granted under the Company's stock option and purchase plans or (iii) pursuant to the exercise of options and warrants outstanding as of the closing of the Offering. Further, all persons who acquire shares of Common Stock in connection with the Acquisitions (other than the acquisition of ACG's predecessor) have agreed with the Company not to offer or sell such shares during the Lock-Up Period, and the Company has agreed not to waive or amend these agreements without the prior written consent of PaineWebber Incorporated. In addition, Rod K. Cutsinger has agreed not to offer or sell any of his shares of Common Stock for a period ending 18 months after the closing of the Offering, subject to certain exceptions, without the prior written consent of PaineWebber Incorporated.

   Prior to this Offering, there has been no public market for the Common Stock of the Company. The initial public offering price was determined pursuant to negotiations between the Company and the Representatives. Among the factors considered in determining the initial public offering price, in addition to prevailing market conditions, were certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. The initial public offering price set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

   In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 1,200,000 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, PaineWebber Incorporated, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.


   The Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance.


                           VALIDITY OF COMMON STOCK

   The validity of the Common Stock offered hereby will be passed upon for the Company by Bracewell & Patterson, L.L.P., Houston, Texas, and for the Underwriters by Morgan, Lewis & Bockius LLP, New York, New York. Bracewell & Patterson, L.L.P. will receive a premium over their normal hourly billing rates for the legal services performed by them in connection with the Offering if the Offering is completed and will accept a substantially reduced fee payment in the event that the Offering is not completed.

                                   EXPERTS

   The audited financial statements of Advanced Communications Group, Inc., Great Western Directories, Inc., Feist Long Distance Service, Inc. and FirsTel, Inc. have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

   The audited financial statements of Valu-Line of Longview, Inc. and Related Companies included in this Prospectus and elsewhere in the Registration Statement have been audited by Hein + Associates LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The audited financial statements of KIN Network, Inc. included in this Prospectus and elsewhere in the Registration Statement as of and for the year ended December 31, 1996 have been audited by Sartain Fischbein & Co., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The audited financial statements of KIN Network, Inc. included in this Prospectus and elsewhere in the Registration Statement as of and for the years ended December 31, 1994 and 1995, have been audited by Kennedy and Coe LLC, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            AVAILABLE INFORMATION

   The Company has not previously been subject to the reporting requirements of the Exchange Act. The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, including the exhibits and schedules thereto, copies of which may be examined without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates, or on the Internet at http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference.

   Advanced Communications Group, Inc. is a Delaware corporation, incorporated as a subsidiary of its predecessor in September 1997, with principal executive offices located at 390 South Woods Mill Road, Suite 150, St. Louis, Missouri 63017. The Company's telephone number at that address is
(314) 469-9488. The Company intends to furnish its stockholders annual reports containing consolidated financial statements examined by an independent public accounting firm.

                                   GLOSSARY

   Access -telecommunications services that permit long distance carriers to use local exchange facilities to originate and/or terminate long distance service.

   Access Charges -- The fees paid by long distance carriers to local exchange carriers for originating and terminating long distance calls on their local network.

   AT&T -- AT&T Corp.

   ATM -- Asynchronous Transfer Mode is a packet switching technology in which all data is encapsulated in packets or cells of exactly the same size. By keeping all packets the same size, packets can be switched and transported at extremely high speeds with very low delay. Cells travel across the network in logical paths based on network addresses as permanent virtual circuits or switched virtual circuits. ATM is principally used for high speed backbones public and very large private networks. Because of high bandwidths, low delay and advances in quality of service techniques, ATM is useful for transmitting combined voice, data, and video.

   Ameritech -- Ameritech Corporation.

   Bps -- Bits per second; the basic measuring unit of speed in a digital transmission system; the number of bits that a transmission facility can convey between a sending location and a receiving location in one second.

   Backbone -- The through-portions of a transmission network, as opposed to spurs which branch off the through-portions.

   Bandwidth -- The range of frequencies that can be passed through a medium, such as glass fibers, without distortion. The greater the bandwidth, the greater the information-carrying capacity of such medium. For fiber optic transmission, electronic transmitting devices determine the bandwidth, not the fibers themselves. Bandwidth is measured in Hertz (analog) or Bps (digital).

   Bell Atlantic -- Bell Atlantic Corporation.

   CAP (competitive access provider) -- A company that provides its customers with an alternative to the local telephone company for local transport of private line, special access and interstate transport of switched access telecommunications services.

   CLEC --A competitive local exchange carrier.

   Collocation -- The ability of a CAP to connect its network to the LECs central office. Physical collocation occurs when a CAP places its network connection equipment inside the LEC's central offices. Virtual collocation is an alternative to physical collocation pursuant to which the LEC permits a CAP to connect its network to the local exchange company's central offices on comparable terms, even though the CAP's network connection equipment is not physically located inside the central offices.

   Dedicated Lines -- Local telecommunications lines reserved for use by particular customers, generally for connection between the customer's location and on interexchange carrier POP.

   Dialing Parity -- The ability of a competing local or toll service provider to provide telecommunications services in such a manner that customers have the ability to route automatically, without the use of any access code, their telecommunications to the service provider of the customer's designation.

   Digital -- A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. The precise digital numbers minimize distortion (such as graininess or snow in the case of video transmission, or static or other background distortion in the case of audio transmission).

   DS-0, DS-1, DS-3 -- Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second, DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second.

   Enhanced Network Services -- Telecommunications services providing digital connectivity, primarily for data applications, via frame relay, ATM, or digital interexchange private line facilities. Enhanced network services also include applications on such networks, including Internet access and other Internet services.

    Fast Packet Service -- Fast packet service is a transport service for moving data or digitized voice and video across a defined network. Fast packet services may include routed, switched or dedicated connections. It usually refers to frame relay, ATM, or other high bandwidth data transport.

   FCC -- Federal Communications Commission.

   Feist Long Distance -- Feist Long Distance Service, Inc.

   Fiber mile -- The number of route miles installed along a telecommunications path multiplied by the number of fibers along that path.

   FirsTel -- FirsTel, Inc.

   Frame Relay -frame relay is a form of packet switching in which data or voice is converted to packets of varying sizes and routed through a digital network along permanent virtual circuits or logical paths between specifically defined network addresses. Frame relay has enjoyed commercial success as an effective means of connecting local and wide area networks, connecting business to the Internet, and providing combined voice and data services between remote locations.

   GTE -- GTE Corporation.

   General Telephone Operating Companies -- Local exchange carriers affiliated with GTE Corporation.

   Great Western -- Great Western Directories, Inc.

   Hertz -- The unit for measuring the frequency with which an electromagnetic signal cycles through the zero-value state between lowest and highest states. One Hz (Hertz) equals one cycle per second. kHz (kilohertz) stands for thousands of Hertz; MHz (megahertz) stands for millions of Hertz.

   ILEC -- An incumbent local exchange carrier.

   Interconnection -- Interconnection of facilities between or among local exchange carriers, including potential physical collocation of one carrier's equipment in the other carrier's premises to facilitate such interconnection.

   Interconnection Decision -- The August 1996 order issued by the FCC implementing the interconnection provisions of the Telecommunications Act. Portions of this order have been reversed by the U.S. Eighth Circuit Court of Appeals.

   InterLATA -- Telecommunications services originating in a LATA and terminating outside of that LATA.

   IntraLATA -- Telecommunications services originating and terminating in the same LATA.

   ISP -- An Internet service provider.

   KINNET -- KIN Network, Inc.

   LAN (Local Area Network) -- Computers and peripherals linked together by short distance facilities, such as wire, cable, fiber, radio signal or lasers under a common control program. LANs are usually confined to buildings or campuses. LANs allow users to share file, programs and messaging within the definition of the network.

   LATA (local access and transport area) -- A geographic area composed of contiguous local exchanges, usually but not always within a single state. There are approximately 200 LATAs in the United States.

   LEC (local exchange carrier) -- A company providing local telephone services.

   Long distance carriers or IXCs (Interexchange carriers) -- Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carriers' facilities.

   Local exchange area -- A geographic area determined by the appropriate state regulatory authority in which calls generally are transmitted without toll charges to the calling or called party.

   Local Loop -- The local loop is that portion of the local telephone network that connects the customer's premises to the local exchange carrier's central office or switching center. This includes all the facilities starting from the customer premise interface which connects to the inside wiring and equipment at the customer premise to a terminating point within the switching wire center.

    MCI -- MCI Communications Corporation, a corporation that has entered into a merger agreement to be acquired by WorldCom.

   Nodes -- Locations within the network housing electronic equipment and/or switches which serve as intermediate connection points to send and receive transmission signals.

   Number portability -- The ability of an end user to change local exchange carriers while retaining the same telephone number.

   Off-net -a customer that is not physically connected to one of the Company's networks but who is accessed through interconnection with a LEC network.

   On-net -a customer that is physically connected to one of the Company's networks.

   OSS or Operational Support System(s) -- An OSS is a combination of manual business procedures, automated systems, and electronic interfaces which support the delivery of telecommunications services. OSSs support functions including customer order management, order processing, facilities provisioning, customer care, trouble reporting and trouble ticket management, billing, sales analysis, and product management.

   Other Acquired Companies -- Long Distance Management II, Inc., Long Distance Management of Kansas, Inc., The Switchboard of Oklahoma City, Inc., Tele-Systems, Inc. and National Telecom, a sole proprietorship.

   Preferred Stock -- The Series A Redeemable Convertible Preferred Stock of Advanced Communications Group, Inc.

   POPs (points of presence) -- Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

   Private line -- A dedicated telecommunications connection between end user locations.

   Public switched network -- That portion of a local exchange company's network available to all users generally on a shared basis (i.e., not dedicated to a particular user). Traffic along the public switched network is generally switched at the local exchange company's central offices.

   "PUC" or Public Utilities Commission -- A state regulatory body, established in most states, which regulates utilities, including telephone companies providing intrastate services.

   Reciprocal compensation -- The same compensation of a new competitive local exchange carrier for termination of a local call by the local exchange carrier on its network, as the new competitor pays the local exchange carrier for termination of local calls on the local exchange carrier network.

   Resale -- Resale by a provider of telecommunications services (such as a local exchange carrier) of such services to other providers or carriers on a wholesale or a retail basis.

   Route mile -- The number of miles of the telecommunications path in which fiber optic cables are installed as it would appear on a network map.

   Rural Telephone Finance Cooperative or RTFC -- A not-for-profit association, having between 300 and 400 members, that makes loans for telecommunications purposes to its members and others eligible for loans from the Rural Utility Services department of the Department of Agriculture.

   SBC --Parent company of Southwestern Bell.

   Self-healing ring -- A self-healing ring is a network design in which the network backbone consists of a continuous ring connecting a central hub facility with one or more network nodes (such as customer premises). Traffic is routed between the hub and each of the nodes simultaneously in both a clockwise and a counterclockwise direction. In the event of a cable cut or component failure along one of these paths, traffic will continue to flow along the alternate path so no traffic is lost. In the event of a catastrophic node failure, other nodes will be unaffected because traffic will continue to flow along whichever path (primary or alternate) does not pass through the affected node. The switch from the primary to the alternate path will be imperceptible to most users.

   Southwestern Bell -- Southwestern Bell Telephone Company.

   Special access services -- The lease of private, dedicated telecommunications lines or "circuits" along the network of a local exchange company or a CAP, which lines or circuits run to or from the long distance carrier POPs. Examples of special access services are telecommunications lines running between POPs of a single long distance carrier, from one long distance carrier POP to the POP of another long distance carrier or from an end user to a long distance carrier POP.

   Sprint -- Sprint Corporation.

   Switch -- A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users.

   Switched access transport services -- Transportation of switched traffic along dedicated lines between the local exchange company central offices and long distance carrier POPs.

   Switched traffic -- Telecommunications traffic along the public switched network. This traffic is generally switched at the local exchange company's central offices.

   Tele-Systems -- Tele-Systems, Inc.

   Trunk -- A telephone circuit with a switch at both ends.

   Unbundled Access -- Access to unbundled elements of a telecommunications services provider's network, including network facilities, equipment, features, functions and capabilities, at any technically feasible point within such network.

   U S WEST -- U S WEST Communications, Inc.

   Valu-Line -- Valu-Line of Longview, Inc.

   Virtual LAN -- In general virtual local area networks are logical networks based on campus or public networks which allow users to share information, files, and send messages amongst each other based on rules permitting access by network address. Membership within a Virtual LAN may vary by applications, security level or other requirement, but may transcend location, organization, or carrier.

   Web Page -- A Web page is a specific address on the Internet supporting inquiries from Internet users. Web pages usually display to an inquiring party sophisticated graphics, interactive text, and the ability to link and download to additional information or data bases maintained either by the Web page provider or another party. Web pages are used to provide company information, advertising and to conduct electronic commerce.

   WorldCom -- WorldCom, Inc.

                        INDEX TO FINANCIAL STATEMENTS

                                                                                              PAGE
                                                                                            --------
ADVANCED COMMUNICATIONS GROUP, INC. UNAUDITED
 PRO FORMA COMBINED FINANCIAL STATEMENTS
  Basis of Presentation of Unaudited Pro Forma Combined Financial Statements ..............    F-3
  Unaudited Pro Forma Combined Balance Sheet as of September 30, 1997......................    F-4
  Unaudited Pro Forma Combined Statements of Operations for the year ended
   December 31, 1996 and the nine months ended September 30, 1997..........................    F-5
  Notes to Pro Forma Combined Financial Statements.........................................    F-7

ADVANCED COMMUNICATIONS GROUP, INC.
  Report of Independent Auditors...........................................................   F-13
  Consolidated Balance Sheets as of December 31, 1996 and September 30, 1997 (unaudited) ..   F-14
  Consolidated Statements of Operations for the period from inception to December 31, 1996
   and the nine months ended September 30, 1997 (unaudited)................................   F-15
  Consolidated Statements of Stockholders' Deficit for the period from inception to
   December 31, 1996 and the nine months ended September 30, 1997 (unaudited) .............   F-16
  Consolidated Statements of Cash Flows for the period from inception to December 31, 1996
   and the nine months ended September 30, 1997 (unaudited)................................   F-17
  Notes to Consolidated Financial Statements...............................................   F-18

GREAT WESTERN DIRECTORIES, INC. FINANCIAL STATEMENTS
  Report of Independent Auditors...........................................................   F-22
  Balance Sheets as of January 31, 1996, December 31, 1996 and September 30, 1997
   (unaudited).............................................................................   F-23
  Statements of Operations for the two years ended January 31, 1995 and 1996, the year ended December 31, 1996, and the nine months ended September 30, 1996 and 1997
   (unaudited).............................................................................   F-24
  Statements of Stockholders' Equity for the two years ended January 31, 1995 and 1996, the eleven months ended December 31, 1996, and the nine months ended
   September 30, 1997 (unaudited)..........................................................   F-25
  Statements of Cash Flows for the two years ended January 31, 1995 and 1996, the year ended December 31, 1996, and the nine months ended September 30, 1996 and 1997
   (unaudited).............................................................................   F-26
  Notes to Financial Statements............................................................   F-27

VALU-LINE OF LONGVIEW, INC. FINANCIAL STATEMENTS
  Report of Independent Auditors...........................................................   F-32
  Combined Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997
   (unaudited).............................................................................   F-33
  Combined Statements of Income for the three years ended December 31, 1994, 1995 and
   1996, and the nine months ended September 30, 1996 and 1997 (unaudited) ................   F-34
  Combined Statements of Stockholders' Equity for the three years ended December 31, 1994,
   1995 and 1996, and the nine months ended September 30, 1997 (unaudited) ................   F-35
  Combined Statements of Cash Flows for the three years ended December 31, 1994, 1995 and
   1996, and the nine months ended September 30, 1996 and 1997 (unaudited) ................   F-36
  Notes to Combined Financial Statements...................................................   F-37

                                      F-1

                                                                                              PAGE
                                                                                            --------
FEIST LONG DISTANCE SERVICE, INC. FINANCIAL STATEMENTS
  Report of Independent Auditors...........................................................   F-42
  Balance Sheets as of December 31, 1996 and September 30, 1997 (unaudited) ...............   F-43
  Statements of Operations for the year ended December 31, 1996, and the nine months ended
   September 30, 1996 and 1997 (unaudited).................................................   F-44
  Statements of Stockholders' Equity for the year ended December 31, 1996, and the nine
   months ended September 30, 1997 (unaudited).............................................   F-45
  Statements of Cash Flows for the year ended December 31, 1996, and the nine months ended
   September 30, 1996 and 1997 (unaudited).................................................   F-46
  Notes to Financial Statements............................................................   F-47

FIRSTEL, INC. FINANCIAL STATEMENTS
  Report of Independent Auditors...........................................................   F-50
  Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997
   (unaudited).............................................................................   F-51
  Statements of Operations for the two years ended December 31, 1995 and 1996, and the
   nine months ended September 30, 1996 and 1997 (unaudited)...............................   F-52
  Statements of Stockholders' Deficit for the two years ended December 31, 1995 and 1996,
   and the nine months ended September 30, 1997............................................   F-53
  Statements of Cash Flows for the two years ended December 31, 1995 and 1996, and the
   nine months ended September 30, 1996 and 1997 (unaudited)...............................   F-54
  Notes to Financial Statements............................................................   F-55

KIN NETWORK, INC. FINANCIAL STATEMENTS
  Reports of Independent Auditors..........................................................   F-59
  Balance Sheets as of December 31, 1995 and 1996 and September 30, 1996 and 1997
   (unaudited).............................................................................   F-61
  Statements of Operations for the three years ended December 31, 1994, 1995 and 1996, and
   the nine months ended September 30, 1996 and 1997 (unaudited)...........................   F-62
  Statements of Stockholders' Equity for the three years ended December 31, 1994, 1995 and
   1996, and the nine months ended September 30, 1997 (unaudited)..........................   F-63
  Statements of Cash Flows for the three years ended December 31, 1994, 1995 and 1996, and
   the nine months ended September 30, 1996 and 1997 (unaudited)...........................   F-64
  Notes to Financial Statements............................................................   F-66

                     ADVANCED COMMUNICATIONS GROUP, INC.
              UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                            BASIS OF PRESENTATION

   The following unaudited pro forma combined financial statements give effect to the acquisitions by Advanced Communications Group, Inc. (collectively with its predecessor, which it is acquiring in conjunction with the acquisitions described below, "ACG") of the outstanding capital stock or, in certain cases, the assets of Great Western Directories, Inc. ("Great Western"), Valu-Line of Longview, Inc. and Related Companies ("Valu-Line"), Feist Long Distance Service, Inc. ("Feist Long Distance"), FirsTel, Inc. ("FirsTel"), Long Distance Management II, Inc. and Long Distance Management of Kansas, Inc. (collectively, "LDM"), The Switchboard of Oklahoma City, Inc. ("Switchboard"), Tele-Systems, Inc. ("Tele-Systems"), and National Telecom ("National Telecom") and ACG's acquisition of 49% of the outstanding shares of KIN Network, Inc. ("KINNET") (Great Western, Valu-Line, Feist Long Distance, FirsTel, LDM, Switchboard, Tele-Systems and National Telecom collectively, the "Acquired Companies", and LDM, Switchboard, Tele-Systems and National Telecom collectively, the "Other Acquired Companies"). These acquisitions (the "Acquisitions") will occur concurrently with and are conditioned upon the closing of the Offering. The Acquisitions are accounted for using the purchase method of accounting. With respect to the Acquisitions, ACG is identified as the accounting acquirer for financial statement presentation purposes.

   The unaudited pro forma combined balance sheet gives effect to the Acquisitions and the Offering as if they had occurred on September 30, 1997. The unaudited pro forma combined statements of operations for the year ended December 31, 1996, and for the nine months ended September 30, 1997, give effect to these transactions as if they had occurred on January 1, 1996.

   The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what ACG's financial position or results of operations would actually have been if such transactions in fact had occurred on the dates stated above and are not necessarily representative of ACG's financial position or results of operations for any future period. Since the Acquired Companies were not under common control or management, historical combined results of operations may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See "Risk Factors" included elsewhere herein.

                     ADVANCED COMMUNICATIONS GROUP, INC.
                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              SEPTEMBER 30, 1997
                                (IN THOUSANDS)

                                                                                OTHER
                                        GREAT             FEIST LONG           ACQUIRED
                                       WESTERN  VALU-LINE  DISTANCE   FIRSTEL COMPANIES
                                       ------- ---------  ---------- -------  ---------
                ASSETS
Cash and cash equivalents............. $ 1,318   $  313     $  149    $   62    $  457
Accounts receivable...................  24,490    1,415      1,769     1,282     1,190
  Less allowance......................  (9,628)     (25)      (143)      (29 )    --
                                       ------- ---------  ---------- -------  ---------
Accounts receivable, net .............  14,862    1,390      1,626     1,253     1,190
Deferred costs........................   2,461     --         --        --        --
Prepaid expenses and other............     391        4         23       801       222
                                       ------- ---------  ---------- -------  ---------
  Total current assets................  19,032    1,707      1,798     2,116     1,869
Property and equipment, net ..........   1,223    1,226        370       869       262
Intangible assets, net................    --       --         --        --          65
Equity investment in KINNET...........    --       --         --        --        --
Other noncurrent assets...............      19        7       --          84         4
                                       ------- ---------  ---------- -------  ---------
  Total assets........................ $20,274   $2,940     $2,168    $3,069    $2,200
                                       ======= =========  ========== =======  =========
            LIABILITIES AND
          STOCKHOLDERS' EQUITY
Current maturities of long-term
 debt................................. $  --     $  424     $   17    $  147    $  203
Accounts payable and accrued
 expenses.............................   3,568      963      1,108     1,863       391
Current portion of notes payable to
 related parties......................    --       --          659     1,040      --
Obligation for cash portion of
 consideration for the Acquisitions ..    --       --         --        --        --
Other.................................   2,453       10       --           7      --
                                       ------- ---------  ---------- -------  ---------
  Total current liabilities...........   6,021    1,397      1,784     3,057       594
Notes payable to related parties, net
 of current maturities................    --       --         --        --        --
Long-term debt, net of current
 maturities...........................    --      1,082       --        --         234
                                       ------- ---------  ---------- -------  ---------
  Total liabilities...................   6,021    2,479      1,784     3,057       828
                                       ------- ---------  ---------- -------  ---------
Stockholders' equity:
 Preferred stock......................    --       --         --        --        --
 Common stock.........................       1        3        100         1       354
 Additional paid-in capital...........    --       --          939      --        --
 Retained earnings....................  14,252      458       (655)       11     1,018
                                       ------- ---------  ---------- -------  ---------
  Total stockholders' equity
   (deficit)..........................  14,253      461        384        12     1,372
                                       ------- ---------  ---------- -------  ---------
  Total liabilities and stockholders'
   equity............................. $20,274   $2,940     $2,168    $3,069    $2,200
                                       ======= =========  ========== =======  =========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                                                     POST
                                                            PRO FORMA            ACQUISITION
                                                HISTORICAL ADJUSTMENTS    PRO    ADJUSTMENTS
                                                  BASIS     (SEE NOTE    FORMA    (SEE NOTE      AS
                                         ACG     COMBINED       3)      COMBINED      3)      ADJUSTED
                                       ------- ----------  ----------- --------  ----------- --------
                ASSETS
Cash and cash equivalents............. $  --     $ 2,299     $ (1,745)  $    554   $ 11,308   $ 11,862
Accounts receivable...................    --      30,146        --        30,146      --        30,146
  Less allowance......................    --      (9,825)       --        (9,825 )    --        (9,825)
                                       ------- ----------  ----------- --------  ----------- --------
Accounts receivable, net .............    --      20,321        --        20,321      --        20,321
Deferred costs........................    --       2,461        --         2,461      --         2,461
Prepaid expenses and other............    --       1,441        --         1,441      --         1,441
                                       ------- ----------  ----------- --------  ----------- --------
  Total current assets................    --      26,522       (1,745)    24,777     11,308     36,085
Property and equipment, net ..........       7     3,957        --         3,957      --         3,957
Intangible assets, net................    --          65      105,816    105,881      --       105,881
Equity investment in KINNET...........    --        --         18,041     18,041      --        18,041
Other noncurrent assets...............   1,184     1,298         (561)       737      2,253      2,990
                                       ------- ----------  ----------- --------  ----------- --------
  Total assets........................ $ 1,191   $31,842     $121,551   $153,393   $ 13,561   $166,954
                                       ======= ==========  =========== ========  =========== ========
            LIABILITIES AND
          STOCKHOLDERS' EQUITY
Current maturities of long-term
 debt................................. $  --     $   791     $    194   $    985   $   (985)  $  --
Accounts payable and accrued
 expenses.............................   1,551     9,444          101      9,545     (1,322)     8,223
Current portion of notes payable to
 related parties......................   1,856     3,555       (1,582)     1,973     (1,856)       117
Obligation for cash portion of
 consideration for the Acquisitions ..    --        --         83,336     83,336    (83,336)     --
Other.................................    --       2,470        --         2,470      --         2,470
                                       ------- ----------  ----------- --------  ----------- --------
  Total current liabilities...........   3,407    16,260       82,049     98,309    (87,499)    10,810
Notes payable to related parties, net
 of current maturities................    --        --         17,233     17,233      --        17,233
Long-term debt, net of current
 maturities...........................    --       1,316        --         1,316     (1,316)     --
                                       ------- ----------  ----------- --------  ----------- --------
  Total liabilities...................   3,407    17,576       99,282    116,858    (88,815)    28,043
                                       ------- ----------  ----------- --------  ----------- --------
Stockholders' equity:
 Preferred stock......................    --        --          --         --         1,122      1,122
 Common stock.........................    --         459         (459)     --             1          1
 Additional paid-in capital...........      47       986       37,812     38,798    101,253    140,051
 Retained earnings....................  (2,263)   12,821      (15,084)    (2,263)     --        (2,263)
                                       ------- ----------  ----------- --------  ----------- --------
  Total stockholders' equity
   (deficit)..........................  (2,216)   14,266       22,269     36,535    102,376    138,911
                                       ------- ----------  ----------- --------  ----------- --------
  Total liabilities and stockholders'
   equity............................. $ 1,191   $31,842     $121,551   $153,393   $ 13,561   $166,954
                                       ======= ==========  =========== ========  =========== ========

                      ADVANCED COMMUNICATIONS GROUP, INC.
             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1996
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

                                            GREAT                 FEIST LONG
                                           WESTERN    VALU-LINE    DISTANCE     FIRSTEL
                                          --------- -----------  ------------ ---------
Revenues:
  Telecommunications services............  $  --       $11,181      $10,028     $10,355
  Yellow page publishing.................   44,324        --           --          --
                                          --------- -----------  ------------ ---------
    Total revenues.......................   44,324      11,181       10,028      10,355
Cost of services.........................   21,394       6,036        6,854       7,066
Depreciation and amortization............      223         819          237         248
                                          --------- -----------  ------------ ---------
  Gross profit...........................   22,707       4,326        2,937       3,041
Selling, general and administrative
 expenses................................   14,987       3,572        2,470       2,147
                                          --------- -----------  ------------ ---------
  Income (loss) from operations..........    7,720         754          467         894
Other income (expense):
  Other income and expense, net..........    6,375          73           (2)         35
  Interest expense.......................     (504)       (186)         (60)       (191)
  Equity in earnings (loss) of KINNET ...       --        --           --          --
                                          --------- -----------  ------------ ---------
Income (loss) before income taxes .......   13,591         641          405         738
Provision for income taxes...............    5,295        --           --          --
                                          --------- -----------  ------------ ---------
Net income (loss)........................  $ 8,296     $   641      $   405     $   738
                                          ========= ===========  ============ =========
Pro forma net income ....................
Accretion of preferred stock (2)  .......
Pro forma net income available to common
 stockholders ...........................
Pro forma net income per share available
 to common stockholders .................
Shares used in computing pro forma
 net income per share ...................

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                             OTHER               HISTORICAL     PRO FORMA
                                            ACQUIRED                BASIS      ADJUSTMENTS   PRO FORMA
                                           COMPANIES    ACG(1)    COMBINED    (SEE NOTE 4)    COMBINED
                                          ----------- --------  ------------ -------------  -----------
Revenues:
  Telecommunications services............    $7,798       --       $39,362       $ 1,728    $    41,090
  Yellow page publishing.................      --         --        44,324          --           44,324
                                          ----------- --------  ------------ -------------  -----------
    Total revenues.......................     7,798       --        83,686         1,728         85,414
Cost of services.........................     4,693       --        46,043         1,044         47,087
Depreciation and amortization............        84       --         1,611         4,500          6,111
                                          ----------- --------  ------------ -------------  -----------
  Gross profit...........................     3,021       --        36,032        (3,816)        32,216
Selling, general and administrative
 expenses................................     2,484       649       26,309           657         26,966
                                          ----------- --------  ------------ -------------  -----------
  Income (loss) from operations..........       537      (649)       9,723        (4,473)         5,250
Other income (expense):
  Other income and expense, net..........       (30)      --         6,451            (3)         6,448
  Interest expense.......................       (44)      (10)        (995)          221           (774)
  Equity in earnings (loss) of KINNET ...      --         --          --          (1,069)        (1,069)
                                          ----------- --------  ------------ -------------  -----------
Income (loss) before income taxes .......       463      (659)      15,179        (5,324)         9,855
Provision for income taxes...............        36       --         5,331           821          6,152
                                          ----------- --------  ------------ -------------  -----------
Net income (loss)........................    $  427     $(659)     $ 9,848       $(6,145)   $     3,703
                                          =========== ========  ============ =============  ===========
Pro forma net income ....................                                                         3,703
Accretion of preferred stock (2)  .......                                                           112
                                                                                            -----------
Pro forma net income available to common
 stockholders ...........................                                                   $     3,591
                                                                                            ===========
Pro forma net income per share available
 to common stockholders .................                                                   $      0.18
                                                                                            ===========
Shares used in computing pro forma
 net income per share ...................                                                    20,190,864
                                                                                            ===========


------------
(1)     For the period from inception (June 6, 1996) through December 31,
        1996.
(2) Represents accretion of the excess of the liquidation preference over the carrying value of the Preferred Stock.

                      ADVANCED COMMUNICATIONS GROUP, INC.
             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1997
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

                                            GREAT                 FEIST LONG
                                           WESTERN    VALU-LINE    DISTANCE     FIRSTEL
                                          --------- -----------  ------------ ---------
Revenues:
  Telecommunications services............  $  --       $9,058       $8,965      $9,488
  Yellow page publishing.................   35,624       --           --          --
                                          --------- -----------  ------------ ---------
    Total revenues.......................   35,624      9,058        8,965       9,488
Cost of services.........................   16,690      5,070        6,044       6,864
Depreciation and amortization............      168        399          142         202
                                          --------- -----------  ------------ ---------
  Gross profit...........................   18,766      3,589        2,779       2,422
Selling, general and administrative
 expenses................................   12,647      2,875        2,404       1,968
                                          --------- -----------  ------------ ---------
  Income (loss) from operations..........    6,119        714          375         454
Other income (expense):
  Other income and expense, net..........       58         64            1          34
  Interest expense.......................      (50)      (103)         (33)       (116)
  Equity in earnings (loss) of KINNET ...     --         --           --          --
                                          --------- -----------  ------------ ---------
Income (loss) before income taxes .......    6,127        675          343         372
Provision for income taxes...............    2,048       --           --          --
                                          --------- -----------  ------------ ---------
Net income (loss)........................  $ 4,079     $  675       $  343      $  372
                                          ========= ===========  ============ =========
Pro forma net income ....................
Accretion of preferred stock (1)  .......
Pro forma net income available to common
 stockholders ...........................
Pro forma net income per share available
 to common stockholders .................
Shares used in computing pro forma
 net income per share....................

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                             OTHER                 HISTORICAL     PRO FORMA
                                            ACQUIRED                  BASIS      ADJUSTMENTS   PRO FORMA
                                           COMPANIES      ACG       COMBINED    (SEE NOTE 4)    COMBINED
                                          ----------- ----------  ------------ -------------  -----------
Revenues:
  Telecommunications services............    $5,944     $  --        $33,455       $  --      $    33,455
  Yellow page publishing.................      --          --         35,624          --           35,624
                                          ----------- ----------  ------------ -------------  -----------
    Total revenues.......................     5,944        --         69,079          --           69,079
Cost of services.........................     2,969        --         37,637          --           37,637
Depreciation and amortization............        84           2          997         3,342          4,339
                                          ----------- ----------  ------------ -------------  -----------
  Gross profit...........................     2,891          (2)      30,445        (3,342)        27,103
Selling, general and administrative
 expenses................................     1,816       1,462       23,172          --           23,172
                                          ----------- ----------  ------------ -------------  -----------
  Income (loss) from operations..........     1,075      (1,464)       7,273        (3,342)         3,931
Other income (expense):
  Other income and expense, net..........        96        --            253          --              253
  Interest expense.......................       (13)       (140)        (455)         (126)          (581)
  Equity in earnings (loss) of KINNET ...      --          --           --            (657)          (657)
                                          ----------- ----------  ------------ -------------  -----------
Income (loss) before income taxes .......     1,158      (1,604)       7,071        (4,125)         2,946
Provision for income taxes...............      --          --          2,048           730          2,778
                                          ----------- ----------  ------------ -------------  -----------
Net income (loss)........................    $1,158     $(1,604)     $ 5,023       $(4,855)   $       168
                                          =========== ==========  ============ =============  ===========
Pro forma net income ....................                                                             168
Accretion of preferred stock (1)  .......                                                              16
                                                                                              -----------
Pro forma net income available to common
 stockholders ...........................                                                     $       152
                                                                                              ===========
Pro forma net income per share available
 to common stockholders .................                                                     $      0.01
                                                                                              ===========
Shares used in computing pro forma
 net income per share....................                                                      20,190,864
                                                                                              ===========


------------
(1) Represents accretion of the excess of the liquidation preference over the carrying value of the Preferred Stock.

                     ADVANCED COMMUNICATIONS GROUP, INC.
               NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

1. GENERAL:

   ACG was founded to create a regional competitive local exchange carrier that primarily provides a portfolio of telecommunications services primarily to business customers in selected service areas of Southwestern Bell and U S WEST and publishes yellow page directories in selected markets in the Region. ACG has conducted no operations to date and will consummate the Acquisitions concurrently with and as a condition to the closing of this Offering.

   The historical financial statements reflect the financial position and results of operations of the Acquired Companies and were derived from the respective Acquired Companies' financial statements. The acquisition of the interest in KINNET is accounted for under the equity method of accounting, and the information with respect to KINNET was derived from its financial statements. The periods included in these pro forma financial statements for the individual Acquired Companies and KINNET are for the nine months ended September 30, 1997, and for the year ended December 31, 1996. The audited historical financial statements included elsewhere in this Prospectus have been included in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 80.

2. ACQUISITION OF ACQUIRED COMPANIES:

   Concurrently with and as a condition to the closing of the Offering, ACG will acquire all of the outstanding capital stock of Great Western, Valu-Line, Feist Long Distance, FirsTel and Tele-Systems, substantially all of the assets of LDM, Switchboard and National Telecom, and 49% of the outstanding capital stock of KINNET pursuant to the Acquisitions. The Acquisitions are accounted for using the purchase method of accounting with ACG being treated as the accounting acquirer.

                     ADVANCED COMMUNICATIONS GROUP, INC.
       NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


    The consideration to be paid in the Acquisitions includes (a) cash, (b) Common Stock, (c) promissory notes, (d) a payable for reimbursement of cash paid to purchase two companies in September 1997, and (e) options and warrants to purchase shares of Common Stock. The number of shares of Common Stock to be issued in the Acquisitions was determined by dividing the agreed aggregate amount of $47.5 million by the initial public offering price of the Common Stock. In determining the amount to be recorded for accounting purposes for the component of the purchase price attributable to the shares of Common Stock issuable in the Acquisitions, the value of such shares was determined to be $38.0 million, which represents a discount of twenty percent due to restrictions on the sale and transferability of the shares issued.


   The promissory notes issued in the Acquisitions consist of (a) $15.0 million in notes payable two years from the closing of the Acquisitions and bearing an annual rate of interest of five percent (5%), which notes may be prepaid at any time and are subordinated to the Company's senior debt (as defined), (b) $2.0 million in notes convertible into shares of Common Stock at the initial public offering price, payable two years from the closing of the Acquisitions and bearing an annual rate of interest of ten percent (10%), which notes may be prepaid at any time and are subordinated to the Company's senior debt (as defined), and (c) a $350,000 promissory note payable in three equal annual installments and bearing an annual interest rate of seven percent (7%), which note may be prepaid at any time. Pursuant to the terms of the notes discussed in (a) and (b) above, an event of default would exist if the Company's senior debt (as defined) exceeds $50.0 million.


   At the time the acquisition agreement with Great Western was executed, the Company issued warrants exercisable for a total of 756,078 shares of Common Stock. A value of $0.4 million (recorded in the table below under "Other") has been attributed to these warrants based on a valuation performed at the time of their issuance. In addition, the Company has agreed to issue at the closing of the Acquisitions options and warrants which are exercisable for a total of 637,135 shares of Common Stock. As 598,500 of these options and warrants (including 500,000 additional warrants which will be issued to shareholders of Great Western) are exercisable at the initial public offering price, preliminarily no value has been attributed to them. Upon completion of a Black-Scholes valuation, any additional value will be recorded as goodwill. A value of $0.4 million (recorded in the table below under "Other") has been attributed to the 38,635 other options, which are to be issued in connection with the closing of the Acquisition of Switchboard, that are exercisable at one-third of the initial public offering price, but which vest as an entirety in the 37th month following the Acquisitions.


   The following table sets forth the components for accounting purposes of the consideration with respect to the Acquisitions. The total estimated purchase price for the Acquisitions of $139.5 million and the related allocations of the excess purchase price are based upon preliminary estimates and are subject to certain purchase price adjustments at and following the closing of the Acquisitions. The table does not reflect the distributions totaling $1.9 million representing substantially all of the undistributed earnings of the Acquired Companies that are S Corporations previously taxed to their stockholders (or in certain cases, amounts equal to the tax payable by the stockholders on those earnings) and distributable under the relevant acquisition agreements as of September 30, 1997 (the "S Corporation Distributions"). However, these amounts are reflected in the pro forma adjustments as further described in Note 3.


                                                                             OPTIONS AND
                                                                              WARRANTS
                                           VALUE OF                          EXERCISABLE
                                            COMMON    PROMISSORY             FOR COMMON
          ACQUISITION             CASH      STOCK        NOTES      OTHER       STOCK
-----------------------------  --------- ----------  ------------  ------- -------------
                                               (DOLLARS IN THOUSANDS)
Great Western.................  $55,000    $ 8,000      $15,000      $367     1,256,078
Valu-Line.....................    6,600      4,160         --         --          --
FirsTel.......................    5,000      8,878        2,000       101        50,000
Feist Long Distance...........    1,500      8,000         --         --          --
Minority investment in
 KINNET.......................   10,000      8,000         --         --          --
                               --------- ----------  ------------  ------- -------------
Subtotal......................   78,100     37,038       17,000       468     1,306,078
                               --------- ----------  ------------  ------- -------------
OTHER ACQUIRED COMPANIES:
LDM...........................    3,475       --           --         --          --
Switchboard...................    1,631       --           --         386        38,635
Telesystems...................     --          960         --         --         36,000
National Telecom..............      130       --            350       --         12,500
                               --------- ----------  ------------  ------- -------------
  Subtotal....................    5,236        960          350      386         87,135
                               --------- ----------  ------------  ------- -------------
Total.........................  $83,336    $37,998      $17,350      $854     1,393,213
                               ========= ==========  ============  ======= =============

                     ADVANCED COMMUNICATIONS GROUP, INC.
       NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

 3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

   (a) Records the estimated S Corporation Distributions of $1.9 million which are expected to be paid to the stockholders of certain of the Acquired Companies using $1.7 million of cash on hand and a $0.2 million payable which will be repaid out of proceeds of the Offering.

   (b) Records the related party debt of $659,000 and $1,040,000 that will be acquired by ACG in connection with the acquisitions of Feist Long Distance and FirsTel, respectively, and which, as intercompany debt, will not appear on the Company's consolidated financial statements.


   (c) Records the purchase by ACG of the outstanding capital stock or substantially all of the assets of the Acquired Companies and the purchase of 49% of the outstanding capital stock of KINNET, for consideration consisting of (i) $83.3 million payable in cash,
           (ii) shares of Common Stock valued for purposes of computing the estimated purchase price for accounting purposes at $38.0 million,
           (iii) promissory notes for $17.4 million, (iv) other payables for reimbursement of cash paid to purchase two companies by FirsTel in September 1997 amounting to $0.1 million, and (v) options or warrants valued for purposes of computing the estimated purchase price for accounting purposes at $0.7 million, for a total estimated purchase price of $139.5 million. In preliminarily determining the purchase price for accounting purposes, warrants issued in June 1997 to shareholders of Great Western to purchase 756,078 shares of Common Stock at an exercise price of $6.61 per share were assigned a value of $0.4 million, based on an outside appraisal obtained in the month of issuance. No value was assigned to the options and warrants to be issued upon the consummation of the Offering that are exercisable at the initial public offering price (500,000 such warrants to be issued to shareholders of Great Western, 50,000 such warrants to be issued to shareholders of FirsTel, 36,000 such options to be issued to shareholders of Telesystems, and 12,500 such options to be issued to shareholders of National Telecom). Upon completion of a Black-Scholes valuation, any additional value will be recorded as goodwill. A value of $0.4 million was placed on the 38,635 options to be issued to shareholders of Switchboard upon consummation of the Offering that are exercisable at one-third of the initial public offering price, but which vest as an entirety at the end of the 37th month following the Acquisitions. This aggregate purchase price will result in an excess purchase price of $122.8 million (including $0.6 million of deferred acquisition costs incurred by ACG) over the fair value of the net assets acquired of $17.3 million. Of this $122.8 million, $105.8 million relates to the Acquired Companies and $17.0 million relates to KINNET. The excess cost has been preliminarily allocated to an undifferentiated pool of intangible assets to be amortized over a period of 25 years for pro forma purposes. The Company intends to obtain independent appraisals of the Acquired Companies and the 49% interest in KINNET. Upon completion of the appraisal and in accordance with the terms thereof, the intangible assets in the pool will be allocated to the appropriate asset classifications, including customer lists and goodwill. The principal stockholder of Great Western has recently objected to the impact of the reverse stock split on the warrants issued in June 1997 upon the execution of the original Great Western acquisition agreement. CPFF and such prinicpal stockholder have agreed to negotiate in good faith to determine the type and amount of any consideration appropriately payable by CPFF to the holders of such warrants. While any payment will be made solely by CPFF and will not involve the assets of ACG or the issuance of additional ACG common shares or common share equivalents, such a payment may be construed for accounting purposes as a capital contribution by CPFF and deemed a payment by ACG of additional consideration for the Great Western acquisition. This would increase the goodwill associated with the Great Western acquisition and the related amortization charges.

   (d) Records assumed cash proceeds of $112.0 million from the issuance of shares of ACG Common Stock net of estimated offering costs of $11.3 million including amounts deferred and payable

                     ADVANCED COMMUNICATIONS GROUP, INC.
       NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

           by ACG at September 30, 1997. Offering costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

   (e) Records the payment of the cash portion of the total consideration ($83.3 million).

   (f) Records the payment of debt of ACG and the Acquired Companies which is expected to be paid from the proceeds of the Offering.

   (g) Records the payment of $1.75 million with respect to a five-year noncompetition agreement between Rod K. Cutsinger and the Company which will be amortized over its term beginning in the period in which it is paid.


   (h) Records the issuance of 142,857 shares of Series A Redeemable Convertible Preferred Stock in consideration of an agreement entered into with Northwestern Public Service Company to negotiate in good faith with respect to a strategic alliance. The Preferred Stock has an aggregate liquidation preference of $2 million, is convertible into shares of common stock at the initial public offering price 18 months after the consummation of the initial public offering and is redeemable, at the option of the Company, for $1.25 million in the 13th month after the initial public offering if no strategic alliance has been entered into. The Preferred Stock has been assigned a value of $1,122,000 representing the estimated fair value on the date of grant based on an imputed market interest rate of 10%.

                     ADVANCED COMMUNICATIONS GROUP, INC.
       NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

    The following table summarizes the unaudited pro forma and post-acquisition combined balance sheet adjustments at September 30, 1997 (in thousands):

                                (A)        (B)        (C)
                            ---------- ---------  ----------
           ASSETS
Cash and cash equivalents .   $(1,745)   $  --     $  --
Accounts receivable, net ..      --         --        --
Deferred costs.............      --         --        --
Prepaid expenses and
 other.....................      --         --        --
                            ---------- ---------  ----------
  Total current assets ....    (1,745)      --        --
Property and equipment,
 net.......................      --         --        --
Intangible assets, net ....      --         --      105,816
Equity investment in
 KINNET ...................      --         --       18,041
Other noncurrent assets ...      --         --         (561)
                            ---------- ---------  ----------
  Total assets.............   $(1,745)   $  --     $123,296
                            ========== =========  ==========
      LIABILITIES AND
    STOCKHOLDERS' EQUITY
Current maturities of
 long-term debt ...........   $   194    $  --     $  --
Accounts payable and
 accrued
 expenses..................      --         --          101
Current portion of notes
 payable to
 related parties...........      --       (1,699)       117
Obligation for cash
 portion of
 consideration in the
 Acquisitions..............      --         --       83,336
                            ---------- ---------  ----------
  Total current
 liabilities...............       194     (1,699)    83,554
Notes payable to related
 parties, net
 of current maturities ....      --         --       17,233
Long-term debt, net of
 current
 maturities................      --         --        --
                            ---------- ---------  ----------
  Total liabilities........       194     (1,699)   100,787
                            ---------- ---------  ----------
Stockholders' equity
  Preferred stock .........      --         --         --
  Common stock.............      --         --         (459)
  Additional
 paid-in-capital...........      --        1,699     36,113
  Retained earnings........    (1,939)      --      (13,145)
                            ---------- ---------  ----------
Total stockholders' equity
 (deficit).................    (1,939)     1,699     22,509
                            ---------- ---------  ----------
Total liabilities and
 stockholders'
 equity....................   $(1,745)   $  --     $123,296
                            ========== =========  ==========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                                                                       TOTAL
                                TOTAL                                                                  POST-
                              PRO FORMA                                                             ACQUISITION
                             ADJUSTMENTS      (D)         (E)         (F)         (G)       (H)     ADJUSTMENTS
                            ------------- ----------  ----------- ----------  ---------- --------  -------------
           ASSETS
Cash and cash equivalents .    $ (1,745)    $100,652    $(83,336)   $(4,258)    $(1,750)  $  --       $ 11,308
Accounts receivable, net ..       --           --          --          --          --        --          --
Deferred costs.............       --           --          --          --          --        --          --
Prepaid expenses and
 other.....................       --           --          --          --          --        --          --
                            ------------- ----------  ----------- ----------  ---------- --------  -------------
  Total current assets ....      (1,745)     100,652     (83,336)    (4,258)     (1,750)     --         11,308
Property and equipment,
 net.......................          --        --          --          --          --        --          --
Intangible assets, net ....     105,816        --          --          --          --        --          --
Equity investment in
 KINNET ...................      18,041        --          --          --          --        --          --
Other noncurrent assets ...        (561)        (619)      --          --         1,750     1,122        2,253
                            ------------- ----------  ----------- ----------  ---------- --------  -------------
  Total assets.............    $121,551     $100,033    $(83,336)   $(4,258)    $  --      $1,122     $ 13,561
                            ============= ==========  =========== ==========  ========== ========  =============
      LIABILITIES AND
    STOCKHOLDERS' EQUITY
Current maturities of
 long-term debt ...........    $    194     $  --       $  --       $  (985)     $    --   $ --       $   (985)
Accounts payable and
 accrued
 expenses..................         101       (1,221)      --          (101)       --        --         (1,322)
Current portion of notes
 payable to
 related parties...........      (1,582)       --          --        (1,856)       --        --         (1,856)
Obligation for cash
 portion of
 consideration in the
 Acquisitions..............      83,336        --        (83,336)      --          --        --        (83,336)
                            ------------- ----------  ----------- ----------  ---------- --------  -------------
  Total current
 liabilities...............      82,049       (1,221)    (83,336)    (2,942)       --        --        (87,499)
Notes payable to related
 parties, net
 of current maturities ....      17,233        --          --          --          --        --          --
Long-term debt, net of
 current
 maturities................       --           --          --        (1,316)       --        --         (1,316)
                            ------------- ----------  ----------- ----------  ---------- --------  -------------
  Total liabilities........      99,282       (1,221)    (83,336)    (4,258)       --        --        (88,815)
                            ------------- ----------  ----------- ----------  ---------- --------  -------------
Stockholders' equity
  Preferred stock .........          --           --          --         --          --     1,122        1,122
  Common stock.............        (459)           1       --          --          --        --              1
  Additional
 paid-in-capital...........      37,812      101,253       --          --          --        --        101,253
  Retained earnings........     (15,084)       --          --          --          --        --          --
                            ------------- ----------  ----------- ----------  ---------- --------  -------------
Total stockholders' equity
 (deficit).................      22,269      101,254       --          --          --       1,122      102,376
                            ------------- ----------  ----------- ----------  ---------- --------  -------------
Total liabilities and
 stockholders'
 equity....................    $121,551     $100,033    $(83,336)   $(4,258)       $ --    $1,122     $ 13,561
                            ============= ==========  =========== ==========  ========== ========  =============

                     ADVANCED COMMUNICATIONS GROUP, INC.
       NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

 4. UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
    ADJUSTMENTS:

 Year Ended December 31, 1996

   (a) Reflects the amortization of excess purchase price relating to the Acquired Companies which has been preliminarily allocated to an undifferentiated pool of intangible assets to be amortized over a period of 25 years for pro forma purposes. The Company intends to obtain independent appraisals of the Acquired Companies. Upon completion of the appraisals and in accordance with the terms thereof, the intangible assets in the pool will be allocated to the appropriate asset classifications, including customer lists and goodwill. These appraisals may result in changes to the estimated useful life noted above.

   (b) Reflects the equity in losses of KINNET of $388,000 and the amortization of $681,000 of related excess purchase price which has been recorded as intangible assets comprised of goodwill to be amortized over 25 years.

   (c) Reflects an increase of $774,000 of interest expense attributable to debt issued as consideration for the Acquisitions, net of a reduction of $995,000 in interest expense on debt of the Acquired Companies which is to be repaid from the proceeds of the Offering.

   (d) Reflects the revenue and expenses of two companies acquired by FirsTel in September 1997.

   (e) Reflects the incremental provisions for federal and state income taxes relating to the other pro forma adjustments and for income taxes on heretofore S Corporation income.

   (f) Reflects the amortization of the five year, $1.1 million strategic alliance and non-compete agreement entered into with Northwestern Public Service Company.

                     ADVANCED COMMUNICATIONS GROUP, INC.
       NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

    The following table summarizes unaudited pro forma combined statement of operations adjustments for the year ended December 31, 1996 (in thousands):

                                                                                                TOTAL
                                                                                              PRO FORMA
                                   (A)        (B)       (C)       (D)      (E)       (F)     ADJUSTMENTS
                               ---------- ----------  -------  -------- --------  -------- -------------
Revenues--Telecommunications
 services.....................   $  --     $   --     $  --     $1,728    $      --   $   --   $ 1,728
Cost of services..............      --         --        --      1,044      --        --         1,044
Depreciation and
 amortization.................     4,233       --        --         43      --        224        4,500
                               ---------- ----------  -------  -------- --------  -------- -------------
  Gross profit................    (4,233)      --        --        641      --       (224)      (3,816)
Selling, general and
 administrative
 expenses.....................      --         --        --        657      --        --           657
                               ---------- ----------  -------  -------- --------  -------- -------------
  Income (loss) from
 operations...................    (4,233)      --        --        (16)     --       (224)      (4,473)
Other income (expense):
  Other income and expense,
 net..........................      --         --        --         (3)     --        --            (3)
  Interest expense............      --         --        221      --        --        --           221
  Equity in earnings of
 KINNET.......................      --       (1,069)     --       --        --        --        (1,069)
                               ---------- ----------  -------  -------- --------  -------- -------------
Income (loss) before income
 taxes........................    (4,233)    (1,069)     221       (19)     --       (224)      (5,324)
Provision for income taxes ...      --         --        --       --        821       --           821
                               ---------- ----------  -------  -------- --------  -------- -------------
Net income (loss).............   $(4,233)   $(1,069)    $221    $  (19)   $(821)    $(224)     $(6,145)
                               ========== ==========  =======  ======== ========  ======== =============

 Nine Months Ended September 30, 1997

   (a) Reflects the amortization of excess purchase price relating to the Acquired Companies which has been preliminarily allocated to an undifferentiated pool of intangible assets to be amortized over a period of 25 years for pro forma purposes.

   (b) Reflects the equity in losses of KINNET of $146,000 and the amortization of $511,000 of related excess purchase price which has been recorded as intangible assets comprised of goodwill to be amortized over 25 years.

   (c) Reflects an increase of $581,000 of interest expense attributable to debt issued as consideration for the Acquisitions, net of a reduction of $455,000 in interest expense on debt of the Acquired Companies which is to be repaid from the proceeds of the Offering.

   (d) Reflects the incremental provisions for federal and state income taxes relating to the other pro forma adjustments and for income taxes on heretofore S Corporation income.


   (e) Reflects the amortization of the five year, $1.1 million strategic alliance and non-competition agreement entered into with Northwestern Public Service Company.


   (f) The Company estimates it will record compensation expense of approximately $950,000 during the fourth quarter of 1997 related to options issued in December 1997 to two officers to purchase 300,000 shares of common stock at an exercise price of $2.50 per share.

                     ADVANCED COMMUNICATIONS GROUP, INC.
       NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

    The following table summarizes unaudited pro forma combined income statement adjustments for the nine months ended September 30, 1997 (in thousands):

                                                                                       TOTAL
                                                                                     PRO FORMA
                                   (A)        (B)       (C)        (D)      (E)     ADJUSTMENTS
                               ---------- ---------  --------   -------- --------  -------------
Revenues--
 Telecommunications services .   $  --      $  --     $  --      $  --   $   --       $  --
Cost of services..............      --         --        --         --       --          --
Depreciation and
 amortization.................     3,174       --        --         --       168        3,342
                               ---------- ---------  --------   -------- --------  -------------
  Gross profit................    (3,174)      --        --         --      (168)      (3,342)
Selling, general and
 administrative expenses......      --         --        --         --       --          --
                               ---------- ---------  --------   -------- --------  -------------
  Income (loss) from
   operations.................    (3,174)      --        --         --      (168)      (3,342)
Other income (expense):
  Other income and expense,
   net........................      --         --        --         --       --          --
  Interest expense............      --         --       (126)       --       --          (126)
  Equity in earnings of
   KINNET.....................      --        (657)      --         --       --          (657)
                               ---------- ---------  --------   -------- --------  -------------
Income (loss) before income
 taxes........................    (3,174)     (657)     (126)       --      (168)      (4,125)
Provision for income taxes ...      --         --        --         730      --           730
                               ---------- ---------  --------   -------- --------  -------------
Net income (loss).............   $(3,174)    $ (657)   $(126)     $(730)   $(168)     $(4,855)
                               ========== =========  ========   ======== ========  =============

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Advanced Communications Group, Inc.

   We have audited the accompanying consolidated balance sheet of Advanced Communications Group, Inc. as of December 31, 1996, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the period from inception (June 6, 1996) through December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Communications Group, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the period from inception (June 6, 1996) through December 31, 1996, in conformity with generally accepted accounting principles.


KPMG PEAT MARWICK LLP
Houston, Texas
September 15, 1997,
except as to Footnote 5
which is as of February 11, 1998

                      ADVANCED COMMUNICATIONS GROUP, INC.
                         CONSOLIDATED BALANCE SHEETS


                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1996            1997
                                                            -------------- ---------------
                                                                              (UNAUDITED)
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................    $  33,450      $    --
  Employee advances........................................        1,388           --
                                                            -------------- ---------------
    Total current assets...................................       34,838           --
  Office furniture and equipment, net......................        8,252            6,515
  Other non-current assets.................................       48,480        1,184,230
                                                            -------------- ---------------
    Total assets...........................................    $  91,570      $ 1,190,745
                                                            ============== ===============
           LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Note payable to stockholder..............................    $ 565,047      $ 1,706,469
  Accrued interest payable to stockholder..................        9,890          149,412
  Accounts payable and accrued expenses....................      148,653        1,551,131
                                                            -------------- ---------------
    Total current liabilities..............................      723,590        3,407,012
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT:
  Common stock, $.00001 par, 180,000,000 shares
 authorized,
   8,232,276 shares issued and outstanding.................           82               82
  Additional paid-in capital ..............................       26,718           46,718
  Accumulated deficit .....................................     (658,820)      (2,263,067)
                                                            -------------- ---------------
    Total stockholders' deficit............................     (632,020)      (2,216,267)
                                                            -------------- ---------------
Total liabilities and stockholders' deficit................    $  91,570      $ 1,190,745
                                                            ============== ===============


         See accompanying notes to consolidated financial statements.

                      ADVANCED COMMUNICATIONS GROUP, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS


                                       FOR THE PERIOD
                                       FROM INCEPTION
                                       (JUNE 6, 1996)      FOR THE NINE
                                          THROUGH          MONTHS ENDED
                                     DECEMBER 31, 1996  SEPTEMBER 30, 1997
                                     ----------------- ------------------
                                                           (UNAUDITED)
Revenues............................      $  --            $    --
General and administrative
 expenses...........................       648,930           1,462,172
Depreciation and amortization ......         --                  2,481
Interest expense....................         9,890             139,594
Other (income) loss.................         --                 --
                                     ----------------- ------------------
  Loss before income tax benefit ...       658,820           1,604,247
Income tax benefit..................         --                 --
                                     ----------------- ------------------
  Net loss..........................      $658,820          $1,604,247
                                     ================= ==================
  Net loss per share................      $    .08          $      .19
                                     ================= ==================


         See accompanying notes to consolidated financial statements.

                      ADVANCED COMMUNICATIONS GROUP, INC.
         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
   For the Period From Inception (June 6, 1996) Through September 30, 1997
                                 (Unaudited)



                                  COMMON STOCK       ADDITIONAL                        TOTAL
                              ---------------------    PAID-IN      ACCUMULATED    STOCKHOLDERS'
                                 SHARES     AMOUNT     CAPITAL        DEFICIT         DEFICIT
                              ----------- --------  ------------ ---------------  ---------------
Initial capitalization.......  8,232,276     $82       $26,718      $   --          $    26,800
Net loss.....................      --        --           --           (658,820)       (658,820)
                              ----------- --------  ------------ ---------------  ---------------
BALANCES, December 31, 1996 .  8,232,276      82        26,718         (658,820)       (632,020)
Issuance of stock warrants
 (unaudited).................      --        --         20,000           --              20,000
Net loss (unaudited).........      --        --           --         (1,604,247)     (1,604,247)
                              ----------- --------  ------------ ---------------  ---------------
BALANCES, September 30, 1997
 (unaudited).................  8,232,276     $82       $46,718      $ (2,263,067)   $ (2,216,267)
                              =========== ========  ============ ===============  ===============


         See accompanying notes to consolidated financial statements.

                      ADVANCED COMMUNICATIONS GROUP, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              FOR THE PERIOD
                                                                              FROM INCEPTION
                                                                              (JUNE 6, 1996)      FOR THE NINE
                                                                                 THROUGH          MONTHS ENDED
                                                                            DECEMBER 31, 1996  SEPTEMBER 30, 1997
                                                                            ----------------- ------------------
                                                                                                  (UNAUDITED)
Cash flows from operating activities:
Net loss...................................................................     $(658,820)        $ (1,604,247)
Adjustments to reconcile net loss to net cash used by operating activities:
  Depreciation and amortization............................................         --                  2,481
  Stock-based compensation expense.........................................         --                 20,000
  Changes in assets and liabilities:
   (Increase) decrease in employee advances................................        (1,388)              1,388
   Increase in property and equipment......................................        (8,252)             --
   Increase in other non-current assets....................................       (48,480)         (1,136,494)
   Increase in accounts payable and accrued expenses.......................       148,653           1,402,478
                                                                            ----------------- ------------------
    Net cash used by operating activities..................................      (568,287)         (1,314,394)
                                                                            ----------------- ------------------
Cash flows from financing activities:
  Increase in note payable to stockholder..................................       565,047           1,141,422
  Increase in accrued interest payable to stockholder......................         9,890             139,522
  Issuance of common stock.................................................        26,800              --
                                                                            ----------------- ------------------
    Net cash provided by financing activities..............................       601,737           1,280,944
                                                                            ----------------- ------------------
Net increase (decrease) in cash and cash equivalents.......................        33,450             (33,450)
Cash and cash equivalents:
  Beginning of period......................................................         --                 33,450
                                                                            ----------------- ------------------
  End of period............................................................     $  33,450         $    --
                                                                            ================= ==================


          See accompanying notes to consolidated financial statements.

                     ADVANCED COMMUNICATIONS GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             DECEMBER 31, 1996 AND SEPTEMBER 30, 1997 (UNAUDITED)

1. ORGANIZATION AND BUSINESS:

   Advanced Communications Group, Inc. (the "Company") (formerly 1+USA, Inc.) was incorporated in the State of Delaware in June 1996 to create a regional competitive local exchange carrier that provides an integrated portfolio of telecommunications services principally to business customers in selected service areas of Southwestern Bell and U S WEST. As of September 30, 1997, the Company intended to acquire the stock or assets of nine operating companies (the "Acquired Companies") and a 49% interest in another operating company (collectively, the "Acquisitions") and complete an initial public offering of its common stock. The Company has not conducted any operations, and all activities to date have related to the offering and the Acquisitions.

   The Company is dependent upon the public offering to complete the Acquisitions and to repay an obligation it has incurred under a promissory note made in favor of its major stockholder, Consolidation Partners Founding Fund, L.L.C. ("CPFF"). There can be no assurance that the Acquisitions will be completed or that the Company will be able to generate future operating revenues.

2. ACQUISITIONS OF THE ACQUIRED COMPANIES:

   Prior to September 1997, the Company signed definitive agreements pursuant to which it agreed to acquire in mergers, stock purchases or asset purchases, all of the outstanding capital stock of Great Western Directories, Inc., Valu-Line of Longview, Inc., Feist Long Distance Service, Inc., FirsTel, Inc. and Tele-Systems, Inc., substantially all of the assets of Long Distance Management II, Inc., Long Distance Management of Kansas, Inc., The Switchboard of Oklahoma City, Inc., and National Telecom, a proprietorship, and 49% of the outstanding capital stock of KIN Network, Inc. The consideration to be paid by the Company in the Acquisitions was to include cash, common stock of the Company, notes, and options or warrants to purchase common stock of the Company and the assumption of debt in the case of two companies.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Unaudited interim periods -- The interim consolidated financial statements as of September 30, 1997, and for the nine months then ended are unaudited. These interim consolidated financial statements have been prepared on the same basis as the annual financial statements included herewith. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the consolidated balance sheets, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim period are not necessarily indicative of the results for the entire fiscal year.

   Principles of consolidation -- The consolidated financial statements include the accounts of Advanced Communications Group, Inc. and its wholly-owned subsidiaries which were formed for the sole purpose of acquiring the stock or assets of the Acquired Companies.

   Deferred acquisition and deferred offering costs -- The Company has deferred certain legal, accounting, appraisal and other costs incurred in connection with the Acquisitions and the Offering. At December 31, 1996 and September 30, 1997, deferred acquisition costs amounted to approximately $40,900 and $560,000, respectively, and deferred offering costs amounted to $2,700 and $619,000, respectively. At such time as the Company completes the Acquisitions, deferred acquisition costs will be included in the determination of excess purchase price. Deferred offering costs will be charged to additional paid-in capital upon the closing of the Offering.

                     ADVANCED COMMUNICATIONS GROUP, INC.

    Office furniture and equipment -- Office furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over the respective lives of the assets. The estimated useful lives are as follows:

Furniture and fixtures.............. 7 years
Computer equipment and software .... 3 years

   Income taxes -- No provision for Federal, state and local income taxes has been made because the Company has sustained cumulative losses since its inception in June 1996. A 100% valuation allowance has been established for the related deferred tax asset.


   Net Loss Per Share -- Net loss per share is computed using the weighted average number of shares outstanding. The weighted average shares outstanding were 8,232,276 for the period from inception (June 6, 1996) through December 31, 1996 and for the nine months ended September 30, 1997.


   Use of Estimates -- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   New Accounting Pronouncements -- Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic, value-based method of accounting required by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. No employee stock options or similar equity instruments were issued by the Company prior to January 1, 1997. The Company will provide pro forma disclosure of net income and earnings per share, as applicable in the notes to future consolidated financial statements.

   In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share". For the Company, SFAS No. 128 will be effective for the year ended December 31, 1997, but not for any periods ended prior to that time. SFAS No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("basic EPS") and diluted earnings per share ("diluted EPS"). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to full diluted earnings per share under current accounting rules. The implementation of SFAS No. 128 is not expected to have a material effect on the Company's earnings per share as determined under current accounting rules.

4. TRANSACTIONS WITH RELATED PARTIES:

COMMON OWNERSHIP AND MANAGEMENT


   At December 31, 1996 and September 30, 1997, a total of 7,986,074 shares of the Company's common stock was owned by CPFF and by two individuals who then served as directors and officers of both the Company and CPFF and who own the controlling interest in CPFF.


SUBORDINATED PROMISSORY NOTE IN FAVOR OF CPFF

   The Company's activities have been financed through a subordinated note agreement with CPFF. In September 1996, the Company executed a Subordinated Promissory Note (the "Note") in favor of CPFF

                     ADVANCED COMMUNICATIONS GROUP, INC.

in the principal amount of $1,200,000 and bearing an annual interest rate of eight (8%) percent. Under its original terms, the principal and accrued interest under the Note were to be paid in full on the earlier of September 15, 1997, or the date on which the Company's common stock becomes listed or quoted on a national basis. During the year ended December 31, 1996 and the nine months ended September 30, 1997, the Company incurred interest expense of $9,890 and $139,594, respectively, under the Note. In September 1997, the Company and CPFF amended the terms of the Note to provide for an increase in the principal balance from $1.2 million to $2.2 million, and to extend the maturity of the Note to the earlier of December 31, 1998 or the consummation of the Offering.

STOCK OPTIONS AND WARRANTS


   In May 1997 the Company granted to one of its consultants a warrant for the purchase of 7,561 shares of common stock at an exercise price of $2.65 per share. This warrant is exercisable in whole or in part at any time up to its expiration date in May 2007. In connection with the issuance of this warrant, the Company recorded a non-recurring, non-cash compensation expense of $20,000 reflecting the difference between the exercise price for the shares and the estimated fair value of the shares at the date of grant.


   In June 1997, the Company granted options for the purchase of 775,000 shares of common stock at an exercise price equal to the fair value of a share of common stock at the date of grant, specifically $2.50 per share, to three individuals. In December 1997, two of these individuals exchanged their options to purchase 525,000 shares of common stock for ten-year, fully vested warrants to purchase a like number of shares of common stock at the same exercise price.

   In June 1997, the Company's Board of Directors approved a Stock Awards Plan (the "Plan") which provides for the granting or awarding of incentive or non-qualified stock options, stock appreciation rights, restricted or deferred stock, dividend equivalents and other incentive awards to directors, officers, and key employees of the Company. The number of shares of common stock authorized and reserved for issuance under the Plan is 3,500,000 shares.

   Subsequent to September 30, 1997, the Company agreed to make various grants and awards under the Plan to employees and officers of the Acquired Companies, to outside directors, and to certain individuals who became officers of the Company after September 30, 1997. These options are exercisable at the initial public offering price, and they have various vesting and termination provisions. Also, the Company agreed to compensate each of its outside directors with annual option awards for 15,000 shares of common stock. Under this arrangement, options for 90,000 shares, exercisable at the initial public offering price, will be issued annually to six outside directors. In addition, three individuals who become officers of the Company after September 30, 1997, have been awarded ten-year options for the purchase of 1,275,000 shares of common stock, consisting of options for the purchase of 300,000 shares at a price of $2.50 per share and options for the purchase of 975,000 shares which are exercisable at the initial public offering price. The Company estimates that it will record compensation expense of approximately $950,000 during the fourth quarter of 1997 related to the 300,000 options issued at $2.50 per share. Actual compensation expense to be recorded will be determined upon the completion of a third-party valuation of the fair value of these options on the date of grant.

OPERATING LEASE AGREEMENT

   In January 1997, the Company entered into a four year lease agreement with CPFF pursuant to which the Company leases furniture and office equipment. Under this agreement the Company is obligated to make monthly rental payments to CPFF of $1,163. For the nine months ended September 30, 1997, the Company recognized approximately $10,000 of rental expense related to this lease agreement.


5. STOCK SPLIT

   In February 1998, ACG's Board of Directors approved an approximately 1-for-2.645 reverse stock split, subject to stockholder approval. This reverse stock split has been reflected retroactively for all periods presented.

                     ADVANCED COMMUNICATIONS GROUP, INC.

 6. SUBSEQUENT EVENT

   On September 29, 1997, the Company incorporated a new wholly owned subsidiary under the laws of the State of Delaware. On October 6, 1997, the Company changed its name to Advanced Communications Corp. and subsequently the new subsidiary changed its name to Advanced Communications Group, Inc. ("ACG"). As of October 6, 1997 and in order to facilitate securing requisite regulatory permits, ACG entered into new definitive agreements to acquire the stock or assets of the Acquired Companies and a 49% interest in a fiber optic network company that replaced the various definitive agreements that had been entered into earlier with the Acquired Companies. In the aggregate, the consideration to be paid by ACG in the Acquisitions includes $83.3 million in cash, shares of ACG's Common Stock valued for purposes of computing the estimated purchase price for accounting purposes at $37.9 million, $17.4 million in promissory notes, and options and warrants to purchase 1,393,213 shares of ACG's Common Stock.


   Also as of October 6, 1997, the Company, ACG and a wholly owned subsidiary of ACG entered into an Agreement of Merger pursuant to which, after the consummation of a reverse stock split and concurrently with the closing of the Acquisitions, the Company will be merged with the subsidiary of ACG, with the Company as the surviving corporation. In the merger, each share of common stock of the Company will be converted into one share of Common Stock of ACG, ACG will succeed to all options and warrants of the Company, and the Company will become a wholly owned subsidiary of ACG.

   On October 10, 1997, ACG filed with the Securities and Exchange Commission a Registration Statement on Form S-1 relating to the initial public offering of its Common Stock. The closing of the Acquisitions and the merger of the Company with the subsidiary of ACG will occur concurrently with, and are a condition to, the closing of that offering. A portion of the proceeds of that offering will be used to pay the cash portion of the consideration in the Acquisitions. ACG has not conducted any operations, and all of its activities to date have related to the public offering and the Acquisitions.


   In January 1998, ACG entered into an agreement with a certain utility company regarding the possible creation of a strategic alliance. Under the terms of the agreement, which will be consummated contemporaneously with the closing of the initial public offering, ACG will issue 142,857 shares of Series A Redeemable Convertible Preferred Stock (Preferred Stock) with an aggregate liquidation preference of $2 million. The Preferred Stock is convertible into shares of common stock at the initial public offering price eighteen months after the consummation of the initial public offering. The Preferred Stock does not pay dividends and is not entitled to vote in the election of directors. If a strategic alliance has not been entered into by the 13th month after the initial public offering, ACG may, at its option, redeem the Preferred Stock for total proceeds of $1.25 million.


   ACG is dependent on the public offering to complete the Acquisitions and to repay an obligation of the Company to CPFF. There can be no assurance that the Acquisitions will be completed or that ACG will be able to generate future operating revenues.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Great Western Directories, Inc.
Amarillo, Texas

   We have audited the accompanying balance sheets of Great Western Directories, Inc. as of January 31, 1996 and December 31, 1996, and the related statements of operations and cash flows for the years ended January 31, 1995 and 1996 and December 31, 1996, and the related statements of stockholders' equity for the years ended January 31, 1995 and 1996 and the eleven months ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Great Western Directories, Inc. as of January 31, 1996 and December 31, 1996, and the results of its operations and its cash flows for the years ended January 31, 1995 and 1996 and December 31, 1996 in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Houston, Texas
October 2, 1997

                        GREAT WESTERN DIRECTORIES, INC.
                                BALANCE SHEETS

                                                            JANUARY 31,    DECEMBER 31,   SEPTEMBER 30,
                                                                1996           1996            1997
                                                           ------------- --------------  ---------------
                                                                                           (UNAUDITED)
                          ASSETS
CURRENT ASSETS
  Cash....................................................  $    31,693    $   719,268     $ 1,317,877
  Accounts receivable.....................................   17,678,787     21,607,728      24,489,630
  Less: Allowance for doubtful accounts...................   (6,590,847)    (8,282,945)     (9,628,295)
                                                           ------------- --------------  ---------------
      Net accounts receivable.............................   11,087,940     13,324,783      14,861,335
                                                           ------------- --------------  ---------------
  Income taxes receivable.................................    1,072,378        384,145         384,145
  Deferred directory costs................................    3,436,346      3,052,944       2,460,618
  Deferred income taxes...................................    1,085,748      1,627,821          --
  Other current assets....................................      423,400        377,275           7,209
                                                           ------------- --------------  ---------------
      Total current assets................................   17,137,505     19,486,236      19,031,184
                                                           ------------- --------------  ---------------
PROPERTY AND EQUIPMENT
  Land....................................................       79,900         79,900          79,900
  Building and improvements...............................      640,059        644,061         654,312
  Furniture, fixtures and equipment.......................    1,722,500      1,991,215       2,253,623
                                                           ------------- --------------  ---------------
                                                              2,442,459      2,715,176       2,987,835
  Less: Accumulated depreciation..........................   (1,400,578)    (1,597,008)     (1,764,584)
                                                           ------------- --------------  ---------------
      Net property and equipment..........................    1,041,881      1,118,168       1,223,251
                                                           ------------- --------------  ---------------
OTHER ASSETS..............................................        2,391          4,607          18,832
                                                           ------------- --------------  ---------------
TOTAL ASSETS..............................................  $18,181,777    $20,609,011     $20,273,267
                                                           ============= ==============  ===============
  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Bank overdraft..........................................  $    33,114    $      --       $    --
  Accounts payable........................................    1,378,318      1,393,021       1,626,845
  Payable to related parties..............................      270,246        483,311         172,271
  Accrued liabilities.....................................      467,530      1,138,730       1,768,319
  Note payable to bank....................................    2,100,000         --              --
  Current maturities of long-term debt....................    2,109,740      1,849,309          --
  Prepayments on directory advertising....................    3,690,261      3,170,840       2,452,723
                                                           ------------- --------------  ---------------
      Total current liabilities...........................   10,049,209      8,035,211       6,020,158
LONG-TERM DEBT, less current maturities...................    3,531,051         --              --
                                                           ------------- --------------  ---------------
      Total liabilities...................................   13,580,260      8,035,211       6,020,158
                                                           ------------- --------------  ---------------
STOCKHOLDERS' EQUITY
  Common stock, $1 par value; authorized shares of
 10,000,   1,250 shares issued and outstanding............        1,250          1,250           1,250
  Additional paid-in capital..............................            5              5               5
  Retained earnings.......................................    4,600,262     12,572,545      14,251,854
                                                           ------------- --------------  ---------------
      Total stockholders' equity..........................    4,601,517     12,573,800      14,253,109
                                                           ------------- --------------  ---------------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY.....................................  $18,181,777    $20,609,011     $20,273,267
                                                           ============= ==============  ===============

               See accompanying notes to financial statements.

                        GREAT WESTERN DIRECTORIES, INC.
                           STATEMENTS OF OPERATIONS

                                            YEARS ENDED            YEAR ENDED         NINE MONTHS ENDED
                                            JANUARY 31,           DECEMBER 31,          SEPTEMBER 30,
                                    ---------------------------- -------------- ----------------------------
                                         1995          1996           1996           1996           1997
                                    ------------- -------------  -------------- -------------  -------------
                                                                                         (UNAUDITED)
ADVERTISING REVENUES...............  $29,406,843    $36,469,094    $44,324,097    $33,463,165   $35,623,889
COST OF REVENUES
  Commissions and other sales
   expenses........................    7,443,762      8,784,336      9,543,696      6,747,684     8,542,611
  Publishing, related party........       94,448        578,223      1,077,795        635,557       843,021
  Publishing, other................    8,807,084      8,944,754      9,333,705      6,718,801     6,345,956
  Distribution, related party .....      558,885        697,250        815,566        332,585       180,907
  Distribution, other..............      828,892        563,362        622,820        676,106       777,332
  Depreciation and amortization ...      272,296        228,324        223,434        171,243       167,576
                                    ------------- -------------  -------------- -------------  -------------
    Total cost of revenues.........   18,005,367     19,796,249     21,617,016     15,281,976    16,857,403
                                    ------------- -------------  -------------- -------------  -------------
    Gross margin...................   11,401,476     16,672,845     22,707,081     18,181,189    18,766,486
GENERAL AND ADMINISTRATIVE
 EXPENSES
  Salaries and payroll taxes ......    4,672,222      5,953,869      6,320,326      4,656,001     5,565,196
  Provision for bad debts..........    2,907,720      3,249,165      4,650,918      3,764,746     3,590,097
  Other............................    3,204,938      3,457,492      4,015,824      3,185,682     3,491,993
                                    ------------- -------------  -------------- -------------  -------------
    Total general and
     administrative expenses.......   10,784,880     12,660,526     14,987,068     11,606,429    12,647,286
                                    ------------- -------------  -------------- -------------  -------------
    Total operating income.........      616,596      4,012,319      7,720,013      6,574,760     6,119,200
                                    ------------- -------------  -------------- -------------  -------------
OTHER INCOME (EXPENSE)
  Interest expense.................     (216,228)      (602,100)      (503,768)      (449,106)      (49,751)
  Settlement of litigation, net of
   expenses of $318,496............       --             --          6,281,504      6,281,504        --
  Other, net.......................       80,520         66,857         93,587         68,089        57,977
                                    ------------- -------------  -------------- -------------  -------------
    Total other income (expense) ..     (135,708)      (535,243)     5,871,323      5,900,487         8,226
                                    ------------- -------------  -------------- -------------  -------------
    Income before income taxes ....      480,888      3,477,076     13,591,336     12,475,247     6,127,426
PROVISION FOR INCOME TAXES.........      245,497      1,307,290      5,294,596      4,828,254     2,048,117
                                    ------------- -------------  -------------- -------------  -------------
NET INCOME.........................  $   235,391    $ 2,169,786    $ 8,296,740      7,646,993     4,079,309
                                    ============= =============  ============== =============  =============
NET INCOME PER SHARE...............  $    188.31    $  1,735.83    $  6,637.39    $  6,117.59   $  3,263.45
                                    ============= =============  ============== =============  =============

               See accompanying notes to financial statements.

                        GREAT WESTERN DIRECTORIES, INC.
                      STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                 ADDITIONAL
                                                       COMMON     PAID-IN       RETAINED      TREASURY
                                                        STOCK     CAPITAL       EARNINGS        STOCK        TOTAL
                                                      -------- ------------  -------------- -----------  -------------
Balances, January 31, 1994...........................  $1,250        $5       $  2,287,585    $   --      $ 2,228,840
Cash dividends ($37 per share).......................    --          --            (46,250)       --          (46,250)
Net income...........................................    --          --            235,391        --          235,391
                                                      -------- ------------  -------------- -----------  -------------
Balances, January 31, 1995...........................   1,250         5          2,476,726        --        2,477,981
Cash dividends ($37 per share).......................    --          --            (46,250)       --          (46,250)
Net income...........................................    --          --          2,169,786        --        2,169,786
                                                      -------- ------------  -------------- -----------  -------------
Balances, January 31, 1996...........................   1,250         5          4,600,262        --        4,601,517
Cash dividends ($37 per share).......................    --          --            (46,250)       --          (46,250)
Net income (eleven months)...........................    --          --          8,018,533        --        8,018,533
                                                      -------- ------------  -------------- -----------  -------------
Balances, December 31, 1996..........................   1,250         5         12,572,545                 12,573,800
Purchase of treasury stock (31.25 shares, unaudited)     --          --                 --     (225,000)     (225,000)
Issuance of treasury stock (31.25 shares, unaudited).    --          --                 --      225,000       225,000
Cash dividends ($480 per share, unaudited) ..........    --          --           (600,000)       --         (600,000)
Cash dividends ($1,440 per share, unaudited) ........    --          --        (1,800,0000)       --       (1,800,000)
Net income (unaudited)...............................    --          --          4,079,309        --        4,079,309
                                                      -------- ------------  -------------- -----------  -------------
Balances, September 30, 1997 (unaudited) ............  $1,250        $5       $ 14,251,854        --      $14,253,109
                                                      ======== ============  ============== ===========  =============

               See accompanying notes to financial statements.

                        GREAT WESTERN DIRECTORIES, INC.
                           STATEMENTS OF CASH FLOWS

                                                      YEARS ENDED            YEAR ENDED            NINE MONTHS
                                                      JANUARY 31,           DECEMBER 31,       ENDED SEPTEMBER 30,
                                              ---------------------------- -------------- ----------------------------
                                                   1995          1996           1996           1996           1997
                                              ------------- -------------  -------------- -------------  -------------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.................................  $   235,391    $ 2,169,786    $ 8,296,740    $ 7,646,993   $ 4,079,309
  Adjustments to reconcile net income to
   net cash provided (used) by operating
   activities:
    Depreciation and amortization............      272,296        228,324        223,434        171,243       167,576
    Loss on disposal of assets...............       --             72,000         --             --            --
    Provision for bad debts..................    2,907,720      3,249,165      4,650,918      3,764,746     3,590,097
    Deferred income taxes....................     (288,362)       (68,045)      (542,074)      (605,855)    1,627,821
    Changes in:
     Accounts receivable.....................   (5,630,561)    (7,505,966)    (6,707,225)    (5,444,897)   (5,126,649)
     Deferred directory costs................     (402,971)    (1,159,636)      (696,008)      (444,023)      592,326
     Income taxes receivable.................      464,836       (755,005)       688,233      1,098,919        --
     Accounts payable........................      (84,661)      (708,179)      (569,983)    (1,389,581)      (77,216)
     Accrued liabilities.....................     (471,403)        85,664        886,520      1,075,841       629,589
     Prepayments on directory
      advertising............................     (198,306)       825,617       (352,931)      (668,431)     (718,117)
     Federal income taxes payable............       --             --             --          3,177,789        --
    Other, net...............................     (622,044)       611,754         72,136         30,630       355,841
                                              ------------- -------------  -------------- -------------  -------------
       Net cash provided (used) by
        operating activities.................   (3,818,065)    (2,954,521)     5,949,760      8,413,374     5,120,577
                                              ------------- -------------  -------------- -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment .......     (279,140)      (116,288)      (300,125)       (69,555)     (272,659)
                                              ------------- -------------  -------------- -------------  -------------
       Net cash used by investing
        activities...........................     (279,140)      (116,288)      (300,125)       (69,555)     (272,659)
                                              ------------- -------------  -------------- -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Change in bank overdraft.....................       --             33,114       (169,011)      (169,011)       --
Net borrowings (payments) under note
   payable to bank...........................     (500,000)     1,800,000         --           (750,000)       --
Advances under long-term debt................    4,500,000      3,000,000         --          2,100,000        --
Principal payments under long-term debt .....      (33,275)    (2,037,364)    (4,708,019)    (1,750,682)   (1,849,309)
Purchase of treasury stock...................       --             --             --             --          (225,000)
Issuance of treasury stock...................       --             --             --             --           225,000
Cash dividends paid..........................      (46,250)       (46,250)       (92,500)       (46,250)   (2,400,000)
                                              ------------- -------------  -------------- -------------  -------------
       Net cash provided (used) by
        financing activities.................    3,920,475      2,749,500     (4,969,530)      (615,943)   (4,249,309)
                                              ------------- -------------  -------------- -------------  -------------
       Net increase (decrease) in
        cash.................................     (176,730)      (321,309)       680,105      7,727,876       598,609
CASH AT BEGINNING OF PERIOD..................      529,732        353,002         39,163         39,163       719,268
                                              ------------- -------------  -------------- -------------  -------------
CASH AT END OF PERIOD........................  $   353,002    $    31,693    $   719,268    $ 7,767,039   $ 1,317,877
                                              ============= =============  ============== =============  =============
Supplemental disclosure of cash flow
 information:
Cash paid during the period for interest ....  $   216,228    $   602,100    $   503,768    $   449,106   $    49,751
                                              ============= =============  ============== =============  =============
Cash paid during the period for income
 taxes.......................................  $   --         $ 2,017,092    $ 4,350,000    $   500,000   $    --
                                              ============= =============  ============== =============  =============

                See accompanying notes to financial statements.

                       GREAT WESTERN DIRECTORIES, INC.
                        NOTES TO FINANCIAL STATEMENTS

                 JANUARY 31, 1995 AND 1996, DECEMBER 31, 1996
                 AND SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature Of Operations And General

   Great Western Directories, Inc. (the Company) is an independent telephone directory publisher that publishes telephone directories in Texas, Oklahoma and California. Revenues are primarily derived from the sale of advertising space in the telephone directories. During 1996, the Company changed its fiscal year from January 31 to December 31. However, the year ended rather than the eleven months ended December 31, 1996 is presented in the statement of operations and the statement of cash flows for comparative purposes. As discussed in note 3, the Company changed from a Subchapter C Corporation for income tax purposes to a Subchapter S Corporation effective January 1, 1997.

Interim Financial Information

   The interim financial statements for the nine months ended September 30, 1996 and 1997, are unaudited. These interim financial statements have been prepared on the same basis as the annual financial statements included herewith. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the balance sheets, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim period are not necessarily indicative of the results for the entire fiscal year.

Allowance For Doubtful Accounts

   The Company maintains an allowance for doubtful accounts based on management's estimate of the collectibility of all accounts receivable. The allowance for doubtful accounts is established through a provision for doubtful accounts charged to expense. Accounts receivable are charged against the allowance when management believes that the collectibility of the receivable is unlikely. Recoveries of amounts previously charged off are credited to the allowance. The Company's accounts receivable are unsecured. The allowance is subjective in nature and may be adjusted due to changes in economic conditions.

Property And Equipment

   Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on accelerated methods over the estimated useful lives of the assets, which range from 3 to 31 years.

Income Taxes

   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   As discussed in note 3, the Company changed to a Subchapter S Corporation effective January 1, 1997. The income or loss of a Subchapter S Corporation is includable in the federal income tax returns of the individual shareholders.

Fair Value Of Financial Instruments

   Fair value estimates are made at discrete points in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be deteremined with precision.

                       GREAT WESTERN DIRECTORIES, INC.

    The Company believes that the carrying amounts of its current assets and current liabilities approximate the fair value of such items due to their short-term nature.

Revenue And Cost Recognition

   Advertising revenues are derived from the sale of advertising space in telephone directories and are recognized on the date that the directory is published and delivered. If the estimate of total directory costs exceeds advertising revenues for a specific telephone directory, a provision is made for the entire amount of such estimated loss. No provision for estimated losses was included in the financial statements for the years ended January 31, 1995 and 1996 or December 31, 1996.

   Directory costs are deferred until the date that the directory is published and delivered. Directory costs include all direct costs related to the publishing of a telephone directory, such as publishing and distribution expenses and commissions on sales, other sales expenses and depreciation and amortization. General and administrative costs are charged to expense as incurred.

   Costs incurred with the expansion into new markets include all direct costs related to the publishing of a first-year telephone directory (prototype directory). Advertising space in prototype directories is generally provided to advertisers at no cost; therefore, no advertising revenues are derived from prototype directories. As the future economical benefit of the direct costs related to prototype directories cannot be determined, such direct costs are charged to expense as incurred. The Company had three prototype directories for the year ended January 31, 1995. Direct costs related to the prototype directories charged to expense totaled $4,316,000 for the year ended January 31, 1995. The Company had no prototype directories for the years ended January 31, 1996 or December 31, 1996.

Nonmonetary Transactions

   The Company trades advertising space for goods and services used primarily for promotional, sales and other business activities. Barter revenue is recorded when directories are published and barter expense is recorded when goods and services are received or used. Barter transactions are recorded at their estimated fair value and are included in the accompanying statements of operations. Barter revenue aggregated approximately $1,507,000, $1,598,000, $2,155,000, $1,531,000 (unaudited) and $1,555,000 (unaudited) and barter expense aggregated approximately $1,042,000, $1,459,000, $1,547,000,
$1,902,000 (unaudited) and $1,224,000 (unaudited) for the years ended January 31, 1995 and 1996, December 31, 1996 and the nine months ended September 30, 1996 and 1997, respectively.

Net Income Per Share

   Net income per share is computed using the weighted average number of shares outstanding during the period of computation. The weighted average shares outstanding were 1,250 for the years ended January 31, 1995 and 1996 and December 31, 1996 and the nine months ended September 30, 1996 and 1997 (unaudited).

Use Of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) DEBT OBLIGATIONS

Note Payable To Bank

   The note payable to bank was a $2,500,000 line of credit with outstanding advances of $2,100,000 at January 31, 1996. At December 31, 1996, the Company had a $2,000,000 line of credit with a bank with

                       GREAT WESTERN DIRECTORIES, INC.

no outstanding advances. The line of credit bears interest at prime, which was 8.50% at January 31, 1996 and 8.25% at December 31, 1996. The line is collateralized by accounts receivable and may be used for general corporate working capital and other purposes as approved by the bank.

Long-Term Debt

   Long-term debt at January 31, 1996 and December 31, 1996 consisted of the following:

                                                                     JANUARY 31,    DECEMBER 31,
                                                                         1996           1996
                                                                    ------------- --------------
Term note payable to bank, due in monthly installments of $204,000 including interest at prime (8.5% and 8.25% at January 31, 1996 and December 31, 1996, respectively) through July 1997, secured
 by accounts receivable............................................  $ 5,495,930    $ 1,849,309
Term note payable to bank, due in monthly installments of $4,133 including interest at 1% over prime (9.5% at January 31, 1996),
 secured by certain property.......................................      144,861         --
                                                                    ------------- --------------
Total long-term debt...............................................    5,640,791      1,849,309
Less current maturities............................................   (2,109,740)    (1,849,309)
                                                                    ------------- --------------
Long-term debt, less current maturities............................  $ 3,531,051    $    --
                                                                    ============= ==============


   The Company has a letter agreement with a bank relating to a line of credit and the term note payable. The agreement includes provisions which, among other things, require the maintenance of specified financial ratios and other debt covenants. Further, the agreement imposes certain restrictions with respect to new market expansion, dividend distributions and contributions to the profit sharing plan. At December 31, 1996, the Company was not in compliance with certain debt covenants requirements and obtained a waiver of these covenants through July 31, 1997. The Company paid all debt obligations on June 15, 1997.

(3) INCOME TAXES

   The sources of deferred tax assets and the tax effect of each as of January 31, 1996 and December 31, 1996 are as follows:

                                    JANUARY 31,    DECEMBER 31,
                                        1996           1996
                                   ------------- --------------
Deferred tax assets--
  Allowance for doubtful accounts.   $1,085,748     $1,627,821
                                   ------------- --------------
    Total deferred tax assets ....    1,085,748      1,627,821
                                   ============= ==============

                       GREAT WESTERN DIRECTORIES, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

    The provision for income taxes for the years ended January 31, 1995 and 1996 and December 31, 1996 consists of the following components:

                                    JANUARY 31,    JANUARY 31,   DECEMBER 31,
                                        1995          1996           1996
                                   ------------- -------------  --------------
Federal:
  Current.........................   $ 480,662     $1,262,087     $5,057,155
  Deferred........................    (298,468)       (68,045)      (542,074)
State.............................      63,303        113,248        779,515
                                   ------------- -------------  --------------
Total provision for income taxes     $ 245,497     $1,307,290     $5,294,596
                                   ============= =============  ==============

   A reconciliation of the provision for income taxes for the years ended January 31, 1995 and 1996 and December 31, 1996 at the statutory federal tax rate to the Company's actual provision for income taxes is as follows:

                                              JANUARY 31,    JANUARY 31,   DECEMBER 31,
                                                  1995          1996           1996
                                             ------------- -------------  --------------
Computed "expected" tax expense.............    $168,311     $1,216,977     $4,756,968
Nondeductible expenses......................      36,039         16,702         30,943
State income taxes, net of federal
 benefits...................................      41,147         73,611        506,685
                                             ------------- -------------  --------------
Total provision for income taxes............    $245,497     $1,307,290     $5,294,596
                                             ============= =============  ==============

   Prior to January 1, 1997, the Company had been a Subchapter C Corporation for income tax purposes, and therefore paid U.S. Federal income taxes. On March 15, 1997, the Company filed an election to become a nontaxable Subchapter S Corporation effective January 1, 1997. The effect of the change in tax status on the net deferred tax asset and corresponding charge to income tax expense of approximately $1,600,000 was recognized in the September 30, 1997 financial statements.

(4) LEASES

   The Company leases certain property and equipment under leases classified as operating leases that expire over the next five years. Rental expense for all operating leases totaled approximately $400,000, $462,000, $472,000, $365,000 (unaudited) and $434,000 (unaudited) for the years ended January 31, 1995 and 1996, December 31, 1996 and the nine months ended September 31, 1997 and 1996, respectively. For the five fiscal years subsequent to December 31, 1996, future minimum lease payments under noncancelable operating leases total $1,029,000 and are approximately $318,000, $282,000, $225,000, $143,000
(unaudited) and $61,000, (unaudited) respectively.

(5) RELATED PARTY TRANSACTIONS

   Transactions with related parties include certain publishing and distribution services with shareholders and entities in which they have an interest. Purchases of services from these related parties for the years ended January 31, 1995 and 1996, December 31, 1996 and the nine months ended September 30, 1996 and 1997 were approximately, $653,000, $1,275,000,
$1,893,000, $968,000 and $1,024,000, respectively. Amounts payable to related parties at January 31, 1996, December 31, 1996 and September 30, 1997 were approximately $270,000, $483,000 and $172,000, respectively.

   Notes receivable from shareholders at January 31, 1996 and December 31, 1996 included notes totaling approximately $405,000 and $360,000, respectively, which are included in other current assets and represent advances to related parties. The notes bear interest at 8% and are secured by personal property.

                       GREAT WESTERN DIRECTORIES, INC.

Interest income recognized on related-party notes receivable was not significant for the years ended January 31, 1995 and 1996 and December 31, 1996. The notes were repaid on June 15, 1997.

(6) PROFIT SHARING PLAN

   The Company formed a self-employed profit sharing plan in the year ended January 31, 1996 that provides certain retirement, disability, death and termination benefits for eligible employees. The Plan contains a 401(k) arrangement whereby each participant may elect to contribute a portion of their salary to the Plan. Each Plan year, the Company may contribute an amount of matching contributions determined at the Company's discretion. Such matching contributions are allocated to participants based on the Plan's provisions. Discretionary Company contributions may also be made. Participant after-tax contributions are not allowed. The provision for the Company's matching contributions for the years ended January 31, 1996, December 31, 1996 and the nine months ended September 30, 1997 was approximately $40,000, $53,000 and $103,000, respectively. No discretionary profit sharing contributions were made to the Plan for the years ended January 31, 1996 or December 31, 1996.

(7) LITIGATION

   During 1996, the Company settled its lawsuit against a utility telephone-directory publisher related to, among other things, certain antitrust violations. Under the terms of the settlement, the Company received approximately $6,282,000 in cash, net of related expenses, and such amount is reflected in other income for the year ended December 31, 1996.

   At December 31, 1996, the Company was the defendant in a class action lawsuit filed in Sonoma County, California, alleging, among other things, breach of contract. Subsequent to December 31, 1996, the lawsuit was settled. Pending expected court approval, the Company will make approximately $479,000 in refunds and credits to various advertisers, and such amount has been recognized in the accompanying December 31, 1996 financial statements.

   The Company has been involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the company's financial condition, liquidity or results of operations.

(8) SUBSEQUENT EVENT


   The Company's shareholders have entered into a stock purchase agreement to sell all of the issued and outstanding common stock of the Company for a total consideration consisting of $55,000,000 in cash, a $15,000,000 promissory note, shares of common stock of the purchaser, and nontransferable common stock warrants of the purchaser. The purchase of the Company's stock is generally contingent upon the successful completion of an initial public offering by the purchaser.

                         INDEPENDENT AUDITOR'S REPORT

To the Stockholders
Valu-Line of Longview, Inc.
Longview, Texas

   We have audited the accompanying combined balance sheets of Valu-Line of Longview, Inc. and Related Companies as of December 31, 1995 and 1996, and the related combined statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Valu-Line of Longview, Inc. and Related Companies as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

HEIN + ASSOCIATES LLP

Houston, Texas
May 23, 1997

               VALU-LINE OF LONGVIEW, INC. AND RELATED COMPANIES
                           COMBINED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                           --------------------------  SEPTEMBER 30,
                                                               1995          1996           1997
                                                           ------------ ------------  ---------------
                                                                                        (UNAUDITED)
                          ASSETS
CURRENT ASSETS:
  Cash....................................................  $  281,703    $  289,612     $  312,890
  Receivables, net........................................     986,344     1,021,102      1,389,947
  Prepaid expenses........................................       4,508         8,624          4,113
                                                           ------------ ------------  ---------------
    Total current assets..................................   1,272,555     1,319,338      1,706,950
PROPERTY AND EQUIPMENT, net...............................   2,341,596     1,650,497      1,226,289
OTHER NONCURRENT ASSETS...................................       7,561         6,615          6,552
                                                           ------------ ------------  ---------------
    Total assets..........................................  $3,621,712    $2,976,450     $2,939,791
                                                           ============ ============  ===============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable, including current portion of long-term
   debt...................................................  $  413,741    $  384,543     $  423,910
  Current portion of capital lease obligation.............     170,297        --                 --
  Accounts payable and accrued line costs.................     709,259       743,572        748,567
  Accrued payroll and related taxes.......................      53,330        65,053         55,964
  Sales, property excise and franchise taxes payable .....     124,378       149,262        158,682
  Customer deposits.......................................      12,312        11,162          9,562
                                                           ------------ ------------  ---------------
    Total current liabilities.............................   1,483,317     1,353,592      1,396,685
NOTES PAYABLE, net of current portion.....................   1,698,486     1,357,011      1,082,392
                                                           ------------ ------------  ---------------
    Total liabilities.....................................   3,181,803     2,710,603      2,479,077
COMMITMENTS AND CONTINGENCIES (Note 5)
STOCKHOLDERS' EQUITY:
  Common stock, no par value; 102,000 shares authorized;
   3,000 shares issued and outstanding....................       3,000         3,000          3,000
  Retained earnings.......................................     436,909       262,847        457,714
                                                           ------------ ------------  ---------------
    Total stockholders' equity............................     439,909       265,847        460,714
                                                           ------------ ------------  ---------------
    Total liabilities and stockholders' equity ...........  $3,621,712    $2,976,450     $2,939,791
                                                           ============ ============  ===============

        See accompanying notes to these combined financial statements.

               VALU-LINE OF LONGVIEW, INC. AND RELATED COMPANIES
                        COMBINED STATEMENTS OF INCOME

                                                                                NINE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                ------------------------------------------ --------------------------
                                     1994          1995           1996          1996         1997
                                ------------- -------------  ------------- ------------  ------------
                                                                                   (UNAUDITED)
REVENUES.......................  $13,416,673    $13,330,346   $11,181,125    $8,623,340   $9,058,467
OPERATING EXPENSES:
  Line and other direct costs .    6,774,963      7,491,433     6,036,439     4,592,903    5,070,031
  Selling, general and
   administrative..............    3,724,582      3,898,106     3,571,468     2,658,506    2,875,098
  Depreciation and
   amortization................      399,050        717,631       819,315       615,519      398,548
                                ------------- -------------  ------------- ------------  ------------
    Total operating expenses ..   10,898,595     12,107,170    10,427,222     7,866,928    8,343,677
                                ------------- -------------  ------------- ------------  ------------
    Income from operations ....    2,518,078      1,223,176       753,903       756,412      714,790
OTHER INCOME (EXPENSE):
  Interest expense.............      (67,906)       (81,579)     (185,777)     (148,001)    (103,491)
  Interest income and other,
   net.........................       29,943         93,287        72,812        58,659       63,568
                                ------------- -------------  ------------- ------------  ------------
    Net income.................  $ 2,480,115    $ 1,234,884   $   640,938    $  667,070   $  674,867
                                ============= =============  ============= ============  ============

          See accompanying notes to these combined financial statements.

               VALU-LINE OF LONGVIEW INC. AND RELATED COMPANIES
                 COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
              Period from January 1, 1994 to September 30, 1997

                                               COMMON STOCK
                                            ------------------    RETAINED
                                             SHARES    AMOUNT     EARNINGS        TOTAL
                                            -------- --------  ------------- -------------
BALANCES, January 1, 1994..................   3,000    $3,000   $   402,910    $   405,910
  Net income...............................     --       --       2,480,115      2,480,115
  Distributions to stockholders............     --       --      (2,356,000)    (2,356,000)
                                            -------- --------  ------------- -------------
BALANCES, December 31, 1994................   3,000     3,000       527,025        530,025
  Net income...............................     --       --       1,234,884      1,234,884
  Distributions to stockholders............     --       --      (1,325,000)    (1,325,000)
                                            -------- --------  ------------- -------------
BALANCES, December 31, 1995................   3,000     3,000       436,909        439,909
  Net income...............................     --       --         640,938        640,938
  Distributions to stockholders............     --       --        (815,000)      (815,000)
                                            -------- --------  ------------- -------------
BALANCES, December 31, 1996................   3,000     3,000       262,847        265,847
  Net income (unaudited) ..................      --        --       674,867        674,867
  Distributions to stockholders
   (unaudited) ............................      --        --      (480,000)      (480,000)
                                            -------- --------  ------------- -------------
BALANCES, September 30, 1997 (unaudited)  .   3,000    $3,000   $   457,714    $   460,714
                                            ======== ========  ============= =============

        See accompanying notes to these combined financial statements.

               VALU-LINE OF LONGVIEW, INC. AND RELATED COMPANIES
                      COMBINED STATEMENTS OF CASH FLOWS

                                                                                 NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                 ------------------------------------------ --------------------------
                                      1994          1995           1996          1996          1997
                                 ------------- -------------  ------------- -------------  -----------
                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income.....................  $ 2,480,115    $ 1,234,884   $   640,938    $   667,070   $ 674,867
 Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Depreciation and
   amortization.................      399,050        717,631       819,315        615,519     398,548
  (Increase) decrease in:
   Receivables..................     (139,187)       281,235       (34,758)      (128,138)   (368,845)
   Prepaid expenses and other
    assets......................        8,569         19,806        (3,170)         5,408       4,574
  Increase (decrease) in:
   Accounts payable and accrued
    line costs..................       60,708         53,696        34,313         27,826       4,995
   Other current liabilities ...       51,647        (71,602)       35,457         61,303      (1,269)
                                 ------------- -------------  ------------- -------------  -----------
   Net cash provided by
    operations..................    2,860,902      2,235,650     1,492,095      1,248,988     712,870
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Capital expenditures...........      (95,124)    (2,375,964)     (134,651)      (133,042)    (55,913)
 Other, net.....................        3,016         15,523         6,435            234      81,573
                                 ------------- -------------  ------------- -------------  -----------
   Net cash provided by (used
    in) investing activities ...      (92,108)    (2,360,441)     (128,216)      (132,808)     25,660
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Principal payments on
  long-term debt, capital
  leases and other notes
  payable.......................     (494,734)      (519,209)     (581,123)      (477,231)   (354,231)
 Proceeds from long-term debt
  and other notes payable.......      124,890      2,112,950        40,153         40,154     118,979
 Distributions to stockholders .   (2,356,000)    (1,325,000)     (815,000)      (700,000)   (480,000)
                                 ------------- -------------  ------------- -------------  -----------
   Net cash provided by (used
    in) financing activities ...   (2,725,844)       268,741    (1,355,970)    (1,137,077)   (715,252)
                                 ------------- -------------  ------------- -------------  -----------
NET INCREASE (DECREASE) IN
 CASH...........................       42,950        143,950         7,909        (20,897)     23,278
CASH, beginning of period ......       94,803        137,753       281,703        281,703     289,612
                                 ------------- -------------  ------------- -------------  -----------
CASH, end of period.............  $   137,753    $   281,703   $   289,612    $   260,806   $ 312,890
                                 ============= =============  ============= =============  ===========
SUPPLEMENTAL DISCLOSURES:
 Interest paid..................  $    67,906    $    81,579   $   185,777    $   148,001   $ 103,491
 Equipment acquired under
  capital leases................  $    --        $   238,683   $    --        $    --       $  --
                                 ============= =============  ============= =============  ===========

        See accompanying notes to these combined financial statements.

              VALU-LINE OF LONGVIEW, INC. AND RELATED COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

   Organization -- Valu-Line of Longview, Inc. and Related Companies provide long distance or "interexchange" services primarily to commercial and residential customers located in Texas and Arkansas.

   Principles of Combination -- The accompanying financial statements include the combined accounts of Valu-Line of Longview, Inc., Valu-Line of Louisiana, Inc. and Shared Tenant Services, Inc., which are each owned proportionately by the same stockholders. All significant intercompany transactions have been eliminated. Collectively, the entities are referred to as "the Company".

   Receivables -- Revenue is recognized as service is rendered. Receivables include billed and unbilled amounts that are due from customers according to contractual terms.

   Property and Equipment -- Property and equipment is stated at cost, net of accumulated depreciation and amortization. Maintenance and repairs are expensed as incurred. Depreciation is calculated using various accelerated methods over the estimated useful lives of the related assets which range from 5 to 7 years. Leasehold improvements are amortized over the life of the lease. Equipment under capital leases is recorded at the present value of minimum lease payments at the inception of the lease and amortized over the shorter of the lease term or estimated useful life of the asset. Amortization of equipment held under capital leases is included in depreciation and amortization expense. Expenditures to acquire dialers are expensed as incurred.

   Income Taxes -- The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under such provisions the Company does not pay federal corporate income taxes on its taxable income. The stockholders, therefore, are liable for individual income taxes on the Company's taxable income.

   Concentrations of Credit Risk -- The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash investments and trade accounts receivable. The Company places its cash and temporary cash investments with high credit quality banking institutions. At times such investments may be in excess of the FDIC insurance limit. Management does not anticipate any losses will arise from this exposure.

   Use of Estimates -- The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and the accompanying results. Actual results could differ from these estimates.

   Fair Value of Financial Instruments -- The Company's only financial instruments are cash, short-term trade receivables and payables, notes payable and capital lease obligations. Management believes the carrying amounts of the financial instruments classified as current assets and liabilities approximate their fair values because of their short-term nature. Management believes the interest rates on its notes payable and capital lease obligations represent fair market rates, and therefore their carrying value approximates fair value.

   Cash Equivalents -- For purposes of reporting cash flows, cash equivalents include highly-liquid investments purchased with a maturity of three months or less.

   Recent Accounting Pronouncements -- The Financial Accounting Standards Board (FASB) issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets And For Long-Lived Assets To Be Disposed of, which is effective for fiscal years beginning after December 15, 1995. SFAS No. 121 specifies certain events and circumstances which indicate the cost of an asset or assets may be impaired, the method by which the evaluation should be performed, and the method by which writedowns, if any, of the asset or assets are to be determined and recognized. The adoption of this pronouncement in 1996 did not have a material impact on the Company's financial condition or operating results.

              VALU-LINE OF LONGVIEW, INC. AND RELATED COMPANIES

    The FASB issued SFAS No. 123, Accounting for Stock Based Compensation, effective for fiscal years beginning after December 31, 1995. This statement allows companies to choose to adopt the statement's new rules for accounting for employee stock-based compensation plans. For those companies who choose not to adopt the new rules, the statement requires disclosures as to what earnings per share would have been if the new rules had been adopted. The Company did not grant stock options or any other form of stock-based compensation during any of the periods included in the accompanying financial statements.

   The FASB issued Statement of Financial Accounting Standards No. 128, Earnings Per Share, during February 1997. The new statement which is effective for financial statements issued after December 31, 1997, including interim periods, establishes standards for computing and presenting earnings per share. The new statement requires retroactive restatement of all prior-period earnings per share data presented.

   The FASB issued SFAS No. 130, Reporting Comprehensive Income and SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 130 establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that displays with the same prominence as other financial statements. SFAS No. 131 supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS No. 131 establishes standards on the way that public companies report financial information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

   SFAS Nos. 130 and 131 are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Because of the recent issuance of these standards, management has been unable to fully evaluate the impact, if any, the standards may have on the future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of these standards.

   Unaudited Interim Information -- The accompanying financial information as of September 30, 1997 and for the nine-month periods ended September 30, 1996 and 1997 has been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments, consisting of normal recurring accruals which are, in the opinion of management, necessary to fairly present such information in accordance with generally accepted accounting principles.

              VALU-LINE OF LONGVIEW, INC. AND RELATED COMPANIES
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

 2. RECEIVABLES:

   Receivables consisted of the following:

                                       DECEMBER 31,
                                 -------------------------  SEPTEMBER 30,
                                     1995         1996           1997
                                 ----------- ------------  ---------------
                                                             (UNAUDITED)
Trade receivables:
  Billed........................  $  805,569   $  785,457     $1,078,094
  Unbilled......................     205,775      260,645        336,853
                                 ----------- ------------  ---------------
                                   1,011,344    1,046,102      1,414,947
Allowance for doubtful
 accounts.......................     (25,000)     (25,000)       (25,000)
                                 ----------- ------------  ---------------
                                  $  986,344   $1,021,102     $1,389,947
                                 =========== ============  ===============

3. PROPERTY AND EQUIPMENT:

   Property and equipment consisted of the following:

                                           DECEMBER 31,
                                   ----------------------------  SEPTEMBER 30,
                                        1995          1996            1997
                                   ------------- -------------  ---------------
                                                                  (UNAUDITED)
Land..............................  $    50,622    $    50,622    $    38,422
Building..........................      350,605        350,605        350,605
Switch and network equipment .....    3,396,746      3,349,534      3,343,083
Vehicles..........................      229,773        201,121        186,649
Computer equipment................      208,694        229,759        174,660
Furniture and fixtures............       45,603         46,365         46,365
Leasehold improvements............       26,607         26,607         26,607
                                   ------------- -------------  ---------------
                                      4,308,650      4,254,613      4,166,391
Less accumulated depreciation and
 amortization.....................   (1,967,054)    (2,604,116)    (2,940,102)
                                   ------------- -------------  ---------------

                                    $ 2,341,596    $ 1,650,497    $ 1,226,289
                                   ============= =============  ===============

              VALU-LINE OF LONGVIEW, INC. AND RELATED COMPANIES
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

 4. NOTES PAYABLE:

   Notes payable consisted of the following:

                                                       DECEMBER 31,
                                                --------------------------  SEPTEMBER 30,
                                                    1995          1996           1997
                                                ------------ ------------  ---------------
                                                                             (UNAUDITED)
Notes payable to a bank due in monthly
 installments ranging from $324 to $926,
 including interest ranging from 8.25% to 9.0%
 and maturing at various times through 1999.
 The notes are collateralized by a switch and
 network equipment, computer equipment and
 vehicles......................................  $   98,694    $   49,128     $   82,694
Notes payable to a bank due in monthly
 installments of $3,456 and $3,970, including
 interest at 8.25% and prime, not to exceed
 12% (8.75% at September 30, 1997) and
 maturing August 2005 and October 1998,
 respectively. The notes are collateralized by
 land and buildings............................     388,533       330,826        284,270
Note payable to a bank due in monthly
 installments of $33,536, including interest
 at prime, not to exceed 12% (8.5% at
 September 30, 1997) with a balloon payment on
 December 28, 1998. The note is collateralized
 by certain switch and network equipment ......   1,625,000     1,361,600      1,139,338
                                                ------------ ------------  ---------------
                                                  2,112,227     1,741,554      1,506,302
Less current portion...........................    (413,741)     (384,543)      (423,910)
                                                ------------ ------------  ---------------
                                                 $1,698,486    $1,357,011     $1,082,392
                                                ============ ============  ===============

   Future maturities of notes payable as of December 31, 1996 are as follows:

 YEARS ENDING
 DECEMBER 31,      AMOUNT
--------------  -----------
  1997 ........  $  384,543
  1998 ........   1,154,268
  1999 ........      25,400
  2000 ........      27,600
  2001 ........      30,000
  Thereafter ..     119,743
                -----------
                 $1,741,554
                ===========

              VALU-LINE OF LONGVIEW, INC. AND RELATED COMPANIES
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

 5. COMMITMENTS AND CONTINGENCIES:

   Commitments -- The Company was obligated under capital leases for switch equipment which expired at various dates through 1996. The carrying value of the leased equipment and related accumulated amortization included in property and equipment is as follows:

                                       DECEMBER 31,
                               ----------------------------  SEPTEMBER 30,
                                    1995          1996            1997
                               ------------- -------------  ---------------
                                                              (UNAUDITED)
Switch equipment..............  $ 1,244,803    $ 1,244,803    $ 1,244,803
Less accumulated
 amortization.................   (1,029,983)    (1,125,460)    (1,170,213)
                               ------------- -------------  ---------------
                                $   214,820    $   119,343    $    74,590
                               ============= =============  ===============

   The Company leases office space and certain equipment under operating leases which expire on various dates through the year 2000. Several of the office leases require the Company to pay its portion of taxes, maintenance and insurance. Rent expense was $163,732, $175,273 and $102,010 for the years ended December 31, 1994, 1995 and 1996, respectively, and $60,387 and $70,213 for the nine-month periods ended September 30, 1996 and 1997, respectively.

   Future minimum lease payments under noncancelable operating leases with original terms in excess of one year are as follows:

 YEARS ENDING
 DECEMBER 31,     AMOUNT
--------------  ---------
  1997 ........  $ 63,584
  1998 ........    37,757
  1999 ........    29,757
  2000 ........    21,037
                ---------
                 $152,135
                =========


   Contingencies --In early February 1998, the Company's was served with a petition by four plaintiffs (including the lawyer filing the suit) which alleged, among other things, that the Company's billed the plaintiffs for services never provided and intentionally "bumped up" the actual time of services used by plaintiffs in order to increase the Company's charges to them. The plaintiffs purported to bring the suit as a class action and alleged violations of the Texas Deceptive Trade Practices Act, fraud, breach of contract, negligence and gross negligence. They sought damages in an unspecified amount, further damages under the Deceptive Trade Practices Act (which could be as much as triple the actual damages), interest, attorney's fees and such other relief to which they may have been entitled. The petition contained no details with respect to the Company's alleged conduct. While the Company's management believe the Company's billing practices have and do conform generally to industry standards and FCC rate filings and that the plaintiffs' allegations are without merit, the Company, in order to avoid protracted litigation, entered into a settlement, a nominal portion of which will be paid by the Company, and an agreed confidential dismissal with prejudice, with the four named plaintiffs prior to the certification of the suit as a class action. The stockholders of the Company have agreed, severally, to indemnify the Company for a period of six months after the closing of the Offering against liabilities, costs and expenses, including legal fees, relating to similar claims which others may bring in the future. In order to fund this indemnity obligation, the former stockholders have deposited in escrow an aggregate of 71,428 shares of Common Stock, and their obligation is limited to the value of those shares.

   The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's combined financial condition, liquidity or results of operations.

              VALU-LINE OF LONGVIEW, INC. AND RELATED COMPANIES
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


    The Company has been providing intrastate long distance services to customers in Arkansas since 1992 without the requisite permit from the state utility commission. The Company has initiated steps to secure the requisite permit for such activities and no penalties have been assessed to date. While the Arkansas regulatory authorities have the power to require the forfeiture of the approximately $300,000 in revenues generated through September 30, 1997 by the Company's unlicensed intrastate activities in Arkansas, the Company is endeavoring to negotiate a reduced penalty.


6. STOCK PURCHASE AGREEMENT:

   The Company entered into an agreement under which it will be sold to a Delaware corporation. The sale is subject to various terms and conditions as outlined in the agreement, including the requirement that the purchaser obtain additional equity capital.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Feist Long Distance Service, Inc.:

   We have audited the accompanying balance sheet of Feist Long Distance Service, Inc. as of December 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Feist Long Distance Service, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP
Houston, Texas
August 5, 1997

                       FEIST LONG DISTANCE SERVICE, INC.
                                BALANCE SHEETS

                                                                      DECEMBER 31,    SEPTEMBER 30,
                                                                          1996            1997
                                                                     -------------- ---------------
                                                                                       (UNAUDITED)
                               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................................   $   21,565      $  149,151
  Accounts receivable, net allowance for doubtful accounts of
   $106,280 and $143,208, respectively..............................    1,190,307       1,625,436
  Other current assets..............................................        7,545          22,903
                                                                     -------------- ---------------
    Total current assets............................................    1,219,417       1,797,490
PROPERTY AND EQUIPMENT, net.........................................      370,043         370,420
                                                                     -------------- ---------------
    Total assets....................................................   $1,589,460      $2,167,910
                                                                     ============== ===============
                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable.....................................................   $   20,323      $   17,402
  Accounts payable..................................................      647,555         940,429
  Accrued expenses..................................................       72,045         167,035
  Notes payable to shareholders.....................................      809,450         659,450
                                                                     -------------- ---------------
    Total current liabilities.......................................    1,549,373       1,784,316
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, no par value; 10,000 shares authorized, issued and
   outstanding......................................................      100,000         100,000
  Additional paid-in capital........................................      938,500         938,500
  Accumulated deficit...............................................     (998,413)       (654,906)
                                                                     -------------- ---------------
    Total stockholders' equity......................................       40,087         383,594
                                                                     -------------- ---------------
    Total liabilities and stockholders' equity......................   $1,589,460      $2,167,910
                                                                     ============== ===============

               See accompanying notes to financial statements.

                       FEIST LONG DISTANCE SERVICE, INC.
                           STATEMENTS OF OPERATIONS

                                                         NINE MONTHS ENDED
                                       YEAR ENDED          SEPTEMBER 30,
                                      DECEMBER 31,  --------------------------
                                          1996          1996           1997
                                     -------------- ------------  ------------
                                                            (UNAUDITED)
REVENUES............................   $10,027,743    $7,415,712   $8,964,581
COST OF SERVICES....................     6,854,333     5,057,038    6,043,871
DEPRECIATION........................       237,240       170,392      141,745
                                     -------------- ------------  ------------
    Gross profit....................     2,936,170     2,188,282    2,778,965
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES...........................     2,469,137     1,706,266    2,404,056
                                     -------------- ------------  ------------
    Income from operations..........       467,033       482,016      374,909
OTHER INCOME (EXPENSE):
  Interest expense..................       (60,211)      (46,303)     (32,873)
  Other.............................        (1,737)        1,251        1,471
                                     -------------- ------------  ------------
NET INCOME..........................   $   405,085    $  436,964   $  343,507
                                     ============== ============  ============
NET INCOME PER SHARE................   $     40.51    $    43.70   $    34.35
                                     ============== ============  ============

               See accompanying notes to financial statements.

                       FEIST LONG DISTANCE SERVICE, INC.
                      STATEMENTS OF STOCKHOLDERS' EQUITY


                                  COMMON STOCK      ADDITIONAL                       TOTAL
                              --------------------    PAID-IN     ACCUMULATED    STOCKHOLDERS'
                               SHARES     AMOUNT      CAPITAL       DEFICIT          EQUITY
                              -------- ----------  ------------ --------------  ---------------
BALANCES, December 31, 1995 .  10,000    $100,000    $938,500     $(1,403,498)     $(364,998)
  Net income.................    --         --          --            405,085        405,085
                              -------- ----------  ------------ --------------  ---------------
BALANCES, December 31, 1996 .  10,000    $100,000    $938,500        (998,413)        40,087
  Net income (unaudited) ....    --         --          --            343,507        343,507
                              -------- ----------  ------------ --------------  ---------------
BALANCES, September 30, 1997
 (unaudited).................  10,000    $100,000    $938,500     $  (654,906)     $ 383,594
                              ======== ==========  ============ ==============  ===============

               See accompanying notes to financial statements.

                       FEIST LONG DISTANCE SERVICE, INC.
                           STATEMENTS OF CASH FLOWS

                                                                       NINE MONTHS
                                                                          ENDED
                                                   YEAR ENDED         SEPTEMBER 30,
                                                  DECEMBER 31,  ------------------------
                                                      1996          1996       1997
                                                 -------------- -----------  -----------
                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................    $ 405,085     $ 436,964   $ 343,507
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation................................      237,240       170,392     141,745
    Changes in assets and liabilities:
      Accounts receivable, net..................     (169,468)     (273,745)   (435,129)
      Other current assets......................       11,916         8,516     (15,358)
      Accounts payable..........................     (199,626)     (222,788)    292,874
      Accrued expenses..........................       (9,695)       63,175      94,990
                                                 -------------- -----------  -----------
       Net cash provided by operating
     activities.................................      275,452       182,514     422,629
                                                 -------------- -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...........     (114,576)      (66,729)   (142,122)
                                                 -------------- -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of notes payable...................     (180,906)     (123,299)   (152,921)
  Proceeds from notes payable...................        --            --          --
                                                 -------------- -----------  -----------
       Net cash used in financing activities ...     (180,906)     (123,299)   (152,921)
                                                 -------------- -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS....................................      (20,030)       (7,514)    127,586
CASH AND CASH EQUIVALENTS, beginning of period .       41,595        41,595      21,565
                                                 -------------- -----------  -----------

CASH AND CASH EQUIVALENTS, end of period .......    $  21,565     $  34,081   $ 149,151
                                                 ============== ===========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during the period for interest .....    $  60,313     $  --       $  --
                                                 ============== ===========  ===========

               See accompanying notes to financial statements.

                      FEIST LONG DISTANCE SERVICE, INC.

                        NOTES TO FINANCIAL STATEMENTS
             DECEMBER 31, 1996 AND SEPTEMBER 30, 1997 (UNAUDITED)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

   Feist Long Distance Service, Inc. (the Company) is headquartered in Wichita, Kansas and was founded in 1992 to provide long distance and 800 services to business and residential customers in Kansas, Nebraska, Missouri, Texas and Oklahoma.

 Interim Financial Information

   The interim financial statements for the nine months ended September 30, 1996 and 1997 are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Cash Equivalents

   Cash equivalents consist of short-term investments with an original maturity of three months or less.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation is calculated using the double declining method over the estimated useful lives of the assets which range from 3 to 7 years.

 Income Taxes

   The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, no provision for federal income taxes has been provided for by the Company, as the shareholders of the Company have included the income on their personal income tax returns.

 Fair Value of Financial Instruments

   Fair value estimates are made at discrete points in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision.

   The Company believes that the carrying amounts of its current assets and current liabilities approximate the fair value of such items due to their short-term nature.

 Revenue Recognition

   Revenues are recognized as long-distance services are provided.

 Net Income Per Share

   Net income per share is based on the weighted average number of shares of common stock outstanding during the respective periods. The weighted average shares outstanding were 10,000 for the year ended December 31, 1996 and for the nine months ended September 30, 1996 and 1997 (unaudited).

 Use of Estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                      FEIST LONG DISTANCE SERVICE, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

 (2) PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:

                                DECEMBER 31,    SEPTEMBER 30,     ESTIMATED
                                    1996            1997         USEFUL LIFE
                               -------------- ---------------  --------------
Machinery and equipment.......   $1,394,466      $1,510,818       3 to 5 years
Office equipment..............       55,368          62,446            7 years
Vehicles......................       31,900          50,592            5 years
                               -------------- ---------------
                                  1,481,734       1,623,856
Less accumulated
 depreciation.................    1,111,691       1,253,436
                               -------------- ---------------
                                 $  370,043      $  370,420
                               ============== ===============

(3) NOTES PAYABLE

   At December 31, 1996 and September 30, 1997, the Company had notes payable totaling $809,450 and $659,450, respectively, outstanding to the Company's eight shareholders. The notes are payable on demand and accrue interest at 5.75%. The Company paid $46,543 in interest expense on these notes payable for the year ended December 31, 1996.

   At December 31, 1996, the Company also had a $16,996 note payable to an affiliate, Feist Publications, Inc. The note was payable on demand and accrued interest at 8.83%. The Company paid $3,141 in interest expense on this note payable for the year ended December 31, 1996.

(4) RELATED PARTY TRANSACTION

   The Company leases its office space through a sublease agreement with an affiliate, Feist Publications, Inc. Rental expense for the year ended December 31, 1996 and the nine months ended September 30, 1997 amounted to approximately $45,000 and $62,000, respectively, related to this lease.

(5) DEPENDENCE ON LOCAL EXCHANGE CARRIER

   The Company is dependent on local exchange carriers to provide access service for the origination and termination of its long distance traffic. Historically, these access charges have made up a significant percentage of the overall cost of providing long distance service. To the extent that the access services of the local exchange carriers are used, the Company and its customers are subject to the quality of service, equipment failures and service interruptions of the local exchange carriers.

                      FEIST LONG DISTANCE SERVICE, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

 (6) COMMITMENTS AND CONTINGENCIES

   The Company leases office space under long-term lease agreements. Future minimum rental payments under noncancelable long-term leases are as follows:

FISCAL
YEAR        AMOUNT
--------  ---------
1997 ....  $56,568
1998.....   22,692
1999.....    2,850
          ---------
           $82,110
          =========

   Total rent expense under all operating leases for the year ended December 31, 1996 and the nine months ended September 30, 1997 was $73,733 and $72,524, respectively.

   The Company has been providing intrastate long distance services to customers in Missouri for the past 18 months without the requisite permit from the appropriate regulatory agency. The Company has initiated steps to secure the requisite permit for such activities and no penalties have been assessed to date, although the Missouri regulatory authorities have the power to require the forfeiture of the approximately $250,000 in revenues generated by the Company's unlicensed intrastate activities in that state.

(7) SUBSEQUENT EVENT (UNAUDITED)

   The Company's shareholders have entered into a stock purchase agreement to sell all of the issued and outstanding common stock of the Company for a total consideration consisting of $5,000,000 in cash and shares of common stock of the purchaser. The purchase of the Company's stock is generally contingent upon the successful completion of an intitial public offering by the purchaser.

                       INDEPENDENT ACCOUNTANT'S REPORT

The Stockholders and Board of Directors
FirsTel, Inc.
Sioux Falls, South Dakota

   We have audited the accompanying balance sheets of FirsTel, Inc. as of December 31, 1996 and 1995, and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FirsTel, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP
Houston, Texas
September 26, 1997

                                 FIRSTEL, INC.
                                BALANCE SHEETS

                                                                   DECEMBER 31,
                                                            --------------------------  SEPTEMBER 30,
                                                                1995          1996           1997
                                                            ------------ ------------  ---------------
                                                                                         (UNAUDITED)
                           ASSETS
CURRENT ASSETS
  Cash.....................................................  $   43,761    $   54,128     $   61,616
  Collateral account ......................................      74,515        --             --
  Receivables
    Trade, net of allowance of $0, $0, and $29,053,
     respectively..........................................     569,122       640,259      1,056,109
    Due from independent contractors.......................      13,420         2,207         --
    Other..................................................      10,361         3,047        196,857
  Unbilled services........................................     399,610       499,679        601,406
  Inventory................................................      --             2,187         96,323
  Prepaid expenses.........................................      19,759        23,413        103,714
                                                            ------------ ------------  ---------------
    Total current assets...................................   1,130,548     1,224,920      2,116,025
                                                            ------------ ------------  ---------------
OTHER ASSETS
  Deposit..................................................       1,150        38,951         80,775
  Intangible assets, net of accumulated
   amortization............................................       6,723         5,482          2,780
                                                            ------------ ------------  ---------------
                                                                  7,873        44,433         83,555
                                                            ------------ ------------  ---------------
PROPERTY AND EQUIPMENT
  Leasehold improvements...................................      30,632        34,182         34,182
  Office furniture and equipment...........................     186,421       263,611        326,892
  Network equipment........................................     576,518       656,069        707,942
  Dialers..................................................     493,288       535,113        585,258
                                                            ------------ ------------  ---------------
                                                              1,286,859     1,488,975      1,654,274
  Less accumulated depreciation and amortization ..........    (341,629)     (585,373)      (785,082)
                                                            ------------ ------------  ---------------
                                                                945,230       903,602        869,192
                                                            ------------ ------------  ---------------
                                                             $2,083,651    $2,172,955     $3,068,772
                                                            ============ ============  ===============
      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Checks issued but not presented for payment..............  $   36,466    $   --         $  332,588
  Current maturities of long-term debt.....................     452,110     1,397,834      1,187,068
  Accounts payable.........................................     722,090       895,186      1,358,137
  Accrued expenses
    Taxes, other than income taxes.........................      69,283        58,617         94,713
    Interest...............................................       8,769        --             --
    Wages..................................................      --            --             73,848
    Other..................................................      12,104         9,611          3,671
                                                            ------------ ------------  ---------------
  Total current liabilities................................   1,300,822     2,361,248      3,050,025
                                                            ------------ ------------  ---------------
OTHER LIABILITIES
  Deferred compensation payable ...........................      36,845        26,686          7,177
LONG-TERM DEBT, less current maturities ...................   1,395,821        18,073         --
                                                            ------------ ------------  ---------------
    Total liabilities......................................   2,733,488     2,406,007      3,057,202
COMMITMENTS AND CONTINGENCIES .............................
STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock, par value $1 per share; Authorized,
   1,000,000 shares; Issued, 1,000 shares..................       1,000         1,000          1,000
  Retained earnings (accumulated deficit)..................    (650,837)     (234,052)        10,570
                                                            ------------ ------------  ---------------
                                                               (649,837)     (233,052)        11,570
                                                            ------------ ------------  ---------------
                                                             $2,083,651    $2,172,955     $3,068,772
                                                            ============ ============  ===============

               See accompanying notes to financial statements.

                                 FIRSTEL, INC.
                           STATEMENTS OF OPERATIONS

                                                               NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                               --------------------------- --------------------------
                                   1995          1996          1996          1997
                               ------------ -------------  ------------ ------------
                                                                  (UNAUDITED)
REVENUES......................  $7,838,345    $10,355,229   $7,658,888    $9,487,892
                               ------------ -------------  ------------ ------------
COST OF REVENUES:
  Line costs..................   5,001,807      6,620,483    4,834,738     6,083,178
  Direct labor................     288,459        393,983      288,204       283,148
  Cellular costs..............      --             --           --           336,122
  Dialer costs................     161,807        191,854      156,053       161,408
  Switch costs................      81,663        101,673       66,926        82,025
  Local costs.................      --             --           --            72,049
  Other.......................       6,108          5,943        5,513        47,863
                               ------------ -------------  ------------ ------------
                                 5,539,844      7,313,936    5,351,434     7,065,793
                               ------------ -------------  ------------ ------------
GROSS PROFIT..................   2,298,501      3,041,293    2,307,454     2,422,099
                               ------------ -------------  ------------ ------------
OPERATING EXPENSES:
  Selling.....................     926,115      1,107,800      814,192       881,002
  General and administrative .     615,923        810,637      583,461       671,484
  Sales support...............     183,649        218,525      160,201       326,055
  Cellular....................      --             10,049       --            90,430
                               ------------ -------------  ------------ ------------
                                 1,725,687      2,147,011    1,557,854     1,968,971
                               ------------ -------------  ------------ ------------
INCOME FROM OPERATIONS........     572,814        894,282      749,600       453,128
OTHER INCOME (EXPENSE):
  Finance charges and
   penalties..................      36,792         34,718       27,001        32,437
  Other income................       5,561            300          300         1,680
  Interest expense............    (220,932)      (191,076)    (145,445)     (116,121)
  Loss on sale of equipment ..      (1,139)          (158)      --            --
                               ------------ -------------  ------------ ------------
NET INCOME ...................  $  393,096    $   738,066   $  631,456    $  371,124
                               ============ =============  ============ ============
INCOME PER SHARE..............  $   393.10    $    738.07   $   631.46    $   371.12
                               ============ =============  ============ ============

               See accompanying notes to financial statements.

                                 FIRSTEL, INC.
                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                   COMMON STOCK       RETAINED                     TOTAL
                                                ------------------    EARNINGS                 STOCKHOLDERS'
                                                                    (ACCUMULATED   TREASURY        EQUITY
                                                 SHARES    AMOUNT     DEFICIT)       STOCK       (DEFICIT)
                                                -------- --------  ------------- -----------  ---------------
BALANCES, DECEMBER 31, 1994 ...................   1,000     1,000    $(878,933)   $   --         $(877,933)
  Distributions ($165.00 per share)............     --       --       (165,000)       --          (165,000)
  Net income...................................     --       --        393,096        --           393,096
                                                -------- --------  ------------- -----------  ---------------
BALANCES, DECEMBER 31, 1995....................   1,000     1,000     (650,837)       --          (649,837)
  Distributions ($221.28 per share)............     --       --       (221,281)       --          (221,281)
  Net income...................................     --       --        738,066        --           738,066
  Purchase of 100 shares of treasury stock ....     --       --          --        (700,000)      (700,000)
  Sale of 100 shares of treasury stock ........     --       --       (100,000)     700,000        600,000
                                                -------- --------  ------------- -----------  ---------------
BALANCES, DECEMBER 31, 1996....................   1,000     1,000     (234,052)       --          (233,052)
  Distributions ($126.50 per share,
 unaudited)....................................     --       --       (126,502)       --          (126,502)
  Net income (unaudited).......................     --       --        371,124        --           371,124
                                                -------- --------  ------------- -----------  ---------------
BALANCES, September 30, 1997 (unaudited) ......   1,000    $1,000    $  10,570     $  --         $  11,570
                                                ======== ========  ============= ===========  ===============

               See accompanying notes to financial statements.

                                 FIRSTEL, INC.
                           STATEMENTS OF CASH FLOWS

                                                                              NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                 ------------------------- ------------------------
                                                     1995         1996         1996        1997
                                                 ------------ -----------  ----------- -----------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................  $  393,096    $ 738,066   $ 631,456    $ 371,124
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization...............     205,890      247,618     182,866      202,412
    Provision for bad debts.....................      --            --         27,000       32,000
    Write-off of shareholder's receivable ......      --            --          --           --
    Loss on sale of equipment...................       1,139          158       --           --
  Changes in assets and liabilities:
    Receivables.................................    (221,079)     (52,610)    (82,816)    (636,506)
    Unbilled services...........................    (109,796)    (100,069)   (106,820)    (101,727)
    Inventory...................................      --           (2,187)      --         (94,136)
    Prepaid expenses............................      (1,638)      (3,654)    (37,600)     (80,301)
    Deposits....................................        (150)     (37,801)    (25,425)     (19,200)
    Checks issued but not presented for
     payment....................................    (139,268)     (36,466)    (36,466)     332,588
    Accounts payable............................     213,134      173,096     196,521      462,951
    Accrued expenses............................      19,989      (21,928)     77,906       78,432
    Deferred compensation payable...............      36,845      (10,159)     (5,179)     (19,509)
                                                 ------------ -----------  ----------- -----------
NET CASH PROVIDED BY OPERATING  ACTIVITIES .....     398,162      894,064     821,443      528,128
                                                 ------------ -----------  ----------- -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of equipment...............         923          255       --           --
  Property and equipment purchases..............    (379,424)    (203,162)   (166,272)    (165,299)
  Payments to/from collateral account...........     (74,515)      74,515       --           --
  Payments for loan origination fees............      (1,443)      (2,000)      --           --
                                                 ------------ -----------  ----------- -----------
NET CASH USED BY INVESTING
 ACTIVITIES.....................................    (454,459)    (130,392)   (166,272)    (165,299)
                                                 ------------ -----------  ----------- -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net payments on notes payable.................     (99,300)       --          --           --
  Principal payments on long-term debt,
   including capitalized leases.................    (134,643)    (459,407)   (365,547)    (333,839)
  Proceeds from debt borrowings.................     494,964       27,383       --         105,000
  Distribution payments.........................    (165,000)    (221,281)   (218,121)    (126,502)
  Purchase of treasury stock....................      --         (700,000)   (700,000)       --
  Sale of treasury stock........................      --          600,000     600,000        --
                                                 ------------ -----------  ----------- -----------
NET CASH PROVIDED (USED) BY FINANCING
 ACTIVITIES ....................................      96,021     (753,305)   (683,668)    (355,341)
                                                 ------------ -----------  ----------- -----------
NET INCREASE (DECREASE) IN CASH.................      39,724       10,367     (28,497)       7,488
CASH AT BEGINNING OF PERIOD.....................       4,037       43,761      43,761       54,128
                                                 ------------ -----------  ----------- -----------
CASH AT END OF PERIOD...........................  $   43,761    $  54,128   $  15,264    $  61,616
                                                 ============ ===========  =========== ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION
  Cash paid during the period--Interest ........  $  212,936    $ 199,845   $ 145,445    $ 116,122
                                                 ============ ===========  =========== ===========
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING
ACTIVITIES
  Short-term debt refinanced....................  $1,400,000    $  --       $  --        $  --
                                                 ============ ===========  =========== ===========


               See accompanying notes to financial statements.

                                FIRSTEL, INC.
                        NOTES TO FINANCIAL STATEMENTS

          DECEMBER 31, 1995 AND 1996 AND SEPTEMBER 30, 1996 AND 1997

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

   FirsTel, Inc. (the Company), located in Sioux Falls, South Dakota, is a carrier of long distance, local and cellular telecommunications services. The Company's service area includes South Dakota, North Dakota, Minnesota, Iowa, Nebraska, Wyoming, Colorado, and Montana.

 Interim Financial Information

   The interim financial statements for the nine months ended September 30, 1996 and 1997 are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Inventories

   Inventories are valued at the lower of cost (first-in, first-out method) or market, and consist primarily of cellular phone and other telephone system equipment.

 Unbilled Services

   The Company bills in four cycles per month. At the end of each month any new charges which have not been included in the billing cycles are shown as unbilled services.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation is calculated using the double declining method over the estimated useful lives of the assets which range from 5 to 7 years.

 Intangible Assets

   Organizational costs, stated at cost less accumulated amortization, are amortized straight-line over 5 years. Loan origination fees, stated at cost less accumulated amortization, are amortized straight-line over the term of the loan.

 Income Taxes

   The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, no provision for federal income taxes has been provided for by the Company, as the shareholders of the Company have included the income on their personal income tax returns.

 Fair Value of Financial Instruments

   Fair value estimates are made at discrete points in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision.

   The Company believes that the carrying amounts of its current assets and current liabilities approximate the fair value of such items due to their short-term nature.

 Revenue Recognition

   Revenues are recognized as long-distance, local and cellular services are provided.

                                FIRSTEL, INC.

  Net Income Per Share

   Net income per share is based on the weighted average number of shares of common stock outstanding during the respective periods. The weighted average shares outstanding were 1,000 for the years ended December 31, 1996 and 1995 and the nine months ended September 30, 1996 and 1997 (unaudited).

 Use of Estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(2) COLLATERAL ACCOUNT

   Pursuant to a line of credit agreement with a bank, signed January 4, 1995, the Company directed all receipts to a lockbox established by the bank. The funds were subsequently deposited into a collateral account and held for two days. At that time, they became available for use and were transferred to the regular business account. In 1996, the Company entered into a lockbox agreement with a different bank. All receipts are directed to a lockbox established by the bank and are directly deposited to the Company's checking account daily.

(3) ACQUISITIONS

   In September 1997, the Company purchased two telecommunications companies located in Sioux Falls, South Dakota. The combined purchase price of the two companies was approximately $1,083,000 payable with notes from the Company maturing January 31, 1998. Payment of the notes will be with stock issued by the potential purchaser of the Company, upon the successful completion of an initial public offering. If the potential purchase of the Company does not take place by January 31, 1998, the notes will be paid with cash.

(4) INTANGIBLE ASSETS

                                      DECEMBER 31,
                                 ----------------------  SEPTEMBER 30,
                                    1995        1996          1997
                                 ---------- ----------  ---------------
                                                          (UNAUDITED)
Organizational costs............  $ 10,206    $ 10,206      $ 10,206
Loan origination fees...........     7,443       9,443         9,443
                                 ---------- ----------  ---------------
                                    17,649      19,649        19,649
  Less accumulated
 amortization...................   (10,926)    (14,167)      (16,869)
                                 ---------- ----------  ---------------
                                  $  6,723    $  5,482      $  2,780
                                 ========== ==========  ===============

   Amortization expense charged to operations was $8,885 and $3,241, respectively for the years ended December 31, 1995 and 1996 and $2,702 and $2,281 for the nine months ended September 30, 1996 and 1997 (unaudited).

(5) CAPITALIZATION

   Upon initial capitalization, the Company issued 1,000 shares of its common stock to the original five stockholders. The stock was recorded at par value at the date of issuance. In February of 1996, the Company purchased 100 treasury shares for $700,000 and subsequently reissued those shares to a new shareholder for $600,000. As described in Note 13, the stockholders will surrender all outstanding shares of the Company stock, concurrent with the effective date of the merger, and such shares will be canceled.

                                FIRSTEL, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

 (6) LEASES

   The Company leases office space, equipment and telephone lines under long-term lease agreements. The leases for office space, telephone lines and equipment are operating leases which expire in various years through 1998. Generally, the Company is required to pay executory costs such as maintenance and insurance. Rental payments include minimum rentals plus contingent rentals based on usage.

   Rental expense for operating leases for the years ended December 31, 1995 and 1996, and for the nine month periods ended September 30, 1996 and 1997 (unaudited) was $5,051,893, $6,797,857, $4,982,568 and $6,143,566,
respectively.

   Capitalized leased assets consist of:

                                      DECEMBER 31,
                                 -----------------------  SEPTEMBER 30,
                                    1995        1996           1997
                                 ---------- -----------  ---------------
                                                           (UNAUDITED)
Office furniture and equipment .  $ 38,791    $  85,693     $  46,902
Harris switches.................   296,536      296,536       296,536
                                 ---------- -----------  ---------------
                                   335,327      382,229       343,438
  Less accumulated
 amortization...................   (74,857)    (129,796)     (139,668)
                                 ---------- -----------  ---------------
                                  $260,470    $ 252,433     $ 203,770
                                 ========== ===========  ===============

   Minimum lease payments for capital and operating leases in future years are as follows:

                                                             CAPITAL    OPERATING
                                                             LEASES      LEASES
                                                           ---------- -----------
Year ending December 31, 1997.............................  $121,447    $450,063
Year ending December 31, 1998.............................    15,666     433,235
Remaining years...........................................     --          --
                                                           ---------- -----------
Total minimum lease payments..............................   137,113    $883,298
                                                                      ===========
Less interest.............................................   (11,206)
                                                           ----------
Present value of minimum lease payments as of December
 31, 1996.................................................  $125,907
                                                           ==========

(7) LONG-TERM DEBT

                                                               DECEMBER 31,
                                                        ---------------------------  SEPTEMBER 30,
                                                            1995          1996            1997
                                                        ------------ -------------  ---------------
                                                                                      (UNAUDITED)
Capitalized lease obligations, at varying rates of
 imputed interest from 10.42% to 18.60%, due in
 monthly installments of $10,225, including interest,
 through June 1998, secured by leased assets--Note 6 ..  $  177,142    $   115,907    $    42,068
$800,000 revolving line of credit payable to bank, due
 July 1, 1998, variable rate, 9.5% at December 31,
 1996 and 12.05% at December 31, 1995, secured by
 substantially all assets of the Company, personal
 guarantees of four Company officers, and Company
 owned life insurance on an officer of the Company ....     370,789         --            105,000
Unsecured notes payable to shareholders, at 12%, due
 December 31, 1997, subordinated to revolving line ....   1,300,000      1,300,000      1,040,000
                                                        ------------ -------------  ---------------
                                                          1,847,931      1,415,907      1,187,068
Less current maturities................................     (81,321)    (1,397,834)    (1,187,068)
                                                        ------------ -------------  ---------------
                                                         $1,766,610    $    18,073    $    --
                                                        ============ =============  ===============

                                FIRSTEL, INC.

    The terms of the revolving line of credit include various debt covenants. At December 31, 1996, the Company was not in compliance with one of these covenants. As a result, the Company was charged an additional 2% interest until such time as compliance with all debt covenants was achieved. At September 30, 1997, the Company is in compliance with all applicable debt covenants.

   Long-term debt maturities are as follows at December 31, 1996:

                                                         AMOUNT
                                                      ------------
Year ending December 31, 1997.........................  $1,397,834
Year ending December 31, 1998.........................      18,073
Thereafter...........................................      --
                                                      ------------
                                                        $1,415,907
                                                      ============

(8) RELATED PARTY TRANSACTIONS

   One of the Company's major shareholders, Fred L. Thurman, is also a partner in an accounting firm. For the years ending December 31, 1995 and 1996 and for nine months ending September 30, 1996 and 1997, accounting fees paid to the related company were $27,579, $41,774, $29,676 and $32,727, respectively.

(9) DEFERRED COMPENSATION PLAN

   In 1995, the Company established deferred compensation plans for the benefit of the shareholders who are also key employees of the Company. The benefit payable was accrued based on various criteria for each person. The amount expensed for the years ended December 31, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997 (unaudited), for such future obligation were $36,845, $125,541, $86,087 and $49,522, respectively.

(10) RETIREMENT PLAN

   In 1996, the Company adopted a qualified 401(k) employee savings and profit sharing plan which covers all employees who meet eligibility requirements. Eligible employees may contribute directly to the plan. The Company matches twenty-five percent (25%) of the employee contribution, not to exceed one percent of the employee's eligible wages. The Company has the option to make discretionary contributions to the plan. The Company's contribution expenses for the year ended December 31, 1996 and the nine months ended September 30, 1997 (unaudited) were $7,157 and $8,378, respectively.

(11) DEPENDENCE ON LOCAL EXCHANGE CARRIER

   The Company is dependent on local exchange carriers to provide access service for the origination and termination of its long distance traffic. Historically, these access charges have made up a significant percentage of the overall cost of providing long distance service. To the extent that the access services of the local exchange carriers are used, the Company and its customers are subject to the quality of service, equipment failures and service interruptions of the local exchange carriers.

(12) COMMITMENTS AND CONTINGENCIES

   In 1996, FirsTel, Inc. signed a long term carrier agreement with MCI Corp. Included in the agreement is a commitment that FirsTel's monthly usage shall equal or exceed $225,000. If usage is less FirsTel will pay the actual usage plus an underutilization charge of 15% of the difference between actual usage and $225,000.

(13) SUBSEQUENT EVENTS


   The Company's stockholders have entered into a stock purchase agreement to sell all of the issued and outstanding capital stock of the Company for consideration of $5,000,000 in cash, $2,000,000 in 10% convertible subordinated notes, common stock of the purchaser and warrants to purchase common stock of the purchaser. The notes payable to stockholders will be acquired by the purchaser in the acquisition. The transaction is generally contingent upon the successful completion of an initial public offering of the purchaser.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
Stockholder of KIN Network, Inc.:

   We have audited the balance sheets of KIN Network, Inc. as of December 31, 1994 and 1995, and the related statements of operations, stockholder's equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The accompanying financial statements of KIN Network, Inc. as of and for the year ended December 31, 1996 and as of and for the nine month periods ended September 30, 1996 and 1997 were not audited by us and, accordingly, we have not expressed an opinion on those statements.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the 1994 and 1995 financial statements referred to above present fairly, in all material respects, the financial position of KIN Network, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

KENNEDY AND COE, LLC
Salina, Kansas
February 23, 1996

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
KIN Network, Inc.
Salina, Kansas

   We have audited the balance sheet of KIN Network, Inc. as of December 31, 1996, and the related statements of operations, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of KIN Network, Inc. as of December 31, 1995, and 1994, were audited by other auditors whose reports dated February 23, 1996, and March 1, 1995, respectively, expressed unqualified opinions on those statements.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the 1996 financial statements referred to above present fairly, in all material respects, the financial position of KIN Network, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

   Out audit was conducted for the purpose of forming an opinion on the 1996 basic financial statements taken as a whole. The financial information for September 30, 1997 and 1996 and for the periods then ended (marked "unaudited" and accompanying the basic financial statements) is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has not been subjected to the auditing procedures applied in the audit of the 1996 basic financial statements, and accordingly, we express no opinion on it.

                                               SARTAIN FISCHBEIN & CO.
Tulsa, Oklahoma
February 25, 1997

                               KIN NETWORK, INC.
                                SALINA, KANSAS
                                BALANCE SHEETS

                                                                    DECEMBER 31,           SEPTEMBER 30,
                                                            ----------------------------- ---------------
                                                                 1995           1996            1997
                                                            ------------- --------------  ---------------
                                                                                            (UNAUDITED)
                           ASSETS
Current Assets
  Cash and cash equivalents................................  $ 2,286,360    $  2,688,775    $  3,134,624
  Receivables:
    Trade accounts.........................................      432,780         324,771         661,597
    Accrued revenue........................................      283,648         533,145         394,863
    Patronage credits......................................      351,138         227,259         190,326
    Affiliated company.....................................       --             --              --
    Liberty Cellular, Inc..................................       --           1,185,538         562,469
  Prepaid expenses.........................................       47,914         144,874         169,643
  RTFC capital certificates................................      452,373         251,609         202,498
                                                            ------------- --------------  ---------------
Total Current Assets.......................................    3,854,213       5,355,971       5,316,020
                                                            ------------- --------------  ---------------
Property, Plant and Equipment, net.........................   21,408,898      21,821,077      26,063,471
                                                            ------------- --------------  ---------------
Other Assets
  RTFC capital certificates................................    3,265,963       3,014,351       2,811,853
  Deferred income taxes....................................    6,206,648       3,108,267          25,530
  Debt issue costs, net....................................       68,790          62,290          57,415
  Patronage credits receivable.............................      398,266         604,921         607,654
  Prepayments on fiber leases..............................      227,445         197,778         175,528
  Organization and other intangible costs, net of
   accumulated amortization of $826,801 in 1995, $836,278
   in 1996, and $841,407 in 1997...........................       22,265          10,444           2,751
  Other assets.............................................        1,300           1,300         --
                                                            ------------- --------------  ---------------
Total Other Assets.........................................   10,190,677       6,999,351       3,680,731
                                                            ------------- --------------  ---------------
Totals.....................................................  $35,453,788    $ 34,176,399    $ 35,060,222
                                                            ============= ==============  ===============
            LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
  Current maturities of long-term debt.....................  $ 2,518,559    $  2,892,009    $  2,892,341
  Accounts payable:
    Trade..................................................      198,246         632,519       3,763,209
    Liberty Cellular, Inc..................................        2,649         --                4,062
    Affiliate..............................................       15,184          66,408          45,009
  Accrued expenses.........................................      536,553         515,932         773,003
                                                            ------------- --------------  ---------------
Total Current Liabilities..................................    3,271,191       4,106,868       7,477,624
Long-Term Debt, less current maturities....................   31,655,696      28,763,687      26,574,085
                                                            ------------- --------------  ---------------

Total Liabilities..........................................   34,926,887      32,870,555      34,051,709
                                                            ------------- --------------  ---------------
Stockholder's Equity
  Common stock, no par value; authorized 10,000,000
   shares; issued and outstanding 300,000 shares ..........    3,000,000       3,000,000       3,000,000
  Additional paid in capital...............................    7,500,000       9,071,316       9,071,316
  Retained earnings........................................   (9,973,099)    (10,765,472)    (11,062,803)
                                                            ------------- --------------  ---------------
Total Stockholder's Equity.................................      526,901       1,305,844       1,008,513
                                                            ------------- --------------  ---------------
Totals.....................................................  $35,453,788    $ 34,176,399    $ 35,060,222
                                                            ============= ==============  ===============

  The accompanying notes are an integral part of these financial statements.

                               KIN NETWORK, INC.
                                SALINA, KANSAS
                           STATEMENTS OF OPERATIONS

                                                                                  NINE MONTHS ENDED SEPTEMBER
                                               YEAR ENDED DECEMBER 31,                        30,
                                    -------------------------------------------- ----------------------------
                                         1994            1995           1996          1996           1997
                                    -------------- --------------  ------------- -------------  -------------
                                                                                          (UNAUDITED)
Revenues...........................   $ 3,550,242    $ 6,496,741    $ 8,552,564    $ 6,030,536   $ 8,796,000
Cost of Services...................     2,450,281      3,094,454      2,863,857      2,054,764     2,995,543
                                    -------------- --------------  ------------- -------------  -------------
Gross Profit.......................     1,099,961      3,402,287      5,688,707      3,975,772     5,800,457
                                    -------------- --------------  ------------- -------------  -------------
Expenses
  Operating and administrative ....     2,533,095      2,929,555      3,416,589      2,478,742     3,465,761
  Depreciation and amortization ...     1,700,096      1,825,297      1,906,094      1,320,656     1,596,567
                                    -------------- --------------  ------------- -------------  -------------
Total Expenses.....................     4,233,191      4,754,852      5,322,683      3,799,398     5,062,328
                                    -------------- --------------  ------------- -------------  -------------
Income (Loss) from Operations .....    (3,133,230)    (1,352,565)       366,024        176,374       738,129
Other Income (Expense)
  Interest and other income........        26,532         41,683         80,678         68,933        73,705
  Interest, net of patronage
   credits.........................    (1,616,071)    (2,047,215)    (1,826,148)    (1,383,517)   (1,296,265)
                                    -------------- --------------  ------------- -------------  -------------
Net Loss Before Income Taxes ......    (4,722,769)    (3,358,097)    (1,379,446)    (1,138,210)     (484,431)
Deferred Income Tax Benefit........     1,839,803      1,303,549        587,073        426,225       187,100
                                    -------------- --------------  ------------- -------------  -------------
Net Loss...........................   $(2,882,966)   $(2,054,548)   $  (792,373)   $  (711,985)  $  (297,331)
                                    ============== ==============  ============= =============  =============

  The accompanying notes are an integral part of these financial statements.

                               KIN NETWORK, INC.
                                SALINA, KANSAS
                      STATEMENTS OF STOCKHOLDER'S EQUITY

                                                ADDITIONAL                        TOTAL
                                    COMMON       PAID-IN        RETAINED      STOCKHOLDER'S
                                     STOCK       CAPITAL        EARNINGS         EQUITY
                                 ------------ ------------  --------------- ---------------
Balance, January 1, 1994........  $3,000,000    $   --        $ (5,035,585)    $(2,035,585)
  Capital Contributions.........      --         1,500,000         --            1,500,000
  Net Loss--1994................      --            --          (2,882,966)     (2,882,966)
                                 ------------ ------------  --------------- ---------------
Balance, December 31, 1994 .....   3,000,000     1,500,000      (7,918,551)     (3,418,551)
  Capital Contributions.........      --         6,000,000         --            6,000,000
  Net Loss--1995................      --            --          (2,054,548)     (2,054,548)
                                 ------------ ------------  --------------- ---------------
Balance, December 31, 1995 .....   3,000,000     7,500,000      (9,973,099)        526,901
  Capital Contributions.........      --         1,571,316         --            1,571,316
  Net Loss--1996................      --            --            (792,373)       (792,373)
                                 ------------ ------------  --------------- ---------------
Balance, December 31, 1996 .....   3,000,000     9,071,316     (10,765,472)      1,305,844
  Net Income--September 30,
   1997 (Unaudited).............      --            --            (297,331)       (297,331)
                                 ------------ ------------  --------------- ---------------
Balance, September 30, 1997
 (Unaudited)....................  $3,000,000    $9,071,316    $(11,062,803)    $ 1,008,513
                                 ============ ============  =============== ===============

  The accompanying notes are an integral part of these financial statements.

                               KIN NETWORK, INC.
                                SALINA, KANSAS
                           STATEMENTS OF CASH FLOWS

                                                                                        NINE MONTHS ENDED SEPTEMBER
                                                     YEAR ENDED DECEMBER 31,                        30,
                                          -------------------------------------------- ----------------------------
                                               1994            1995           1996          1996           1997
                                          -------------- --------------  ------------- -------------  -------------
                                                                                                (UNAUDITED)
Cash Flows from Operating Activities
 Net loss................................   $(2,882,966)   $(2,054,548)   $  (792,373)   $  (711,985)  $  (297,331)
  Adjustments to reconcile net loss to
   net cash provided by (used in)
   operating activities
  Deferred income taxes..................    (1,839,803)    (1,303,549)      (587,073)      (426,225)     (187,100)
  Depreciation and amortization..........     1,700,096      1,825,297      1,906,094      1,320,656     1,596,567
  Gain on sale of assets.................        --             (2,984)       (13,883)       (14,604)       (9,081)
  (Increase) decrease in:
    Receivables..........................      (348,783)      (140,406)      (224,348)      (222,564)     (336,342)
    Prepaid expenses.....................        28,202          1,344        (96,960)       (52,235)      (24,769)
    Other assets.........................       198,041         29,666         29,667        149,056       223,315
  Increase (decrease) in:
    Accounts payable.....................      (636,864)        87,384        273,173        (67,258)    3,049,688
    Accrued expenses.....................      (300,041)      (302,349)       (20,621)       604,851       257,071
                                          -------------- --------------  ------------- -------------  -------------
Net Cash Provided By (Used In) Operating
 Activities..............................    (4,082,118)    (1,860,145)       473,676        579,692     4,272,018
                                          -------------- --------------  ------------- -------------  -------------
Cash Flows from Investing Activities
  Repayment of advance...................     1,000,000         --             --             --            --
  Additions--property, plant & equip ....    (1,203,916)      (749,668)    (1,545,534)    (1,075,816)   (5,923,656)
  Proceeds from sale of plant............        --             24,592         40,456         44,463       106,344
                                          -------------- --------------  ------------- -------------  -------------
Net Cash Provided By (Used In)
  Investing Activities...................      (203,916)      (725,076)    (1,505,078)    (1,031,353)   (5,817,312)
                                          -------------- --------------  ------------- -------------  -------------
Cash Flows from Financing Activities
  Proceeds from borrowings...............     5,634,998         --             --             --            --
  Return of RTFC capital certificates ...        --             --            452,376        452,376       251,609
  Principal payments on debt.............    (1,821,913)    (2,329,374)    (2,516,089)    (1,866,282)   (2,024,981)
  Payments on capital leases.............      (217,642)        (2,470)        (2,470)        (2,470)     (100,625)
  Payment by Liberty Cellular, Inc:
    Income tax benefit...................        --             --          2,500,000         --         3,865,140
    Capital contributions................     1,500,000      6,000,000      1,000,000      1,000,000        --
                                          -------------- --------------  ------------- -------------  -------------
Net Cash Provided By (Used In)
  Financing Activities...................     5,095,443      3,668,156      1,433,817       (416,376)    1,991,143
                                          -------------- --------------  ------------- -------------  -------------
Net Increase (Decrease) in Cash and Cash
 Equivalents.............................       809,409      1,082,935        402,415       (868,037)      445,849
Cash and Cash Equivalents:
  Beginning of Period....................       394,016      1,203,425      2,286,360      2,286,360     2,688,775
                                          -------------- --------------  ------------- -------------  -------------
  End of Period..........................   $ 1,203,425    $ 2,286,360    $ 2,688,775    $ 1,418,323   $ 3,134,624
                                          ============== ==============  ============= =============  =============

  The accompanying notes are an integral part of these financial statements.

                               KIN NETWORK, INC.
                                SALINA, KANSAS
                           STATEMENTS OF CASH FLOWS

                                                                                      NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                         --------------------------------------- --------------------------
                                             1994          1995         1996          1996         1997
                                         ------------ ------------  ------------ ------------  ------------
                                                                                         (UNAUDITED)
SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING & FINANCING ACTIVITIES

Property contributed as capital by
 Liberty Cellular, Inc..................  $   --        $   --       $  571,316    $   --       $   --

Property acquired through increases
 in accounts payable--trade.............  $  148,393    $   25,577   $  209,675    $   76,001   $3,308,202

RTFC capital certificates received in
 lieu of cash with borrowings...........  $  626,114    $   --       $   --        $   --       $   --

OTHER DISCLOSURES
Interest paid, net of patronage
 refunds................................  $1,791,252    $2,290,421   $1,923,165    $1,540,831   $1,445,070

  The accompanying notes are an integral part of these financial statements.

                              KIN NETWORK, INC.
                                SALINA, KANSAS

                        NOTES TO FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1994, 1995, 1996
              AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   NATURE OF BUSINESS: KIN Network, Inc. ("the Company") is a wholly-owned subsidiary of Liberty Cellular, Inc. ("Liberty").

   The Company is constructing and operating a statewide fiber optic network in Kansas to provide private circuit transport, network toll terminations, equal access transport and switching, and other services to businesses and independent telephone companies in Kansas.

   ALLOWANCE FOR BAD DEBTS: The Company recognizes bad debts under the allowance method. As of December 31, 1995, 1996, and September 30, 1996 and 1997, the Company believes that the dollar amount of receivables subject to the risk of uncollectibility is minimal and has set its allowance for doubtful accounts at zero.

   PROPERTY, PLANT AND EQUIPMENT: Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. Repairs and maintenance are expensed as incurred, whereas major improvements are capitalized.

   Depreciation expense on property, plant and equipment charged to operations was $1,524,492 in 1994, $1,648,377 in 1995, $1,887,774 in 1996,
and $1,583,999 for the nine months ended September 30, 1997.

   DEBT ISSUE COSTS: Debt issue costs, which were incurred in 1991, are being amortized using the straight-line method over the term of the related debt, which approximates fifteen years. Annual amortization expense charged to operations was $6,500 in 1994, 1995, and 1996. Expense charged for the nine months ended September 30, 1997 was $4,875.

   INCOME TAXES: The Company and Liberty file consolidated tax returns. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred tax liabilities are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable and amortizable assets (use of different depreciation and amortization methods and lives for financial statement and income tax purposes). In addition, deferred tax assets result from the anticipated benefits attributable to the utilization of the Company's net operating losses as an offset to Liberty's taxable income on a consolidated basis. The net deferred tax benefits represent the tax impact of the future resolution of the above described differences.

   ORGANIZATION COSTS AND OTHER INTANGIBLES: The costs of organizing the Company have been capitalized and are being amortized over a five-year period. Annual amortization expense charged to operations was $169,105 in 1994, $170,420 in 1995, $11,821 in 1996, and $12,569 for the nine months ended September 30, 1997.

   USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that could affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

   CASH EQUIVALENTS: For purposes of the balance sheets and statements of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less.

                              KIN NETWORK, INC.
                                SALINA, KANSAS
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

 2. LONG-TERM DEBT

   Long-term debt consists of the following:

                                                                    DECEMBER 31,
                                                            ----------------------------  SEPTEMBER 30,
                                                                 1995          1996            1997
                                                            ------------- -------------  ---------------
Borrowings under a $37,183,333 note with Rural Telephone Finance
 Cooperative ("RTFC"). The note bears a variable rate of interest
 (6.65% as of June 30, 1997) and borrowings under the note are due in equal quarterly installments of principal and interest of approximately $1,130,000 beginning November 1993, with the final payment due August 2006. The note is collateralized by
 network telephone plant and revenues......................  $32,659,604    $30,143,515    $28,118,534

Capital lease obligations (described in Note 3) with certain stockholders (or their affiliates) of Liberty. The obligations are due in variable annual principal installments, plus interest, with the final installments due in the year 2006. The obligations
 are collateralized by portions of the fiber optic network.  $ 1,514,651    $ 1,512,181      1,347,891
                                                            ------------- -------------  ---------------
                                                              34,174,255     31,655,696     29,466,425
Less current maturities....................................    2,518,559      2,892,009      2,892,340
                                                            ------------- -------------  ---------------
                                                             $31,655,696    $28,763,687     26,574,085
                                                            ============= =============  ===============

   The note payable to the RTFC contains various covenants pertaining to the maintenance of net worth, payment of dividends, and debt service coverage. At December 31, 1996, the Company was in compliance with such covenants.

   Estimated maturities on the borrowings with RTFC over the next 5 1/2 years beginning July 1, 1997 are as follows:

1997...  $1,393,177
1998...   2,949,248
1999...   3,188,013
2000...   3,446,034
2001...   3,724,932
2002...   4,026,402

                              KIN NETWORK, INC.
                                SALINA, KANSAS
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

    Future minimum payments for property under capital leases at September 30, 1997, are as follows:

YEAR ENDING DECEMBER 31,
------------------------
  1997 .......................................................  $     0.00
  1998 .......................................................     345,872
  1999 .......................................................     328,990
  2000 .......................................................     312,110
  2001 .......................................................     295,228
  2002 .......................................................     263,748
  After 2002 .................................................     867,387
                                                               ------------
  Total minimum lease payments ...............................   2,413,335
  Less amount representing interest,administration, and
  overhead ...................................................   1,065,444
                                                               ------------
  Present value of minimum lease payments, excluding
  interest,  administration and overhead .....................  $1,347,891
  Less current maturities ....................................     147,393
                                                               ------------
                                                                $1,200,498
                                                               ============

   RTFC distributes patronage credits to the Company on an annual basis based upon annually determined percentages of interest paid by the Company to RTFC. The amount of patronage credits was $254,879 in 1994, $325,515 in 1995, $305,346 in 1996, and $107,653 in 1997.

   As a condition to the loan agreement, the Company must purchase non-interest bearing subordinated capital certificates from RTFC in an amount equal to 10% of each advance under the note. Through December 31, 1995, the Company had purchased $3,718,336 of RTFC subordinated capital certificates. Beginning in 1996, as principal payments are made on the underlying debt, returns of certificate principal amounts are made proportionately in order to maintain a certificate principal balance equal to 10% of the outstanding loan balances. RTFC has returned certificates to the Company totaling $452,376 and $251,609 in 1996 and through September 30, 1997, respectively, leaving certificate balances totaling $3,014,351 at September 30, 1997.

3. INTEREST EXPENSE

   The Company follows the policy of capitalizing interest as a component of property and equipment constructed for its own use. Total interest incurred (net of patronage credits) was $1,616,071 in 1994, $2,047,215 in 1995,
$1,826,148 in 1996, and $1,296,265 at September 30, 1997. No significant interest was capitalized in 1994, 1995, or 1996.

4. LEASING ARRANGEMENTS

   CAPITAL LEASES: The Company leases fiber optic cable from certain Liberty stockholders (or their affiliates) under capital leases expiring in the year 2006. The assets and obligations under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense and amounted to $100,598 in 1994, 1995, and 1996, and $75,449 for the period ended September 30, 1997. Interest expense associated with the obligations under these leases amounted to $207,706 in 1994, $132,924 in 1995, $132,666 in 1996. Fiber optic cable under capital leases was $2,091,378, $1,990,780, $1,890,182 and $1,839,883 at December 31, 1994, 1995,
1996 and September 30, 1997, respectively, net of accumulated depreciation of $322,965 at December 31, 1994, $423,563 at December 31, 1995, $524,161 at
December 31, 1996, and $599,610 for the period ended September 30, 1997.

                              KIN NETWORK, INC.
                                SALINA, KANSAS

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

    Effective December 31, 1994, the Company re-negotiated the terms of the capital lease obligations for nine of the ten obligations. The re-negotiated leases call for the deferral of the principal portion of the lease for a two year period ending December 31, 1996. At that time the remaining principal balances on the re-negotiated leases will be repaid evenly over a nine or ten-year period. The interest rate, which was previously set at 12%, was re-negotiated for 1995 and 1996 to 8.5% for a majority of the leases and 10% on the balance of the leases. In 1997, the interest rates on those leases were re-negotiated at rates ranging from 8.5% to 12% for the remainder of the lease term.

5. OPERATING LEASES

   The Company leases various facilities, circuits and equipment under operating leases expiring in various years through the year 2004. Minimum future rental commitments under these operating leases as of September 30, 1997, for each of the next 5 1/2 years and in the aggregate are:

  YEAR ENDED
 DECEMBER 31,     AMOUNT
--------------  ---------
  1997 ........  $ 40,808
  1998 ........    26,763
  1999 ........    22,482
  2000 ........    20,510
  2001 ........    17,510
  2002 ........    24,514
  After 2002 ..    95,886
                ---------
                 $248,473
                =========

   The Company also leases circuits on a month-to-month basis from various interconnect companies.

   Total rental expense under operating leases, including leased circuits was $1,257,260 in 1994, $1,146,694 in 1995, $1,653,971 in 1996, and $1,062,378 at
September 30, 1997.

   The Company leases space from Liberty under a year-to-year operating lease. Total rent expense paid to Liberty was $43,000 in 1996 and $32,250 for the period ended September 30, 1997.

6. RELATED PARTY TRANSACTIONS

   The Company is operated under a management agreement by KINI L.C., which is related to Liberty through common ownership. Operating and administrative expenses incurred by the Company through KINI L.C. amounted to $1,682,730, including $127,401 which was capitalized in 1994, $1,924,084, including $47,684 which was capitalized, in 1995, and $2,377,223, including $15,329 which was capitalized, in 1996. Beginning January 1, 1997, the management fee paid to KINI L.C. was increased from 12.5% to 15% under a new operating agreement. Expenses incurred in 1997 amount to $2,481,315, including $60,352 which was capitalized.

   Network revenue includes revenue resulting from services performed for Liberty which amounted to approximately $482,000 (14% of total network revenue) in 1994, approximately $1,625,000 (25% of total network revenue) in 1995, approximately $2,810,000 (33% of total network revenue) in 1996, and approximately $1,926,000 (28% of total network revenue) in 1997. At September 30, 1997, trade accounts receivable and accrued revenue includes approximately $151,000 due from Liberty.

   As part of the capital leases for fiber optic cable with certain stockholders (or their affiliates), the Company is required to pay fees for maintenance. Additional fiber optic maintenance costs were also paid to certain stockholders (or their affiliates). Maintenance costs under these arrangements were approximately $45,000 in 1994, 1995, 1996 and approximately $33,750 at September 30, 1997.

                              KIN NETWORK, INC.
                                SALINA, KANSAS

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

 7. CONTINGENCIES

   During the course of constructing the statewide fiber-optic network, it has been necessary for the Company to obtain rights-of-way from property owners. Outside counsel has advised the Company that the form of a number of these rights-of-way are defective from a marketable title point of view. Outside counsel have advised management that at this point they cannot offer an opinion as to any asset impairment or other outcome resulting from this situation. In 1992, the Company obtained an indemnification commitment from the consultants hired by the Company to obtain the rights-of-way, in the amount of $250,000, which expires over 15 years.

8. INCOME TAXES

   Deferred income taxes arise principally due to net operating losses net of temporary differences in the depreciation of property, plant and equipment.

   The Company has net operating losses totaling approximately $15,900,000 expiring in various years through the year 2011, which management believes will be utilized in the consolidated tax return to offset future taxable income from the operations of the Company and Liberty.

   A reconciliation of the deferred income tax benefit at the federal statutory rate to the deferred income tax benefit at the effective tax rate is as follows:


                                                                                  NINE MONTHS
                                                YEAR ENDED DECEMBER 31,              ENDED
                                         --------------------------------------  SEPTEMBER 30,
                                             1994          1995        1996          1997
                                         ------------ ------------  ---------- ---------------
Deferred income tax benefit computed at
 federal statutory rate of 34%..........  $1,605,741    $1,141,753   $469,012      $164,707
State taxes, net of federal benefit ....     228,582       162,532     66,765        19,377
Other...................................       5,480          (736)    51,296         3,016
                                         ------------ ------------  ---------- ---------------
                                          $1,839,803    $1,303,549   $587,073      $187,100
                                         ============ ============  ========== ===============


                                                            AT DECEMBER 31,                     AT
                                               ------------------------------------------  SEPTEMBER 30,
                                                    1994          1995          1996           1997
                                               ------------- ------------  ------------- ---------------
Total deferred tax assets--net operating
 losses.......................................  $ 7,119,644    $8,957,575   $ 6,190,810     $ 4,947,538
Less valuation allowance......................       --            --            --              --
                                               ------------- ------------  ------------- ---------------
                                                  7,119,644     8,957,575     6,190,810       4,947,538
Total deferred tax liabilities--depreciation .   (2,216,545)    2,750,927    (3,082,543)     (4,922,008)
                                               ------------- ------------  ------------- ---------------
Net deferred tax assets.......................  $ 4,903,099    $6,206,648   $ 3,108,267     $    25,530
                                               ============= ============  ============= ===============

   In 1996, Liberty utilized approximately $9,500,000 of the Company's net operating loss carryforward to offset Liberty's 1996 taxable income. As a result, Liberty agreed to pay the Company approximately $3,700,000 for the use of the Company's net operating loss, of which $2,500,000 was paid in 1996. Accounts receivable from Liberty as of December 31, 1996 consists of the remaining amounts due to the Company for the use of net operating losses.

                              KIN NETWORK, INC.
                                SALINA, KANSAS

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

 9. CREDIT RISK

   The Company grants credit to customers, primarily local telephone companies and local businesses.

   The Company has a demand deposit and a repurchase agreement account with a financial institution. The balance at the financial institution exceeded the federal insurance limitation of $100,000 at December 31, 1994, 1995, 1996 and September 30, 1997. However, the financial institution has pledged assets to secure the repurchase agreement in excess of the federal insurance limitation.

10. DEFERRED COMPENSATION PLAN

   The Company, along with Liberty Cellular, Inc. and KINI, L.C., established in 1994, a deferred compensation plan for their employees. The plan provides that the employees will receive additional compensation based upon certain key operating results of the companies. The total expense under the plan was $479,198, $1,063,895, and $1,190,761 for the years ended December 31, 1994,
1995, and 1996, respectively. Of the total liability under the plan of $2,164,646, $387,141 was paid in 1997 and the remaining balance of $1,777,505 deferred to future years. Liberty Cellular, Inc. has assumed all of the liability and expense under the plan, with the Company contingently liable as co-signer.

INSIDE BACK COVER GRAPHIC:

[Graphic depicting ACG CLEC configuration strategy along with explanation of strategy as detailed below. Strategy consists of five phases, described as "Build Smart".]

 Phase 1                 Phase 2                  Phase 3                 Phase 4                Phase 5
-----------------------------------------------------------------------------------------------------------------------
Resell LEC local         Use Intercity networks   Add local service       Collocate in           Construct local and
service bundled with     to aggregate traffic at  circuit and packet      appropriate LEC        mid-haul fiber
L/D, cellular, yellow    key switching points     switches to key switch  central offices to     facilities where
pages, Internet access                            points; use ATM         acquire access to      economics warrant
and other premium                                 backbone to reduce      unbundled local loops
services                                          switching costs
-----------------------------------------------------------------------------------------------------------------------

   No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company or the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                              TABLE OF CONTENTS

                                             PAGE
                                           --------
Prospectus Summary........................      3
Risk Factors..............................     11
The Company...............................     24
Dividend Policy...........................     29
Use of Proceeds...........................     29
Capitalization............................     30
Dilution..................................     31
Selected Financial Data...................     32
Management's Discussion and Analysis
 of Financial Condition and Results of
 Operations of Certain Acquired Companies      34
Industry Background and Overview..........     50
Business..................................     52
Management................................     67
Certain Transactions......................     75
Principal Stockholders....................     79
Description of Capital Stock..............     81
Shares Eligible for Future Sale...........     84
Underwriting..............................     85
Validity of Common Stock..................     87
Experts...................................     87
Available Information.....................     87
Glossary..................................    G-1
Index to Financial Statements.............    F-1


   UNTIL MARCH 9, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                               8,000,000 SHARES

                               [ACG  Advanced
                                     Communications
                                     Group LOGO]

                                 COMMON STOCK


                                  PROSPECTUS




                           PAINEWEBBER INCORPORATED
                               CIBC OPPENHEIMER



                              FEBRUARY 12, 1998

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the securities being registered. All amounts are estimates except for the SEC registration fee and the NASD filing fee.



SEC registration fee..................   $   52,273
NASD filing fee.......................       14,300
NYSE original listing fee.............      150,000
Printing expenses.....................      675,000
Legal fees and expenses...............    2,350,000
Accounting fees and expenses..........      650,000*
Blue Sky fees and expenses............       10,000
Transfer Agent's and Registrar's
 fees.................................       25,000
Miscellaneous.........................      148,427
                                       -------------
  TOTAL ..............................   $4,075,000*



------------
*      Includes $500,000 paid prior to the consummation of the Offering.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

 Delaware General Corporation Law

   Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other that an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

   Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

   Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and
(b). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties, to such action, suit or proceeding, even though less than a quorum or (2) by a committee of such directors designated by a majority of such directors, even though less than a quorum or
(3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

   Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in
Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

   Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

   Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

   Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

 Certificate of Incorporation

   The Restated Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of such provision of the Restated Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

    The Company's Restated Certificate of Incorporation also provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided herein, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in the Restated Certificate of Incorporation shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the Restated Certificate of Incorporation or otherwise. The Company may, by action of the Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers.

   If a claim under the foregoing is not paid in full by the Company within 30 days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its Stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

   The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred by the Restated Certificate of Incorporation shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, the Company's By-Laws, any agreement, any vote of stockholders or disinterested Directors of the Company or otherwise.

   The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

    No amendment, alteration or repeal of, nor the adoption of any provision inconsistent with, any of the foregoing provisions of the Company's Restated Certificate of Incorporation, which shall in any manner increase the actual or potential liability of any director of the Company shall apply to or have any effect on the liability or alleged liability of any such director for or with respect to actions or omissions of such director occurring prior to such amendment, alteration, repeal or adoption.

   Notwithstanding that a lesser percentage may be permitted from time to time by applicable law, none of the foregoing provisions of the Company's Restated Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 80 percent of the combined voting power of the then outstanding shares of voting stock, voting together as a single class.

 Indemnification Agreements

   The Company intends to enter into Indemnification Agreements with each of its directors. The Indemnification Agreements generally are to the same effect as the charter provisions described above.

 Underwriting Agreement

   The Underwriting Agreement provides for the indemnification of the directors and officers of the Company in certain circumstances.

 Insurance

   The Company intends to maintain liability insurance for the benefit of its directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


   On September 17, 1996, the Company's predecessor ("Predecessor") issued and sold shares of Common Stock, $.00001 par value ("Predecessor Stock"), to the following parties in the amounts and for the consideration indicated. These sales were exempt from registration under Section 4(2) of the Securities Act: CPFF -- 7,560,781 shares for a consideration of $1,000; Rod
K. Cutsinger -- 378,039 shares for a consideration of $10,000; Bradley K. Cutsinger -- 47,255 shares for a consideration of $1,250; Don Chessher -- 98,290 (subsequently reduced to 62,093) shares for a consideration of $2,600; Jeffrey L. Corl -- 94,510 shares for a consideration of $2,500 (subsequently reduced to 11,341 shares, for a consideration of $300); Frank Bango -- 94,510 shares for a consideration of $2,500; Louis A. Waters -- 94,510 shares for a consideration of $2,500 (subsequently reduced to 7,561 shares for a consideration of $1,000); Ronald Shapss -- 11,341 shares for a consideration of $300; G. Edward Powell -- 7,561 shares for a consideration of $200; Fentress Bracewell -- 1,890 shares for a consideration of $50; Jackson Hines -- 1,890 shares for a consideration of $50; Rod Crosby -- 1,890 shares for a consideration of $50; and Ron Ormand -- 1,890 shares for a consideration of $50.


   On September 19, 1996 the Predecessor issued and sold to CPFF an 8% promissory note, as amended, due upon the first to occur of the effectiveness of registration statement relating to the Company's initial underwritten public offering or December 31, 1998, in a transaction exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.


   In October 1996, the Predecessor agreed to issue non-transferable five-year warrants to purchase an aggregate of 16,256 shares of Common Stock at the initial public offering price per share to the following eight persons for consulting services rendered in transactions exempt from registration under Section 4(2) of the Securities Act, no public offering being involved:

                       NUMBER OF SHARES
NAME                 SUBJECT TO WARRANTS
----                 -------------------
Ronald Shapps ......        9,451
Rod L. Crosby, Jr.          1,890
Ron Ormond .........          567
Jim Neebling .......          567
Howard Kra .........          567
Julius Binetti .....        1,323
Julius DeVito ......        1,323
Errol Cvern ........          567



   On November 7, 1996, the Predecessor issued and sold 37,804 shares of Predecessor Stock to G. Edward Powell for a consideration of $5,000 in a transaction exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

   On January 3, 1997, the Predecessor issued and sold 1,890 shares of Predecessor Stock to Beverly A. Aden for a consideration of $250 in a transaction exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

   On May 2, 1997, the Predecessor issued to Joseph C. Cook, for services rendered as a consultant, a ten year warrant to purchase 7,561 shares of Predecessor Stock at a price of $2.65 per share in a transaction exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.


   On June 12, 1997, in connection with the execution of a related employment agreement, the Predecessor granted Todd J. Feist a non-transferrable five year option to purchase 250,000 shares of Predecessor Stock. This transaction was completed without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) thereof, no public offering being involved. These options were issued in exchange for a comparable number of options issued in mid 1997 by the Predecessor.


   On June 16, 1997, the Predecessor issued to the stockholders of Great Western Directories, Inc. non-transferable, ten-year warrants to purchase 756,078 shares of Predecessor Stock. This transaction was completed without registration under the Securities Act in reliance upon the exemption afforded by Section 4(2) of the Securities Act, no public offering being involved.

   Pursuant to agreements entered into in May, July and July of 1997, respectively, the Predecessor issued to Valerie A. Caser, Malcolm F. McNeill and William McCaughey 849 shares of Common Stock, 3,692 shares of Common Stock, and warrants to purchase 7,561 shares of Common Stock at a price of $6.61 per share, respectively, in lieu of compensation for consulting services in transactions exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

   On December 29, 1997, the Company issued ten-year warrants to purchase 66,157 shares and 132,314 shares of Common Stock at a price of $2.50 per share to Brad K. Cutsinger and G. Edward Powell, respectively, in transactions exempt from registration under the Securities Act, no public offering being involved. The warrants were issued to Messrs. Cutsinger and Powell in exchange for employee stock options having the same economic terms.

   Pursuant to the Acquisition Agreements filed as Exhibits 2.1 through 2.10 and substantially concurrently with the consummation of the Offering, the Company has agreed to issue an aggregate of 3,392,644 shares of Common Stock, $17.4 million in promissory notes, $2.0 million in convertible subordinated notes and 637,135 warrants or options to purchase Common Stock to the stockholders of Great Western, Valu-Line, Feist Long Distance, FirsTel, Tele-Systems and KINNET. These transactions will be completed without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) thereof, no public offering being involved.


   On October 9, 1997, the Company issued to its parent, Advanced
Communications Corp., 1,000 shares of Common Stock for the consideration of $1,000. Concurrently with the consummation of the

Offering, Advanced Communications Corp. will be merged with a subsidiary of the Company, will become a subsidiary of the Company, and the stockholders of Advanced Communications Corp. will receive one share of Common Stock of the Company for each share of common stock they hold in Advanced Communications Corp. These transactions will be completed without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) thereof, no public offering being involved.


   On January 15, 1998, the Company agreed to issue 142,857 shares of Series A Redeemable Convertible Preferred Stock to Northwestern Growth Corporation in connection with the negotiation of a strategic alliance. This transaction was completed without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) thereof, no public offering being involved.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   (a) Exhibits


   EXHIBIT
   NUMBER                                          DESCRIPTIONS
   ------    ----------------------------------------------------------------------------------------
    *1.1     --Form of Underwriting Agreement.
     2.1     --Restated Stock Purchase Agreement dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., Great Western Directories, Inc. and the stockholders of Great Western Directories, Inc.
     2.1A    --Amendment No. 1 dated as of January 8, 1998 to the Restated Stock Purchase Agreement filed as Exhibit 2.1 to the Registration Statement.
     2.2     --Agreement and Plan of Exchange dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., ACG Acquisition Corp., Valu-Line of Longview,
               Inc. and the shareholders of Valu-Line of Longview, Inc.
     2.2A    --Amendment No. 1 dated as of January 8, 1998 to the Agreement and Plan of Exchange filed as Exhibit 2.2 to the Registration Statement.
    *2.2B    --Form of Second Amendment dated as of February 11, 1998 to the Agreement and Plan and Exchanged
               filed as Exhibit 2.2 to the Registration Statement, including a Form of Escrow Agreement attached thereto as Annex III.
     2.3     --Agreement and Plan of Exchange dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., 1+USA Acquisition Corp., Feist Long Distance
               Service, Inc. and the stockholders of Feist Long Distance Service, Inc.
     2.3A    --Amendment No. 1 dated as of January 10, 1998 to the Agreement and Plan of Exchange filed as Exhibit 2.3 to the Registration Statement.
     2.4     --Agreement and Plan of Exchange dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., FirsTel, Inc., the stockholders of FirsTel, Inc. and others.
    *2.4A    --Amendment No. 1 dated as of December 15, 1997 to the Agreement and Plan of Exchange filed as Exhibit 2.4 to the Registration Statement.
     2.4B    --Amendment No. 2 dated as of January 8, 1998 to the Agreement and Plan of Exchange filed as Exhibit 2.4 to the Registration Statement.
     2.5     --Agreement and Plan of Exchange dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., ACG Acquisition II Corp., Tele-Systems, Inc.
               and the stockholders of Tele-Systems, Inc.
     2.5A    --Amendment No. 1 dated as of January 8, 1998 to the Agreement and Plan of Exchange filed as Exhibit 2.5 to the Registration Statement.
     2.6     --Restated Asset Purchase Agreement dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., Long Distance Management II, Inc. and Robert
               Alexander.
     2.6A    --Amendment No. 1 dated as of January 8, 1998 to the Restated Asset Purchase Agreement filed as Exhibit 2.6 to the Registration Statement.
     2.7     --Restated Asset Purchase Agreement dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., Long Distance Management of Kansas, Inc., Robert
               Alexander and others.

                                      II-6

   EXHIBIT
   NUMBER                                          DESCRIPTIONS
-----------  ----------------------------------------------------------------------------------------
    2.7A     --Amendment No. 1 dated as of January 8, 1998 to the Restated Asset Purchase Agreement filed as Exhibit 2.7 to the Registration Statement.
    2.8      --Restated Asset Purchase Agreement dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., Switchboard of Oklahoma City, Inc. and others.
    2.8A     --First Amendment dated as of October 6, 1997 to the Restated Asset Purchase Agreement filed as Exhibit 2.8 to the Registration Statement.
    2.8B     --Second Amendment dated as of January 8, 1998 to the Restated Asset Purchase Agreement filed as Exhibit 2.8 to the Registration Statement.
    2.9      --Restated Asset Purchase Agreement dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., ACG Acquisition II Corp. and Daniel W. and Cheryl
               A. Peters.
    2.9A     --Amendment No. 1 dated as of January 8, 1998 to the Restated Asset Purchase Agreement filed as Exhibit 2.9 to the Registration Statement.
    2.10     --Agreement and Plan of Exchange dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., KIN Network, Inc. and Liberty Cellular, Inc.
    2.10A    --Amendment No. 1 dated as of January 8, 1998 to the Agreement and Plan of Exchange filed as Exhibit 2.10 to the Registration Statement.
    2.11     --Agreement of Merger dated as of October 9, 1997 among Advanced Communications Group, Inc.,
               Advanced Communications Corp. and Advanced Communications Acquisition, Inc.
    2.11A    --Amendment No. 1 dated as of January 8, 1998 to the Agreement of Merger filed as Exhibit
               2.11 to the Registration Statement.
    3.1      --Restated Certificate of Incorporation of ACG.
    3.1A     --Form of Amendment to Restated Certificate of Incorporation of ACG.
    3.2      --Restated Bylaws of ACG.
    3.3      --Form of Certificate of Designation of Series A Redeemable Convertible Preferred Stock (see
               Annex A to Exhibit 10.46).
    4.1      --Form of certificate representing Common Stock.
   *5.1      --Opinion of Bracewell & Patterson, L.L.P.
   10.1      --ACG 1997 Stock Awards Plan.
   10.1A     --Form of Non-Qualified Stock Option Agreement.
   10.2      --Non-Qualified Stock Option Plan for Non-Employee Directors.
   10.3      --Employment Agreement between ACG and Richard P. Anthony.
   10.4      --Form of Employment Agreement between Great Western Directories, Inc. and Richard O'Neal
               (see Annex V to Exhibit 2.1).
   10.5      --Form of Employment Agreement between Feist Long Distance Service, Inc. and Todd Feist (see
               Annex VII to Exhibit 2.3A).
   10.6      --Form of Employment Agreement between Fred L. Thurman and FirsTel, Inc. (see Annex V to Exhibit
               2.4).
   10.7      --Form of Indemnification Agreement entered into between ACG and each of its executive officers and directors.
   10.9      --Form of Series A Warrant issued to shareholders of Great Western Directories, Inc.
   10.10     --Form of Series B Warrant issued to shareholders of Great Western Directories, Inc.
   10.11     --Form of Series C Warrant issued to shareholders of Great Western Directories, Inc.
   10.12     --Form of Series D Warrant to be issued to shareholders of Great Western Directories, Inc.
               (see Annex IV to Exhibit 2.1).
   10.13     --Form of 5% Subordinated Note to be issued to shareholders of Great Western Directories,
               Inc. (see Annex III to Exhibit 2.1).
   10.14     --Form of 10% Convertible Subordinated Note to be issued to shareholders of FirsTel, Inc.
               (see Annex III to Exhibit 2.4).

                                      II-7

   EXHIBIT
   NUMBER                                          DESCRIPTIONS
-----------  ----------------------------------------------------------------------------------------
   10.15     --Management Agreement dated January 1, 1997 between KINI, L.C. and KIN Network, Inc.
   10.16     --Sales Agreement Terms and Conditions dated July 16, 1997 between Big Stuff, Inc. and Great
               Western Directories, Inc.
   10.16A    --Supplemental Letter dated December 22, 1997 from Big Stuff, Inc. to Great Western Directories,
               Inc. regarding exclusively marketing rights to World Pages in certain areas.
   10.17     --Employment Agreement between ACG and William H. Zimmer III.
   10.18     --Employment Agreement between ACG and James F. Cragg.
   10.19     --Form of Series E Warrant to be issued to certain shareholders of Tele-Systems, Inc.
   10.20     --Form of Series F Warrant to be issued to certain shareholders of Tele-Systems, Inc.
   10.21     --Form of Series G Warrant to be issued to certain shareholders of FirsTel, Inc. (see Annex
               IV to Exhibit 2.4).
   10.22     --Form of Series H Warrant to be issued to Daniel W. and Cheryl A. Peters (see Annex IV to
               Exhibit 2.9).
   10.23     --Form of Series I Warrant to be issued to Daniel W. and Cheryl A. Peters (see Annex V to
               Exhibit 2.9).
   10.24     --Warrant issued to Joseph C. Cook.
   10.25     --Form of Series K Warrant issued to certain consultants.
   10.26     --Form of Series L Warrant issued to G. Edward Powell and Brad K. Cutsinger.
   10.27     --Resale Agreement between Southwestern Bell Telephone Company and Feist Long Distance dated
               June 4, 1997 (Oklahoma).
   10.28     --Resale Agreement between Southwestern Bell Telephone Company and Feist Long Distance dated
               April 4, 1997 (Kansas).
   10.29     --Agreement for Service Resale dated as of June 6, 1997 between FirsTel, Inc. and U S West
               Communications, Inc. (South Dakota).
   10.30     --Agreement for Service Resale dated as of March 19, 1997 between FirsTel, Inc. and U S West
               Communications, Inc. (Wyoming).
   10.31     --Agreement for Service Resale dated as of October 14, 1997 between FirsTel, Inc. and U S
               West Communications, Inc. (Iowa).
   10.32     --Agreement for Service Resale dated as of March 19, 1997 between FirsTel, Inc. and U S West
               Communications, Inc., as amended by a First Amendment to Agreement for Service Resale, dated
               July , 1997 between FirsTel, Inc. and US West Communications, Inc. (North Dakota).
   10.33     --Agreement for Service Resale dated as of March 19, 1997 between FirsTel, Inc. and U S West
               Communications, Inc., as amended by a Second Amendment to Agreement for Service Resale,
               dated November 6, 1997, between FirsTel, Inc. and US West Communications, Inc. (Nebraska).
   10.34     --Agreement for Service Resale dated as of August 12, 1997 between FirsTel, Inc. and U S West
               Communications, Inc. (Minnesota).
   10.35     --Resale Agreement dated as of April 30, 1997, between Southwestern Bell Telephone Company and Valu-Line of Longview, Inc. (Texas).
   10.36     --Resale Agreement dated as of September 12, 1997, between GTE Southwest Incorporated and
               Valu-Line Long Distance (Texas).
   10.37     --Master Resale Agreement dated as of May 9, 1997, among Valu-Line Long Distance and United
               Telephone Company of Texas, Inc. dba Sprint and Central Telephone Company of Texas dba Sprint
               and Southwest Incorporated and Valu-Line Long Distance (Texas).
   10.38     --Form of Office Expense Agreement by and between Feist Publications, Inc., Feist Systems,
               Inc. and Feist Long Distance Service, Inc.
   10.39     --Form of Advertisement Agreement by and between Feist Publications, Inc. and Feist Long Distance
               Service, Inc. (see Annex IV to Exhibit 2.3).

                                      II-8

   EXHIBIT
   NUMBER                                          DESCRIPTIONS
-----------  ----------------------------------------------------------------------------------------
    10.40    --Form of InterNet Reseller Agreement by and between Feist Systems, Inc. and Feist Long Distance
               Service, Inc.
    10.41    --Form of Standstill Agreement dated as of February  , 1998 between ACG and Rod K. Cutsinger.
   *10.42    --Form of Non-Competition Agreement dated as of February  , 1998 between ACG and Rod K. Cutsinger.
    10.43    --Asset Purchase Agreement made and entered into as of September 3, 1997 by and between RAFT,
               L.L.C., PAM Oil, Inc., Scott D. Scofield, William Pederson and FirsTel, Inc.
    10.44    --Amendment to the Asset Purchase Agreement filed as Exhibit 10.43 to the Registration Statement.
    10.45    --Form of Stockholders' Agreement among KIN Network, Inc. and its Stockholders.
    10.46    --Letter Agreement dated January 15, 1998 among Advanced Communications Group, Inc., Northwestern
               Public Service Company and Northwestern Growth Corporation.
   *10.47    --Form of Series M Warrant issued to William McCaughey.
   *10.48    --Form of Stock Option and Put Agreement issued to Mark Beall.
   *10.49    --Commitment Letter between ACG and Canadian Imperial Bank of Commerce dated February 11,
               1998 with respect to proposed $25 million senior secured credit facility.
    21.1     --List of subsidiaries of ACG.
   *23.1     --Consent of KPMG Peat Marwick LLP.
   *23.2     --Consent of KPMG Peat Marwick LLP.
   *23.3     --Consent of KPMG Peat Marwick LLP.
   *23.4     --Consent of KPMG Peat Marwick LLP.
   *23.5     --Consent of Hein + Associates LLP.
   *23.6     --Consent of Sartain Fischbein & Co.
   *23.7     --Consent of Kennedy and Coe LLC.
    23.8     --Consent of Richard O'Neal to be named as a director.
    23.9     --Consent of Todd J. Feist to be named as a director.
    23.10    --Consent of Fentress Bracewell to be named as a director.
    33.11    --Consent of E. Clarke Garnet to be named as a director.
    23.12    --Consent of David Mitchell to be named as a director.
    23.13    --Consent of Fred L. Thurman to be named as a director
   *23.14    --Consent of Bracewell & Patterson, L.L.P. (to be contained in Exhibit 5.1).
    23.15    --Consent of Reginald J. Hollinger to be named as a director.
    24.1     --Power of Attorney (included on the Signature Page of Amendment No. 1 to this Registration
               Statement).
    27.1     --Financial Data Schedule.
    27.2     --Financial Data Schedule.



------------
* Filed herewith.


   All other exhibits are previously filed.

   (b) Financial Statement Schedules

   All schedules have been omitted because they are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements.

ITEM 17. UNDERTAKINGS.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 14, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   The undersigned registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; (ii) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, ADVANCED COMMUNICATIONS GROUP, INC. HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT THERETO TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON FEBRUARY 11, 1998.


                                      ADVANCED COMMUNICATIONS GROUP, INC.

                                      By:      RICHARD P. ANTHONY
                                         -------------------------------------
                                               RICHARD P. ANTHONY
                                               CHAIRMAN OF THE BOARD
                                               PRESIDENT AND CHIEF
                                               EXECUTIVE OFFICER


   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED ON FEBRUARY 4, 1998.



         SIGNATURE                          CAPACITIES IN WHICH SIGNED
-------------------------  ------------------------------------------------------------
    RICHARD P. ANTHONY           Chairman of the Board, President and Chief Executive Officer
-------------------------        and Director (Principal Executive Officer)
     RICHARD P. ANTHONY

  WILLIAM H. ZIMMER III
-------------------------        Chief Financial Officer and Director (Principal Financial
 WILLIAM H. ZIMMER III           and Accounting Officer)

      JAMES F. CRAGG
 -------------------------
 JAMES F. CRAGG                  Director

     ROD K. CUTSINGER
 -------------------------
 ROD K. CUTSINGER                Director

     G. EDWARD POWELL
 -------------------------
 G. EDWARD POWELL                Director